3 SECTION 1

                                                                                                                                   Exhibit 10.2

2003 Agreement

between

UNITED AIR LINES, INC.

and

THE AIR LINE PILOTS

in the service of UNITED AIR LINES, INC.

represented by

THE AIR LINE PILOTS ASSOCIATION,

INTERNATIONAL

2003 Agreement

between

UNITED AIR LINES, INC.

and

THE AIR LINE PILOTS

in the service of UNITED AIR LINES, INC.

represented by

THE AIR LINE PILOTS ASSOCIATION,

INTERNATIONAL

PREAMBLE

THIS AGREEMENT is made and entered into in accordance with the provisions of the Railway Labor Act, as amended, by and between UNITED AIR LINES, INC., (hereinafter referred to as the "Company") and the AIR LINE PILOTS in the service of UNITED AIR LINES, INC., as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter referred to as the "Association").

WITNESSETH:

It is hereby mutually agreed:

                                                                                                                                                                     Exhibit 10.2

SECTION 1
RECOGNITION, SCOPE AND CAREER SECURITY

A. RECOGNITION

The Air Line Pilots Association, International (the ''Association''), has furnished the Company evidence that a majority of the airline pilots employed by the Company have designated the Association to represent them and in their behalf negotiate and conclude an agreement with the Company as to hours of labor, wages and other employment conditions covering the pilots in the employ of the Company in accordance with the provisions of Title II of the Railway Labor Act, as amended and the certification issued by the National Mediation Board in Case No. R-3463.

B. SCOPE

The pilots on the Pilots' System Seniority List (the "United Pilots") shall have the sole and exclusive right to perform and be trained to perform Company Flying and operate Company Aircraft in accordance with the terms and conditions of this agreement or any other applicable agreement or agreements between the Company and the Association (together, the "Agreement").

1. Company Flying

Except as provided in paragraph B-2, ''Company Flying'' includes without limitation all commercial flight operations of any sort whatsoever, whether revenue, nonrevenue, scheduled or unscheduled, conducted (i) by the Company or a Company Affiliate, or (ii) by the Company or a Company Affiliate for other air carriers, or (iii) by an Entity managed by or under the Control of the Company or a Company Affiliate, or (iv) by an Entity in which the Company or a Company Affiliate owns any Equity.

2. Exceptions to Company Flying

Company Flying does not include flight operations that are (i) normally performed by the Company's engineering and test pilots (other than ferry flights that are not diagnostic test flights) or (ii) conducted by a Feeder Carrier pursuant to paragraph C-1 below, or (iii) conducted by a Domestic Air Carrier pursuant to paragraph C-2 below, or (iv) conducted by a Foreign Air Carrier pursuant to paragraph C-3 below (including Foreign Air Carriers that are subject to paragraph C-3-c below), or (v) conducted by an Air Carrier Purchaser during the operations following a Successorship Transaction but before an Operational Merger that are subject to paragraph D below, or (vi) conducted by any other air carrier in accordance with an Industry Standard Interline Agreement.

3. Pilot Training

Neither the Company nor a Company Affiliate shall enter into any agreement or arrangement with any person who is not employed by the Company to conduct or supervise United pilot training or to utilize United training facilities to train other pilots, including without limitation all United pilot training historically performed at the Pilot Training Center, except that the Company may:

a. Use retired or disability retired United pilots who perform the present duties of a flight technical instructor in the Pilot Training Center as consultants to the Company while under the Company's supervision;

b. Permit aircraft manufacturers or other qualified organizations to conduct initial training of United flight training personnel on new aircraft equipment types;

c. Sell its training services to third parties using United pilot instructors who are working as independent contractors on their days off;

d. Dry lease training assets to another airline to perform training for its pilots.

C. PERMITTED CODE SHARING, MARKETING, OWNERSHIP AND OTHER ARRANGEMENTS

1. Feeder Flying

The Company or a Company Affiliate may enter into code sharing with Feeder Carriers in conformance with the provisions of this paragraph C-1. The Company or a Company Affiliate may create, acquire, Control, manage, take an Equity interest in, enter into code sharing arrangements with, or sell, lease or transfer aircraft to Feeder Carriers that comply with the provisions of this paragraph C-1 below, without the flight operations of such air carrier being considered Company Flying or the aircraft of such air carrier being considered Company Aircraft.

a. Key Cities

(1) A Feeder Carrier shall not operate a Feeder Flying Non-Stop between current or future Company Key Cities unless the Company demonstrates that a Company Round Trip operating in that Market instead of the Feeder Flying Round Trip would not pass the BIRR Test.

(2) As an exception to the foregoing, Feeder Carriers may operate in the IAD-LGA, IAD-EWR, and IAD-JFK Markets.

b. Connecting Operations

Feeder Carriers as a group shall schedule at least ninety percent (90%) of their Feeder Flying Non-Stops into or out of the following airports: IAD, DCA, MIA, LGA, EWR, JFK, ORD, DEN, LAX, SFO, SEA, BOS, PDX, PHX, LAS, SJC, SAN, any airport within thirty miles of any of the foregoing, and any other airport that the parties later agree to add to this list. Up to five percent (5%) of Feeder Flying flights may be applied toward satisfying this requirement even if such flights include multiple stops, as long as such flights (i) originate or terminate at one of the foregoing airports, (ii) maintain a single flight number on a single aircraft for all the legs of such flight to or from such airport, and (iii) operate with scheduled intermediate stops of less than two (2) hours.

c. Feeder Flying on Company Routes

(1) A Feeder Carrier shall not initiate a new scheduled Feeder Flying Round Trip in any Market operated by the Company at any time in the preceding twenty-four (24) months, unless the Company demonstrates that a Company Round Trip that may be initiated in the Market instead of the Feeder Flying Round Trip would not pass the BIRR Test.

(2) The Company shall not remove a scheduled Company Round Trip from any Market served by Feeder Flying unless the Company demonstrates that the Round Trip to be removed would not pass the BIRR Test in the absence of a Feeder Flying Round Trip scheduled to depart within thirty (30) minutes of the Company Round Trip.

d. Number of Block Hours of Feeder Flying

In each calendar year, the number of scheduled block hours of Feeder Flying may not exceed the number of scheduled block hours of Company Flying.

e. Feeder Carrier Branding

(1) Feeder Carriers may not conduct commercial flight operations under the name United Airlines or other names used by the Company except as provided in subparagraph (2) below.

(2) Aircraft operated in Feeder Flying may bear the Company's logo or aircraft livery only if such aircraft bear the name United Express or similar name connoting a connection with United Airlines (other than the name United Airlines or other name used by the Company).

f. Feeder Carrier Operation of Small Jets Larger than 50 Seats

A Feeder Carrier may perform Feeder Flying operating Small Jets with a certificated seating capacity in excess of fifty (50) seats if it also provides job opportunities to furloughed United Pilots. [on a basis to be negotiated]

2. Other Domestic Code Sharing Agreements.

In addition to the code sharing permitted by LOA 02-11 (US Airways Code Share), the Company may enter into or maintain code sharing with Domestic Air Carriers ("Domestic Code Sharing Agreements") that permit such carriers ("Domestic Air Carrier Associates") to apply the Company's designator code to their operations. Prior to entering into such agreements the Company will meet and confer with the Association regarding the appropriateness of any labor terms relative to the particular circumstances of any proposed code share agreement. Following such discussions, the Company will negotiate with the prospective partner any labor protections that it deems appropriate to the circumstances consistent with its business judgment, which shall include a commitment to negotiate as much reciprocal code share as reasonably possible, subject however, to a reduction for circumstances and/or limitations that are beyond the Company's control.

3. International Code Sharing Agreements

In addition to the code sharing contained in any of the Company's agreements on the effective date of this Agreement, the Company may enter into or maintain code sharing agreements with Foreign Air Carriers (''International Code Sharing Agreements'') that permit such carriers to utilize the Company's designator code with the Company on such carriers' flight operations between the United States and Territories and foreign points or between two foreign points ("International Flying"). Prior to entering into such agreements the Company will meet and confer with the Association regarding the appropriateness of any labor terms relative to the particular circumstances of any proposed code share agreement. Following such discussions, the Company will negotiate with the prospective partner any labor protections that it deems appropriate to the circumstances consistent with its business judgment, which shall include a commitment to negotiate as much reciprocal code share as reasonably possible, subject however, to a reduction for circumstances and/or limitations that are beyond the Company's control.

a. Protection Against Reduction of Company Flights.

The Company shall not remove a scheduled Company Non-Stop from a Joint International Non-Stop Market unless the Company demonstrates that the Company Non-Stop to be removed does not pass the BIRR Test.

b. Cabotage

The Company will join the Association in strongly opposing any changes in U.S. law that would permit Foreign Air Carriers to engage in cabotage. However, if cabotage is permitted, the Company shall not be prohibited from code sharing with any Foreign Air Carrier code share partner who engages in it.

c. Acquisition of Equity of Foreign Air Carriers.

The Company or a Company Affiliate may acquire up to 50% of the Equity of any Foreign Air Carrier that is a member of the Star Alliance or any successor multi-airline network (the "Network") or of any other Foreign Air Carrier that, as a condition of such investment, commits within six months of the investment to become a member of the Network, without such investment by itself causing the flight operations of such air carrier to be considered Company Flying, the aircraft of such air carrier to be considered Company Aircraft or such Entity to be considered a Company Affiliate. However, the Company or its Affiliate, as the case may be, shall sell its Equity in a Foreign Air Carrier as soon as practicable if that Foreign Air Carrier ceases to be a member of the Network, or fails to become a member of the Network within eighteen months of the commitment to do so.

4. Code Sharing Agreements -General

Except as provided in paragraphs C-1, C-2, and C-3 above, neither the Company nor a Company Affiliate shall enter into any agreement or arrangement that permits any other air carrier to conduct commercial flight operations under any designator code currently or in the future used by the Company or a Company Affiliate.

5. Block Space.

The Company may enter into block space arrangements with other carriers (i.e., the advance purchase or reservation of blocks of seats on other carriers for resale by the Company) only:

a. On flights which carry the Company's designator code pursuant to paragraphs 1-C-1, 1-C-2 and 1-C-3 above;

b. On a limited number of occasions where United Vacations or Mileage Plus from time to time purchases block seats in order to provide connecting service as part of group vacation packages where such service or seats on such service are not available from the Company; or

c. On other occasions, limited in number and consistent with the Company's limited practices as of the date of this Agreement, where the Company from time to time purchases seats for connecting passengers over routes on which the Company does not maintain operating authority.

D. SUCCESSORSHIP

1. Successorship Transactions

The Company and its Parent shall require any successor, assign, assignee, transferee, administrator, executor and/or trustee of the Company or of a Parent (a ''Successor'') resulting from the transfer (in a single transaction or in multi-step transactions) to the Successor of the ownership of fifty percent (50%) or more of the Equity of the Company or Parent or fifty percent (50%) or more of the value of the assets of the Company (for the purpose of this paragraph, including the Low Cost Operation ("LCO") as described in [LOA 03-12] whether or not such operation is in a subsidiary of UAL or UA or contained within UA) (a ''Successorship Transaction''), to employ or cause the Company to continue to employ the United Pilots in accordance with the provisions of the Agreement and to assume and be bound by the Agreement, provided that, in order for a Successor to be required to employ or to cause the Company to continue to employ any of the United Pilots in accordance with the provisions of the Agreement at any air carrier other than the Company, the Successor must be engaged in the operation of an air carrier; however, if the Successorship transaction is for less than all or substantially all of the Equity of the Company or a Parent, or assets of the Company (as defined above), paragraph F-1, providing for minimum block hours, shall be modified and/or prorated to correspond to the size of the Company airline operations disposed of to the Successor and the size of the Company airline operations retained by the Company.

2. Successorship Agreements.

The Company and its Parent shall not consummate a Successorship Transaction unless the Successor agrees in writing, as an irrevocable condition of the Successorship Transaction, to assume and be bound by the Agreement, to recognize the Association as the representative of the Successor's pilots, and to guarantee that the pilots on the United Pilots' System Seniority List will be employed by the Successor in accordance with the provisions of the Agreement.

3. Air Carrier Successors.

In the event of a Successorship Transaction in which the Successor is an air carrier or Entity that Controls or is under the Control of an air carrier, the Successor shall provide the Company's pilots with the seniority integration rights provided in Sections 2, 3, and 13 of the Labor Protective Provisions specified by the Civil Aeronautics Merger Board in the Allegheny-Mohawk merger (''Allegheny-Mohawk LPPs''), except that the integration of the seniority lists of the respective pilot groups shall be governed by Association Merger Policy if both pre-transaction pilot groups are represented by the Association.

4. Competing Proposal

In the event the Company or its Parent receives a proposal (a ''Proposal'') for a transaction which would result in a Successor if completed, and the Company or its Parent determines to pursue or facilitate the Proposal, the Company or its Parent will in good faith seek to provide the Association with the opportunity to make a competing Proposal at such time and under such circumstances as the Board of Directors of UAL or the Company reasonably determines to be consistent with its or their fiduciary duties.

5. If the acquiring Entity in a Successorship Transaction is an air carrier or an Entity that Controls an air carrier ("Air Carrier Purchaser"), the flight operations of the Company and Air Carrier Purchaser shall be integrated but shall first remain separate until the implementation of an integrated seniority list pursuant to paragraph D-3 above and a single collective bargaining agreement (the "Operational Merger Date").

E. OTHER LABOR PROTECTIVE PROVISIONS

If the Company (for the purpose of this paragraph, including the Low Cost Operation ("LCO") as described in [LOA 03-12] whether or not such operation is in a subsidiary of UAL or UA or contained within UA) disposes of or transfers to an air carrier (the "Transferee") (by sale, lease or other transaction, whether directly or indirectly through an Affiliate of the Transferee) aircraft or route authority which produced twenty percent (20%) or more of the Company's operating revenues, block hours, or ASMs during the twelve (12) months immediately prior to the date of the agreement to transfer such aircraft or route authority (the "Transaction Date"), net of revenues, block hours or ASMs that are produced by aircraft or route authority that were placed into service during the same period (any such transfer, a ''Substantial Asset Sale''), then:

1. Offer of Employment to United Pilots.

The Company shall require the Transferee to offer pilot employment to eligible United Pilots. The eligibility criteria shall be determined by agreement between the Company and the Association and shall be reasonably related to the assets transferred, the interests of the United Pilots and the Company, and the nature and timing of the transaction among other issues. If the Association and the Company are unable to agree upon eligibility criteria that are consistent with the foregoing considerations, the System Board of Adjustment shall determine such eligibility criteria pursuant to the expedited procedures set forth in paragraph J-1 below (the ''Transferring Pilots''). The number of pilot employment opportunities for Transferring Pilots shall be, as measured in the twelve (12) months prior to the Transaction Date, the sum of (i) the average monthly pilot staffing actually utilized in the operation of the aircraft transferred to the Transferee in connection with the Substantial Asset Sale plus (ii) the average monthly pilot staffing actually utilized in the operation of the route authority transferred to the Transferee in connection with the Substantial Asset Sale to the extent such pilot staffing is not included in the calculation of clause (i) above. Offers of employment that are rejected by a United Pilot shall in turn be offered to other United Pilots under the eligibility criteria determined under the first sentence of this subparagraph 1, until such opportunities have been exhausted.

2. Seniority Integration.

The Company shall require the Transferee to provide the Transferring Pilots with the seniority integration rights provided in Sections 2, 3, and 13 of the Allegheny-Mohawk LPPs except that the integration of the Transferring Pilots into the Transferee's seniority list shall be governed by Association Merger Policy if both pre-transaction pilot groups are represented by the Association. The Company shall require each Transferee to provide the seniority integration rights specified in the preceding sentence in connection with a Substantial Asset Sale in a written document enforceable against the Transferee by the Association and/or the Transferring Pilots.

3. The section of the Agreement providing for minimum block hours shall be modified and/or prorated to correspond to the size of the Company airline operations following the transfer to a Transferee who offers the United Pilots the transfer rights in paragraphs E-1 and E-2 above.

F. SCHEDULED BLOCK HOURS

1. Block Hours Guarantee.

The Company shall schedule no fewer than the following specified number of block hours of Company Flying during the term of this Agreement: _______[to be determined by the parties on the basis of the Company's bankruptcy exit plan with a reasonable cushion].

2. Changed Circumstances

The following will govern the Company's obligations under this Section 1-F in the event the Company experiences changed economic circumstances beyond the Company's control:

a. Substantial Economic Change

The block hour guarantee in paragraph F-1 is based on an assumed annual operating margin [to be defined] of X%. If the operating margin in a calendar year falls below X%, then the block hour guarantee in the following calendar year may be reduced by Y% for each percentage point or partial percentage point by which the operating margin fell below X%.

b. Circumstances beyond the Company's Control

In addition to the Company's ability to reduce flight operations under the terms and conditions described in paragraph F-2-a (Substantial Economic Change), the commitments and protections described in paragraph F-1 (Block Hours Guarantee) above may be modified if and only to the extent that the Company demonstrates that any such modification is a direct result of a circumstance beyond the Company's control. The phrase "circumstance beyond the Company's control" means only a natural disaster, a labor dispute within the Company involving a cessation of work, the grounding of a substantial number of Company Aircraft by a government agency, a reduction in flight operations directly caused by a supplier's inability to provide sufficient aircraft, fuel or other critical materials for the Company's operations, revocation of the Company's operating certificate(s), a declared or undeclared war emergency or terrorist act that causes the Company to cease conducting a substantial portion of its flight operations, compulsion by a domestic or foreign government agency, or court or legislative action. For purposes of clarification, the phrase "circumstance beyond the Company's control" does not include any economic or financial considerations including, but not limited to, the price of fuel, aircraft or other supplies, the cost of labor, the level of revenues, the state of the economy, the financial state of the Company, or the relative profitability or unprofitability of the Company's then-current operations in the absence of the circumstances described in the preceding sentence.

G. LABOR DISPUTES

1. The Agreement contains no contractual prohibition whatsoever on the ability of ALPA and the United Pilots to honor lawful picket lines.

2. ALPA and/or the United Pilots are not prohibited from:

a. Refusing to layover at a struck hotel or other struck facility;

b. Refusing to deadhead on carriers whose employees are engaged in a lawful strike, as long as alternatives are reasonably available; and

c. Engaging in a concerted refusal, called by the Association, to perform pilot work or services on flights where the Company, pursuant to an agreement or arrangement with another air carrier, is performing that air carrier's flying in response to a labor dispute and that air carrier's employees are engaged in a lawful strike.

H. FOREIGN OWNERSHIP AND DOMICILES

1. The Company shall continue to be a Domestic Air Carrier subject to the Railway Labor Act, as amended.

2. The Company shall maintain its world headquarters, executive offices, and offices for senior Flight Operations personnel in the fifty United States.

3. In the event the Company opens a pilot domicile outside of the United States and Territories, United Pilots assigned to such domicile shall be afforded all rights under this Agreement and the Railway Labor Act.

I. REVIEW COMMITTEE

1. A standing committee, consisting of two (2) Association representatives and two (2) Company representatives (plus additional representatives if deemed appropriate by the Association and the Company) (the "Related Carrier Review Committee" or "RCRC") shall be maintained by the parties. The RCRC may establish such subcommittees as it deems appropriate. The RCRC and its subcommittees will meet as often as they deem necessary, but no less than quarterly, in order to implement and monitor compliance with this Section 1.

2. The Company shall provide the RCRC, on a monthly basis, all information necessary to monitor and enforce the terms and conditions established in Section 1 of the Agreement. When this information involves proprietary, sensitive or confidential information concerning either the Company or any other carrier, the RCRC will review such information under a confidentiality agreement with the same terms as the confidentiality agreement currently in effect between the Company and the Association with such modifications, if any, as are acceptable to the Association and Company.

3. The RCRC shall review all new and modified agreements concerning the Company's relationships with other air carriers as governed by this Section 1 in order to ensure compliance with the terms of this Section 1. In reviewing agreements with Feeder Carriers, the RCRC shall make such recommendations to the Company as the RCRC deems appropriate for the purpose of strengthening the Company's contractual relationships with Feeder Carriers and protecting the Company's feed.

4. The parties will utilize appropriate aspects of the NPDM procedures currently utilized by the System Schedule Committee in connection with a review of the Feeder Carriers aimed at ensuring that all Feeder Carriers maintain the highest possible quality assurance and flight safety programs and provide a product that meets the Company's high quality standards.

J. REMEDIES

1. A grievance filed by the Association alleging a violation of Section 1 of the Agreement, shall, at the request of either party, bypass the initial steps of the grievance process and shall be submitted and heard on an expedited basis directly before the System Board of Adjustment sitting with a neutral arbitrator. The dispute shall be heard by the System Board of Adjustment no later than fifteen (15) days following the submission of the grievance to the System Board and decided no later than twenty-one (21) days after such submission, unless the parties agree otherwise in writing.

2. If the System Board decides that the Company has violated any part of Section 1, the System Board will direct the Company to comply with the Agreement and will fashion an appropriate remedy for the harm caused by the Company's failure to comply with the Agreement.

K. DEFINITIONS

The following definitions shall apply to the capitalized terms in Section 1 of the Agreement:

1. "Affiliate" of Entity A means, any other Entity which directly or indirectly Controls, is Controlled by or is under common Control with Entity A.

2. "Base Internal Rate of Return" or "BIRR" means the discount rate at which the net present value of the stream of Cash Flows generated by the Capital Resources measured by the Company's customary methods and time periods, equals zero:

a. "Cash Flow" means the after-tax difference between:

(1) The actual or reasonably projected revenues generated by operating the applicable Round Trip (including the point to point segment revenues and all beyond revenues not otherwise carried by the Company's flight operations); and

(2) The fully allocated expenses incurred to produce those revenues (including the actual or reasonably projected cost of operating the Round Trip and a reasonably allocated portion of the beyond expenses attributable to the applicable Round Trip including flight variable, overhead, ownership and variable beyond traffic costs).

b. "Capital Resources" means the assets necessary to operate the Round Trip consisting of the cost of the aircraft and all supporting infrastructure such as gates, slots, ground equipment, spare parts and spare aircraft that are reasonably allocated to the Round Trip.

c. When measuring the rate of return of a Round Trip, revenues and costs associated with connecting traffic will be allocated to the Company Round Trip using the established Company prorate method. Further, where appropriate the revenues and costs for operating the aircraft used in the Round Trip over the course of the aircraft day or international flight cycle as applicable may be utilized as part of determining the Cash Flow for that Round Trip. This would include applying the BIRR Test to a Non-Stop where no Round Trip exists for the operation to be measured.

3. "Base Internal Rate of Return Test" or "BIRR Test" means a comparison of the BIRR to the Hurdle Rate. If the BIRR is less than the Hurdle Rate on the operation to be measured, the BIRR Test is failed.

4. "Company" means United Air Lines, Inc.

5. "Company Aircraft" includes all aircraft owned or leased by the Company or a Company Affiliate. Company Aircraft do not include aircraft that have been sold, leased or transferred.

6. "Control": Entity A shall be deemed to ''Control'' Entity B if Entity A, whether directly or indirectly,

a. owns securities that constitute, are exercisable for or are exchangeable into thirty (30%) or more of (i) Entity B's outstanding common stock or (ii) securities entitled to vote on the election of directors of Entity B; or otherwise owns thirty percent (30%) or more of the Equity of Entity B; or

b. maintains the power, right, or authority--by contract or otherwise--to direct, manage or direct the management of all or substantially all of Entity B's operations or provides all or substantially all of the controlling management personnel of Entity B; or

c. maintains the power, right or authority to appoint or prevent the appointment of a majority of Entity B's Board of Directors or similar governing body; or

d. maintains the power, right or authority to appoint a minority of Entity B's Board of Directors or similar governing body, if such minority maintains the power, right or authority to appoint or remove any of Entity B's executive officers or any committee of Entity B's Board of Directors or similar governing body, to approve a material part of Entity B's business or operating plans or to approve a substantial part of Entity B's debt or equity offerings.

7. "Domestic Air Carrier" means an Air Carrier as defined in 49 U.S.C. Section 40102(a)(2).

8. "Entity" means any business form of any kind including without limitation any natural person, corporation, company, unincorporated association, division, partnership, group of Affiliated Entities acting in concert, trustee, trust, receivership, debtor-in-possession, administrator or executor.

9. "Equity" means: (i) common stock or other securities that carry the right to vote for one or more members of a board of directors or similar governing body, or shares or interests in a partnership or limited partnership which shares or interests have general voting rights (all of the foregoing being collectively referred to as "Common Equity") and (ii) securities that are then currently or in the future exchangeable into, exercisable for, or convertible into Common Equity.

10. "Feeder Carrier" means a Domestic Air Carrier that, when engaged in code sharing with the Company:

a. Does not operate any aircraft that utilizes an engine with an external propeller ("Turbo/Prop Aircraft") other than Turbo/Prop Aircraft that are certificated for seventy-eight (78) or fewer seats and have a maximum permitted gross takeoff weight of less than seventy-five thousand (75,000) pounds; and

b. Does not operate any aircraft that utilizes a turbine-driven engine without an external propeller ("Jet Aircraft"), other than Small Jets.

11. "Feeder Flying" means flight operations conducted by a Feeder Carrier pursuant to paragraph C-1.

12. "Foreign Air Carrier" means an air carrier that is not a Domestic Air Carrier.

13. "Gateway" (used with or without capitalization) means an airport in the United States from which the Company engages in non-stop flights to and from foreign points.

14. "Key City" means DCA, MIA, LGA, EWR, JFK, and SEA and any other city that is identified as a hub (currently IAD, ORD, DEN, SFO and LAX) in the Company's Annual Report on Form 10-K.

15. "Hurdle Rate" means the internal rate of return established by the Company for allocating capital resources for airline related expenditures.

16. "Industry Standard Interline Agreement" means an agreement or other arrangement between two carriers or among three or more carriers, such as the International Air Transport Association's "multilateral Interline Traffic Agreements," establishing rights and obligations relating to the transportation of through passengers and/or through shipments by the party carriers.

17. "Joint International Non-Stop Market" means a Non-Stop Market in which parties to an International Code Share Agreement may apply their respective designator codes to each other's flight(s).

18. "Market" means a pair of airports, e.g.., ORD-MSP.

19. "Non-Stop" means a flight in a Market that does not include a scheduled intervening take off and landing.

20. ''Parent'' refers to UAL Corp. (''UAL'') or any other Entity that has majority control of the Company, whether directly or indirectly through the majority control of other Entities that have majority control the Company.

21. "Round Trip" means a pair of flights to and from one city in a Market to the other, e.g. ORD-STL-ORD.

22. "Small Jets" means (a) Jet Aircraft that are certificated in the United States of America for seventy (70) or fewer seats and a maximum permitted gross takeoff weight of less than eighty thousand (80,000) pounds and (b) up to eighteen (18) specific aircraft with certificated seating capacity in excess of seventy (70) seats operated by Feeder Carrier Air Wisconsin Airlines Corp. ("AWAC"). These eighteen aircraft are identified as the "AWAC Quota".. Currently, the AWAC Quota is filled by BAe-146 aircraft with the following tail numbers: N463AP, N179US, N181US, N183US, N606AW, N607AW, N608AW, N609AW, N610AW, N611AW, N612AW, N614AW, N615AW, N616AW, N290UE, N291UE, N292UE, and N156TR. AWAC may replace any aircraft within the AWAC Quota with: (i) any other BAe-146 or AVRO 85 aircraft each with no more passenger seats than were carried in the actual operation of the replaced aircraft, or (ii) any other aircraft with a maximum certificated seating capacity in the United States of eighty-five (85) seats and a maximum certificated gross takeoff weight in the United States of up to ninety thousand (90,000) pounds.

23. "United States" when referring to geographical extent means only the States of the United States of America and the District of Columbia.

24. "United States and Territories" means the United States and its territories and possessions including but not limited to the Commonwealth of Puerto Rico.

Section 2

Definitions

A. Pilot

"Pilot" means a Captain or First Officer.

B. Captain

"Captain" means a pilot who is in command of the aircraft and its crew members while on duty and who is responsible for the manipulation of or who manipulates the controls of an aircraft including take-off and landing of such aircraft, and who is properly qualified to serve as and holds a currently effective airman's certificate authorizing him to serve as such pilot.

C. First Officer

"First Officer" means a pilot who is second in command and any part of whose duty is to assist or relieve the Captain in the manipulation of the controls of an aircraft including takeoff and landing of such aircraft, and who is properly qualified to serve as and holds a currently effective airman's certificate authorizing him to serve as such First Officer. On aircraft operated with a Captain and First Officer only, the First Officer shall inspect the aircraft before flight.

D. Lineholder

"Lineholder" means a Captain or First Officer who is assigned to a line of flying (not including a secondary line) in his assigned status and equipment type for the month as a result of the "Schedule Selection Procedure."

E. Reserve

"Reserve" means a Captain or First Officer who is not a lineholder.

F. Line of Flying

"Line of Flying" means a planned pattern of trip sequences and intervening days off constructed so as to not exceed eighty-nine (89) hours of credited flight time in the B747-400, B777 and B767/757 fleets or ninety-five (95) hours of credited flight time in the B737 or A320/319 fleets.

G. Secondary Line

A "Secondary Line" is composed of flying which is unassigned after the assignment of lines of flying for a month and which is then combined into a month's schedule for assignment to reserve pilots.

H. Allocation of Flying

"Allocation of Flying" means the establishment of hours of flying in an equipment type at a domicile.

I. Assignment of Flying

"Assignment of Flying" means the designation of specific trips to be flown in an equipment type from a domicile.

J. Pilot Status

"Status" means a pilot's assigned classification as either Captain or First Officer.

K. Open Flying

"Open Flying" means trips and portions of trips which, after the schedule selection process, remain unassigned or become unassigned due to any pilot absence.

L. Flight Time

"Flight Time" (block-to-block) means the time from the moment an aircraft moves from the blocks, under its own power or under tow, for the purpose of flight until the time the aircraft comes to rest at the unloading point at the next point of landing.

M. Month

"Month" means that for pilot scheduling and pay purposes the period from the first day of, to and including the last day of each of twelve (12) thirty (30) or thirty-one (31) day periods. In leap year, the Company may modify one (1) 30 day month to a 31 day month.

Calendar Month Pay & Scheduling Period

January January 1 - January 30 30 days February January 31 - March 1 30 days March March 2 - March 31 30 days

April April 1 - April 30 30 days

May May 1 - May 31 31 days

June June 1 - June 30 30 days

July July 1 - July 30 30 days August July 31 - August 29 30 days September August 30 - September 29 31 days October September 30 - October 30 31 days November October 31 - November 30 31 days December December 1 - December 31 31 days.

N. Domicile

"Domicile" means a geographical location designated by the Company where pilots are based.

O. Pilot's Schedule

"Pilot's Schedule" means a monthly work assignment and associated trip information which is published by the Company and assigned to a pilot.

P. Trip or Trip Sequence

"Trip or Trip Sequence" is a series of flight segments, starting with the initial departure from the pilot's domicile and ending with the final arrival at the pilot's domicile, which are combined as a package for preparation of pilot schedules or for assignment to a pilot.

Q. Hours Flown

"Hours Flown" means the actual flight time from block-to-block recorded cumulatively on a stop-to-stop basis

R. Geographical Relocation of Assignments

"Geographical Relocation of Assignments" is that process whereby pilot assignments at a domicile, associated with flying which have been and can (based on available entries of the equipment at the domicile) continue to be flown by pilots at that domicile, are relocated to another domicile(s) from which the flying can also be accomplished.

S.

"He", "Him", "His" - The masculine pronouns used herein shall include the feminine unless specifically excluded.

T. Pilot Concurrence

In any assignment where the Agreement requires pilot concurrence, pilot concurrence will be construed to mean that the pilot will be advised his concurrence is required and he will accept or reject any offered options prior to being scheduled for such assignment. The Company may request a pilot, and the pilot may concur, to waive only those specific provisions of the Agreement which specify a waiver is permissible.

U. Equipment Domicile

A domicile wherein pilots hold assignments in a designated equipment type.

V. Student Pilot

A "Student Pilot" is an individual who reports to United Airlines for initial training as a United Airlines flight officer in contemplation of continuing employment as a United Airlines pilot. Student Pilots shall be employees and pilot seniority shall commence as of the first day of training per Section 6 of this Agreement.

W. Only Reserve Available

A reserve pilot will be considered to be the only reserve available if he falls within either of the following situations:

1. Time-critical departure. A reserve can be assigned to an open flight as the only reserve available if (1) that assignment can be made within his applicable duty and flight time limitations and (2) assigning another reserve would cause the operation in question to be delayed, further delayed or canceled.

2. Planned coverage. A reserve can be assigned to an open flight as only reserve available in order to avoid junior manning.

3. In the event that it becomes necessary to use an inbound reserve to cover an open trip and there is more than one reserve legal and available per a. above for coverage of the open trip, the reserve whose arrival time is closest to the report time but not less than thirty (30) minutes before the departure of the open trip will be considered the only reserve available for the assignment.

Section 3

Compensation

A. Longevity For Pay Purposes

1. Longevity as a pilot with the Company shall commence to accrue as of the date on which a pilot is first released from technical training at DENTK (excluding IOE preparation or any similar training) and shall continue to accrue except as otherwise provided in sub-paragraphs 2 and 3 of this Paragraph. Longevity increases will be paid on the first of that month for longevity dates from the first through the twentieth of the month, and on the first of the following month for the longevity dates after the twentieth.

2. Pilots shall not accrue longevity as a pilot during any period that seniority ceases to accrue. Once longevity commences, as provided by 3-A-1, above, pilots shall accrue longevity as a pilot during any period that seniority accrues, except that longevity shall not accrue during any period of furlough according to the provisions of Section 7-E.

3. Any pilot who resigns from the service of the Company or is discharged for just cause or loses seniority as provided in Paragraph 7-D of Section 7 shall forfeit all longevity accrued to the date of such resignation or discharge.

B. Hourly Rates

1. The hourly rates for Captains and First Officers shall be as follows. The hourly rates, overrides, and incentive pay established in this Section 3 shall govern all aspects of pilot compensation.

a. Hourly Rates

Captains

	B747-400	B777	B767/757	A320/319	B737-300
1yr	189.25	189.25	155.09	131.80	131.80
2yr	190.32	190.32	156.27	132.93	132.93
3yr	191.31	191.31	157.71	134.11	134.11
4yr	192.36	192.36	158.76	135.37	135.37
5yr	193.45	193.45	160.01	136.64	136.64
6yr	194.44	194.44	161.20	137.85	137.85
7yr	195.52	195.52	162.27	139.08	139.08
8yr	196.82	196.82	163.64	140.31	140.31
9yr	197.90	197.90	164.72	141.36	141.36
10yr	199.51	199.51	166.42	143.12	143.12
11yr	201.03	201.03	168.21	144.77	144.77
12yr	202.85	202.85	169.79	146.50	146.50

First Officers

	B747-400	B777	B767/757	A320/319	B737-300
1yr	34.84	34.84	34.84	34.84	34.84
2yr	79.37	79.37	65.16	55.43	55.43
3yr	114.79	114.79	94.51	80.47	80.47
4yr	121.38	121.38	100.18	85.42	85.42
5yr	123.91	123.91	102.49	87.52	87.52
6yr	126.77	126.77	105.11	89.88	89.88
7yr	129.72	129.72	107.67	92.27	92.27
8yr	132.85	132.85	110.45	94.70	94.70
9yr	133.98	133.98	111.51	95.70	95.70
10yr	135.57	135.57	113.08	97.24	97.24
11yr	137.11	137.11	114.72	98.73	98.73
12yr	138.54	138.54	115.96	100.06	100.06

b. International Hourly Override
Captain	$6.00
First Officer	$4.00

2. Effective May 1, 2006 the hourly rates for Captains and First Officers shall be as follows:

a. Hourly Rates

Captains

	B747-400	B777	B767/757	A320/319	B737-300
1yr	192.09	192.09	157.42	133.78	133.78
2yr	193.17	193.17	158.61	134.92	134.92
3yr	194.18	194.18	159.87	136.12	136.12
4yr	195.25	195.25	161.14	137.40	137.40
5yr	196.35	196.35	162.41	138.69	138.69
6yr	197.36	197.36	163.62	139.92	139.92
7yr	198.45	198.45	164.70	141.17	141.17
8yr	199.77	199.77	166.09	142.41	142.41
9yr	200.87	200.87	167.19	143.48	143.48
10yr	202.50	202.50	168.92	145.27	145.27
11yr	204.05	204.05	170.73	146.94	146.94
12yr	205.89	205.89	172.34	148.70	148.70

First Officers

	B747-400	B777	B767/757	A320/319	B737-300
1yr	35.36	35.36	35.36	35.36	35.36
2yr	80.56	80.56	66.14	56.26	56.26
3yr	116.51	116.51	95.93	81.68	81.68
4yr	123.20	123.20	101.68	86.70	86.70
5yr	125.77	125.77	104.03	88.83	88.83
6yr	128.67	128.67	106.69	91.23	91.23
7yr	131.67	131.67	109.29	93.65	93.65
8yr	134.84	134.84	112.11	96.12	96.12
9yr	135.99	135.99	113.18	97.14	97.14
10yr	137.60	137.60	114.78	98.70	98.70
11yr	139.17	139.17	116.44	100.21	100.21
12yr	140.62	140.62	117.70	101.56	101.56

b. International Hourly Override
Captain	$7.00
First Officer	$5.00

3. Effective May 1, 2007 the hourly rates for Captains and First Officers shall be as follows:

a. Hourly Rates

Captains

	B747-400	B777	B767/757	A320/319	B737-300
1yr	194.97	194.97	159.78	135.79	135.79
2yr	196.07	196.07	160.99	136.94	136.94
3yr	197.09	197.09	162.27	138.16	138.16
4yr	198.18	198.18	163.56	139.46	139.46
5yr	199.30	199.30	164.85	140.77	140.77
6yr	200.32	200.32	166.07	142.02	142.02
7yr	201.43	201.43	167.17	143.29	143.29
8yr	202.77	202.77	168.58	144.55	144.55
9yr	203.88	203.88	169.70	145.63	145.63
10yr	205.54	205.54	171.45	147.45	147.45
11yr	207.11	207.11	173.29	149.14	149.14
12yr	208.98	208.98	174.93	150.93	150.93

First Officers

	B747-400	B777	B767/757	A320/319	B737-300
1yr	35.89	35.89	35.89	35.89	35.89
2yr	81.77	81.77	67.13	57.10	57.10
3yr	118.26	118.26	97.37	82.91	82.91
4yr	125.05	125.05	103.21	88.00	88.00
5yr	127.66	127.66	105.59	90.16	90.16
6yr	130.60	130.60	108.29	92.60	92.60
7yr	133.65	133.65	110.93	95.05	95.05
8yr	136.86	136.86	113.79	97.56	97.56
9yr	138.03	138.03	114.88	98.60	98.60
10yr	139.66	139.66	116.50	100.18	100.18
11yr	141.26	141.26	118.19	101.71	101.71
12yr	142.73	142.73	119.47	103.08	103.08

b. International Hourly Override
Captain	$7.00
First Officer	$5.00

4. Effective May 1, 2008 the hourly rates for Captains and First Officers shall be as follows:

a. Hourly Rates

Captains

	B747-400	B777	B767/757	A320/319	B737-300
1yr	197.89	197.89	162.18	137.83	137.83
2yr	199.01	199.01	163.40	138.99	138.99
3yr	200.05	200.05	164.70	140.23	140.23
4yr	201.15	201.15	166.01	141.55	141.55
5yr	202.29	202.29	167.32	142.88	142.88
6yr	203.32	203.32	168.56	144.15	144.15
7yr	204.45	204.45	169.68	145.44	145.44
8yr	205.81	205.81	171.11	146.72	146.72
9yr	206.94	206.94	172.25	147.81	147.81
10yr	208.62	208.62	174.02	149.66	149.66
11yr	210.22	210.22	175.89	151.38	151.38
12yr	212.11	212.11	177.55	153.19	153.19

First Officers

	B747-400	B777	B767/757	A320/319	B737-300
1yr	36.43	36.43	36.43	36.43	36.43
2yr	83.00	83.00	68.14	57.96	57.96
3yr	120.03	120.03	98.83	84.15	84.15
4yr	126.93	126.93	104.76	89.32	89.32
5yr	129.57	129.57	107.17	91.51	91.51
6yr	132.56	132.56	109.91	93.99	93.99
7yr	135.65	135.65	112.59	96.48	96.48
8yr	138.91	138.91	115.50	99.02	99.02
9yr	140.10	140.10	116.60	100.08	100.08
10yr	141.75	141.75	118.25	101.68	101.68
11yr	143.38	143.38	119.96	103.24	103.24
12yr	144.87	144.87	121.26	104.63	104.63

b. International Hourly Override
Captain	$7.00
First Officer	$5.00

5. Effective April 30, 2009 the hourly rates for Captains and First Officers shall be as follows:

a. Hourly Rates

Captains

	B747-400	B777	B767/757	A320/319	B737-300
1yr	200.86	200.86	164.61	139.90	139.90
2yr	202.00	202.00	165.85	141.07	141.07
3yr	203.05	203.05	167.17	142.33	142.33
4yr	204.17	204.17	168.50	143.67	143.67
5yr	205.32	205.32	169.83	145.02	145.02
6yr	206.37	206.37	171.09	146.31	146.31
7yr	207.52	207.52	172.23	147.62	147.62
8yr	208.90	208.90	173.68	148.92	148.92
9yr	210.04	210.04	174.83	150.03	150.03
10yr	211.75	211.75	176.63	151.90	151.90
11yr	213.37	213.37	178.53	153.65	153.65
12yr	215.29	215.29	180.21	155.49	155.49

First Officers

	B747-400	B777	B767/757	A320/319	B737-300
1yr	36.98	36.98	36.98	36.98	36.98
2yr	84.25	84.25	69.16	58.83	58.83
3yr	121.83	121.83	100.31	85.41	85.41
4yr	128.83	128.83	106.33	90.66	90.66
5yr	131.51	131.51	108.78	92.88	92.88
6yr	134.55	134.55	111.56	95.40	95.40
7yr	137.68	137.68	114.28	97.93	97.93
8yr	140.99	140.99	117.23	100.51	100.51
9yr	142.20	142.20	118.35	101.58	101.58
10yr	143.88	143.88	120.02	103.21	103.21
11yr	145.53	145.53	121.76	104.79	104.79
12yr	147.04	147.04	123.08	106.20	106.20

b. International Hourly Override
Captain	$7.00
First Officer	$5.00

6. The rates stipulated in Section 3-B-1 through 3-B-5 include the terrain pay differential heretofore paid by the Company and as set forth in Decision 83 and such composite rates shall be paid for all flying whether such flying is over flat or mountainous terrain, on or off the Company's air routes and recognizes the application of the traditional base, hourly, mileage and gross weight pay factors.

7. Minimum Guarantee

a. Each lineholder shall be paid for not less than sixty-five (65) hours of pay credit each month, unless he has an unpaid absence during that month. Each reserve shall be paid for not less than seventy (70) hours of pay credit each month, unless he has an unpaid absence during that month. Further, for a B747-400, B777, or B767/757 pilot, any pay credit which exceeds eighty-nine (89) hours in any month shall not be paid, but shall be placed in a "bank", as provided in 3-I, below. The "bank" will not apply to a B737-300/500 or A320/319 pilot.

b. A lineholder's salary each month shall be determined as follows:

The Pay Credit Value of each pilot's assigned line shall be determined as provided in Section 5-G-3, after taking into consideration the effect of any carry-over trip from the prior month, including any reassignment accomplished under the provisions of Section 5-B-1-b. This pay credit value may be increased and/or decreased due to (1) operational loss of flying, (2) reassignment, (3) voluntary open flying and (4) credit produced by the Minimum Schedule Provisions, Actual Credit Provisions or Actual Flight Time Provisions of Section 5-G-3-e.

c. Lineholders assigned to a line of flying with a flight time credit projection of less than sixty-five (65) hours who trip trade into a trip, or drop and subsequently pick up a trip, the value of which is equal to or greater than the value of the original trip shall not have his guarantee reduced below sixty-five (65) hours.

d. Each reserve shall be paid for the greater of the following:

(1) Seventy (70) pay credit hours, as provided by "a" above, or

(2) The pay credit value of all trips flown in the month as computed under the "Minimum Schedule Provisions, Actual Credit Provisions or Actual Flight Time Provisions'' of Section 5-G-3-e. For a B747-400, B777, or B767/757 pilot, any pay credit produced over eighty-nine (89) hours shall not be paid in that month, but shall be placed in a ''bank'', as described in ''3-I'', below. The "bank" will not apply to a B737-300/500 or A320/319 pilot.

8. Monthly Line Guarantee

a. A lineholder shall be paid for the greater of the following:

(1) Sixty-five (65) pay credit hours,

(2) the Pay Credit Value of his schedule, as determined by 3-B-7 above, or

(3) the Pay Credit Value of his schedule as determined by 3-B-7 above, substituting the scheduled pay credit value of any trip pairing(s) in his line for which he is available that is scheduled to depart on or after the 20th day of the calendar month. This projected line value is determined by adding the pay credit already earned prior to the 20th day of the calendar month to the scheduled Pay Credit Value of the remaining trip pairing(s). The ''scheduled Pay Credit Value'' of the remaining trip(s), for the purpose of this provision is the Pay Credit Value of the trip(s) as it existed prior to the 20th day of the calendar month.

b. In the event that a trip pairing is scheduled to operate over the month end, the Pay Credit Value protected under this provision is limited to that credit which is scheduled to occur in the current month.

9. Any pay credit produced by the application of Section 3-J of the International Supplement shall be in addition to all pay credit produced by the application of this Section 3-B.

10. Incentive Pay

In addition to the Monthly Pay Credit Value determined under the provisions of this Section 3, each lineholder and reserve will receive incentive pay over and above his Pay Credit Value for the month under the following provisions:

a. Late Night Flying - Domestic trips that are operated under the provisions of Section 5-G-1-f will produce incentive pay in accordance with the following:

(1) Incentive pay for late night trips will be calculated based on the scheduled flight time of the trip between the hours of 2300 and 0659 home domicile time.

(2) Incentive pay will be credited to the pilot at the time the trip departs on the initial segment of the pairing. However, this incentive will not be paid if the pilot subsequently removes himself from the trip prior to departing on the Late Night Flight as defined in Section 5-G-1-f-(1)-(b).

(3) The amount of incentive pay will be $10.50 for Captains and $7.00 for First Officers for each qualifying hour. These rates will be increased as follows:

Effective May 1, 2006

Captain $10.66

First Officer $7.11

Effective May 1, 2007

Captain $10.82

First Officer $7.22

Effective May 1, 2008

Captain $10.98

First Officer $7.33

Effective April 30, 2009

Captain $11.14

First Officer $7.44

b. Operational Integrity

When a pilot reports for a trip under the provisions of Section 5-G-2-d, he shall receive five (5) hours of incentive pay at his hourly rate, provided he reports for duty for the first segment following his rest period under Section 5-G-2-d. In addition to this incentive pay, the pilot shall receive pay and credit for the value of the original scheduled ID or the pay and credit for the flying actually performed, whichever is greater.

c. Senior/Junior Man

A pilot who accepts an assignment under the provisions of Section 20-H-14 shall receive incentive pay as follows:

(1) The pilot will be credited with incentive pay equal to 50% of the pay credit value of the assigned trip. However, the incentive pay will be reduced by the difference in the value of the trip(s) dropped, if any, compared to the value of the trip assigned. If incentive pay is reduced in accordance with the foregoing the pilot's guarantee will be increased by the amount the incentive pay is reduced, not to exceed the pilot's flight pay credit projection before the assignment.

(2) The flight pay credit projection of a pilot's line of flying who accepts an assignment under Section 20-H-14 will be the value of his line immediately before or immediately following the trip assignment and repair of his line, if any, whichever is greater.

(3) The 50% incentive, adjusted for the difference in trip value, if any, will be credited to the pilot when he departs on the first segment of the trip assigned to him under this provision.

d. Incentive pay will be separate and apart from any other flight time credit and will not be subject to reductions or offsets as provided for in any other section of the Agreement.

e. Accrued incentive pay will be paid as a separate line item on the pilot's monthly paycheck for the month in which it is earned.

C. Unpaid absences

Unpaid absences shall reduce a pilot's salary as follows:

1. Lineholders

a. Pay credit hours which are reduced from those credited hours in excess of sixty-five (65) shall be reduced on a one-for-one basis; i.e., one (1) hour dropped shall reduce pay by one (1) hour.

b. A pilot who is scheduled for fewer than sixty-five (65) credit hours, whose pay is based on the sixty-five (65) hour guarantee, shall have his pay reduced by the amount produced by dividing the number of credit hours dropped by the number of credit hours in the line before the drop and then multiplying by his guarantee salary, e.g., a five (5) hour drop from a sixty (60) hour line would reduce a $5,000.00 salary by $417.00.

2. Reserves

Each field standby day shall be worth five hours (5:00) of pay credit.

3. Prorating Pay

When it is necessary to adjust salary due to a rate change in mid-month, the value of each hour shall be determined as above and the pilot's salary shall be the composite produced by the number of hours at each rate.

D.

Pilots who are permitted to trade trip sequences shall have their salaries adjusted by recalculating each pilot's salary to include the effect of the trade.

E.

1. A pilot who is permitted to drop a trip shall have his salary reduced as in 3-C above. If he subsequently picks up open flying, his salary will be restored on an hour for hour basis calculated on the same basis as the reduction.

2. In addition to the pick-up of open time, a pilot may restore his salary by agreeing to stand by as a reserve on a day suggested by the Company. The number of days of availability will be declared by the pilot at the time he accepts the offer to standby and he shall be restored salary at the rate of five hours (5:00) per standby day or the number of credit hours actually performed, if greater. Pilots under this provision will be placed on the reserve list as number one.

F.

The monthly guarantee provided in this Section 3 shall not apply to those pilots who are unable to fly because all or part of the Company's airplanes are not available for flight for reasons other than those normally encountered in regular scheduled operations, for such time that the affected pilots are unable to fly and the provisions of Section 3-C-1 and 3-C-2 shall apply.

G.

When in line operations a Captain, with his concurrence, is assigned to serve as a First Officer, his monthly salary shall continue to be paid at the rates applicable to his awarded assignment.

H. Displacement

When Company officials whose names appear on the Pilot's System Seniority List or pilots acting in a supervisory capacity or any pilot not actually assigned to airline flying, fly any trip for which compensation is paid, the scheduled pilot shall not have his salary reduced. Further, the Company may displace a pilot for an entire trip. If the Company desires to displace a pilot for a partial trip, the pilot must be given twenty-four (24) hour notification of the intended displacement. If the pilot is not given a twenty-four (24) hour notification of the intended displacement he will not be displaced without his concurrence. Additionally, an augmenting First Officer who is displaced for any reason will not be assigned to another First Officer position on the trip from which he was displaced without his concurrence.

I. Bank

If, in any given month, a B747-400, B777 or B767/757 pilot acquires pay credit in excess of eight-nine (89) pay credit hours, that excess shall be held in his ''bank'' and administered according to the following provisions (for the application of this paragraph, the value of a "reserve availability day" shall be five hours (5:00)):

1. The accounting for bank credits shall be in dollars. When entered into the bank, the hours and minutes earned shall be converted to dollars and cents at the pilot's current rate of pay. Whenever bank credit is paid out or used for a trip drop, the bank balance will be converted back to hours and minutes at the pay rate applicable to the pilot at the time of the pay out.

2. A pilot's bank balance will be updated once each month, showing his balance as of the first day of the pilot schedule month, after his pay for the prior month has been finalized. That balance shall be used in the computation required by 3-I-4, below, to determine eligibility for bank drops.

3. At the end of each month, if a pilot's earned pay credit in that month does not produce eighty-nine (89) hours of pay, any bank balance available as of the last day of that month will be used to increase the pilot's pay up to eighty-nine (89) hours. Bank time paid in this manner will not be used as an offset for the monthly minimum guarantees.

4. Pilots will be required to reduce excess bank time accumulation by dropping trips, or reserve availability days, from their schedules. The pilot will receive pay for and accrued bank time will be reduced by the pay value of the trip or reserve availability day(s) dropped, not including any pay credit which would normally be credited to the following month.

5. A pilot will be considered to be eligible for a bank drop in any month in which his bank balance is high enough to satisfy the following conditions: After month-end schedule adjustments are completed for the transition from the current month to the following month, the projected Pay Credit Value of the pilots schedules in both months will be examined and the amount of bank time necessary to provide the pilot with eight-nine (89) hours of pay in both months will be forecast. Next, that bank time needed to increase the pilot's pay to eighty-nine (89) hours in both months will be subtracted from the pilot's official bank balance as of the first of the current month. If there is sufficient bank time left to cover the entire Pay Credit Value of any complete trip pairing, or reserve availability day, originating in the following month's schedule, the pilot is eligible for a bank drop in that following month.

6. Once a trip, or reserve availability day, is dropped for bank time, it will no longer be considered part of the pilot's schedule (except as provided in 3-I-6-a and 3-I-6-b, below) and the pay credit value of the dropped trip, or reserve availability day, shall be removed from his bank balance.

a. For the purpose of qualifying the pilot for open flying under 20-H-3 and 20-H-5, the scheduled flight time of the dropped trip will remain in the pilot's projection for the month in which the dropped trip originated.

b. For the application of Section 3-C-1, above, Pay Credit Value of the dropped trip, or reserve availability day, will be considered to remain in the pilot's line.

7. It is recognized that, due to the operational events which may occur after a trip is dropped for bank time, a pilot may not have sufficient time in his bank to provide a full eighty-nine (89) hours of pay in any month.

8. In any month in which a pilot is eligible for a bank drop, he will be required to drop a trip, or reserve availability day, unless the Company defers the drop due to manpower considerations. The Company may defer bank drops for two consecutive months. A bank drop may not be deferred and is required no later than the third consecutive month in which the pilot is eligible for a drop. If the Company defers the drop in the first month that the pilot is eligible and the pilot is not eligible for a drop in the following month, or if the drop is deferred for two consecutive months and the pilot is not eligible for a drop in the third month, then the next month in which the pilot is eligible will be considered the ''first month'' in which he is eligible for the purposes of this deferral process and the pilot is again subject to a Company deferral, as above.

9. The Company shall determine which trip sequence, or reserve availability day, will be dropped; however, in anticipation of becoming eligible for a bank drop, a pilot may request in advance the trip, or reserve availability day, which he wants to drop or the days off which he wants to acquire. The pilot's request must be received by the Company within 48 hours after the publication of lineholder schedules for the month in which the drop is requested. (This procedure will be similar to that used to protect specific days off from a PC assignment.) The Company will accommodate the pilot's request within the constraints of available manpower, however the Company will make the final determination regarding the selection of trip, or reserve availability day, to be dropped.

10. Any remaining bank balance which a pilot has on the date his pay begins for another assignment (excluding activations which change only the pilot's domicile) will be paid to the pilot within 45 days of his activation. Further, all pilots' bank balances which exist as of the first of December each year will be paid to the pilots on the 16th of December.

J. Call out

When a pilot at his home domicile is called to the airport to fly a scheduled flight or to deadhead to protect a scheduled flight, and he does not fly or the pay credit value of the assignment, as performed, is less than two (2) hours, he shall nonetheless be credited with 2 hours of pay credit. This subparagraph does not apply to training or instruction flights, familiarization and route qualifying flights. Further, it does not apply to a pilot's completing his interrupted trip or to a pilot who flies a trip scheduled within two (2) hours of the time called for such flying. In the case of a reserve pilot, the two (2) hours credit shall have the same pay application as two (2) hours of actual flying time.

K. A320/319 and B737-300/500 Look Back

1. A pilot assigned to the A320/319 or B737-300/500 fleets will be paid the greater of:

a. His actual hours scheduled (as determined by the original or reconstructed value of each trip pairing) or flown including deadhead, whichever is greater, or

b. The minimum monthly guarantee; or

c. A duty period "look back" value of five hours (5:00) per duty period for trips actually flown, deadhead and field standby; or

d. A "look back" value of four hours and thirty minutes (4:30) multiplied by the number of calendar days worked in the month. For purposes of this paragraph 4, a "work day" includes a flying assignment performed, sick leave and field stand-by, but does not include shaded day(s).

2. The "look back" will be performed at the conclusion of the schedule month and prior to the close of the Company's monthly payroll process.

3. Other than the terms stated in this Section "K" there will be no other RIGS or synthetic time in the A320/319 or B737-300/500 fleets.
  Paid Absences

1. Except as otherwise provided in this Agreement, an absence known at the time monthly schedules are awarded will be paid at 2.8 hours per day.

2. An absence that becomes known after monthly schedules have been awarded will be paid as follows:
      A pilot assigned to a line of flying shall receive pay equal to the pay credit value of the trip dropped.
      A reserve pilot will receive five hours (5:00) of pay credit for each reserve duty day dropped.

M. Success Sharing

1. Performance Incentive Program

a. All United pilots will participate in an annual incentive program that aligns the interests of management and other domestic employees.

b. Prior to each calendar year beginning with 2004, the Compensation Committee of the UAL Corporation Board of Directors ("BOD") will establish a performance incentive formula (the "Annual Incentive Formula") that will provide a "Threshold" or minimum incentive payment, a "Target" or average incentive payment and a "Maximum" incentive payment for senior management, other management, pilots and other domestic employees.

c. The Annual Incentive Formula will be based on the following performance measures as reasonably weighted by the Compensation Committee. Each business unit (e.g., United Airlines, ULS) may have its own incentive plan measures. For example: financial performance (e.g., EBITDAR margin, pre-tax margin), operational performance (e.g., on-time performance), customer satisfaction (e.g., intent to repurchase), employee engagement, safety performance (e.g., lost time injuries) and reasonably comparable measures as adopted by the Committee.

d. A significant cash portion of the target cash compensation of management employees is payable through the Annual Performance Incentive Program. It is understood that the Compensation Committee of the BOD will, from time to time, review and adjust the target compensation levels, cash compensation levels and the portion of cash compensation at risk, provided that such compensation at risk remains a significant portion of the target cash compensation of management employees.

e. Pilots will receive the following cash incentive payments based on United's actual performance under the annual incentive program (with linear interpolation between the performance points):

Threshold Performance: 2.5% of Wages

Target Performance: 5% of Wages

Maximum Performance:10% of Wages

f. Qualifying "Wages" shall include base pay, sick pay, vacation pay, overrides, Section 3-B Incentive Pay and premiums but shall exclude expense reimbursement, incentive payments provided for in this Section or profit sharing payments, pension payments, imputed income or other similar awards or allowances.

g. Incentive payments will be made to pilots on the same date as incentive payments are made to management employees.

h. Incentive payments will be recognized as earnings under the United Airlines Defined Benefit Pension Plan (A Plan). Incentive payments will not be recognized as earnings for all other benefits under the pilot Agreement, including the United Airlines Pilot Directed Account Plan (B Plan).

i. The incentive plan will cover each calendar year beginning in 2004.

j. Incentive payments will be paid to the pilot, subject to applicable 401(k) deferral election, withholding and taxes.

k. The Company will provide any information requested by the Association to audit calculation of UAL's performance under the incentive plan and under the profit sharing program below. Any disputes over incentive payment and profit sharing calculations will be subject to the expedited arbitration procedures stated in Section 1-J.

2. Profit Sharing Program

a. All pilots will participate in a pre-tax profit sharing program with respect to calendar years beginning in 2005.

b. Pre-tax Profit is consolidated UAL pre-tax earnings as calculated under U.S. generally accepted accounting principles and reported in regulatory filings but excluding (i) unusual, special or extraordinary charges or (ii) charges with respect to grant or exercise of employee equity or options or (iii) charges with respect to payments under this profit sharing program.

c. The Annual Profit Sharing Pool is 15% of the excess of (i) annual Pretax Profit over (ii) the Annual Plan Threshold, but in no event more than the Pool Cap.

d. The Annual Plan Threshold is the product of (i) net UAL revenues and (ii) the following percentages (which represent net pretax profit margins):
          8%
          10%
          10%
          10%
          10%

e. The Pool Cap is 8% of Wages of all participating employees.

f. The pilots' share of the Annual Profit Sharing Pool is 43.5% of the Pool.

g. The Association will determine the manner in which the pilots' share of the Annual Profit Sharing Pool is distributed among individual pilots.

h. Profit Sharing payments will be made on May 1.

i. Profit Sharing payments will be paid to the pilot, subject to applicable 401(k) deferral election, withholding and taxes.

Contract Admin Home

Section 4

Expenses, Lodging, and Transportation

A. Expenses

1. Effective May 1, 2003, pilots when on duty or on flight assignment including qualifying flight duty shall receive One Dollar and Seventy-five cents ($1.75) per hour, prorated from the time he is scheduled to report for duty or actually reports for duty, whichever is later and shall continue until termination of duty or flight assignment upon return to his home domicile. This $1.75 rate will be increased by five (5) cents on May 1, 2004, May 1, 2005, May 1, 2006, May 1, 2007 and May 1, 2008.

2. It is understood that a meal will be boarded for each crew member on all flight segments scheduled for over four (4) hours non-stop or when any portion of the on duty period, exclusive of report and debrief exceeds five (5) consecutive hours with the scheduled time on the ground at any point, one and one half (1-1/2) hours or less. A crew breakfast always will be provided on the first scheduled segment whenever the crew has a duty period scheduled to originate between 0001 and 0800. A snack will be boarded in addition to other required crew meals on any flight scheduled for five (5) or more hours of flight time. Other than the crew meal provided in this sub-paragraph, crew meals will not be boarded on any flight unless requested by the System Schedule Committee or Hotel Committee for all crews assigned that trip sequence for the entire month. When the Company boards meals at the request of the System Schedule Committee or Hotel Committee, the payment provided in sub-paragraph 1 above, will be reduced by the cost of such meal to the Company. For the purpose of this provision, the cost to the pilots when requesting a meal shall be as follows:

.

Breakfast $2.00

Lunch $4.25

Dinner $4.25

Snack $3.50

3. In addition to the standard allowances set forth in sub-paragraph 4-A-1 above, a pilot deadheading on Company business in the cabin will be provided with the normal meal service aboard such aircraft.

4. The Company will provide a supply of "energy" food to be available for the pilot at his request on all flights. The type and location of this food will be reviewed with the Association on a periodic basis.

B.

1. a. Pilots when scheduled for layovers in excess of four (4) hours shall be furnished suitable single occupancy lodging in a quiet room in a suitable location. Rooms will be located within fifteen (15) minutes normal driving time from the airport and transportation will be provided within fifteen (15) minutes of the crew's scheduled or planned arrival time whichever is later.

(1) Notwithstanding Paragraph B-1-a above, whenever a pilot (including a reserve) is scheduled for any layover (block to block) in excess of four (4) hours, but no more than five (5) hours, the crew desk may contact the pilot prior to departure of the trip sequence and request his waiver of the layover hotel room. Lineholders may advise the crew desk of their requirements on a monthly basis. If the room is not available upon arrival for those pilots who have not agreed to waive the room, the pilot may arrange for his own room and be reimbursed as per Section 4-B-1-c- and 4-B-1-c-(2).

(2) Pilots when on layover of less than four (4) hours shall be furnished suitable lounge facilities as necessary to minimize fatigue. Such facilities shall be reviewed periodically with the Association. In the event the Company is unable to provide the above lounge facilities at non-domicile airports, the Association may request and the Company will provide mutually acceptable off airport facilities.

b. A Hotel/Transportation Representative(s) of the pilots shall meet quarterly with representatives of the Company or more frequently, if needed, to review the suitability of layover and training lodging accommodations and/or rest facilities and transportation for pilots. The parties shall be guided by the current Hotel Protocol and this Protocol may only be modified by the mutual agreement of the Parties. It is the intent of the parties to this Agreement that the Hotel/Transportation representative shall be given the opportunity to consult with and make recommendations to the Company on the suitability of accommodations and/or transportation within the following limitations:

(1) Guidelines for the selection of hotels/ motels shall be established by agreement between the Company and the Association Representatives. The agreed upon guidelines and evaluation form will be used as a criteria for determining hotels or motels used for layovers. If changes or modifications are desired by either party, conferences will be held between the Company and Association Representatives, for the purpose of concluding what these changes or modifications shall be. If changes or modifications in the criteria or evaluation form are mutually agreed upon, these changes will be put into effect. Copies of the evaluation form will be retained by the Company and Association as long as the hotel/motel is used as a layover facility.

(2) If a change in hotel/motel facilities is requested, the Company and the Association Representative or their designees will within thirty (30) days jointly inspect other available facilities before making the change. Nothing herein would prevent prior agreement on acceptable facilities or deleting from such list at any time. Once a mutually acceptable facility is located, the Company will change to that facility within 60 days if the hotel is located within the United States and within 90 days if the hotel is located outside of the United States. If changes are made at the request of the Association Representative, no further changes from that hotel will be requested for a minimum of one (1) year, except by mutual agreement.

(3) The selection by the Company of the hotel/ motel and/or the transportation used to and from such facility will be from the list of available facilities which have been jointly approved. If no joint approval can be reached, the Senior Vice President of Flight Operations and the UAL-MEC Chairman shall meet to attempt to reconcile such differences. If the Senior Vice President of Flight Operations and the UAL-MEC Chairman cannot reach agreement, the Company will make the final determination.

(4) Prompt investigation will be made and appropriate action taken by the Company to correct any deterioration of service or facilities within thirty (30) days of being reported by the Hotel/Motel Transportation Representative.

(5) A Downtown Hotel shall be defined as a hotel located within a city's core business district. The Parties may choose to select a hotel outside a city's core business district, but the Association reserves the right to return to that city's core business district in accordance with paragraph 4-B-1-b-(2) above.

c. (1) If the rooms provided by the Company are not available, the pilot may obtain lodging and claim reasonable actual lodging expense on the regular Company expense account form supported by the hotel receipt.

(2) Pilots when at other than their regular layover station shall receive reasonable actual expenses for lodging when supported by a receipt unless suitable lodging as provided in Paragraph 4-B- 1-a of this Section is furnished by the Company.

2 a. If an employee work stoppage is encountered at any layover facility, the Company will consult with the hotel/motel transportation representative and, if requested, attempt to relocate layover crews at another mutually acceptable facility.

C.

1. Standard allowances provided in Paragraph 4-A of this Section will be allowed automatically and lodging, as provided in Paragraph 4-B of this Section, will be allowed when a pilot lays over at any layover point in connection with flight duties other than qualifying flight duty. In applying this Paragraph to reserve pilots, they shall be considered as standing in the same place as the pilot in whose schedule the trip appears.

2. When a pilot is required to layover away from his domicile in connection with qualifying flight duty, and the cost of the lodging and/or necessary transportation is not billed directly to the Company, he will be entitled to claim reasonable actual lodging and/or transportation expenses on a regular Company expense account form.

D. Transportation

1. When transportation provided by the Company at a layover point does not leave within thirty (30) minutes after actual block arrival, pilots may use any other available means of ground transportation to their place of lodging and may claim reimbursement for expenses for such transportation on the regular Company expense account form and pilots shall be reimbursed therefore.

2. Hotel pick up times will be arranged to have the pilots arrive at the airport in sufficient time to report for duty at their assigned report time. Pick-up times will be adjusted with regard to the time of day and day of week of planned travel so that the pilot is not required to arrive excessively early for his scheduled report time.

3. In the event a pilot's trip sequence originates at one airport and terminates at another airport at his home domicile, the pilot shall be furnished transportation one way between one airport and the other at his option. A pilot assigned to a schedule involving this type of operation shall advise the Company prior to the start of the schedule, the one direction he desires such transportation during the period he is assigned to that schedule. When transportation does not leave within (30) minutes of actual block arrival such pilot may use any other available means of ground transportation between one airport and the other and may claim reimbursement for expenses for such transportation on the regular Company expense account form and said pilot shall be reimbursed therefore.

4. When a pilot is scheduled to originate and terminate a trip sequence at an airport serving his domicile other than the domicile airport, as defined in Section 5-G-1-a-(2), he shall receive for the actual performance of the scheduled trip a mileage allowance of twenty-nine cents (29) per mile or Company policy, whichever is greater, for the round trip driving distance between the domicile airport and the airport at which the trip originates and terminates. Further, he shall receive Fifteen Dollars ($15.00) per hour and the meal allowance set forth in Paragraph 4-A-1, prorated, based on the applicable time listed in Section 5-G-1-b-(3).

5. If transportation provided by the Company is reported to be unacceptable by the Hotel/Transportation Committee, the Company and the Association representative or their designees will within thirty (30) days jointly inspect other available transportation before making the change. Once a mutually acceptable mode of transportation is located, the Company will change to that mode at the earliest possible time. Nothing herein would prevent prior agreement on acceptable transportation. If no joint approval can be reached, the Senior Vice President of Flight Operations and the UAL-MEC Chairman shall meet to attempt to reconcile such differences. If the Senior Vice President of Flight Operations and the UAL-MEC Chairman cannot reach agreement, the Company will make the final determination.

E. Miscellaneous Assignments

1. When a pilot is away from his home domicile at Company request for temporary flight duty, he will receive the standard allowances provided in Paragraph 4-A of this Section from the time of the departure of the trip on which he deadheads to begin the assignment until the time of the arrival of the trip on which he returns to his home domicile at the completion of the assignment, except that such expenses will be discontinued during any period of days off during which he returns to his home domicile or residence. Additionally, the pilot will receive twenty-five dollars ($25.00) per day for the entire duration of the TDY assignment. For purposes of this paragraph, a TDY assignment begins one day prior to the pilot's first required day on duty and ends one day after the completion of his last duty period. The pilot will be provided suitable single lodging accommodations paid for by the Company or be reimbursed for reasonable actual hotel expenses if he is required to secure his own accommodations. The pilot shall also be furnished transportation to and from his temporary domicile, plus transportation between the lodgings and the airport or expenses therefor if such transportation is not furnished by the Company. Such expenses shall be claimed on a regular Company expense account form and must be submitted within ten (10) days after incurring the expenses. The Company will allow actual and necessary laundry and cleaning expenses when temporary duty is for more than five (5) consecutive days.

2. When pilots are away from their home domicile on special assignment for the Company other than those provided for in Paragraph 4-E-1 above, reasonable actual expenses will be allowed for meals, transportation, laundry and lodging when not provided by the Company. All such expenses will be claimed on regular Company expense account forms and must be submitted within ten (10) days after incurring the expenses. Upon application, a pilot will be given an advance by the Company to cover such expense while on special assignment and within five (5) days after returning to his domicile or at the close of each week in the event a pilot is away for a period longer than one (1) week, he shall submit an expense account for such advance in accordance with Company regulations and if he has returned to his domicile, such expense account shall be accompanied by the balance of any money advanced and not accounted for on such expense accounts.

3. When pilots perform special assignments at their domiciles not directly associated with their duties at the Company's request, they shall receive reasonable actual expenses for transportation and/or meals. Such expense shall be claimed in accordance with Company regulations on Company expense account forms within ten (10) days after incurring the expenses.

F.

In those cases wherein pilots are entitled to claim actual reasonable expenses for meals and/or transportation, they may claim up to fifteen per cent (15%) of such expenses to cover gratuities.

G.

Expenses for the Charter Operation will be as provided in this Section, except that pilots assigned to the International Charter Operation shall receive, in addition to the expenses provided in this Section, Twenty-five ($0.25) for each hour away from home.

1. Should isolated cases of unusual expenses be encountered by a pilot which the expense allowance will not normally cover, the Company will reimburse the pilot for such expenses upon receipt of a documented Company expense form.

H.

Pilots shall be allowed actual reasonable cleaning expenses, when supported by a receipt from a commercial cleaner for the cleaning of the following uniform items: jacket, vest, trousers, necktie, shirt and outer coat.

I.

1. In the event the Company makes a change to the pilot uniform and requires pilots to wear such new uniform item(s) (and disallows the wearing of the old item(s), if a replacement), the purchase cost of these new uniform item(s) will be borne by the Company. This provision does not cover the acquisition costs of routine replacements required by age and wear.

2. The cost of a new hire pilot's standard initial uniform issue will be borne by the Company.

Section 5

Hours of Service

A.

This Agreement contemplates that pilots shall devote their entire professional flying service to the Company provided that nothing in this Agreement shall be construed to prevent any pilot from affiliating or assuming duties with the military services of the United States.

B. Flight Time Limitations

1. Scheduling Provisions

a. Schedules published for B-747-400, B-777 and B-767/757 preferencing shall contain no more than eighty- nine (89) flight credit hours. Schedules published for B-737-300/500 and A-320/319 preferencing shall contain no more than ninety-five (95) flight hours, and shall contain no more than three hundred eighty (380) hours time away from home base. Should the last trip in a prior month require adjustment to an awarded schedule, the adjusted schedule shall be limited to eighty-nine (89)/ninety-five (95) actual flight hours. The Local Schedule Committee, with the concurrence of the SSC and the Company, may authorize the construction of lines of flying in any equipment domicile to exceed the applicable monthly schedule limit by up to thirty (30) minutes, provided the extended monthly schedule limit improves the quality of the affected lines.

b. If a pilot is scheduled to fly a trip sequence originating in the prior month which is projected to interfere with or make him illegal for any part of his awarded schedule in the new month, he may be reassigned by the Company to any flying for which he is legal in the new month. Under this provision, he may be assigned up to eighty-nine (89)/ninety-five (95) actual hours and up to the same number of calendar days for which he was originally scheduled. Assignment of the replacement trip(s) shall be subject to the following:

(1) Every reasonable effort will be made to comply with a pilot's request to retain certain designated days off, provided his request is received within forty-eight (48) hours of the publication of lineholder schedules. Additionally, during this fortyeight (48) hour period, a pilot may indicate a desire for a repair in the current month if possible, rather than in the following month. This assignment shall be made prior to the beginning of the subject month.

(2) In making repairs under this Paragraph, consideration will be given to minimizing disruption to the pilot's line(s), consistent with schedule efficiencies.

(3) A trip may be inserted into a line under these provisions only if it does not create another illegality within that line.

(4) New trip(s) may be substituted for trip(s) in the previous month's line, with pilot concurrence.

2. Actual Performance Limits

a. Eighty-nine (89) actual flight hours in the B-747-400, B-777 and B-767/757 fleets, and ninety-five (95) actual flight hours in the B-737-300/500 and A-320/319 fleets shall constitute the monthly maximum, including the value of any inbound time produced by the completion of a trip sequence which originated in the prior month; unless the pilot volunteers as provided by 5-B-3, below. When a pilot is projected to exceed eighty-nine (89)/ninety-five (95) hours of actual flight time, a trip or a portion of a trip will be removed from his schedule to reduce his projected flight time to the actual monthly maximum or less, or his projection prior to departing his domicile, whichever is higher. The selection of the trip or portion of a trip to be dropped will be subject to concurrence between the pilot and the crew desk unless concurrence cannot be reached, in which case a Flight Manager will decide. Further, should the Local Schedule Committee, with the concurrence of the SSC and the Company, authorize the construction of lines of flying in any equipment domicile to exceed the applicable monthly schedule limit by up to thirty (30) minutes, as provided in 5-B-1-a above, the 89/95 hour maximums stated in this paragraph shall be increased by an amount equal to the time which the scheduled lines of flying exceed the monthly schedule limits.

b. A reserve shall be limited to eighty-nine (89)/ninety-five(95) actual flight hours. B-747-400, B-777 and B-767/757 reserves shall receive one (1) hour for every two (2) hours of deadhead performed associated with revenue flying (not including CRAF and Charter flying) applied toward the eighty-nine (89) hour actual limit for this month..

c. Notwithstanding the provisions of 5-B-2-a, above, a lineholder may be required to continue to fly his schedule even if he becomes projected over 89/95 hours , so long as he was projected at or below 89/95 hours before departing on his next to last trip of the month. Further during the performance of a pilot's last trip of the month, the limitations of 5-B-2-aabove (with respect to a lineholder) and 5-B-2-b above (with respect to a reserve) shall not apply and he may be required to complete his schedule. A reserve pilot involved in a reassignment under this provision shall not be available to any greater extent than a lineholder and may be assigned to exceed the limits in 5-B-2-b above only when given the same assignment as the other members of the disrupted crew.

3. Operational Flexibility

Notwithstanding the 89/95 hour actual monthly flight time limitation of 5-B-1 and 5-B-2, above, a lineholder may elect to fly up to 91/97 actual flight hours. A pilot may make this election at any time including during the line award process, in which case any adjustment made necessary by an inbound carry-over conflict can be repaired up to 91/97 actual flight hours.

a. A pilot who has not previously elected to fly over 89/95 hours may, with his concurrence, be reassigned under Section 20-F-1 and 20-F-2 to flying which exceeds 89/95 flight hours, but in no event more than 91/97 actual flight hours, unless it is his last trip of the month.

b. A pilot who at any time agrees to fly above 89/95 actual hours shall be considered available up to 91/97 hours for the remainder of the relevant month.

c. This 91/97 flight hour flexibility provision shall be applicable to all monthly flight time limitations; except for the pick up of open flying under the provisions of Section 20-H-3 and 20-H-5, which are limited to 89/95 flight hours.

d. This flexibility provision shall not be available at any time that any pilots are on furlough.

4. Reassignment Limitations

If a lineholder is assigned or reassigned under the provisions of Section 20-H or 20-I, he shall be limited, at the time of the assignment to eighty-nine (89)/ninety-five (95) actual flight hours or to his projection just prior to the reassignment, if higher. Should an assignment be given which, at the time of that assignment, projects a pilot above the applicable limit, he shall have a trip or a portion of a trip removed from his schedule upon his return to his domicile at the completion of the assignment, in order to reduce his projection to or below the applicable limit. The selection of the trip or portion of a trip to be dropped will be subject to concurrence between the pilot and the crew desk unless concurrence cannot be reached, in which case a Flight Manager will decide.

5. A pilot on reserve part of the month and assigned to a line of flying under Section 20 for some portion of the month shall, if such assignment results in a projection higher than the actual monthly maximum at the time he starts flying the line of flying, have a trip(s) or portion of a trip deleted from the line of flying to produce a projection equal to or less than the actual monthly maximum. The monthly maximum for this application shall be as provided in 5-B-2-b above.

6. Trips which originate in the current month and project into the following month shall have only that time scheduled prior to 2400 home domicile time of the last day of the month credited to the current month.

7. When a pilot has been on duty aloft in excess of eight (8) hours in any consecutive twenty-four (24) hours, he shall, upon completion of his assigned flight or series of flights be given at least twelve (12) hours for rest before being assigned any further duty with the Company.

8. A pilot shall not be scheduled for duty aloft for more than eight (8) hours during any duty period. At the completion of each duty period a pilot shall be scheduled for a rest period of no less than the applicable minimum provided by Section 5-G-1-c. In the actual operation, the minimum rest requirement shall be no less than (a) the actual rest period provided by Section 5-G-2-c below or (b) the rest period prescribed by the applicable FAR, whichever is greater.

9. A pilot shall not be scheduled for duty aloft if his total flight time will exceed thirty (30) hours in any seven (7) consecutive twenty-four (24) hour period.

10. If a pilot is projected to become illegal, under the provisions of Paragraph 5-B-7, 5-B-8 and/or 5-B-9 above, he shall continue to fly his assigned trip until he is actually illegal except as provided below:

a. If a pilot is scheduled for a layover at a nonequipment domicile and is projected to be illegal to fly the first leg of the next duty period, the Company may designate any remaining portion of his trip sequence open under Paragraph 20-H or 20-I and repair accordingly.

b. If a pilot is scheduled for a layover at a nonequipment domicile and is projected to be illegal for some portion of his remaining trip after the layover, and the remaining portion of his trip does not pass through an equipment domicile prior to the point at which he is projected to become illegal, the Company may designate any remaining portion of his trip sequence open under Paragraph 20-H or 20-I and repair accordingly.

c. In addition to the repairs provided in 5-B-10-a and 5-B-10-b above, a pilot projected to become illegal under this provision may be removed from any portion of his sequence; or he may be reassigned to another pilot's pairing (or portion thereof) if that pilot can be assigned the flying for which the subject pilot is illegal under the provisions of Section 20-H or 20-I.

d. If a pilot becomes illegal, or is expected to become illegal, under the provisions of sub-paragraph 5- B-8 and/or 5-B-9 above to fly his entire scheduled trip sequence, he will not be required to deadhead between flight segments which he was scheduled to fly in one (1) duty period. However, a pilot may be required to deadhead on either the first or last flight segment(s) of any one (1) duty period to become legal.

11. No pilot shall be assigned any duty with the Company during any rest period required by this Paragraph B. In the application of this sub-paragraph, a reserve pilot upon completion of any assignment, will be specifically advised if he is not released from duty and is not commencing a rest period.

12. Duty aloft includes the entire period during which a pilot is assigned as a member of an airplane crew during flight time.

13. Scheduled for duty aloft means the assignment of a pilot on the basis of the flight time established in the applicable Domicile Schedule Letter rather than the actual flight time.

14. Relief from all duty for not less than twenty-four (24) consecutive hours shall be provided for and given to a pilot at his home domicile at least once during any seven (7) consecutive calendar days.

C. 8 in 24 Application

1. For qualifying purposes, a pilot shall not be required to fly as a pilot or as an observer crew member a combined total flight time of more than eight (8) hours in any twentyfour (24) hour period.

2. When the combined total actual flight time of a pilot as a pilot and as an observer crew member (deadhead time as a passenger excluded) is more than eight (8) hours or is scheduled for over eight (8) hours in any consecutive twentyfour (24) hour period, such pilot for such combined total actual flight time shall have a minimum rest period as specified in Section 5-G-2-c.

D. Deadhead

1. Time spent as a passenger or as an Observer Member of the Crew (OMC) shall not contribute to flight time under the provisions of this Agreement.

2. When a pilot assigned a line of flying is displaced from or is required to deadhead or ride as observer on a flight because he has been displaced from the flight or a part thereof to which he has previously been designated as a member of the crew and he is unable to deadhead or ride as observer member of the crew on the flight from which displaced, he shall be permitted to deadhead or return as observer member of the crew on any other flight in order that he may return to his domicile as soon as possible. This Paragraph shall not apply when a pilot is removed from his assigned trip as a result of the operation of the pilot's schedule selection procedure, equipment substitution, cancellation due to weather or equipment, moving to another trip, or being removed from a trip due to the application of Section 20-F, 20-G, 20-H and 20-I.

3. Pilots when deadheading over the Company's domestic routes shall be on non-revenue positive space (NRPS) or OMC at the pilot's option unless OMC provides the only expedient method of transportation. Pilots will be booked for deadhead travel as outlined below:

a. When a pilot is deadheading to a flight assignment and (i) the deadhead leg is greater than three (3) hours, and (ii) the deadhead leg is in the same duty period as the flight assignment, the booking will be in Business Class in a three class aircraft. If Business Class is not available at time of booking, the pilot will be booked in First Class. If First Class is not available at time of booking, the pilot will be booked in Economy Class and will be assigned a seat in Economy Plus in aisle, window, middle seat priority. If the deadhead is in a two class aircraft, the booking will be in First Class, if available at the time of booking. If First Class is not available at the time of booking, the pilot will be booked in Economy Class and will be assigned a seat in Economy Plus in aisle, window, middle seat priority.

b. When a pilot is deadheading to a layover, or from a flight assignment to his home domicile, and the deadhead leg is greater than three (3) hours, the booking will be in Business Class in a three class aircraft. If Business Class is not available at time of booking, or the aircraft is a two class aircraft, the pilot will be booked in Economy Class and will be assigned a seat in Economy Plus in aisle, window, middle seat priority.

c. When a pilot is deadheading to or from any flight assignment and the deadhead leg is equal to or less than three (3) hours, the pilot will be booked in Economy Class and will be assigned a seat in Economy Plus in aisle, window, middle seat priority.

d. Regardless of the class of service booked in 5-D-3-a, b and c above, pilots may be upgraded to higher class of service at the gate after the Company has accommodated all revenue and passenger upgrades of all classifications.

4. Offline deadheading shall be First Class when available on all flights scheduled for three (3) hours or more.

E.

1.

a. When a pilot assigned to a line of flying is on sick leave, his total allowable monthly flight time shall be reduced by the number of actual flight hours which the pilot missed as a result of sick leave.

b. When a reserve pilot is on sick leave, his total allowable monthly flight time shall be reduced by five hours (5:00) for each duty day he was on sick leave, except as provided in Section 20-H-3 of this Agreement.

2.

a. When a pilot assigned a line of flying is on vacation, his total allowable monthly flight time shall be reduced by two and eight tenths (2.8) hours for each day of vacation, except as provided for in 2-b below.

b. After the monthly line award process, when a pilot assigned a line of flying is assigned vacation, his total allowable monthly flight time shall be reduced by the number of actual flight hours which the pilot missed as a result of his vacation.

c. When a pilot serving as reserve is on vacation, his total allowable monthly flight time shall be reduced by two and eight tenths (2.8) hours for each day he is on vacation, except as provided for in 2-d below.

d. After the monthly line award process, when a pilot serving as reserve is assigned vacation, his total allowable monthly flight time shall be reduced by five (5) hours for each duty day he is on vacation.

F.

A pilot shall not be required to keep the Company advised of his whereabouts on his days off.

G. Duty Time

1. Preparation of Pilot's Schedule

The following on-duty provisions shall apply to the preparation of pilot schedules and the preparation of initial pilot, including reserve pilot, assignments (other than trip pairings appearing in the Pilots' Schedules).

a.

(1) A pilot shall not be scheduled to be on duty in excess of the following limitations, except that with the concurrence of the System Schedule Committee, duty periods up to fourteen (14) consecutive hours may be scheduled:

(a)

For Duty

Period Starting Trip Preparation

0600-1329 13 hours

1330-2359 13 hours, reduced 1 min. for each 3

min. beyond 1330

2400-0414 9 1/2 hours

0415-0559 9 1/2 hours, increased 2 min. for each 1

min. beyond 0415

(b) When a duty period is scheduled to end with a deadhead segment, the applicable duty limits shall be one (1) hour greater than the times indicated above.

(c) A pilot shall not be scheduled to be on duty for more than ten (10) hours in any duty period following a layover scheduled for less than ten (10) hours and forty-five (45) minutes free from duty, except that if the duty period begins between 2301 and 0359, the on-duty period shall be scheduled for not more than nine (9) hours.

(d) Determination of all on-duty periods shall be based on home domicile time.

(e) When a pilot is scheduled into one airport and out of another airport serving the layover point, the duty period will have the driving time shown in Section 5-G-1-b-(3) included in the duty time. This provision will not apply to downtown layovers in New York City, downtown layovers between IAD and DCA, all downtown layovers between OAK and SFO when scheduled for a downtown San Francisco hotel.

(2) The domicile airports are LAX, SFO, SEA, DEN, ORD, MIA/FLL, JFK/LGA, IAD/DCA and HNL. In the event a trip sequence is scheduled to originate and terminate at an airport serving the domicile other than these domicile airports, the provisions of Section 4-D-4 shall apply.

b.

(1) Duty time on a scheduled basis shall include scheduled flight and ground time and a pilot shall be considered to be on duty for one (1) hour before the scheduled departure of his trip until fifteen (15) minutes after the scheduled termination of the trip. If the required reporting time exceeds one (1) hour, such additional time shall be considered as duty time. If, due to their arrival from an international city, a crew is required to clear customs at the completion of a trip sequence, the 15 minute debriefing time shall be increased to 30 minutes. This sub-paragraph shall not apply in the application of Section 5-G-1-b-(3).

(2) Notwithstanding sub-paragraph 5-G-1-b- (1) above, a pilot scheduled to fly a cargoliner shall be considered to be on duty until thirty (30) minutes after the scheduled termination of the trip. This cargoliner debrief time shall remain 30 minutes unless the SSC and the Company agree an increased time is necessary at a particular airport. If the SSC and the Company are unable to reach agreement, the issue will be referred to the UAL-MEC Master Chairman and the Senior Vice President of Flight Operations for resolution. (3) When a pilot's scheduled trip sequence originates out of one airport and terminates at another airport serving his domicile, the following times will be used to increase either the first or last duty period, depending on whether the time is provided at the beginning or end of the trip. Such times shall be considered as scheduled deadhead time at one-half (1/ 2) flight time credit for the application of Section 5-G-3-f.

LGA-JFK :45 LAX-ONT 2:15

EWR-LGA 1:30 LAX-PMD 2:30

JFK-EWR 2:00 SFO-OAK 1:00

MDW-ORD 2:00 SEA-BFI :45

DCA-IAD 1:10 MIA-FLL 1:45

DCA-BWI 1:10 PBI-MIA 2:00

IAD-BWI 1:45 SJC-SFO 1:00

LAX-BUR 1:15 PBI-FLL 1:00

When a pilot is scheduled in accordance with Section 4-D-4 of this Agreement, the above times will be used with the following exceptions: JFK/LGA-EWR 1:30; MDW-ORD 1:45; MIA-FLL/PBI 2:00.

c. For the purpose of determining scheduled duty time, a pilot's on-duty period cannot be broken by an off duty period of less than:

(1) Nine (9) hours and thirty (30) minutes - in case of relief from flight duty at a point where sleeping accommodations are provided within fifteen (15) minutes normal driving time from the airport and transportation is provided within fifteen (15) minutes of the scheduled arrival time of the trip. At non-domicile locations, the Company may, on a monthly basis with SSC concurrence, reduce the one (1) hour report time specified in Section 5-G-1-b-(1) to thirty (30) minutes in order to provide the required period free of duty. Such action, however, will not dilute the application or any of the provisions of this Paragraph. Specifically, it will be assumed that the pilot reported for duty one (1) hour before departure.

(2) Eighteen (18) hours and forty-five (45) minutes - in case of relief from flight duty at a point where sleeping accommodations are not provided as specified in sub-paragraph (1) above.

(3)

(a) Twelve (12) hours and forty-five (45) minutes - in case of relief from flight duty at the conclusion of a trip sequence at a scheduled or reserve pilot's home domicile regardless of whether sleeping accommodations are or are not available at the airport.

(b) For the B737-300/500 and A-320/319 fleets, thirteen (13) hours and forty-five (45) minutes - in case of relief from flight duty before a duty period that contains a flight into any Special Qualification Airport (as designated in the United Airlines Flight Operations Manual), i.e., such as those international airports located in Mexico, Central America or South America.

(4) Thirteen (13) hours and forty-five (45) minutes - in case of relief from flight duty at the conclusion of a trip sequence at a scheduled or reserve pilot's home domicile when the pilot is scheduled out of one airport and into another serving his home domicile if not covered in sub-paragraph 5-G-1-b-(3) above.

(5) Fourteen (14) hours - in case of relief from flight duty at the first rest following a duty period in which the pilot is scheduled to exceed seven (7) hours and thirty (30) minutes flight time in twenty-four (24) consecutive hours.

(6) Notwithstanding the minimum free of duty times required in 5-G-1-c-(3) above, the Company and Association System Schedule Committee may select specific trip pairings which, on a scheduled basis, may be combined into lines of flying while providing thirty (30) minutes less time between trips than required above.

(7) The above off-duty periods may be reduced by one (1) hour under this sub-paragraph c when such off duty period extends to or beyond 0200 Standard Time on the designated day when the change is made from Standard Time to Daylight Time.

d.

(1) or the B-747-400, B-777 and B-767/757 fleets, each schedule line for a full month that is submitted for the schedule selection procedure, as provided in Section 20-B and 20-C shall contain a minimum of twelve (12) calendar days free of all duty at the home domicile. For the purpose of this subparagraph d-(1) only, a day shall be a "day free of all duty", if the lineholder is scheduled to be released from duty before 0100 home domicile time.

(2) For the B-737-300/500 and A-320/319 fleets, each schedule line for a full month that is submitted for the schedule selection procedure, as provided in Section 20-B and 20-C, shall contain a minimum of ten (10) calendar days free of all duty at the home domicile in a thirty (30) day month and eleven (11) calendar days free of duty at the home domicile in a thirty-one (31) day month. For the purpose of this subparagraph d-(1) only, a day shall be a "day free of all duty", if the lineholder is scheduled to be released from duty before 0100 home domicile time.

e.

(1)
          For the B-747-400, B-777 and B-767/757 fleets, pilots functioning as reserves shall be scheduled for a minimum of twelve (12) calendar days free of duty in each month in patterns consisting of a maximum of four (4) periods of not less than two (2) days off.
          For the B-737-300/500 and A-320/319 fleets, pilots functioning as reserves shall be scheduled for a minimum of ten (10) calendar days free of duty in a thirty (30) day month and for a minimum of eleven (11) calendar days free of duty in a thirty-one (31) day month in patterns consisting of a maximum of four (4) periods of not less than two (2) days off.
          All reserve lines posted for preferencing shall include all of those lines which will be awarded, however, the actual lines awarded may not include all of those posted. Additionally, the same line may be awarded to more than one (1) pilot. The schedules posted for preferencing will include a variety of lines sufficient to insure that the following specific day-off patterns are awarded, depending upon the actual number of pilots awarded reserve lines, to the extent they are preferenced. If 7 reserve lines, 1 line with weekends off. If 14 reserve lines, 2 lines with weekends off. If 21 reserve lines, 3 lines with weekends off. If more than 21 reserve lines, one additional line with weekends off for each additional 7 reserve lines; except that these additional weekend off lines (above the first 3 weekends off lines) shall have only three weekends off whenever any part of the fourth weekend falls within either the first four days or the last four days of the schedule month. If 10 reserve lines, 1 line with the first four days off. For each additional 10 reserve lines, 1 additional line with the first four days off. If 10 reserve lines, 1 line with the last four days off. For each additional 10 reserve lines, 1 additional line with the last four days off. These additional reserve lines will not be provided when any part of a weekend falls on both the first four days and last four days of the month.
          In all fleets, reserve pilot day off patterns are subject to having three (3) moveable days each month. The Company will have the ability to move an RDO to cover an assignment when there are no other reserves available to cover all of the known open trips for the calendar day within the domicile. When applied, a reserve pilot may be assigned into only the first day off in a period of days off. The infringed-upon day off will be moved to the next scheduled day of availability unless it is otherwise mutually agreed to by the pilot and the crew scheduler to move it to another group of days off elsewhere in the same month. If a day off cannot be restored, it will not be moved. The infringed-upon day off is now subject to an assignment that is longer than one (1) day in duration. A reserve can only be assigned into a day off if that assignment begins on what was an original day of availability.

(2) Except as provided for in (d) above, a pilot functioning as a reserve will not be scheduled into a day(s) off.

(3) If as a result of the pilot's schedule selection procedure a reserve has not been provided with one (1) day off in a seven (7) day period, one (1) day of other than a two (2) day off period may be used to provide the required one (1) day off in a seven (7) day period.

(4) The Company may assign a reserve an additional day off to insure legality of the transition into the next month's schedule with the concurrence of the reserve pilot.

(5) Reserve pilots may be permitted to mutually trade day(s) off periods, consistent with the needs of the service so long as such trade does not result in either pilot being scheduled for less than one (1) day off in a seven (7) day period. Additionally, a reserve pilot's scheduled days off may be rescheduled with pilot concurrence.

(6)

(a) A pilot on reserve shall not be required to report for duty to fly or deadhead on a trip which is scheduled to depart from his home domicile prior to 0700 local domicile time on the day following his day(s) off, provided that the Company may release a reserve from being available for assignment at or before 1500 local domicile time on the day preceding his scheduled day(s) off, and if so released, the reserve pilot may be required to report for duty to fly or deadhead on a trip which is scheduled to depart from his home domicile at or after 0600 local domicile time on the day following his day(s) off. With pilot concurrence, the Company may also assign a reserve pilot who is not released from duty before 1500 local domicile time to a trip scheduled to depart at or after 0600 local domicile time on the day following his day(s) off.

(b) A reserve on call will be released from duty at 1500 for purposes of this subparagraph (6) if he has not been notified of an assignment or notified to remain on duty by 1500 local domicile time.

(c) A reserve on a designated rest period extending beyond 1500 on a day prior to a reserve day(s) off, if not previously given an assignment following the designated rest period, will automatically be released from duty nine (9) hours prior to the completion of the designated rest period.

(7) If a reserve pilot is assigned to a line of flying he shall receive the days off in such scheduled line for the period assigned in lieu of the days off shown in his reserve line for the same period. In no event shall a reserve pilot assigned to a line of flying for less than a full month be scheduled for fewer calendar days off than prescribed for in 5-G-1-e-(1) and (2) above. . Whenever a reserve pilot is scheduled for less than the applicable minimum number of days off when assigned to a line of flying for less than a month, a trip(s) may be deleted or replaced in the line of flying under the provisions of Section 20-F-1, to provide the required days off.

(8) In the application of Section 5-G-1-c-(3) and 5-G-1-c-(4) to the scheduling of reserve pilots, the twelve (12) hours and forty-five (45) minutes or thirteen (13) hours and forty-five (45) minutes, as applicable, will be added to the end of the last duty period of the trip sequence at the time of the initial assignment. The time so established is considered to be the time at which the reserve is scheduled to be legal for his next reserve assignment. However, the provisions of Section 5-G-2-c will apply if the trip sequence is not flown as scheduled, but the required rest (12:45 or 13:45) will be reduced only by the amount of time the reserve arrived later than his scheduled arrival at home. The provisions of 5-G-2-c will also apply if the next assignment is made under the provisions of Section 20-G-8. In no case will a reserve pilot receive less rest than provided in Section 5-G-2-c.

f. Late Night and All Night Flying

(1) Definitions

(a) Window of Circadian Low ("WOCL") means 0100 through 0459 home domicile time

(b) Late Night Flight ("LNF") means a flight, any portion of which, is scheduled to operate between 0045 and 0559 (inclusive) home domicile time.

(c) All Night Flight ("ANF") means a LNF, any portion of which, is scheduled to operate during the hours of 0230 and 0329 home domicile time.

(2) No pilot may be scheduled for duty in consecutive WOCL periods.

(3) A pilot shall have a minimum of sixteen (16) hours and forty-five (45) minutes free from duty prior to a duty period that contains an ANF.

(4) After an ANF a duty break must be scheduled before the pilot's next scheduled flight segment.

(5) Any duty period that contains an ANF shall meet the following requirements:

(a) A maximum of two (2) flight segments, except no more than one (1) segment if the ANF departs from an equipment domicile, and

(b) A maximum duty period of Nine (9) hours and forty-five (45) minutes unless further restricted by Section 5-G-1-a-(1)-(a) above, and

(c) If the duty period contains two (2) flight segments, no more than one (1) hour and forty-five (45) minutes ground time between flight segments.

(6) Central and South American trip pairings that are specifically addressed by the current "doctors letter" are exempt from the provisions of this Section 5- G-1-f.

2. Actual On-Duty Provisions

The following on-duty provisions shall apply to scheduled pilots and reserve pilots in the actual performance of their duties, including any reassignments made after the pilot has reported for duty for his initially assigned trip sequence.

a. A pilot shall not be required to be on duty in excess of the following limitations, except by agreement between the pilot and a Flight Manager.

(1) As a result of a reassignment, a duty period may not be planned to exceed the applicable schedule maximum in 5-G-1-a-(1) above, by more than one (1) hour, without pilot concurrence.

(a) Additionally, a pilot shall not be reassigned to be on duty for more than eleven (11) hours in any duty period following a layover scheduled for less than ten (10) hours and forty-five (45) minutes free from duty. Between 2301 and 0359, the on-duty period shall not be scheduled to exceed ten (10) hours.

(b) Should a pilot become involved in a reassignment which produces a layover that, had it been scheduled, would have subjected him to the provisions of 5-G-1-a- (1)-(c), above; such pilot shall be treated in the actual operation as if he had been scheduled under 5-G-1-a- (1)-(c). Conversely, a pilot scheduled under 5-G-1-a- (1)-(c) who is reassigned so as to actually receive a longer layover not subject to 5-G-1-a-(1)-(c) that pilot shall not be limited to the shorter duty period.

(2) In the actual operation, a duty period may not exceed the applicable schedule limits as provided in 5-G-1-a-(1) above by more than one and one-half (11/2) hours (or fourteen (14) hours total if less) without pilot concurrence.

(3) In the event a pilot is reassigned to deadhead to a layover point or to his home domicile, the actual limitations shall apply.

(4) Determination of all on-duty periods shall be based on home domicile time.

b.

(1) Duty time on an actual basis shall include actual flight and ground time and a pilot shall be considered to be on duty for one (1) hour before the scheduled departure of his trip until fifteen (15) minutes after the termination of the trip. If the required reporting time exceeds one (1) hour, such additional time shall be considered as duty time. This subparagraph shall not apply in the application of Section 5-G-1-b-(3).

(2) Notwithstanding sub-paragraph 5-G-2-b- (1) above, a pilot who flies a cargoliner at the conclusion of a trip sequence shall be considered to be on duty until thirty (30) minutes after the termination of the trip. This cargoliner debrief time shall remain 30 minutes unless the SSC and the Company agree an increased time is necessary at a particular airport. If the SSC and the Company are unable to reach agreement, the issue will be referred to the UAL-MEC Master Chairman and the Senior Vice President of Flight Operations for resolution.

(3) Notwithstanding the provisions of subparagraph 5-G-2-b-(1) above, the one (1) hour reporting time may be reduced to not less than thirty (30) minutes before departure of a trip on a daily basis by request of the crew and with the concurrence of a Flight Manager. This waiver applies only to reporting time of one (1) hour which has not previously been resolved under the provisions of Section 5-G-1-c-(1). Such action, however, will not dilute the application of any of the provisions of this Paragraph. Specifically, it will be assumed that the pilot reported for duty one (1) hour before departure.

(4) When a pilot's return trip terminates at an airport serving his domicile other than the airport at which his return trip was scheduled to terminate, the pilot's on-duty period shall be extended in accordance with Section 5-G-1-b-(3), based on the actual termination airport or the scheduled termination airport, whichever is greater, provided, that if in the actual operation a pilot returns to the airport from which he was scheduled to originate, the provisions of this Paragraph shall not apply.

(5) When a pilot is scheduled into one airport and out of another airport serving the layover point, the duty period will have the driving time shown in Section 5-G-1-b-(3) included.

c. For the purpose of determining actual duty time, a pilot's on-duty period cannot be broken by an actual off duty period of less than:

(1) Nine (9) hours and fifteen (15) minutes - in case of relief from flight duty at a point where sleeping accommodations are provided within fifteen (15) minutes normal driving time from the airport and transportation is provided within fifteen (15) minutes of the crews planned arrival time if later than the scheduled arrival time. At non-domicile locations, the Company may reduce the one (1) hour report time specified in Section 5-G-1-b-(1) to thirty (30) minutes in order to provide the required period free of duty. Such action, however, will not dilute the application or any of the provisions of this Paragraph. Specifically, it will be assumed that the pilot reported for duty one (1) hour before departure.

(2) Ten (10) hours and forty-five (45) minutes - In case of relief from flight duty at a point where sleeping accommodations are not provided as specified in sub-paragraph 5-G-2-c-(1) above. At nondomicile locations the Company may, with pilot concurrence, reduce the one (1) hour report time specified in Section 5-G-1-b-(1) to thirty (30) minutes in order to provide the required period free of duty. Such action, however, will not dilute the application or any of the provisions of this Paragraph. Specifically, it will be assumed that the pilot reported for duty one (1) hour before departure.

(3) Ten (10) hours and forty-five (45) minutes -

(a) In case of relief from flight duty at the conclusion of an assigned trip sequence at a scheduled pilot's home domicile regardless of whether sleeping accommodations are or are not available at the airport or when a pilot departs from one airport and arrives at another airport serving his domicile at the conclusion of an assigned trip sequence.

(b) In case of relief from flight duty at the conclusion of an assigned trip sequence at a reserve pilot's home domicile regardless of whether sleeping accommodations are or are not available at the airport.

(c) In case of relief from flight duty under the provisions of Section 20-F-1-a-(2) and Section 20-F-1-b-(3) and 20-F-1-b-(4).

(d) For the B737-300/500 and A-320/319 fleets, eleven (11) hours and forty-five (45) minutes - in case of relief from flight duty before a duty period that contains a flight into any Special Qualification Airport (as designated in the United Airlines Flight Operations Manual), i.e., such as those international airports located in Mexico, Central America or South America.

(4) Twelve (12) hours - in case of relief from flight duty at the first rest following a duty period in which the pilot exceeds eight (8) hours flight time in any consecutive twenty-four (24) hours.

(5) Notwithstanding the provisions of subparagraph 5-G-1-c-(1) and 5-G-1-c-(2) above, an on duty period cannot be broken by less than nine (9) hours at the place where sleeping accommodations are provided.

(6) The off duty periods required by 5-G-2-c- (1)-5-G-2-c-(2)-5-G-2-c-(3) above, may be reduced by one (1) hour, but in no case less than the amount of time necessary to provide eight (8) hours and thirty (30) minutes at the place where sleeping accommodations are provided, under this subparagraph c when such off duty periods extend to or beyond 0200 Standard Time on the designated day when the change is made from Standard Time to Daylight Time. This exception does not apply to the required rest period for a reserve at his home domicile as provided in Section 5-G-2-c-(3)-(b).

(7) Pairings which have been scheduled under the provisions of Paragraph 5-G-1-c-(6), shall require thirty (30) minutes less time free of duty in the actual operation than the times provided in Paragraph 5-G-2-c-(3) above.

d. Operational Integrity

The Company may initiate the following procedures whenever it is anticipated that a flight crew will be unable to depart on-time following a scheduled layover. These procedures only apply to a layover at a non-domicile location where timely replacement of the crew is not possible:

(1) Notwithstanding the provisions of Section 5-G-2-c above and with pilot concurrence, the minimum rest will be the greater of eight (8) hours or the rest required by the FAR. Provided, however, that:

(a) Each pilot is notified prior to, or immediately upon arrival at the layover station of the Company's request to implement this provision, and

(b) The layover hotel meets the field layover requirements of Section 5-G-2-c-(1) above, and

(c) Transportation to the layover hotel is immediately available upon arrival. If the transportation is not immediately available, the pilot may, at his option and after notifying the Company upon his arrival at the hotel, revert to the actual minimum layover under Section 5-G-2-c-(1) above.

(2) Prior to agreeing to rest under this Section 5-G-2-d, the pilot will be informed of the anticipated duty following the rest period.

(3) Following any rest period under this Section 5-G-2-d, a pilot may fly up to four (4) scheduled flight hours and shall be relieved from duty upon the earliest of:

(a) The first arrival at a domicile location for his equipment type, or

(b) Completion of two (2) flight segments, or

(c) Completion of six (6) hours on duty

(4) When a pilot is relieved from duty following a rest period under this Section 5-G-2-d, the pilot will be either:

(a) Released from the balance of the trip, or

(b) Given a rest period extending through 0459 home domicile time following release from duty, and in no case shall this rest period be less than fourteen (14) hours.

(5) If the pilot is given a rest under Section 5-G-2-d-(4)-(b) above, after completing this rest and provided he is notified prior to 1700 on the day following the rest, the pilot may be:

(a) Assigned to join the balance of his original trip, or

(b) Reassigned other flying under Section 20-F for which the pilot is legal, except that such other flying shall be scheduled to return the pilot to his home domicile no later than two (2) hours after the scheduled arrival time of his original trip, or

(c) Released from further duty, except deadhead if necessary to return to his home domicile.

(6) Following any rest period under this subparagraph d, a reserve will not be available for any assignment until he receives the required rest under Section 5-G-2-d-(4)-(b) above.

(7) A pilot shall receive incentive pay in accordance with Section 3-B-7-b of the Agreement.

3. Minimum Scheduling and Actual Credit Provisions

The following schedule and actual credit provisions shall apply to the construction of schedules for preferencing and in the actual operation and wherever this Agreement refers to "credit hours" or "pay credit." All duty assignments involving line flying duty will be considered as having the minimum flight time credit applications set forth in this sub-paragraph G-3.

a. For B-747-400, B-777 and B-767/757 pilots, schedules shall contain a minimum of one (1) hour's flight time credit for each two (2) hours of duty time scheduled between 0600 and 2159 and a minimum of one (1) hour's flight time credit for each one and three-quarter (1-3/4) hours of duty time scheduled between 2200 and 0559, prorated on a schedule or actual basis whichever is greater.

b.

(1) For B-747-400, B-777 and B-767/757 pilots, schedules shall contain a minimum of five (5) hours of flight time credit, averaged, for each on-duty period in multiple duty period trip sequences or five (5) hours for one (1) duty period trip sequences. In computing the five (5) hour minimum, there shall not be included any on-duty periods which do not involve line flying, and this provision does not apply to publicity and courtesy flights. The five (5) hour minimum shall not apply to any duty period composed solely of deadheading.

(2) For B-737-300/500 and A-320/319 pilots, schedules shall contain a duty period "look back" value of five (5) hours per duty period for trips actually flown (including deadhead) or a field standby assignment, or a "look back" value of four and one half (4.5) hours times calendar days worked in the month. "Work Day" for purposes of the previous sentence includes a flying assignment performed, sick leave and field stand-by, but excludes "shaded day(s)" as described in 5-G-1-d-(1). There are no other duty RIGS or other synthetic time included.

c. For B-747-400, B-777 and B-767/757 pilots, schedules shall contain a minimum of one (1) hour's flight time credit for each four (4) hours elapsed time away from his domicile, prorated on a schedule or actual basis whichever is greater.

d. When a trip pairing does not provide the minimum credit provided by sub-paragraph 5-G-3-a, 5-G- 3-b-(1) and 5-G-3-c above, the following shall apply:

(1) Credit time accrued as a result of the application of the one (1) for two (2) and/or the one (1) for one and three-quarters (1-3/4) on-duty formula when applicable, shall for purposes of credit be added to the end of the last flight in the on-duty period in which such credit was accumulated.

(2) Credit time accrued as a result of the application of the one (1) for four (4) hours away-from-domicile formula and/or the minimum five (5) hours average per duty period shall, for purposes of credit, be added to the end of the last flight in the away-from-domicile period in which such credit was accumulated.

e. Minimum Schedule Provisions, Minimum Actual Credit Provisions or Actual Flight Time

At the completion of each trip pairing, the pay credit value of the pairing shall be considered to be the pay credit value of the pairing as computed above, the pay credit value of the credit provisions applied in the actual performance of the trip pairing, or the accumulated total flight time performed in that pairing, whichever is greater. A pilot will be entitled to accrue "actual flight time" once the flight has left the blocks for the purpose of flight, regardless of whether the segment is cancelled or otherwise terminates at a location other than the scheduled destination. The pilot will be entitled to the actual flight time accrual on the basis of his actual block to block time.

f. On a schedule or actual basis, whichever is greater, deadheading shall provide full flight time credit and shall be used to offset the minimum credit and actual provisions provided above.

g. Trip sequences may be scheduled with up to four (4) duty periods.

4. When a pilot assigned to a line of flying is reassigned or junior manned, and the assignment interferes with his minimum calendar days off, as provided in sub-paragraph 5-G-1-d above, he shall be given additional calendar days free of duty to restore him to his minimum calendar days free of all duty at his domicile. Should a trip drop provide more than the required number of days off to restore the minimum to the pilot, he may be given a Section 20-F standby or flight assignment on those "extra" days off. The day(s) on which the pilot will be given such assignment will be by mutual agreement; unless agreement cannot be reached, in which case a Flight Manager shall make the determination. A B-747-400, B-777 or B-767/757 lineholder pilot who picks up open flying under Section 20-H shall not reduce scheduled days off below twelve (12) for the month. A B-737-300/500 or A-320/319 lineholder pilot who picks up open flying under Section 20-H shall not reduce scheduled days off below ten (10) in a thirty (30) day month or eleven (11) in a thirty-one (31) day month. If he flies into a day off as a result of an irregular operation, he is not subject to the provisions of this subparagraph. Trips dropped under this provision will not affect the pilot's minimum guarantee.

5. Reserve On Standby Status

a. When a pilot on reserve is called to the airport on a standby basis without a specified flight assignment, his duty time shall begin at the time he is scheduled to report or actually reports, whichever is later. The time on standby duty plus the scheduled time of the assigned flight cannot exceed the schedule maximum set forth in Paragraph 5-G-1-a.

b. A pilot on standby duty will receive five hours (5:00) pay credit and have his total allowable monthly flight time reduced by five hours (5:00) for each standby assignment which does not result in a flight assignment.

c. A pilot shall not be held on standby duty at the airport in excess of four (4) hours and any assigned flight must be scheduled to depart no later than five (5) hours of his report time. If a pilot is released from standby duty without a flight assignment, he shall be entitled to legal rest and may, at his option, revert to the bottom of the FIFO list.

H.

The following provisions shall apply to trip pairings in which at least two (2) segments involve flying to or from Hawaii:

1. Flying to and from Hawaii may be assigned to any domicile, provided no trip pairing exceeds four (4) duty periods.

2. The provisions of Section 5-G-1-a-(1)-(a) and 5-G-2- a-(1) shall apply to all duty periods except to duty periods scheduled under sub-paragraph 3 below. When a pilot is scheduled for duty aloft in excess of eight (8) hours as provided by sub-paragraph 3, the duty period will not be scheduled for more than fourteen (14) hours, nor will a pilot so scheduled be required to remain on duty over sixteen (16) hours without his concurrence.

3. Notwithstanding Section 5-B-8, non-stop flights may be scheduled which exceed eight (8) hours flight time, but no more than twelve (12) hours, provided that such flight is the only flight segment in that duty period.

4. Notwithstanding Section 5-B-8, 5-G-1-c and 5-G-2-c, trip pairings scheduled under this provision shall provide ten hours and forty-five minutes (10:45) free from duty after duty periods which contain eight (8) or fewer hours of flight time. For duty periods which contain more than eight (8) hours of flight time, the pilot shall have sixteen (16) hours free from duty following such period.

5. Notwithstanding Section 5-B-8, Mainland-Hawaii- Mainland or Hawaii-Mainland-Hawaii flights may be scheduled in one (1) duty period only if the first segment is scheduled to depart between 0759 and 1301 domicile time of the pilot so assigned. Trip pairings scheduled under this subparagraph may be assigned only to the LAX, SFO, SEA and HNL domiciles; except coverage may be provided from any domicile under the provisions of Paragraph 8-L-6.

6. For flying from Hawaii to the Mainland when the first scheduled Mainland landing is between 0259 and 1159 local time, only one (1) landing will be scheduled in that duty period.

7. Notwithstanding the provisions of Section 5-B-9, a pilot involved in flying to or from the Mainland and Hawaii may be scheduled to exceed thirty (30) hours in seven (7) days provided that the segment that exceeds thirty (30) hours in seven (7) days is an overwater segment.

Contract Admin Home

Section 6

Seniority

A. General

1. Pilot seniority shall accrue from the date of hire as a student pilot with the Company, as defined by Section 2-X of this Agreement, or with other companies whose operations have been taken over by the Company prior to signing of this Agreement. Seniority shall continue to accrue from such date and shall not cease to accrue or be lost except as provided in this Section and Section 7 and 12 of this Agreement. The accrual of Pilot seniority is contingent upon the successful completion of initial training as a student pilot.

2. Seniority shall govern all pilots in the case of promotion and demotion, their retention in case of reduction in force, their assignment or reassignment due to expansion or reduction in schedules, their reemployment after release due to reduction in force and their choice of vacancies, provided that the pilot's qualifications are sufficient for the conduct of the operation. In the event that a pilot is considered by the Company not to be sufficiently qualified, the Company shall immediately furnish such pilot written reasons therefor. This Section shall apply unless otherwise specifically excepted by some other provision of this Agreement.

B. Seniority List

The Pilot Eligibility Seniority List shall be published annually. This list shall contain the names of all flight officers who are eligible to be awarded Captain and First Officer assignments. Copies of the United Air Lines Pilot Eligibility Seniority List will be brought up to date as of July 1 of each year and shall be posted and considered the official list. Each pilot shall be allowed a maximum period ofsixty (60) days after the date of distribution by the Company of the list in which to protest any alleged omission or incorrect listing affecting his seniority. A pilot who does not protest such alleged omission or incorrect listing within sixty (60) days after the date of distribution by the Company of the list, shall thereafter be precluded from protesting the same except that when a pilot is on vacation, leave of absence or sick leave, he shall protest any alleged omission or incorrect listing within sixty (60) days after returning to duty. All seniority protests arising from such revised lists shall be handled in accordance with the procedures outlined in Section 17 of this Agreement, and, when so handled, the result forthcoming therefrom shall be final and binding.

C. Period of Probation

Pilots shall be on probation for the twelve (12) months of service as a pilot employee of the Company (measured from the pilot's Pilot Longevity Date) and having performed 165 days of work for the Company. "Work" in this context, will include pilot duty, reserve availability, training, instruction, special assignment and all other flight duties for which compensation is paid. Nothing in this Agreement shall be construed to prevent the Company from releasing a pilot during his period of probation regardless of his position on the System Seniority List.

D. Loss of Seniority

Any pilot who resigns from the service of the Company as a pilot or is discharged as a pilot for just cause shall forfeit all pilot seniority accrued to the date of such resignation or discharge.

E. Transfer to Non-Flying, Supervisory Duty or Special

Assignment

1. A pilot transferred to non-flying, supervisory duties or special assignment shall retain and continue to accrue seniority.

2. When a pilot is transferred to non-flying, supervisory duty or special assignment on account of any physical incapacity, or becomes sick or injured while on such nonflying, supervisory duty or special assignment, he shall retain and continue to accrue seniority during such period of sickness or injury regardless of whether or not he is able to maintain his airline pilot's certificate or certificates required for his pilot's status, until he is able to return to flying duty or is found to be unfit for such duty for a continuous period of time as described in Section 12-B.

3. When a pilot engaged in non-flying, supervisory duty or special assignments returns to flying duty, he shall assume his former assignment or, in the event he has bid another assignment while on such duty, assume such new assignment.

4. Any dispute arising hereunder concerning the physical fitness of such pilot shall be settled in accordance with Section 14.

F.

A pilot, while assigned to supervisory or management duty, shall perform as Captain in line operations only if he holds a Captain bid and shall perform as a First Officer in line operations only if he holds a Captain or First Officer bid. Management pilots shall serve in line operations on an equipment type assigned by the Company.

G. Seniority Accrual and the Pilot Disability Income Plan (PDI)

When a pilot begins receiving a PDI benefit, he shall retain and continue to accrue pilot seniority until he no longer qualifies for PDI or he retires.

Section 7

Reduction In Personnel

A.

1. Any reduction in pilot personnel shall be in the reverse order of system seniority, except as provided in the Letter of Agreement between the Company and the Association, signed June 11, 1963. When it becomes necessary to furlough pilots covered by this Agreement, at least thirty (30) days, but not more than one hundred and twenty (120) days, notice of such furlough shall be given all pilots affected; provided, however, that when there is no work because of an Act of God, labor dispute, or other circumstances over which the Company has no control, pilots covered by this Agreement may be furloughed without advance notice. Such pilots furloughed due to reduction in force shall be reemployed in the order of their seniority at the time of furlough.

2. Pilots returning to active service from furlough shall be assigned, in accordance with their seniority and preference, to advertised but unfilled assignment vacancies on the system as provided in Section 8-F-2. If the recalled pilot is assigned to a domicile other than that from which he was furloughed, he shall be allowed moving expenses and travel time in accordance with Section 10 from his former domicile to the domicile to which recalled. Additionally, pilots returning from furlough to the domicile from which they were furloughed will be allowed travel time from their residence during furlough to their domicile as per Section 10-A-2.

B.

When a probationary pilot is furloughed, he shall be furloughed in accordance with the provisions of this Section.

C.

A pilot who has been furloughed due to reduction in force shall file his address in writing with the Personnel Department of the Company and shall thereafter promptly advise the Personnel Department in writing of any change in address.

D.

A pilot shall not be entitled to recall as provided in Paragraph 7-A of this Section and shall forfeit all seniority if he does not comply with the requirements of Paragraph 7-C of this Section or if he does not return to the service of the Company on or before the date specified in the notice offering reemployment, which date shall be not less than thirty (30) days, or if such pilot is outside the continental limits of the United States forty-five (45) days, after notice to return is sent by registered mail, return receipt requested, or by telegram to the last address filed with the Personnel Department. Notice of intent to accept offer of recall from furlough must be furnished to the Company by telegram or registered letter within fourteen (14) days from the date of receipt of recall notice.

1. Notwithstanding Paragraph D above, a pilot who accepts employment while on furlough which requires a contractual commitment for a period not to exceed two (2) years, shall be allowed to fulfill such obligation and shall be considered to be on personal leave of absence commencing with the date of recall until fulfillment of such employment obligation, provided such pilot has received Company concurrence prior to such contractual commitment.

E.

A pilot furloughed due to reduction in force who returns to duty as provided in Paragraph 7-D of this Section shall be allowed, for seniority purposes, all time accrued prior to such furlough as well as all time within the period of furlough. All furloughs shall expire at the end of ten (10) years from the effective date of such furloughs and any accrued seniority shall be forfeited; provided, however, that there shall be no change in the relative seniority position on the System Seniority List as the result of any furloughs unless the pilot fails to exercise the privilege provided for in Paragraph 7-D of this Section. Reinstatement shall be subject to the furloughed pilot's passing a satisfactory physical examination and to his possessing the airman's certificate or certificates required for his pilot status at the time of reinstatement. After reinstatement, pilots shall be required to serve any unexpired portion of their probationary period.

F.

1. A pilot who has one (1) or more years of service as a pilot and who is furloughed shall receive furlough pay equivalent to the minimum monthly flight pay guarantee based on the type of equipment flown his last full month prior to furlough for the period of time specified below, except that no furlough shall be paid where furloughs are caused by an Act of God, labor dispute or other circumstances over which the Company has no control. If pilot has completed:

2. A pilot eligible for furlough pay shall receive such pay starting at the time of furlough and such payments shall be at regular pay periods and continue until all furlough pay credit is exhausted, except that in no event shall any such payment be due after his effective date of recall by the Company.

3. A pilot recalled by the Company who is later furloughed shall again be entitled to furlough pay as provided in Paragraph 7-F-1 of this Section.

4. The Company may offer furloughed pilots other jobs in the Company on a voluntary basis. If a pilot volunteers to accept such job, he will only be eligible for that portion of his monthly furlough payment which exceeds the amount of his monthly salary in the volunteer assignment.

G.

The Accident-Sickness-Dental Insurance of a pilot (and of his eligible dependents) who is furloughed due to a reduction in force will be continued while he is on furlough for a period of ninety (90) days from the date of his furlough.

1 yr of service 1/2 month furlough pay

2 yrs of service 1 month furlough pay

3 yrs of service 1 1/2 months furlough pay

4 yrs of service 2 months furlough pay

5 yrs of service 2 1/2 months furlough pay

6 yrs of service 3 months furlough pay

7 yrs of service 3 1/2 months furlough pay

8 yrs of service 4 months furlough pay

9 yrs of service 4 1/2 months' furlough pay

H.

A pilot who has received notice of furlough shall be exempt from the provisions of Section 8-F-3-a and 8-F-3-b and Section 8-K. Pilots who are declared surplus while other junior pilots in the same domicile, status and equipment are exempted under this provision shall be pay protected on a one-for-one basis for the period of this exemption. During this period those pilots qualifying for pay protection shall continue to receive the salary of the equipment from which displaced.

Section 8

Filling Of Vacancies

A. Classification of Assignments

1. Pilot assignments at a domicile shall be classified in the status of Captain and First Officer, as applicable, in each of the following equipment types: B-747-400, B-777, B-767/B-757, A-320/A-319 and B-737-300/500 equipment.

2. The Company shall each month post on computer, in Unimatic and in the Pilots' Bulletin Book at all domiciles an up-to-date list of all pilot assignments.

B. Manpower Requirements

The number of Captain and First Officer assignments in each equipment type, when required, shall be determined by the following procedure:

1. a. B-747-400, B-777 and B-767/757 scheduled hours (including MAC) plus flight time credit divided by 89:00 = pilots

b. B737-300/500 and A-320/319 scheduled hours (including MAC) plus flight time credit divided by 95:00 = pilots

2. Reserve -

14% of item #1a (Captains) 12% of item #1b (Captains)

10% of item #1a and b (First Officers)

= pilots

3. Charter & extra lift hours divided by 89:00= pilots

4. Sick leave man months = pilots

5. Vacation man months = pilots

6. Training man months (including PC/PT) = pilots

TOTAL SYSTEM PILOT

REQUIREMENTS FOR 60 DAYS = pilots

Nothing herein shall prevent the Company from bidding or maintaining additional assignments for reserve coverage by equipment type in excess of the percentage set forth above.

C. Advertising of Vacancies

1.

a. Vacancies in Captain and First Officer assignments shall exist when, in accordance with Section 8-B, there is a need for additional assignment for an anticipated period of sixty (60) days or more. Vacancies shall be advertised at all domiciles as far in advance as possible but not later than thirty (30) days after such vacancy exists.

b. Vacancies which were not expected to exist more than sixty (60) days, if existing at the end of sixty (60) days, shall be reviewed with the System Schedule Committee. Such vacancies shall be advertised within five (5) days after such review unless it is mutually agreed that the vacancies will cease to exist within a reasonable period.

2. All such vacancies shall be open to bid by the pilots eligible to bid under the provisions of Section 8-D. Vacancy bulletins shall state the number and status of primary vacancies to be filled; the anticipated effective date of the assignment; the anticipated dates training is to start; the equipment type involved; and the domicile at which the vacancy exists. All vacancies posted together shall share a common closing date and a common effective date. Vacancy bulletins shall be posted not later than noon local time on the date of the bulletin and shall close not sooner than noon local time on the tenth (10th) day following the date of the bulletin.

3. Bidding on Vacancies

a. During the time when primary vacancies are posted for bid, bids will be accepted from eligible pilots for pilot assignments in all domiciles, status and equipment types active on the airline. A pilot desiring a change in domicile, status and/or equipment type should submit bids for all assignments which he desires, in preference order, at any time any vacancies are advertised.

b. In addition to the process described in C-3-a above, pilots who desire to have their bids remain on file indefinitely for consideration in filling future vacancies may submit "permanent bids." Permanent bids may require direct entry by the pilot into the Company's computer system. A pilot may revise his permanent bid file at any time, however, the bid on file at the close of each bidding period shall be the pilot's official bid for those vacancies.

c. The Company will implement within twelve (12) months of the date of the signing of the Agreement, conditional bidding for all new equipment domiciles or for the splitting of an existing domicile.

d. Permanent bids as described above shall be considered as cancelled by one of the following:

(1) Submission of a request to cancel the permanent bid.

(2) Submission of a vacancy bid on any posted primary vacancies.

(3) Being awarded a vacancy as a result of a bid.

4. Awarding of Vacancies

Upon closing of a vacancy bulletin, pilots shall be awarded the number of assignments needed in each of the advertised vacancies. At the same time, pilots shall be awarded assignments, if needed, in domicile, status and equipment types which have become available due to the assignment of pilots to fill the advertised primary vacancies. Further, awards may be made to fill the vacancies resulting from all subsequent awards. These secondary vacancies will not have been advertised, but will share the same effective date as the primary vacancies.

5.

a. The most senior pilot bidding on an assignment vacancy, unless excepted by Section 8-C-5-b below, shall be awarded such assignment. The filling of all vacancies shall be subject to Paragraph 6-A-2 of Section 6 and Paragraph 8-D of this Section, provided that, for the purpose of this Paragraph, the phrase "sufficiently qualified" appearing in Paragraph 6-A-2 of Section 6 means the pilot's qualifications as an airline pilot, exclusive of route and equipment qualification, provided that if the pilot has been given the opportunity to so qualify and has failed, he may be denied the assignment.

b. When a vacancy or vacancies occur in a status, equipment type and domicile from which pilot(s) has been displaced, under the provisions of Section 8-F and 8-K, the displaced pilot(s) shall for a period of one hundred and twenty (120) days beyond the effective date of their displacement be offered in order of seniority the assignment(s) prior to the awarding of that assignment(s) under the provisions of 8-C. This 120 day period is measured from the effective date of the surplus to the bulletin date of the vacancy.

6. All vacancies will be advertised for bid and awards made not more than six (6) months prior to the effective date of the vacancy, except the Company may exceed this time limit if necessary to meet training requirements after review with the System Schedule Committee.

D. Eligibility To Be Awarded Vacancies

In addition to the provisions stated in 8-C above, a pilot's eligibility to vacancies shall be subject to the following conditions:

1. A pilot occupying a First Officer assignment is eligible to be awarded any other First Officer assignment and any Captain assignment.

2. A pilot occupying a Captain assignment is eligible to be awarded any other Captain assignment.

3. In addition to the provisions of sub-paragraph 8-D-1and 8-D-2 above, a pilot holding an assignment as a B-737-300/500 or A-320/319, Captain may bid and be awarded a vacancy in a B-747-400 or a B777 First Officer assignment. A pilot awarded an assignment under the provisions of this sub-paragraph may be required to fill such assignment for a period of thirty-six (36) months following the date on which he is activated in the assignment. Further, a Captain who is awarded a First Officer assignment under the provisions of this sub-paragraph shall be ineligible to bid and be awarded any B-737-300/500, , A-320/319, or B-767/757 Captain assignment during that thirty-six (36) month bid restriction, notwithstanding the provisions of 8-D-4-c, below.

4. Subparagraphs a. through d. below shall apply to the B747-400, B-777 and B-767/757 fleets. Subparagraph e. below shall apply to the B-737-300/500 and A-320/319 fleets.

a. Notwithstanding the eligibility provisions of Section 8, Paragraph 8-D-1 and 8-D-2, when a pilot is awarded an assignment through bidding, he may be ineligible to bid and be awarded any other vacancy with an effective date earlier than fourteen (14) months (thirty-six (36) months, if scheduled training includes more than twelve (12) days which contain training duty) after the first day of the month following the month he was awarded his bid. In determining the number of scheduled training days for this application only, INS, overwater and/or any other specialized training shall not be counted when such qualification(s) is not required of all pilots assigned to that equipment type and status.

b. The above bid restriction shall also apply to a pilot who requires training upon being hired as a pilot or upon being recalled from furlough; except that the period of restriction shall begin upon the date the pilot is assigned to training.

c. The above provision shall not restrict a pilot from bidding up in status (i.e., First Officer to Captain) at any time; however, a pilot who vacates an awarded assignment by bidding up in status, may be ineligible to bid and be awarded any other vacancy with an effective date earlier than the fourteen (14) (thirty-six (36)) months provided above, plus the amount remaining unfulfilled from his prior assignment. Notwithstanding the above bidding restriction, a pilot who is awarded a vacancy and subsequently receives another award to a higher status prior to beginning training for the initial vacancy award shall not incur any bidding restriction as a result of the initial vacancy award.

d. A pilot who is not within a bid restriction period as provided by this sub-paragraph D-4 may be awarded a vacancy in his present status and equipment type at another domicile.

e. With respect to the operation of the B-737-300/500 and A-320/319 fleets, the following bid freezes shall apply.
      A pilot already serving in either fleet as of the effective date of the agreement shall incur no further freeze than the one he is currently serving.
      A pilot who bids into these fleets shall incur a thirty-six (36) month freeze.
      A pilot who bids within these fleets shall incur a fifty-four (54) month freeze. This includes both a change of equipment within the operation or an upgrade in status in either fleet.
      A pilot who is surplused into these fleets from another assignment outside these fleets shall incur a thirty-six (36) month freeze for any future bidding within these fleets except that he may bid up in status within these fleets and incur the appropriate additional freeze. Notwithstanding this thirty-six (36) month freeze, a pilot in these fleets may bid and be awarded an assignment in the B-747-400, B-777 or B-767/757 fleets and shall incur the appropriate freeze per 8-D-4-a above and the prior surplus freeze will be vacated.
      Freezes incurred in (1) through (4) above will be in addition to any unserved freeze in any fleet assignment, but in no case shall any accumulation of freezes exceed sixty (60) months.

5. A pilot who is ineligible to be awarded a vacancy in his present status and equipment type at another domicile because of the bid restrictions of 8-D-4 above, may nonetheless be awarded such vacancy under the following conditions:

a. If awarded, he shall receive no new paid move nor travel time entitlement as a result of his new assignments.

b. He shall continue to serve out the period of his bid restriction associated with the assignment held prior to the lateral award, but shall incur no additional bid restriction.

c. This provision shall be available to a pilot on an unlimited basis.

6. .Only pilots who have met the basic prerequisite piloting requirements for Air Line Transport Pilot Certificate, including successful completion of the written examination and notification to the Company of this completion, and who have completed twelve (12) months of service as a United First Officer shall be eligible to bid or bump to Captain vacancies.

E. Awarding of Vacancies

1. A successful bidder on a vacancy at his domicile shall take over his new assignment on the date that the flying supporting such assignment actually begins or when training is completed for such assignment, whichever is later. If the new assignment is planned to be activated prior to the first day of the pilot schedule month, he may exercise his seniority in his awarded assignment under Section 20-D. If, however, the new assignment is activated at a time which precludes his exercising his seniority in his awarded assignment under the Section 20-D, he will be assigned as a reserve in his awarded status and equipment type until the commencement of the next schedule for which he exercises his seniority under the schedule selection procedure.

2.

a. A successful bidder on a vacancy which required a change in domicile shall take over his new assignment on the date that the flying supporting such assignment actually begins or when training is completed for such assignment, whichever is later. If the new assignment is planned to be activated at a time which permits his exercise of seniority in his awarded assignment under Section 20-D, he shall be afforded such opportunity. If, however, the new assignment is activated at a time which precludes his exercising his seniority in his awarded assignment under Section 20-D, he will be assigned as a reserve in his awarded status and equipment type under the commencement of the next schedule for which he exercises his seniority until the schedule selection procedure.

b. A pilot who is awarded a Captain vacancy at another domicile may be entitled to moving expenses upon activation of that vacancy, under the provisions of Section 10-B-2.

c. Should a pilot be activated into his new assignment during a schedule month, his salary shall be prorated as provided in Section 3-C.

3. A pilot shall not be prevented by the Company from taking over his awarded assignment in excess of ninety-two (92) days after the awarded assignment is activated. If a pilot is prevented by the Company from taking over his new assignment after it has been activated, he shall be compensated as follows until he is released by the Company to take over his new assignment:

a. He shall receive for the period involved a monthly salary based on the status and equipment type of his awarded assignment, or what he actually earned, whichever is greater; prorated, as provided by Section 3-C, if the change is mid-month.

b. Further, if the successful bidder has been prevented by the Company from taking over his new assignment as specified in sub-paragraph 8-E-2 above, or after the awarded vacancy is activated, whichever is later, in excess of forty-five (45) days, he shall receive an expense allowance in accordance with Section 4-E-1 of this Agreement until his awarded assignment is activated.

c. An awarded vacancy shall be considered to have been activated at the domicile, for the application of this sub-paragraph E-3, on a man-for-man basis if:

(1) A more junior pilot who was awarded such assignment on the same vacancy bulletin as the affected pilot is activated into the same assignment; or a pilot who was awarded such assignment on a vacancy bulletin subsequent to the bulletin awarded the affected pilot is activated into the same assignment; or

(2) Subsequent to the advised effective date of the assignment, temporary duty pilots are assigned to the domicile in the status and equipment type of the affected pilot's awarded assignment. Note: Intent of "man-for-man" in this application: In the event two assignments are to be activated, if 2nd and 4th are activated then #2 triggers pay for #1 and #4 triggers pay for #3.

4. A successful bidder who has been prevented by the Company from taking over his new assignment under the provisions of sub-paragraph 8-E-3 and is then released to take over such assignment at a time which precludes his exercising his seniority in his awarded vacancy under the schedule selection procedures (Section 20-B), will be assigned as a reserve in his awarded status and equipment type until the first of the month following his release; or, if a schedule selection procedure occurs as a result of a schedule change during the month, until the effective date of such schedule change.

F. Insufficient Bidders

1. In the event there are insufficient bids received on a Captain vacancy, the Company may fill such vacancy by assigning the junior pilot at the domicile at which the vacancy exists who meets the requirements specified in Paragraph 8-D-6 of this Section. If no junior pilot at the domicile meets these requirements then the Company may assign the junior pilot on the system who meets these requirements. Pilots transferred from one domicile to another under the provisions of this sub-paragraph shall be transferred in accordance with Section 8 and receive moving expenses in accordance with Section 10 and shall be given as much advance notice as possible but not less than thirty (30) days to assume such vacancy.

2. In the event there are insufficient bids received on a First Officer vacancy, the Company may, with not less than thirty (30) days notice:

a. Fill such vacancy by assigning the junior pilot at the domicile, or

b. Fill such vacancy by assigning any surplus pilots who desire to move in order of seniority from the domicile at which a surplus exists. If no pilots desire to move, the Company may then move pilots from that domicile to fill the unfilled vacancy in reverse order of seniority. Pilots transferred from one domicile to another under the provisions of this sub-paragraph shall be transferred in accordance with Section 8 and receive moving expenses in accordance with Section 10.

c. Fill such vacancy by assigning pilots being recalled from furlough.

3. In the event a vacancy is not filled within three (3) months of the date of the award bulletin, the vacancy shall be cancelled.

4. A surplus of pilots will be considered to exist at a domicile when pilots who have been displaced from their assignment have not exercised a bump or do not have sufficient seniority to revert to another assignment at their domicile.

5. Notwithstanding the provisions of sub-paragraph 8-F- 2 of this Paragraph and Paragraph 8-C-1 of Section 8, bulletined but unfilled First Officer vacancies and secondary vacancies in First Officer assignments may be used by the Company for the assignment of newly hired but unassigned pilots. This paragraph shall not be applicable while pilots are on furlough.

G. Cancellation or Delay In Activation Of Assignment

1. In the event an awarded assignment is cancelled prior to the effective date specified in the bulletin awarding the vacancy, the pilot awarded such assignment shall retain his present assignment and, if any pilot junior to him has been awarded a vacancy which, he could have bid and been awarded, had he not been restricted by the provisions of Section 8-D-3 at the time his cancelled assignment was awarded or during the period he held such assignment, he may within twenty (20) days of notification of such cancellation bump into the assignment status and equipment type which the junior pilot was awarded. The pilot exercising such bump will be considered as though he had bid and been awarded the vacancy awarded the pilot junior to him.

2. If the unactivated assignment is cancelled, on or after the advertised effective date, the pilot shall have bumping rights as established in Paragraph 8-K-2, 8-K-4, 8-K-5, 8-K-6, 8-K-7 and 8-K-8 of this Section, and shall exercise any bump within twenty (20) days of the date he is notified of the cancellation of his awarded assignment. For the purposes of Paragraph 8-K-4, the date of displacement shall be the date that the pilot notifies the Company of his intent to bump. In the event the assignment is cancelled and the pilot exercises a bump, he shall continue to receive pay for the cancelled assignment, in accordance with Paragraph 8-E-3-a of this Section until he is activated in the assignment into which he has bumped.

3. If a pilot is awarded an assignment and such assignment is not activated by the Company within sixty-two (62) days (or two (2) schedule months, if earlier), including the effective date specified in the bulletin advertising the vacancy, and the assignment has not been cancelled, the pilot shall be paid the greater salary of his current or awarded assignment until such time that the assignment is either activated or cancelled. If the pilot exercises a bump, he shall continue to receive pay for the cancelled assignment, in accordance with Paragraph 8-E-3-a of this Section until he is activated in the assignment into which he has bumped.

4. If at the end of ninety-two (92) days or (three (3) schedule months, if earlier), including the effective date specified in the bulletin advertising the vacancy, such assignment has not been cancelled or activated, a pilot may at his option exercise bumping rights in accordance with Paragraph 8-K-2, 8-K-4, 8-K-5, 8-K-6, 8-K-7 and 8-K-8 of this Section or be eligible to bid any vacancy or continue to receive compensation as provided in sub-paragraph 3 above. Should the pilot bid or bump to another assignment under this provision, he shall continue to receive any delayed activation pay for which he has previously qualified until his activation into the new assignment.

H. Failure To Qualify For Awarded Assignment

In the event a pilot bids or bumps into a new assignment and fails to satisfactorily complete the training required to qualify him for such assignment, or fails to qualify on his new assignment after completing the training required, he shall be considered as not having vacated his previous assignment, and if his previous assignment no longer exists, he shall have bumping rights in accordance with Section 8-K unless action has been taken by the Company under Section 6-A-2.

I. Order of Activation of Assignments

1. The order of activation of awarded assignments in a status and equipment type at a domicile shall be in chronological order of the award bulletins for such assignments, notwithstanding the respective bulletined effective dates of such vacancies or the relative seniority of the pilots awarded such assignments.

2. When awarded assignments are cancelled prior to their activation, the order of cancellation of such assignments in a particular status and equipment type at a domicile shall be in reverse chronological order of the award bulletins for such assignments, notwithstanding the respective bulletined effective dates of such vacancies or the relative seniority of the pilots awarded such assignments.

3. The date of acquiring an assignment shall be considered that date which appears on the publication of the award bulletin. The date for pay purposes shall be considered that date on which the pilot physically assumes the duties of his new assignment; or, if prevented by the Company from assuming his new duties, the date on which he would have assumed the duties of his new assignment had the Company not prevented him from doing so.

J. Reduction in Assignments

In the event there is a reduction in Captain assignments, the procedures specified in Section 20-A-2-c of the Agreement shall be followed to determine at which domicile the assignments shall be reduced. The number of Captain assignments for each domicile in the affected equipment shall be determined by the number of Captains assigned to lines of flying for the full month at the time of publication of the pilots' schedules.

K. Displacement Rights

1. If the Company determines that an excess of Captainor First Officer assignments exists in an equipment type at a domicile, the Company may give notice to the pilots affected that they are surplus in their assignment, status and equipment type and will be displaced from their assignment on a specified date. Such notice shall be given not less than thirty (30) days nor more than one hundred twenty-five (125) days prior to the date of displacement. (Date of displacement is also known as "surplus" date.) Displacement of pilots will be made in inverse order of seniority, unless exempted by the application of Section 7-H. Any pilot who has been notified of the impending discontinuance of his assignment, must exercise bumping rights as established in sub-paragraph 8-K-2 of this Paragraph and shall have until twenty (20) days after notification of specified date of the discontinuance to exercise such bumping rights. Official notice will be conveyed through the pilot's Company mail box. If, however, a pilot's schedule shows that he does not have any duty scheduled within seven (7) days following the initiation of the notice, the Company will make an effort to contact him by telephone. If this attempt is unsuccessful, a letter will be sent by U.S. Mail to his home of record. A pilot exercising bumping rights shall be maintained in his present assignment until he assumes his new assignment, except as provided for in sub-paragraph 8-K-4 of this Paragraph.

a. A pilot notified of his displacement under the provisions of this Paragraph may have that displacement cancelled should the surplus be reduced or cease to exist. Such cancellations will be in seniority order.

b. If a surplus is declared by the Company, any pilot who bids out of the surplus situation shall be entitled to a paid move and shall not receive any freeze except as provided for in 8-D-4-e-(4). The surplus will be reduced by the number of pilots who bid out of the surplus situation.

2.

a. A pilot who has bumping rights under the provisions of this Paragraph may bump into any status on any equipment at any domicile where a pilot junior to him (excluding pilots who remain surplus after the application of Section 8-K-3 below or pilots exempt from surplus under the provisions of Section 7-H) holds an assignment, including an assignment awaiting activation, in such status and equipment type. A pilot will exercise any of the bumps provided for in this Paragraph by notice in writing to the Company and shall begin his new assignment on the effective date of his displacement or when training is completed for such assignment, whichever is later; however, the Company may utilize the provisions of Paragraph 8-K-11 below when activating such pilot. If the new assignment is planned to be activated prior to the first of the pilot schedule month, he may exercise his seniority in his new assignment under Section 20-D. If, however, the new assignment is activated at a time which precludes his exercising his seniority in his new assignment under Section 20-D, he will be assigned as a reserve in his new status and equipment type until the commencement of the next schedule for which he exercises his seniority under the schedule selection procedure. If the new assignment is at other than his present domicile, he shall be granted time, to be taken at his option, allowed by the Company Regulations, for traveling from his old domicile to his new domicile. The pilot's applicable monthly salary will not be reduced for such period of absence from duty.

b. Notwithstanding sub-paragraph 8-K-2-a above and 8-K-4 and 8-K-8 below, when a surplus of pilots is expected to exist for more than sixty (60) days, such surplus may be temporarily assigned to another equipment type in their current status and at their domicile for a period not to exceed one hundred and eighty-two (182) days. Such assignments will be made on an "offer and accept" basis of the qualified pilots and such pilots shall be pay protected as provided in Paragraph 8-E-3 of this Section until they are returned to their permanent equipment or have been declared surplus as provided in 8-K-1 of this Paragraph.

3. Notwithstanding the provisions of 8-K-1 and 8-K-2 above, any pilot holding an assignment in the same domicile, status and equipment type as a pilot who has been given surplus notice may, on a man-for-man basis, volunteer to accept the surplus for a more junior surplus pilot. When surplus notices are given, the Company will advertise for volunteers, indicating the seniority range which will determine the bumping rights of any volunteer(s). A volunteer shall submit his request indicating the domicile(s), status(s) and equipment type(s) to which he wishes to bump and he shall be accepted as a volunteer only if his bump can be granted, based upon the seniority of the pilot he replaced on the surplus notice. Volunteers will be accepted in seniority order up to the number of the declared surplus notice as adjusted by the provisions of Section 8-K-9 Such volunteers will be entitled to a paid move under the provisions of Section 10-C. The number of pilots to be involuntarily surplused shall be reduced by one for each volunteer accepted.

4. If as a result of exercising bumping rights training is required, a pilot will remain in the status and equipment type of his former assignment until such time as training is completed or until he reports to his new assignment, whichever is later. If training for the new assignment has not begun within thirty (30) days prior to the pilot's displacement date, as established in Paragraph 8-K-1 above, he shall be paid, on his displacement date, his current salary or the salary of the assignment to which he bumped, whichever is greater. The pilot will not receive such pay, however, if the delay in training resulted from vacation, sick leave or a leave of absence. If the equipment type from which displaced is no longer being flown by that domicile, the displaced pilot will be available for either TDY or 8-L-6 assignments, at his option, until he begins training for his new assignment or for sixty (60) days, whichever is less. The pilot may choose either option on a monthly basis.

5. If a pilot bumps into an assignment awaiting activation and he cannot be utilized in his old assignment, he may be required to function in the highest status in any equipment type for which he has been trained and which he can be utilized at his present domicile until his new assignment is activated. If he cannot be utilized at his present domicile he may, notwithstanding Section 8-L-3, be assigned to temporary duty in the status and equipment type from which being displaced until his new assignment is activated. During such temporary duty assignment, he will be provided with NRPS and OMC (Priority F) transportation to and from his present domicile on his scheduled days off. While functioning in either of the above types of assignment, such pilot shall be paid at the rates applicable to the assignment from which he was displaced or the rates applicable to the assignment in which he is functioning, whichever is greater.

6. A pilot who bumps into an assignment awaiting activation shall for the application of Section 8-I, be considered as though he had bid and been awarded the vacancy awarded the pilot junior to him.

7. A pilot exercising bumping rights under this Paragraph which involve a change in domiciles shall be allowed moving expenses in accordance with Section 10.

8. If a pilot is a successful bidder or has exercised bumping rights as specified in Section 8-K, he shall be given the opportunity to begin transition training in such equipment as soon as practicable but in no case later than six (6) months from the date such pilot qualified under Section 8-E-3.

9. The number of pilots declared surplus in a domicile, status and equipment type shall be reduced by the number of pilots awarded vacancies during the twenty (20) day period after the notification of displacement.

10. Should pilots be declared surplus while junior pilots remain in the same domicile, status and equipment type because of the exemption provided under Section 7-H and should the anticipated furlough subsequently be cancelled, the pilots declared surplus shall be protected as follows:

a. All pilots previously exempted under Section 7-H shall be immediately declared surplus, or

b. Those pilots who had involuntarily bumped to another assignment shall be immediately given the opportunity in seniority order to return to their prior assignment, provided further that the number of pilots exercising this option shall not exceed the number of pilots previously exempted under Section 7-H at that domicile, status and equipment type. If the pilot has moved under the provisions of Section 10 as the result of his bump assignment and elected to return to his prior assignment as the result of this sub-paragraph, he shall again be entitled to a paid move under the provisions of Section 10 back to the domicile of the prior assignment.

11. Notwithstanding the provisions of this Paragraph K, the Company may activate a pilot in a bump assignment earlier or later than specified above provided that:

a. No pilot will be activated into his bump assignment more than fifteen (15) days prior to his date of displacement nor less than thirty (30) days after date of displacement as established in 8-K-1 above.

(1) When the activation is early into a higher paying assignment the pilot shall receive pay for his new assignment upon activation.

(2) When the activation is early into a lower paying assignment the pilot so activated shall continue to receive pay at his former rate until the date of his displacement under 8-K-1 above.

b. When the activation is delayed into a higher paying assignment, the pilot so delayed shall begin receiving pay at the higher rate, if on the effective date of his surplus he is trained for his bump assignment.

c. Within a given status, domicile and equipment type, when the activation is delayed into a lower paying assignment, the most senior pilot with the same surplus date who is already activated into a lower paying assignment, shall continue to receive pay at his former rate so long as the junior pilot does, unless the junior pilot is not trained due to vacation, sick leave or a leave of absence. This application shall be on a man-for-man basis.

L. Temporary Duty Assignments

1. The Company will provide a hotel room to any pilot assigned TDY for the entire duration of the TDY assignment. For purposes of this paragraph, a TDY assignment begins one (1) day before the pilot's first required day on duty and ends one day after completion of his last duty period. Should the pilot return to his home domicile or residence during any period of days off, the Company may ask the pilot whether the hotel room should be canceled. However, the Company may only cancel the hotel room at the TDY location with pilot concurrence.

2. Selection of pilots for involuntary temporary duty assignments shall be from pilots functioning as reserves in the status and equipment type needed for the temporary duty assignment. Temporary duty assignments shall not reduce reserve coverage at a domicile below required levels in any status or equipment type. Assignment of eligible reserves for temporary duty shall be in inverse order of their seniority at the domicile regardless of the reserve days off schedule, except pilots may volunteer and be assigned temporary duty in order of their seniority. Any pilot may volunteer for TDY at any domicile(s) as part of the monthly schedule preferencing procedure as follows:

a. Pilots volunteering for TDY will preference and be awarded local schedules, as provided by Section 20. In addition, they will indicate to which domiciles they desire to be sent and which reserve days off they prefer.

b. To the extent that TDY is needed from the domicile, the volunteers who are available for the full month will be assigned in seniority order to the domiciles they requested. Volunteer TDY assignments will be made as early as practical and contact will be attempted at least three (3) days before the beginning of the TDY assignment. When possible a volunteer for the full month shall be assigned to the TDY domicile prior to preferencing in order to allow the volunteer to exercise his seniority at the TDY domicile. However, all pilots who have volunteered for TDY must contact the Company on the next to the last day of the month prior to the month of TDY (if not contacted earlier) to determine if he has received a TDY assignment. Such pilots must be available to begin TDY on the first of the following month, if there is no conflict with his prior month's schedule.

c. Volunteer pilots assigned TDY will be assigned reserve day off lines at the TDY domicile, taking into consideration any day off request he may have submitted. Reserve day off requests will be granted so long as B-747-400, B-777 and B-767/757 pilots receives twelve (12) days off in a month, and B-737-300/500 and A-320/319 pilots receive ten (10) days off in a thirty (30) day month or 11 days off in a 31 day month. and reserve coverage at the TDY domicile is not adversely affected. Time permitting, such volunteer pilots may also be assigned any open lines which their seniority would entitle them to under the provisions of Section 20. These assignments will be made in seniority order. Reserve pilots shall not be required to deadhead to or from the TDY assignment on days off.

d. Lines of flying which are opened because the pilots awarded such lines have been sent TDY, will be covered by moving up a reserve under the provisions of Section 20-D-5, however, no further move-ups will be incurred. No move-up will be performed if the TDY volunteer is a reserve at his domicile. Should a TDY assignment be terminated early, the volunteer shall return to his awarded line at his domicile.

e. TDY assignments required for partial months or after the beginning of the month shall be given to reserves only. Such assignments shall be made to reserves who have volunteered, to the extent available.

3. Temporary duty assignments shall be governed by the following criteria:

a. The length of a temporary duty assignment shall be measured by the number of full calendar days so assigned, including days spent in traveling to and from the temporary duty domicile but exclusive of days required for any necessary qualification.

b. A reserve pilot who has accumulated a total of thirty (30) days of temporary duty during the previous twelve (12) month period shall not be required to remain on temporary duty without his consent until all qualified pilots on reserve duty at his domicile in his status and equipment type have each accumulated thirty (30) days of temporary duty during the previous twelve (12) months, provided that said pilot shall not be assigned more than a total of forty-five (45) days of temporary duty in such twelve (12) month period without his consent.

c. A pilot may not be required to be on temporary duty for more than fifteen (15) consecutive days for any one such assignment, except that a pilot may volunteer to remain on temporary duty; provided that if a pilot is the only reserve pilot in his status, equipment type and domicile who will not have accumulated thirty (30) days of temporary duty at the conclusion of fifteen (15) day assignment, he may be required to remain on temporary duty in excess of thirty (30) days.

d. In the event a reserve pilot is to be assigned on temporary duty for a period of ten (10) days or more, he shall be given notice of such assignment as far in advance as possible but in no case less than three (3) calendar days (seven (7) if such assignment commences subsequent to the tenth (10th) of the month) prior to the time he is required to depart from his home domicile for the temporary duty assignment. Such assignment shall be preferenced if time permits.

4. The term "reserve" as applied to pilots in this Paragraph will mean a pilot who is not assigned to a schedule at his home domicile. However, a reserve pilot who is given a temporary assignment under the provisions of this Paragraph may be required to complete such temporary assignment regardless of any change in his status at his home domicile.

5.

a. Pilots assigned to temporary duty, if functioning as a reserve while assigned to temporary duty for fifteen (15) days or less, shall be provided with one (1) day off in each seven (7) days during the period of temporary duty.

b. A pilot assigned to temporary duty for a period of eleven (11) to fifteen (15) days shall have his days off while on temporary duty scheduled so as to provide one period of two (2) consecutive days off. If necessary, one (1) additional day off will be granted for this purpose; however, such additional day off, above the requirement for one (1) day off in seven (7), will be subtracted from the days off owed to the pilot and will not be restored as provided below.

c. Those days off lost by the pilot while on temporary duty will be restored to the pilot either immediately before or immediately after the period of temporary duty, at the option of the Company; notwithstanding the possibility that such days off may be restored in the month following the month in which the temporary duty assignment took place.

d. In the event that it is necessary to restore days off to a pilot during a month when he is a lineholder such days off will be restored on the first available days of scheduled duty; provided that trip sequences will not be split apart as a result of this application. Restoration of days off will in all cases be deferred if such restoration would conflict with or cause rescheduling of training. If restoration of all lost days off cannot be completed within one month following the month in which the temporary duty was assigned, the remaining day off owed will be added to the pilot's vacation. The day(s) off granted to fulfill the one (1) day off in seven (7) requirement during the period of temporary duty will not be used to offset the number of scheduled days off lost during the temporary duty assignment.

e. If involuntarily assigned to temporary duty for more than fifteen (15) days, the pilot shall retain the days off schedule assigned to him at his domicile and he shall not be required to deadhead to or from the temporary duty assignment on his days off. However, with pilot concurrence, the pilot's days off may be rescheduled.

6.

a. To avoid junior manning for a specific trip, a pilot available under the provisions of Section 20-F, or a reserve pilot, may be assigned to cover such open one way or round trip sequence originating at another point provided it does not result in junior manning at his home domicile and such assignment will not be considered as temporary duty. Initial assignments under this provision shall not be scheduled to exceed five (5) duty periods, except for international trip assignments.

b. Notwithstanding Section 8-L-6-a above, a lineholder signed up for open flying under Section 20-H-3 and 20-H-5 at the domicile designated by the Company to cover the Section 8-L-6 assignment, may at the Company's option be offered the opportunity to cover such open flying. Pilots so assigned shall be governed by all of the provisions of sub-paragraph 8-L-6-a above.

M. Geographical Relocation of Assignments

In the event that the Company desires to geographically relocate flying from a domicile and to the extent that the number of assignments are relocated, the Company will offer to the pilots in the status and equipment type affected at the domicile in the order of seniority, the opportunity to be transferred to the new domicile(s). Such pilots shall be allowed moving expenses in accordance with Section 10 of this Agreement. The relocated assignments shall be identified with and flown from the new domicile(s) and the assignments involved shall not be open for award unless the number of pilots desiring to transfer provides less than the total assignments required at the new domicile under the provisions of Section 8-B. If an insufficient number of pilots elects to transfer, the balance of the assignments required at the new domicile in accordance with Section 8-B shall be awarded systemized. To the extent that the number of assignments are relocated a like number of assignments shall be reduced at the old domicile.

N. Phase-Out of Equipment Type

When the Company desires to completely phaseout an equipment type at a domicile, other than as covered in Section 8-M, the provisions of Section 8-K shall be utilized for the displacement of the affected pilots; except that the opportunity for displacement shall be offered to the affected pilots in seniority order during each reduction in assignments associated with the complete phase-out of equipment type. If insufficient pilots voluntarily accept the displacement, the remainder of the displacements shall be accomplished under Section 8-K in inverse order of seniority.

O. Closing Of A Domicile

1. In the event the Company desires to close a domicile, the procedure set forth below shall be followed:

a. The Master Executive Council Chairman will be so advised by the Company and will be afforded the opportunity to consult with and make recommendations to the Company regarding the relocation of the affected pilots.

b. At least ninety (90) days notice must be given to the pilots affected by the move outlining the procedures to be followed to accomplish the move and indicating the domicile(s) to which the flying will be moved.

c. Pilot vacancies equal to the number of assignments existing at the old domicile will be established at the domicile(s) to which the flying is transferred. During the ninety (90) day period specified in paragraph b above, the pilots so affected will be given an opportunity to indicate to which of the designated domiciles they desire to be transferred or to bid on vacancies which may be bulletined on the system, notwithstanding any freezes that otherwise may be applicable.

d. The Company will transfer the pilots to the new domicile(s) in order of their seniority preference by status and equipment type.

e. The pilots affected shall retain the status and equipment type held by them at the time of transfer and such flying shall be identified with and flown from the new domicile(s) and shall not be open for bidding.

f. Each pilot who is subject to the provisions of this sub-paragraph (O) shall be allowed NRPS transportation between his former domicile and his new domicile until such time that he moves his home to the new location under Section 10, not to exceed one (1) year after the effective date of the domicile closing. In addition, if such pilot has not moved his home to the new location within one (1) year, he shall be allowed NRSA transportation until he moves, not to exceed an additional one (1) year.

P. Vacating Assignments

1. A pilot may vacate an assignment only as provided by this Section 8, or Section 6-E of this Agreement.

2. When a pilot desires to vacate a present or future assignment, his request to vacate shall be considered jointly by the Company and the Association and in accordance with their mutual agreement a decision may be rendered permitting such pilot to vacate his assignment to take up a different assignment at his domicile, to take up a like assignment at a different domicile or to revert to his former assignment, and moving expenses shall not be allowed.

3. A pilot activated early in an awarded assignment under the provisions of Paragraph P-2 above shall not trigger pay under Section 8-E for other pilots awarded a like assignment.

Q. New Equipment Domicile

In the event the Company desires to open a new equipment domicile(s), the procedure set forth below shall be followed:

1. The Master Executive Council Chairman will be so advised by the Company and will be afforded the opportunity to consult with and make recommendations to the Company regarding the staffing of the new equipment domicile(s).

2. All vacancies with advertised effective dates during the first six (6) months after the first revenue trip has been flown shall be bid system wide unless the parties agree to an alternate method of staffing the new equipment domicile(s).

3. Notwithstanding the fourteen/thirty-six (14/36) month bidding restrictions of Paragraph 8-D-3 and 8-D-4, all pilots will be eligible to bid on all vacancies with advertised effective dates within six (6) months of the advertised effective date of the first vacancies bid at that new equipment domicile.

4. A pilot who has completed training and is awaiting activation into a new equipment domicile will be available for either TDY or 8-L-6 assignments, at his option, for a period of up to 60 days or until revenue flying begins in the new equipment domicile whichever is less. The pilot may choose either option on a monthly basis.

Section 9

Training

  Classifications

  The provisions of this Section shall apply to all training in which pilots are required to participate, by the Company, on a scheduled basis. This shall include but is not limited to initial, upgrading and transition training, proficiency training, proficiency checks, overwater training, navigation training, re-qualification training and all training associated with differences of an aircraft conducted at a local domicile, not included in transition training. It does not include special or miscellaneous training such as maintenance of currency on equipment, audio visual package reviews, airport qualification films, route qualifying not in connection with transition training or transfer to another domicile, Company meetings, seminars, etc. or training requested by the pilot on a voluntary basis.

  Assignment
    All training assignments will be made by the Company in accordance with the following:
      All pilots shall be notified as far in advance as possible but in no case less than fourteen (14) days prior to being scheduled to receive transition or extended training of five (5) days or more. However, if a pilot is returning to work from an absence and he needs requalification or transition training, this fourteen (14) day minimum notification may be reduced to seven (7) days. These minimum notification requirements may be further reduced only with pilot concurrence. Official notice of training assignments will be conveyed through the pilot's Company mail box and by electronic notification. If, however, a pilot's schedule shows that he does not have any duty following the initiation of the notice, or that the pilot has not checked the electronic notification, the Company will make an effort to contact him by telephone within seven (7) days of the original notification. If this attempt is unsuccessful, a letter will be sent by U.S. Mail to his home of record. If a pilot volunteers for training with less than fourteen (14) days notice of a training assignment of this type and does not have a scheduled calendar day off between the time of notification and the time he is required to depart his domicile, he will be provided with a calendar day off within seven (7) days from departing his domicile.
  Proficiency Checks, Continuing Qualification Programs and Proficiency Training (PC/CQP/PT), or training for periods of less than five (5) days will be assigned after the posting of the pilot's schedule preference awards but no later than nine (9) days after the posting of the pilot's schedule at the local domicile. This nine (9) day requirement excludes secondary and floater lines. Domicile continuity shall be maintained when assigning PC/CQP/PT's whenever practicable. A pilot will be electronically notified at least fifteen (15) days prior to the date he is scheduled for a PC/CQP/PT assignment except under the circumstances covered in Paragraph 9-G-3 below. Within 48 hours after the monthly bid awards are posted for the affected month, a pilot eligible for a PC/ CQP/PT may designate a period of seven (7) consecutive holy days that he will not be available for a PC/CQP/PT. In addition, a pilot may not be asked to deadhead to or from any training during these seven (7) consecutive holy days. WHQCM may deny this holy day request if granting the request would result in the pilot losing his qualification.
  The Company will not assign a pilot to a PC/CQP/PT in an early month with less than twentyone (21) days notice of the PC/CQP/PT without the pilot's concurrence.
  The Parties are agreeable to develop a process for bidding PC/CQP/PT slots under the following conditions:
          Monthly requests for PC/CQP/PT slots will close at the end of the 48 hour holy day window.
          Bidding requests will be honored in seniority order.
          The Company will award PC/CQP/ PT slots consistent with available manpower needs (i.e., awards can not result in manpower surpluses or deficits in any given domicile, fleet and seat).
      When the Company cancels or terminates a training assignment earlier than planned, the affected lineholder pilot may be given a flying or standby assignment under the provisions of Section 20-F-1 on those days on which he had trips published in his awarded schedule. Provided the pilot is not responsible for the training cancellation, he will be paid for the value of the trips in his original line or what he actually flies, whichever is greater. However, the Company will drop duty days as necessary in order for the pilot to receive his minimum days off per Section 5-G-1-d.

        Compensation and Flight Time Considerations
    Training Assignments Of Five (5) Days or More
  When a pilot (lineholder or reserve) is assigned to training prior to the awarding of lines of flying or reserve lines by the Company in accordance with Paragraph 9-B-1-a above, he shall receive 2.8 hours of pay credit and have his allowable monthly flight time reduced by 2.8 hours for each day included in his total training assignment, including day of deadhead to and from training within the schedule month.
  If a pilot who has been awarded a line of flying is assigned to training by the Company in accordance with Paragraph 9-B-1-a above after he has been awarded his line of flying, he shall receive pay for all the flying he missed as a result of the training assignment and his allowable monthly flight time will be reduced by the number of actual flight hours missed.
  If a pilot who has been awarded a reserve line is assigned to training by the Company in accordance with Paragraph 9-B-1-a above after he has been awarded his reserve line, he shall receive five hours (5:00) of pay for each reserve day of availability missed as shown in his assigned reserve line and his allowable monthly flight time will be reduced by the total number of pay hours received.
    Training Assignments Of Less Than Five (5) Days
  A pilot assigned to training in accordance with Paragraph 9-B-1-b above, shall be paid his monthly pay or guarantee as applicable as provided in Section 3 in accordance with the following:
  When a pilot assigned a line of flying attends training, his total allowable monthly flight time shall be reduced by the number of actual flight hours missed as a result of this training.
  When a pilot functioning as a reserve attends training, he shall have his total allowable monthly flight time reduced by five hours (5:00) for each duty day missed as shown in his assigned reserve line.
  When a pilot assigned a line of flying attends training as specified in Paragraph 9-B-1-b above and such assignment results in such pilot being scheduled for less than the required minimum calendar days free of duty at his home domicile for the month, said pilot shall be given another day or days off, as the case may be, in lieu of the scheduled day or days off in which he attended training in order to bring his scheduled days off to the required minimum calendar days free of duty at his home domicile for the month, as provided in Section 5-G-1-d-(1).
  Whenever said pilot must drop a trip or trips from his schedule to receive a day or days as provided in sub-paragraph b above, his total allowable monthly flight time shall be reduced by the number of actual flight hours in the trip. Should he be required to stand by on "extra" days as provided in Section 5-G-4, the reduction above will only be the actual flight hours in the trip on the days he did not stand by or fly under Section 20-F.
  When a pilot assigned a line of flying attends training of less than five (5) days including PC/CQP/PT's on days that he was not scheduled to fly other than compensated for in Paragraph 9-C-2-b above, said pilot shall receive a training credit day in accordance with the following:
  For purposes of this sub-paragraph c, a training credit day shall consist of any of the following:
          Any portion of a calendar day deadheading to or from training;
          Any portion of a calendar day spent in any of the applicable required types of training under this subparagraph C-2;
          Any portion of a calendar day the pilot is available for the applicable required types of training listed in Paragraph 9-A above, but he is unable to complete such training because of inoperative equipment or because of the cancellation of any portion of the scheduled training period.
  A pilot shall not receive a training credit day for any day on which he was scheduled to fly nor shall a pilot receive more than one (1) training credit day for any calendar day in which a pilot deadheaded to or from training on the same day he was scheduled for training.
  Provided further, in the event that a pilot's training assignment results in his gaining a day or days off by reason of having to drop a portion of a round trip on a day that he was not scheduled for training, such gained day or days off will be deducted from any training credit day(s) in the computation of the net training credit days occasioned by such assignment.
  Provided further, in the event that a pilot fails the training and requires additional days of training, such additional days shall not be subject to the provisions of this sub-paragraph.
  Training days credit accumulated by a pilot in accordance with sub-paragraph c above during the period from December 1 to December 1 of each year will be added to the scheduled vacation due said pilot in accordance with Section 11, as shown in the Example:

  Example:

  Schedule vacation days due under

  Section 11- 16 days

  Training days' credit due- 4 days

  Adjusted vacation- 20 days

  D. Transportation

  A pilot assigned to training shall be furnished Company non-revenue positive space (NRPS) or OMC (Priority E) transportation at the option of the pilot, for all authorized travel to and from his point of residence, duty or assignment and the training location. OMC may be assigned only with pilot concurrence. Authorized travel shall be travel in connection with the beginning, relocation or termination of a training assignment, travel at Company request, and such other travel that may from time to time be authorized.

  Non-revenue positive space (NRPS) or OMC (Priority E) at the option of the pilot will be issued by the Training Facility Administrative Office for travel to and from his point of residence, duty or assignment on a pilot's scheduled days off. It is the responsibility of the pilot to be available for scheduled training periods.

  E. Expenses

  The Company shall furnish suitable, single lodging accommodations when required and standard allowances, as provided in Section 4-A-1, from time of departure of the trip on which he deadheads to the training assignment until the time of arrival of the trip on which he returns to his domicile. In the event the Company cannot furnish lodging, reasonable actual expenses supported by receipts plus standard allowances will be paid. Transportation shall be furnished between the lodgings and the training facility or expenses, therefore, if such transportation is not furnished by the Company. Such expenses shall be claimed on a regular Company expense account form and must be submitted within fourteen (14) days after incurring the expenses. The Company will allow actual and necessary personal laundry and cleaning expenses, when training away from the home domicile is for more than five (5) consecutive days.
  A pilot assigned to training at his home domicile or a pilot who elects to live at his home while in training shall be paid at the rates set forth in Section 4-A-1 from the time he reports to the Training Center for training until he is released from the Training Center. This will not apply to a pilot from the time he is released for days off during the training period, until reporting for training following a day off period.
  Pilots in Transition or Requalification Training at their home domicile may, at their option and in lieu of the lodging provisions herein, receive an allowance for transportation of fifteen Dollars ($15.00) per day for each day the pilot is required to report for training. Such allowance shall be claimed on a regular expense form and must be submitted within fourteen (14) days after incurring the expenses.

  F. Training Schedules

  1. To the extent known and projected by DENTK Planning and Scheduling Section, the training schedule will be posted for the entire transition period, from the beginning through completion.

  A pilot assigned to training shall not be on duty in excess of the following limitations:
  A pilot shall not be on duty for more than eight (8) hours exclusive of a one (1) hour lunch break, in any one (1) calendar day during Initial, Upgrading, Transition Training, Proficiency Training and Checks, in the simulator or aircraft or combination thereof. In addition, a pilot shall not be scheduled to exceed thirteen and one-half (13 1/2) hours on duty in a combination of training and deadheading to or from Denver and will not be required to exceed fourteen and one-half (14 1/2) hours; except in the case of a delay in training, he may be required to exceed fourteen and one-half (14 1/2) hours to deadhead home in order to be legal for his next scheduled trip.
  Formal classroom and crew training sessions (excluding crew training sessions designed as briefings immediately prior to simulator or cockpit procedure trainer periods) shall begin no earlier than 0700 and terminate no later than 2200.
  The training periods in the flight simulator or cockpit procedures trainer, exclusive of brief and debrief, will be conducted between the hours of 0600 and 2400 local time. These limits may be exceeded with pilot's concurrence to make up for lost time due to mechanical failures. Additionally, the above 2400 time may be extended to 0200 when the scheduled training requirements in a particular equipment type exceed the capabilities at DENTK. The Company may only schedule a pilot for training during the 2400 to 0200 time period without his concurrence if no other time slots are legally available. No checking will be done during this extended training time.
  The training periods in the flight simulator or cockpit procedures trainer, exclusive of briefing and debriefings, will be conducted between the hours of 0600 and 2400 local time, provided that with the pilot's concurrence these limits may be exceeded to make up for lost time due to mechanical failures. Additionally, the above 2400 time limits may be extended to 0200 when the scheduled training requirements in a particular equipment type exceed the capabilities at DENTK. No checking will be done during this extended training time.
  Training periods for airplane flight training and simulator flight training, or any combination thereof, shall not be scheduled to exceed four (4) hours of actual aircraft and/or simulator time per day. A pilot scheduled in the simulator for a period in excess of two hours and thirty minutes (2:30) shall be permitted a short break for physiological needs.
  A pilot will not be scheduled for more than six (6) hours of instruction in classroom, crew training sessions, system procedures trainer or cockpit procedures trainer in any one day.
  Five (5) training days in any seven (7) consecutive days shall be the maximum scheduled. With pilot concurrence, this training may be extended, due to unexpected circumstances, to six (6) consecutive days to provide continuity in a particular training assignment. A pilot will be scheduled for at least one two (2) consecutive days off period every two (2) weeks.
  On rating or proficiency checks at DENTK, the initial take-off or the final landing, with all engines normal, may be accomplished in hours of darkness. When rating rides or proficiency checks are conducted away from DENTK, such flights may, by mutual agreement between the pilot and check airman, be conducted during night hours.
  When a pilot has been assigned by the Company to observe as a member of the crew in conjunction with transition training, such period of time will be considered an extension of his transition training period.
  The Company will not schedule a pilot for simulator checking prior to 0700 pilot's home domicile time. However, during Daylight Savings Time, the Company may schedule Honolulu based pilots for simulator checking beginning at 0600 pilot's home domicile time.
  Rest Provisions

  (1) The minimum rest period between any two training duty assignments shall be twelve (12) hours off duty.

        The minimum rest between any line assignment and any training assignment (including deadheading to or from training, if required) shall be eighteen (18) hours free of all duty at the home domicile.
  A pilot scheduled for training of less than five (5) days shall be scheduled for not less than one (1) calendar day off in each seven (7) days; except that, if such seven (7) days contains a combination of line flying and training, he may be scheduled for and perform seven (7) consecutive days of such combined duty, if the seventh (7th) day of duty is necessary to complete an assignment in progress.
  Upon completion of scheduled training of more than seven (7) days, a pilot will be given not less than three (3) calendar days free of all duty at his home domicile, provided he is not scheduled for such time off in his line of flying or as a reserve. Such three (3) days off may be provided immediately upon completion of formal training at DENTK or upon completion of IOE, at the pilot's option. The pilot shall indicate his desire as to the placement of such three (3) days off within forty-eight (48) hours of receiving his training schedule. If the pilot makes no choice, the placement of the days off with respect to the IOE will be determined by the company.
  Notwithstanding the four (4) duty period restriction for scheduling of domestic trip sequences provided in Section 5-G-3-g, the Company may assign a pilot to a series of flights exceeding the four (4) duty period limit to accomplish his Initial Operating Experience (I.O.E.). This assignment shall be accomplished as a part of his training assignment under the provisions of Section 9, but I.O.E. shall not be subject to the provisions of 9-F-2 (duty limits while in training) or 9-F-3-a (rest requirements while in training at DENTK and deadheading to and from DENTK).
  A pilot will not be assigned to training or to deadhead on December 25th or January 1st.

  G. General

  1.

  The Company shall establish such training policies as are necessary to insure compliance with this Agreement and to accomplish the necessary training requirements of the Company. A Training Committee composed of representatives of the Company and representatives of the pilots shall be established. The Training Committee shall meet quarterly unless the parties agree to meet less frequently, or at any other time the parties mutually agree. It is the intent of the parties to this Agreement that this Training Committee shall provide the pilots with the opportunity to consult with and make recommendations to the Company on training policies or changes, training programs or changes, or any other matters affecting pilot training. In the event that the Training Committee and the Company are unable to resolve issues of training, these issues will be referred to the Vice President of Training, the Senior Vice President of Flight Operations and the Master Chairman for resolution.
  The parties agree that it is in the best interest of the Company, the Association and the pilot in training for the ALPA Training Committee to be notified any time an individual pilot is having training difficulties or is scheduled for other than a routine check by DENTK. If requested by the pilot, a UAL pilot representative of ALPA may be present in the cockpit as an observer on any check other than a routine check. Additionally, the Company agrees to handle pilots who continue to experience training difficulties as per past practice.

  2. The Company will make every reasonable effort to provide Pilot Instructor continuity throughout simulator and airplane training. In unusual circumstances, special consideration shall be given when a pilot requests a specific Pilot Instructor.

  3. If a pilot is assigned to a flight simulator period as a fill-in crew member and such assignment is in addition to his regularly assigned PC/CQP/PT periods, the Company will not require that he participate in the oral portion of the examination. If his performance requires additional training, such training will be provided to a satisfactory level of proficiency and no checking events will be scheduled. If the fill-in crewmember is a reserve, he shall have his total allowable monthly flight time reduced by five hours (5:00) for each day assigned as a fill-in. A pilot so assigned shall not be scheduled to be on duty, including deadheading to and from the training location, in excess of thirteen and one-half (13 1/2) hours; and shall not be required to remain on duty in excess of fourteen and one-half (14 1/2) hours without his concurrence except in the case of a delay in a PC/CQP/PT, he may be required to exceed fourteen and one-half (14 1/2) hours to deadhead home in order to be legal for his next scheduled trip.

  Once the Company has determined that a pilot is needed as a "fill-in" in order to provide a complete crew for a PC/CQP/PT, the Company may select a reserve for the fill-in assignment, according to the provisions of Section 20-J-1-b-(5); or, at its option, the Company may elect to make the fill-in assignment available to a lineholder who is signed up for "open flying".
  If the Company makes the assignment available to lineholders, the following will be the domicile preference order, regardless of each lineholder's own pick-up priority under Section 20-H:
        Lineholders based at DEN.
        Lineholders based at the same domicile as either the Captain or the First Officer assigned the PC/ CQP/PT.
        Lineholders based at any other domicile on the system, at the Company's option.
  Within each domicile, lineholders signed up for open flying will compete among themselves for fill-in assignments according to the usual 20-H priority rules.
  A lineholder who performs a fill-in assignment will receive five (5) hours for each duty day that he performs fill-in duties (not including periods consisting entirely of deadhead) which will be added to both his actual monthly projection and to the pay credit value of his assigned line. The pilot's actual monthly projection remains limited to the actual monthly limit established by the Agreement. For lineholders on the B747-400, B777 and B767/757, all pay credit in excess of 89 hours will be administered in accordance with Section 3-I.

  4. A fully qualified crew complement of a Captain and First Officer whose names appear on the United Air Lines Pilots Seniority List shall be utilized in accordance with United Air Lines' Standard Operating Procedures during flight simulator proficiency checks. No pilot will be assigned as a Captain fill-in unless that pilot holds an ATP for that aircraft and has accumulated at least 100 hours of experience in that aircraft since IOE. On those equipment types where augmentation is required, the use of two (2) ATP rated First Officers shall fulfill the requirement of a fully qualified crew complement.

  5. No pilot will be required to take a proficiency check in a simulator that is not functioning so as to simulate the flight and operating characteristics of the represented aircraft. Adequate time for a pilot to adapt himself to the particular flying characteristics of the flight simulator shall be given before the proficiency che ck is given in the flight simulator.

  6. If a pilot's performance on a proficiency check in the flight simulator is considered to be unsatisfactory, he shall always have the opportunity to take a proficiency check, without prejudice in an aircraft in which he is currently qualified.

  7. No pilot will be evaluated on a maneuver during a proficiency check that is not prescribed in the United Air Lines proficiency check as approved by the FAA.

  8. Proficiency checks in the flight simulator shall be given as nearly as possible as an extension of flight simulator training and shall not be given prior to such training.

  9. United Air Lines pilots will normally take precedence over any outside contract training for the most desirable training periods. For this purpose, the consideration for assignments will be in the following order:

  1st 0800 to 1800

  2nd 1801 to 2400

  3rd 0001 to 0759

  10. Training time shall not be considered as flight time for daily, weekly, monthly, quarterly or annual flight time limitations.

  11. Voluntary use of synthetic training devices such as cockpit procedures trainers and simulators is not included in the provisions of this Section. No record of a pilot's performance will be maintained by the Company for voluntary training nor will the log books and records of simulator utilization indicate the pilot by name.

  12. A pilot awarded an assignment who has completed transition training as a Captain in an equipment type other than a type which he has been flying as a First Officer and is required by the Company to return to his previous status or equipment type before being activated in his new assignment may at his option receive the training he deems necessary, including a requalification course to requalify in the previous equipment and/or the new equipment.

  13. When training and/or checking is conducted in an aircraft in flight, such training and checking will be subject to the following additional restrictions:

  Maneuvers requiring a visual horizon:
        Emergency descent.
        Simulated engine failure on take off.
        Approaches conducted at 50% or less power available.
        Maneuver to land (circling approach).
        Zero degree flap approach.
        Approach to stall.
        Intentional Dutch Roll.

        14. When a pilot is route or equipment qualifying in conjunction with transition training or as a result of bidding or bumping such qualifying shall be considered an extension of training and the provisions of Section 9-F-3-c shall apply.

          Initial Operating Experience (IOE)
            Initial Operating Experience (IOE) for Captains and First Officers may be conducted by designated line Captain Check Airmen functioning on their assigned trips. In any month that the Check Airman is utilized in this capacity, he shall receive his normal salary plus a Four Hundred Dollar ($400.00) override to cover up to three (3) duty periods in which he so functions. For each subsequent duty period in such capacity, he shall receive an additional One Hundred Dollars ($100.00) override. In no case will his pay as an LCA be less than nine percent (9%) of his hourly pay for the monthly hours performed as an LCA.
            Captains who have been designated as line check airmen under this provision may also perform en route checks as follows:
        The following conditions will apply to the pilot being checked.
        He shall be checked on his own trip unless with pilot concurrence other arrangements are made.
        In no event will he be scheduled for more duty periods than were in his original schedule, without his concurrence.
        His monthly pay shall not be affected by any changes made to accommodate an en route check.
        If a lineholder, he shall not be requested to perform as a reserve or to accept standby assignments as a result of changes made to accommodate an en route check.
        All Section 5 limitations shall apply to his assignment.
        Further, the following conditions will apply to check airmen:
        He shall receive hard hour credit for all hours flown in conjunction with an en route check.
        He shall not exceed the number of originally scheduled duty periods without his concurrence.
        All Section 5 limitations shall apply.

        16. Route qualifying required prior to assignment to duty as a Captain shall be as specified in the applicable portion of Flight Regulations-Operational, Series 25-2 and no other qualifying trips will be required.

        17. When changes or additions are made to the applicable portion of Flight Regulations-Operational, Series 25-2, as specified in sub-paragraph 9-G-16 above to which the Association objects, a hearing will be granted by the Senior Vice President-Flight Operations within thirty (30) days at the request of the Association for the purpose of determining whether such changes or additions should be continued.

            The Company will provide three (3) hours of pay to lineholder pilots who participate in the FANS training when that training is conducted as "stand alone" training at the pilot's home domicile. This pay will not be banked, but will instead be paid in addition to the compensation that otherwise would be paid in the subject month, even when the pilot's total pay exceeds the normal monthly pay maximum. Reserve pilots will be assigned FANS training only on reserve work days and will receive no additional compensation since reserve work days are already compensated.
            Should the Company implement a Home Study program to replace the first part of transition training now conducted at DENTK, the program shall be administered as follows:
      The Company may offer a pilot the Home Study program, however, his participation will be voluntary.
      Pilots receiving assignments, through bidding or bumping, in equipment types included in the Home Study program must indicate their desire to participate in the program within ten (10) days of receiving such award. Those pilots who participate will continue in line operations until commencing their training assignment at DENTK. Participants will receive 5:00 of pay for each reduction of one (1) day of training, at their current rate, over and above their line guarantees or line value, whichever is greater.
      The pilot must demonstrate satisfactory completion of the Home Study course by a specified date to receive this additional pay.
      The Home Study course materials will be sent to the pilot upon his notifying the Company of his desire to participate in the program. The same course materials will be available at each domicile.
      Pilots not participating will receive the full ground school training as traditionally performed at DENTK.
      The Home Study program will continue on a test basis for a period of six (6) months from the implementation date of the program. The results and quality will be monitored by the Company and the UAL/ MEC Training Committee to determine its effectiveness, need for modifications and/or acceptability. If determined effective the program may be continued by mutual agreement.

      9-H-

      Nothing herein shall restrict deviation from the rules by mutual agreement between the pilot and the Company where such deviation will aid or benefit the pilot in completing any training requirement.

      9-I-

      All pilots assigned to equipment domiciles with DSL scheduled overwater flying shall, at their option, be overwater and INS qualified within six (6) months. Initial and recurrent training shall be accomplished under the provisions of this Section.

      9-J-

      Should a new training requirement be instituted which will initially require more than four hours of training and which has a specific, required completion date, the parties will meet to discuss and agree upon (1) whether pilots who participate should be compensated and, if so (2) what form compensation should take. This commitment to negotiate on compensation under these conditions does not constitute a waiver of the Company's rights to require pilots to participate in such training under the present provisions of the Agreement prior to reaching agreement on the issue of compensation.

      9-K- Maintenance of First Officer Landing Currency

      1. Pilots will receive notification via Unimatic at least 30 days prior to becoming non-qualified ("NQ") due to insufficient landings.

      2. Scheduling Landing Currency Maintenance Simulator Sessions

        A Lineholder must schedule a landing currency simulator period on a day off prior to becoming NQ.
        A Reserve must schedule a landing currency simulator period on a day of reserve availability.
        A pilot will not receive a training credit day for a landing currency simulator period.

3. A pilot may request Flight Office assistance to facilitate landing currency.

4. A pilot who becomes NQ as result of failure to maintain landing currency will be placed on Absent No Pay ("ANP") status for his next scheduled trip pairing.

a. The pilot will be entitled to pick-up flying under Section 20-H-3 to make up resulting unpaid time.

b. The pilot will not be placed on ANP status if the NQ is the result of an approved leave of absence, being awarded a surplus reduction line for the month in which he becomes NQ, sick leave prior to and through the trip pairing immediately preceding his becoming NQ or being displaced from the trip pairing immediately preceding his becoming NQ.

c. If, after becoming NQ, the pilot is able to regain his qualification prior to his next scheduled trip pairing and he is available to work this trip pairing under the terms of the Agreement (e.g., duty limits, rest requirements, etc.), the pilot will not be placed on ANP status.

Section 10

Moving Expenses

Company paid moves, related personal transportation and travel time, when provided by this Agreement, shall be subject to the conditions of this Section 10.
    Any pilot whose domicile has changed as a result of the application of this Agreement (with or without a related Company paid move) and who does actually relocate his primary residence as a result of that domicile transfer, shall be furnished on-line air transportation from his old residence to his new residence (or between the nearest on-line cities) for himself and his immediate family, to the extent permitted by law. Such transportation shall be available for the purpose of locating the pilot and his family at his new residence. This transportation shall also be available (1) to a pilot newly hired in order to locate at his first assigned domicile and (2) to a pilot upon recall from furlough to locate at the domicile to which he is being returned, regardless of whether he is or is not returned to the domicile from which he was furloughed.
    Any pilot whose domicile has changed as a result of either a lateral or transition vacancy award and who chooses not to move his household goods will be entitled to the following:
      Three (3) transfer days to be used after the posting of the final bid award, but no later than ninety (90)days after activation. However, if the pilot chooses to drive one (1) automobile, he will receive the greater of three (3) transfer days or the number of travel days equal to the distance between the pilot's old domicile and his new domicile divided by 400. Remainders over 100 will provide an extra travel day.
      Reimbursement of reasonable enroute driving expenses for mileage, meals (not to exceed $30 per day),hotel and laundry. With the exception of meals, these expenses must be supported by receipts. Receipts for enroute expenses must coincide with the travel days the pilot has requested from the Company. Mileage will be reimbursed at the rate of twenty-nine cents ($0.29) per mile or Company policy, whichever is greater.
      For the pilot who does not choose to drive an automobile, the Company will ship one (1) automobile to the pilot's new domicile location from his primary residence or old domicile location. Shipment of an automobile will not be available if the mileage between the pilot's old domicile and his new domicile is less than 500 miles.
      Paragraph 10-A-2-a, 10-A-2-b and 10-A-2-c will not trigger a fourteen (14) month bidding freeze. However, if a pilot requires training of more than twelve (12) days as a result of his vacancy award, the appropriate freeze will be imposed.
      As long as the pilot complies with the time limit stated in Paragraph 10-A-2-a above, the pilot may take travel or transfer days ("travel time") at his option provided he informs the Company at least seven (7) days prior to when he intends to take the time. Notwithstanding the pilot option provided above, if the travel time desired results in a trip(s) drop on New Year's Day, Memorial Day, Easter, Fourth of July, Labor Day, Thanksgiving Day or Christmas or the day on either side, Company concurrence is required. Entitlement to travel time will be based solely upon a change in domiciles. The pilot's monthly salary will not be reduced for such period of absence from duty.
      A pilot using travel time will not be required to use vacation days if the number of travel/transfer days is insufficient to totally cover all flying being dropped. If the Company could reasonably deadhead the pilot to work a portion of a trip I.D. not covered by travel/transfer days, he may request the use of vacation days and opt out of working this partial trip I.D.
      New Hire pilots and any pilot returning from furlough shall be entitled to three (3) travel/transfer days if they are initially assigned to the Denver domicile or five (5) travel/transfer days if initially assigned to Honolulu. If assigned to a domicile other than Denver or Honolulu, the travel time entitlement will continue to be determined based on the distance between DENTK and the domicile to which the pilot is assigned.
    A pilot who is eligible for a paid move and chooses to move household goods from his old primary residence will be entitled to the following:
      Three (3) transfer days or, if the pilot chooses to drive an automobile to his new domicile location, he will receive the greater of three (3) transfer days or the number of travel days equal to the distance between the pilot's old domicile and his new domicile divided by 400. Remainders over 100 will provide an extra travel day.
      Reimbursement of reasonable enroute driving expenses (mileage, meals, hotels and laundry) for one enroute trip. With the exception of meals (reimbursed up to $30 per day), these expenses must be supported by receipts. Receipts for enroute expenses must coincide with the travel days the pilot has requested from the Company. Mileage will be reimbursed at the rate of twenty-nine cents ($0.29) per mile or Company policy, whichever is greater, for up to two (2) automobiles.
      The option of driving one (1) automobile from his old primary residence or old domicile location to his new domicile location and shipping a  second automobile from his old primary residence or his old domicile location to his new domicile location.
      In lieu of enroute expenses and travel days, the pilot has the option of shipping up to two (2) automobiles from his old primary residence or old domicile location to his new domicile location. If the pilot ships two (2) automobiles, he is still entitled to three (3) transfer days.
      The pilot may take travel or transfer days ("travel time") provided for in 10-A-3-a above at his option so long as he informs the Company at least seven (7) days prior to when he intends to take the time. Notwithstanding the pilot option provided above, if the travel time desired results in a trip(s) drop on New Year's Day, Memorial Day, Easter, Fourth of July, Labor Day, Thanksgiving Day or Christmas or the day on either side, Company concurrence is required. Entitlement to travel time will be based solely upon a change in domiciles. The pilot's monthly salary will not be reduced for such period of absence from duty.
      A pilot using travel time will not be required to use vacation days if the number of travel/transfer days is insufficient to totally cover all flying being dropped. If the Company could reasonably deadhead the pilot to work a portion of a trip I.D. not covered by travel/transfer days, he may, with his concurrence, request the use of vacation days and opt out of working this partial trip I.D.
      When a pilot exercises his paid move entitlement, he will incur the appropriate freeze. The phrase "exercises his paid move entitlement" includes the use of NRPS/NRSA commuting tickets, making arrangements with a mover, requesting reimbursement for mortgage maintenance costs, lease termination costs, temporary living expenses or other covered miscellaneous expenses associated with the move. The phrase does not include the use of the applicable authorized travel for the purpose of house-hunting.

    Moving expenses when provided by this Agreement, shall be available after a pilot receives an assignment at another domicile and only:

    If a pilot has been displaced from his assignment as provided in Section 8-K.
    When a pilot transitions from First Officer to Captain as a result of being awarded a captain vacancy for the first time in his United career or for the first time since May 1, 2003. (It is understood that if a pilot has been reimbursed for moving expenses under this paragraph 2 and he is later displaced from captain to first officer under Section 8-K, he will be entitled to moving expenses as provided in this Agreement upon being awarded his next captain vacancy).
    If the pilot moves his primary residence to a location within 200 miles of his new domicile ("new domicile location"). This 200 mile radius will be measured from any of the airports serving a pilot domicile location as listed in Section 5-G-1-b-(3).
    If the distance of the move (the distance between the pilot's old primary residence and his new primary residence) is at least fifty (50) miles.
    After the pilot has received notice of his activation in the assignment which entitled him to the paid move; unless he has requested and received advance permission to move earlier.
    After the pilot has informed the Company of the location from which his household goods will be picked up by completing Company Form UFO 4324. This location must be the pilot's primary residence, and the pilot is required to coordinate his move arrangements through the United Purchasing Department. The Company will not provide reimbursement for expenses incurred with a mover with whom the pilot has made his own arrangements.

A pilot who transfers to DENTK from DENFO, and vice versa, is not eligible for reimbursement of moving expenses as provided in this Agreement.

      Company paid moves, when provided by this Agreement, shall be subject to Company policy regarding non-management moves as outlined in the Pilot Transfer and Moving Handbook dated April 26,2001. In case of conflicts between the Pilot Transfer and Moving Handbook and the Pilot Agreement, the Pilot Agreement shall govern. No revisions to this booklet will be made without agreement with ALPA. (Future editions of the pilot move booklet will be dated for reference.)

      Moves paid under this provision shall be based upon an entitlement computed on the distance between the old domicile at which the pilot was based, when he received the assignment which provided him with a paid move entitlement and the domicile associated with that new assignment.
      A pilot should complete his paid move within twelve (12) months of his activation. If the pilot is unable to complete his move within this twelve (12) month period, he will inform the Company of his need for an extension and provide a reason for this request.
      The Company shall calculate mileage reimbursement based on the most direct AAA mileage from point of origin at former domicile, to point of destination at the new domicile, or to point of destination at the new residence location, if less, plus garage storage expenses while in transit. A pilot is eligible for mileage reimbursement as provided in Section 10-A-2 and 10-A-3 only if he owned the automobile(s) on the date of activation at the new domicile and he actually drives the automobile(s) to the new domicile or residence location.
      While waiting for their car(s) to arrive, the Company will reimburse the cost of a rental car for pilots transferring to or from the Honolulu domicile who ship their car(s) to or from Honolulu.
    Should a pilot receive a second paid move entitlement prior to his using an earlier entitlement, he shall be entitled only to one (1) Company paid move; however, the paid mileage available for the transportation of automobile(s) and household goods will be added during the period wherein the two entitlements overlap.
    Notwithstanding the provisions of 10-C-2 and 10-C- 3 above, should a pilot receive another assignment which is located at the domicile from which his first entitlement originated, prior to using the entitlement associated with that first reassignment, he shall receive no new paid move entitlement and shall also forfeit the first entitlement. Example: A captain who has an unused entitlement between ORD and DEN as a result of a bid to DEN which was activated within the paid move entitlement period would lose that entitlement and would receive no new entitlement if he bid or bumped back to ORD and was activated before the expiration of the paid move entitlement period associated with the original ORD-DEN entitlement.
    In the event a pilot incurs and is reimbursed forexpenses associated with house hunting and he subsequently does not take his paid move entitlement, he shall not be required to repay the Company for any expense money received.

Pilots entitled to transfer expenses under Paragraph 10-A-2 and 10-A-3 of this Section shall be allowed to ship household effects via NRSA freight. Shipping items via NRSA freight will not result in a freeze as stated in 10-A-3-g above.

New hire pilots may ship up to 2000 pounds via NRSA freight.

A pilot eligible for moving expenses under paragraph B above shall be allowed NRPS transportation between his former domicile or on-line residence and his new domicile until such time that he moves his home to the new location, not to exceed six (6) months after the effective date of his new assignment. In addition, if such pilot has not moved his home to the new location within six (6) months, he shall be allowed NRSA transportation until he moves, not to exceed an additional six (6) months. If a pilot has used this NRPS/ NRSA travel entitlement, and he subsequently receives another assignment which is located at the domicile from which his first move entitlement originated, the Company will continue to provide NRPS/NRSA transportation until the pilot is activated into his subsequent assignment.
  Miscellaneous Allowance

  In order to reimburse employees, who are eligible for a Company paid move, for miscellaneous expenses not otherwise covered by the provisions of this Section, an allowance of up to Three Thousand Dollars ($3,000.00) will be available, subject to submission of evidence of actual expenditure.

    The types of expenses the Company would include as being reimbursable are as follows:
      Installation of telephone equipment comparable to old residence.
      Unexpired portion of auto registration fees.
      Driver's license fees (for all family members).
      Single payment of non-recurring sales, use, excise or title tax on automobile(s) brought into a State imposing such taxes.
      Baby sitting, when expenses are necessitated by the move.
      Alteration and/or installation of drapes and carpeting to fit the new residence if the drapes or carpeting were the ones used in the old residence and they were not included in the Fair Market Value (FMV) of the house.
      Retuning of a piano.
      Commercial shipment of an automobile if United Air Freight is not available and shipment has been approved by employee's Division (arrange shipment through EXOJF).
      Installation of TV antenna if employee moved it from old residence.  This list is for example purposes only and it is not intended to exclude other reasonable expenses which an employee might incur solely as a result of the move.
  Federal Income Tax Liability

The Company will provide a federal income tax liability reimbursement as a result of the Company paid transfer and moving expense. At the end of each year, the employee will be provided a facsimile of Federal Form #4782 listing all transfer and moving expenses paid to or on the employee's behalf. In addition, EXOPZ will provide an IBM listing of the breakdown between deductible and non-deductible expenses, showing the calculation of the tax override on the non-deductible portion.

Section 11

Vacations

Newly employed pilots will accrue one and one-sixth (1 1/6) days of vacation for each full calendar month of continuous employment with the Company during the remainder of the vacation year after date of their initial employment, provided that the first vacation for pilots initially employed on or after May 1 of any year will not be due or payable except between May 1 and April 30 of the next succeeding vacation year.

      After the provisions of Paragraph 11-A of this Section have been complied with, pilots shall receive sixteen (16) days vacation each year provided employment has been continuous. Commencing in the vacation year following the completion of continuous service shown below, pilots will receive vacation in the following schedule:

      Years of Service Vacation Days Each Year

      Five (5) Twenty-Three (23)

      Twelve (12) Thirty (30)

      Twenty (20) Thirty-Seven (37)

      Twenty-Five (25) Forty-Four (44)

      Pilots on a leave of absence or leaves of absence in excess of thirty (30) calendar days except in the case of sickness or injury on the job shall have their vacation reduced by one-twelfth (1/12) for each full month that they are on leave of absence in excess of thirty (30) days.
      A pilot entitled to sixteen (16) calendar days or more vacation in a vacation year, (including vacation credit days applied under the provisions of Section 9-C-2- d may elect, under Section 11-D or Section 11-E-1, to split his vacation into not more that two (2) periods during a vacation year, provided that one period is not less than ten (10) days.
      A pilot entitled to thirty (30) calendar days or more vacation in a vacation year, (including vacation credit days applied under the provisions of Section 9-C-2- d may elect, under Section 11-D or Section 11-E-1, to split his vacation into not more than three (3) periods during a vacation year, provided that no period is less than ten (10) days. For the purpose of awarding vacations, all pilots, in each status and equipment type at each domicile, shall be afforded the opportunity to be awarded their primary and secondary preferences of vacation periods before tertiary vacations are awarded to those pilots who preference for tertiary vacations.
    Scheduled days off immediately preceding or following the scheduled vacation may be taken as part of the vacation if a pilot so desires, however, where a pilot is entitled to an adjusted vacation due to training days' credit, this sub-paragraph shall apply after the training days' credit earned are added to the scheduled vacation as specified in Paragraph 11-B-1 and 11-B-2 of this Section. It is further agreed that where a pilot's regular or adjusted vacation starts or ends between a scheduled outbound and return trip said pilot may, at his option, move the period of his vacation either forward or backward in order to fly a said scheduled round trip, provided that in no case shall a MAC pilot move his vacation period to extend into the following month.
    A pilot assigned to a line of flying shall receive during his vacation period 2.8 hours of pay credit for each vacation day.
    A reserve pilot shall receive during his vacation period 2.8 hours of pay credit for each vacation day.
  Vacation Year Preferencing and Assignment of Vacations
    Based on pilot assignments shown on the January 1 Domicile Roster and in sufficient time to permit the preferencing and awarding of vacations prior to February 1 for the prospective vacation year, the Company will post the planned vacation allocation by status, equipment type and domicile for each month of the vacation year. Such allocation shall provide not less than seven per cent (7%) per month of the total vacation liability for the vacation year in each status, equipment type and domicile for nine (9) months of the vacation year and not less than six percent (6%) per month of the total vacation liability for the vacation year in each status, equipment type and domicile for the remaining three (3) months of the vacation year.
    All pilots will be eligible to preference the above allocated vacation periods based on their status, equipment type and domicile assignment as shown on the January 1 Domicile Roster. Notwithstanding this provision, pilots who are surplussed as a result of an equipment domicile closing who are awarded a bump but are not on the domicile roster at their new assignment as of January 1, will be permitted to bid their annual vacation during the annual vacation bidding period at their bump assignment. Pilots who elect to split their vacation will designate their preference as being for a primary, secondary or tertiary assignment. Not less than the minimum percent per month of the total vacation liability for the vacation year in each status and equipment type at each domicile shall, as of February 1, be awarded in order of seniority based on the pilot's preference.
    Pilots awarded vacation periods in accordance with sub-paragraph 11-D-1 and 11-D-2 above shall be notified of their vacation assignment not later than February 1 preceding the vacation year in which the vacation is assigned.
    A pilot assigned a vacation period under the procedures of this Paragraph D shall take such vacation as assigned unless changed in accordance with the following:
      A pilot preferences and is awarded a different vacation period in accordance with the vacation preferencing procedures of Paragraph 11-E-1 below, which is prior to the vacation period he was awarded under the procedures of this Paragraph D.
      Prior to taking his assigned vacation period, he is activated in a different status, equipment type or domicile than that to which he was assigned on January 1. Under these circumstances, the Company may cancel the vacation assigned to him under this Paragraph D and reassign him to a different vacation period in accordance with Paragraph 11-E below.
  Monthly Preferencing and Assignment of Vacations
    Voluntary Assignments
      Vacation periods allocated in each month shall become firm sixty (60) days prior to the first (1st) of each month.
      Eligibility of pilots to preference a vacation period in a given status and equipment type for the month, shall be based on their status and equipment type assignment as shown in the Domicile Roster published for the month preceding.
      Preference of vacation periods for the month in which eligible pilots shall take their vacation shall be granted in order of seniority in each status and equipment type at each domicile. Pilots who elect to split their vacation will designate their preference as being for a primary, secondary or tertiary assignment. Pilots desiring to take their entire vacation as one continuous assignment shall be awarded such vacation even though the last part of one month and the first part of the following month are involved, provided unassigned vacations are allocated in both months, and the pilot is eligible to be assigned a vacation in both months and the pilot's seniority entitles him to be assigned a vacation in the month his vacation starts.
      Each pilot assigned a vacation in accordance with his preference shall be notified of the date of his vacation assignment not less than sixty (60) days before the first (1st) day of the month in which his vacation period falls. The pilot shall not be required to take his vacation unless such notice is given. Once a pilot has been assigned and notified of a vacation period in accordance with this Paragraph, such vacation assignment shall not be changed without said pilot's concurrence except when such pilot changes status, equipment type and/or domicile, under Section 8, prior to or coincidental with his assigned vacation period.
      Any vacation periods created and available within sixty (60) days of the vacation period shall be offered to eligible pilots in the status and equipment type in order of their seniority and may be assigned with the pilots' concurrence with less than sixty (60) days notice required in sub-paragraph d above.
    Involuntary Assignments
      In the event there are insufficient preferences submitted for posted vacation periods in a status and equipment type at a domicile, the Company may assign pilots to such vacation periods in reverse order of seniority of the eligible pilots in each status and equipment type. Involuntarily assigned vacation periods shall be for ten (10) calendar days or the amount specified by the pilot unless (1) the balance of a pilot's vacation is less than ten (10) days, or (2) this period is the final split available to him under the provisions of Section 11-B-2; in which cases the balance of his vacation will be assigned. In no event shall a pilot receive more vacation periods than available to him under the provisions of Section 11- B-2. Vacation periods assigned to pilots involuntarily shall be considered to carry the lowest vacation priority which the affected pilot has remaining unused in the current vacation year.

        Eligibility of pilots to be involuntarily assigned a vacation period in a given status and equipment type at a domicile in a given month shall be based on their status and equipment type assigned at the domicile as shown in the Domicile Roster published for the month preceding the month in which the involuntary assignment is to be made. A pilot who has a vacation (voluntary or involuntary) will be ineligible for involuntary assignment to a vacation in the same calendar month. A pilot who has a vacation (voluntary or involuntary) will be ineligible for involuntary assignment to a vacation in an adjoining calendar month unless there are no other pilots eligible for assignment. These restrictions shall not be applicable in the last two (2) months of the vacation year. A pilot will be ineligible for assignment under Section 11-E-2-a in a given vacation year if his retirement date falls within that vacation year.
        A pilot who plans to retire on a date that is not within the vacation year in which he will each normal retirement age (age 60) may make himself ineligible for involuntary vacation assignments during the vacation year in which he plans to retire by giving the Company written notice of his planned retirement date. Such notice must be provided to the Company on or before December 1 of the year which is prior to the beginning of the vacation year in which he plans to retire. (e.g. if the pilot plans to retire in the vacation year that runs from May 1, 2001 through April 30, 2002; then his notice must be submitted to the Company not later than December 1, 2000.) In the event the pilot rescinds his intent to retire, he will do so by notifying the Company in writing and his unassigned vacation will be assigned at the discretion of the Company
      Each pilot involuntarily assigned a vacation shall be notified of the date of his vacation assignment not less than sixty (60) days before the first of the month in which the vacation falls, except that any vacation periods created and available within sixty (60) days of a vacation period which are not voluntarily accepted by pilots under the provisions of sub-paragraph 11-E-1-e above, may be assigned to eligible pilots in inverse order of seniority in the status and equipment type, provided they are given not less than forty-five (45) days notice prior to the start of their vacation periods and provided further that no such notice shall be provided after schedule preferencing has closed for the month in which the vacation falls. Once a pilot has been assigned and notified of a vacation period in accordance with this Paragraph, such vacation assignment shall not be changed without said pilot's concurrence, provided that when a pilot who has been awarded a vacation assignment changes status, equipment type and/or domicile, under Section 8, prior to or coincidental with his assigned vacation period, the Company may require the pilot to forfeit that vacation assignment.
      Notwithstanding the provisions of Paragraph 11-D and 11-E of this Section, a pilot awarded a voluntary or involuntary vacation that conflicts with required transition training associated with an awarded assignment, may have the vacation cancelled and rescheduled in order to attend such training.
      In the event that a pilot is planned to be activated into a new assignment during the last three (3) months of the vacation year, with pilot concurrence, the Company may defer any awarded vacation scheduled to occur after his activation, until the following vacation year.
        A pilot who is scheduled to be trained as a result of an awarded assignment will not be awarded nor assigned to a monthly vacation that would be scheduled to begin during either of the next two schedule months following the month in which the pilot is scheduled to complete his training at DENTK.
        Should the application of the provisions of the above paragraph result in the Company being unable to assign all of a pilot's current year's vacation within that current vacation year, any unassigned vacation will be deferred to the following vacation year and thereafter will be administered under the provisions of Section 11-F.
  Vacation Deferral
    In addition to the preference and assignment provisions in 11-D and 11-E, above, during the monthly preferencing for vacations in the last quarter of the vacation year, a pilot may indicate a preference to defer his remaining assigned and/or unassigned vacation into the following vacation year. Deferred vacation must qualify as a full vacation "split" in the current vacation year. The Company will determine the domiciles, equipment types and statuses and the amount (if any) in which deferrals are required. Successful volunteers will be notified of their deferral at the time vacations are published for each month of the quarter. In the event deferrals become available after the vacations are awarded, volunteers may be offered those deferrals when they become available.
    Vacations deferred into the following vacation year under any of the provisions of this Section 11 shall become part of the pilot's total vacation due in the following vacation year and will be preferenced and assigned as regular monthly vacations. Further, if ten (10) or more days of vacation have been deferred from any single vacation year, the pilot shall be eligible to be awarded one (1) or more additional vacation periods ("splits") in the new vacation year, in addition to the periods already available to him under the provisions of Section 11-B-2 in the year into which vacation has been deferred, as follows:  In order to be eligible to be awarded additional vacation periods during the year into which vacation has been deferred, the deferred vacation alone must be able to qualify as one (1) or more legal vacation periods, under either or 11- B-2-b, whichever provision is applicable to the pilot in question. In order for deferred vacation to qualify for additional splits, the pilot must have unused vacation that entitles him to a split opportunity for which he was entitled in the year from which vacation is being deferred. Additionally, the deferred vacation must total enough days to comply with the minimum length requirement for each vacation period. Due to the advance notice requirements for awarded vacations, it is recognized that deferred vacation time may not be available to be preferenced in the first months of the new vacation year.

     Notwithstanding the provisions of this Section 11, the Company may offer and individual pilots may accept, on a voluntary basis, the deferral of assigned vacations in the first (1st) and second (2nd) vacation quarters to the remaining months of the vacation year. The acceptance of the Company offer to the pilots will be recognized in seniority order from among the pilots affected. Pilots accepting deferral of their assigned vacation shall be assigned their remaining vacation entitlement in accordance with their seniority and the provisions of Section 11-E during the remaining months of the vacation year.

    Any pilot who leaves the service of the Company shall be paid for all accrued but unused vacation credit for the preceding vacation year in addition to any other compensation due him at the date of termination of employment. In addition, any pilot having a full year or more of service with the Company at the time of leaving the Company's service will be paid for all accrued vacation credit in the current vacation year up to the end of the month preceding the separation, if:

    He gives the Company at least ten (10) calendar days notice of intent to resign, and
    He is not discharged for just cause.

  Pilots who are furloughed in a reduction in force will be granted vacation pay for all vacation time accrued to the end of the month preceding their furlough.

  Vacation Trip Drop

The Company may also liquidate vacation as follows:

    At the discretion of the Company, based upon its evaluation of available manpower, a pilot may be allowed to drop a trip(s) with pay and reduce his available vacation from his next year's accrual. Next year's accrual is that vacation earned in the current year to be taken in the following year; except that trips dropped between December 1 and May 1 shall be reduced from vacation earned in the following vacation year.
    Such trip drop will be requested in the same manner as ANP is currently administered (see Paragraph 11-J-4 of this Agreement). The decision to use vacation days for the trip drop must be made by the pilot at the time the request is granted.
    A pilot assigned to a line of flying shall receive pay equal to the pay credit value of the trip dropped. A reserve pilot will receive five hours (5:00) of pay credit for each reserve duty day dropped.
    Vacation days used will correspond to trip days dropped, not to duty periods dropped.
    Requests will be considered, on a first-come-first-served basis; however, it is recognized that, because of better ability to forecast on a short-range basis, as well as changing requirements, later requests may be granted after earlier requests were denied.
    A vacation drop(s) may be allowed which exceed the pilot's vacation accrual as of the time of the drop; however, should the pilot later leave the Company before earning enough vacation to cover this drop(s), the value of the drop(s) will be deducted from his last paycheck and/or from other monies owed the pilot by the Company.

Section 12

Leave of Absence

 When the requirements of the service will permit, a pilot may be granted a leave of absence up to a maximum of three (3) years for any reason deemed adequate by the Company. When such leave(s) are granted, the pilot shall retain and continue to accrue seniority during such leave(s), provided, however, that he shall not accrue any greater seniority nor shall his relative seniority position be different than it would have been had he not been granted such leave; and, provided, further, that the pilot maintains his airline pilot's certificate or certificates. If, during such leave(s), a pilot shall permit his certificate or certificates to lapse, his seniority shall accrue only to the date of lapse. A pilot returning from an authorized leave or extension thereof shall be permitted to resume his assignment at the domicile to which he was based immediately prior to the beginning of such leave or, in the event his assignment has been moved, to follow the assignment or, if a pilot while on leave has successfully exercised bidding rights, he shall assume the new duties resulting from such award and periods of absence shall not apply to the time limits prescribed in Section 8-E.

  When leaves are granted on account of sickness or injury, a pilot shall retain and continue to accrue seniority and longevity, irrespective of whether or not he is able to maintain his airline pilot's certificate or certificates, until he is able to return to flight duty or is found to be unfit for such duty for a continuous period of three (3) years. A pilot shall retain full bidding rights while on such leave. A pilot will receive medical benefits in Letter 03-16 for the period he is on this leave of absence, not to exceed three (3) years. In addition, at the end of the three (3) years, should the pilot be unable to return to active status, he will remain on leave status for up to an additional three (3) years, and will continue to accrue only pilot seniority during this extended period. (He will not be eligible for any benefits and/or seniority credit for any other benefit during this extended period).

  A pilot returning from leave occasioned by sickness or injury shall be permitted to resume his assignment at the domicile at which he was based immediately prior to the beginning of such leave or, in the event his assignment has been moved, to follow the assignment or, if such pilot while on leave has successfully exercised bidding rights, he shall assume the new duties resulting from such award.

  A pilot ordered to enter active military duty during a period of national emergency or pursuant to law or a pilot classified as 1-A under the Selective Service Act who is unable to obtain a deferment and chooses to enlist for military duty in the Armed Forces, shall retain and continue to accrue seniority, provided, however, that pilots so ordered to enter military service shall continue to accrue seniority only during the period in which they are on Armed Forces duty plus ninety (90) days and in no case will any such pilot accrue seniority for a period exceeding six (6) years, unless otherwise provided by law; provided, further that any such pilot shall not accrue any greater seniority nor shall his relative seniority position be different than it would have been had he not entered such military duty.

  Any dispute arising hereunder concerning the physical fitness of a pilot shall be settled in accordance with Section 14.

  A pilot shall be granted a leave of absence for a period not to exceed four (4) years to accept a position with the Association or to perform any duties relating to council activities and will continue to accrue seniority while on leave of absence, provided that during such period the pilot maintains his airline pilot's certificate or certificates and provided, further, that the Company shall not be obligated to grant such leave to more than two (2) pilots concurrently.

  A pilot shall be granted a leave of absence to accept a salaried position as an officer with the Association and will continue to accrue seniority while on such leave of absence, provided that during such period, the pilot maintains his airline pilot's certificate or certificates and, provided further, that the Company shall not be obligated to grant such leave to more than two (2) pilots concurrently.

  When a pilot takes parental leave pursuant to the terms of the Pilot Family Medical Leave Policy for the Birth or Adoption of a Child, the pilot will have the ability to choose current year's vacation or next year's vacation to cover the absence. Should the pilot chose to move a current year vacation, he will be allowed to move this vacation from a month when he can fly to a period associated with the upcoming required absence, and the vacation must then be liquidated during that period. He must notify his Flight Office in writing at least 45 days prior to the month in which the vacation is scheduled or the month in which he desires to take the vacation, whichever is earlier. If the planned absence unexpectedly becomes unnecessary or otherwise terminates prior to the liquidation of the deferred vacation, the remaining deferred vacation will be liquidated per the Agreement. Vacation as described herein can be deferred into a subsequent vacation year provided the planned absence is projected into that period.

    If a pilot is working a trip and it becomes necessary for him to return home to begin the planned parental leave, he will be provided NRPS travel to his home. Contract Admin Home

Section 13

Sick Leave

    Pilots will be credited with five (5) hours of sick leave credit for each month of employment which entitles him to the accrual of longevity as a pilot up to a maximum of one thousand (1000) hours. A pilot who has accrued more than 1000 hours of sick leave credit as of May 1, 2003, will maintain his sick leave balance. However, this pilot will not accrue any sick leave credit under this paragraph until his sick leave balance falls below 1000 hours.
      During a pilot's first year of service he may be paid no more than sixty (60) hours from a negative sick leave bank. These hours will be debited against sick hours accrued as stated in paragraph A.1 above.
      During a pilot's first year of service, if he makes up the days missed, if on reserve, or picks up and performs open flying equivalent to the actual flight hours lost, if a lineholder, his sick leave account will be restored by the number of actual hours flown.
    Sick leave with pay in case of actual sickness will be granted up to the number of hours of sick leave credited to the pilot at the time, as follows:
       The accumulated sick leave credit of a pilot assigned to a line of flying will be charged with the number of actual flight hours he missed and for which he was paid due to sick leave.
      The accumulated sick leave credit of a pilot on reserve will be charged with five (5) hours for each duty day missed due to sick leave. A reserve pilot will not be charged for the day he calls off sick leave provided he calls off before twelve (12 noon) local domicile time. If the reserve is required to obtain medical clearance and is unable to call off sick prior to 12 noon, he will not be charged for that day.
    A pilot who is granted sick leave with pay for the entire month, may request payment of 2/3rds salary in lieu of the amount specified in sub-paragraph 3-a and b above. Such pilot's accumulated sick leave credit would be reduced by fifty-nine (59) hours in the B747-400, B777 and B767/757 fleets and by sixty-three (63) hours in the A320/319 and B737-300/500 fleets. To exercise this option, a pilot must notify the Company in writing within one (1) day after the end of the month in which he was granted the full month sick leave with pay.

    Sick leave with pay will be granted only in cases of actual sickness. The Company may require a doctor's certificate before paying such sick leave. Dental and doctor appointments will not be considered as a basis for paid sick leave unless it can be shown that the dentist or doctor in question does not maintain office hours outside the pilot's scheduled work time or on his days off. Sick leave with pay will not be granted while a pilot is on a leave of absence.
    Only those pilots who have filed an occupational sick leave claim prior to the effective date of this agreement will be eligible for Occupational Sick Leave pay under the terms of the 2000 pilot Agreement. If the claim is approved by the Corporate Medical Department, such pilots will continue to deplete their Occupational Sick Leave bank and they will not accrue any additional Occupational Sick Leave. While depleting their Occupational Sick Leave bank, such pilots will, however, accrue sick leave as provided in paragraph A-1 above. Should a pilot who is eligible for Occupational Sick Leave under this paragraph return to work before exhausting his occupational sick leave bank, any remaining occupational sick leave balance will be extinguished upon his return to work.

    When it is necessary for a pilot to be absent from work because of occupational injury or illness, he must request payment for occupational illness or injury leave in writing not later than the pay period following his return to service on a form provided by the Company. A doctor's certificate may be required before granting pay for this purpose. In the event he receives Workmen's Compensation and/or state disability benefits because of such absence, he shall turn over such compensation to the Company and shall have his sick leave or occupational illness or injury credit used in connection with such injury or illness restored to the extent that the compensation offsets the pay granted. Credits will be restored only in units of one (1) hour.
  All credit for non-occupational sick leave and for occupational illness or injury leave will be cancelled if employment ceases for any purpose, and no payment for any such accumulated credit will be made at any time. Non-occupational sick leave and occupational illness or injury leave will not accrue while a pilot is on leave of absence.
  Each pilot's current accrual of sick leave will be computed and included with one paycheck each month.

Section 14

Physical Examinations

    A pilot shall be notified in writing as to his failure to pass such physical examination required by the Company. The pilot shall, at his request, be furnished with copies of all medical tests, x-rays and any other documentation or information which was utilized to determine the pilot's inability to pass the Company physical examination. The above shall be provided at no cost to the pilot.
    All information contained in or related to a pilot's medical file shall be kept confidential and not released to anyone except by the pilot's specific written consent. When required by a court order or other legal requirement to release information, the pilot will be notified of such action. Should action be taken under 14-B below, all medical records pertinent to the case will be made available to the doctors involved.

    Any pilot hereunder who fails to pass a Company physical may, at his option, have a review of his case in the following manner:

    He may employ a qualified medical examiner of his own choosing, at his own expense, for the purpose of conducting a physical examination for the same purpose as the physical examination made by the medical examiner employed by the Company, provided that he communicate, in writing, to his Flight Manager the name of the medical examiner he has chosen.
    A copy of the findings of the medical examiner chosen by the pilot, recorded on a pertinent form furnished by the Company with such supplementary attachments as the medical examiner may deem pertinent to a true evaluation of the examinee's physical fitness and qualification for flying duty, shall be furnished to the Company. In the event that such findings verify the findings of the medical examiner employed by the Company, no further medical review of the case shall be afforded.
    In the event that the findings of the medical examiner chosen by the pilot shall disagree with the findings of the medical examiner employed by the Company, the Company will, at the written request of the pilot, ask for the two medical examiners to agree upon and appoint a third qualified and disinterested medical examiner, preferably a specialist in Aviation Medicine, for the purpose of making a further physical examination of the employee.
    Such three (3) doctors, one representing the Company, one representing the pilot affected and one the disinterested doctor approved by the Company doctor and the pilot's doctor, shall constitute a board of three (3), the majority opinion of which shall decide whether the pilot is physically qualified for flying duty.
    The expenses of the employment of the third medical examiner shall be borne one-half (1/2) by the pilot and one-half (1/2) by the Company. Copies of the board's report shall be furnished to the Company and to the pilot.
    In the event a third medical examiner is utilized who finds the pilot physically qualified for flying duty, he shall be returned to flying status in the position he left or have the option of bumping to any position his seniority would have allowed him to be awarded on any bid that was posted and awarded subsequent to his failure to pass a Company physical examination and shall be paid for time lost in an amount which he would ordinarily have earned had he been continued in service. Any sick leave reduced from the pilot's account due to his failure to pass a Company physical shall be returned to his account if he is returned to flying duty.
    This same procedure may be used should there be disagreement between a pilot and the Company wherein the pilot believes himself permanently unfit for flight duty and the Medical Department of the Company does not agree.

In the event a pilot fails to pass a Company physical examination but is able to pass an FAA 1st class physical examination, the procedures set forth in Paragraph 14-B may be initiated by said pilot.  Under this circumstance only, if the pilot exhausts his non-occupational sick leave bank while waiting for the conclusion of the medical arbitration process, he will be paid until the arbitration is concluded. The pilot will receive a monthly salary equal to the monthly lineholder guarantee for the position (status and equipment type) he holds, provided this compensation will be refunded if the Company prevails in the medical arbitration.

In the event a pilot cannot pass an FAA 1st class physical examination, but can pass an FAA 2nd class physical examination and reasonable medical judgment indicated that he may obtain an FAA 1st class medical certificate in the future, the Company shall utilize the pilot in the highest position to which he elects to bid or bump and for which he is medically qualified to fly. The procedures of Paragraph 14-B may be initiated by a pilot in the event of any dispute under this Paragraph D.

A pilot may take his Company physical at other than his home domicile, provided he gives his domicile Medical Department sufficient notice to have his medical records transferred to the domicile conducting the Company physical. Any pilot required to travel out of domicile to take a Company physical, due to lack of Company medical facilities (or designated alternate) at his location, will be provided expenses in accordance with Section 4-A-1 and hotel accommodations, if necessary. Should the United Corporate Medical Department permanently cease operations, each United pilot shall be entitled to up to $50.00 annually for a FAA required EKG.

When taken in conjunction with a Company physical, the Company will offer any pilot age 50 or over an optional PSA test at no charge to the pilot. Should the pilot choose not to request a PSA test as part of his annual company physical, an annual PSA test for men age 50 and over will be a covered expense under the medical plan.

An annual cervical cytology screening will be a covered expense under the medical plan. This expense will be reimbursed at 80%, up to a maximum medical plan reimbursement of $150. Contract Admin Home

Section 15

Workmen's Compensation Benefits

 If a pilot has complied with the provisions of Section 13-A and it has been determined by the Company, or by the governing legal requirements, that the pilot is entitled to Worker's Compensation Benefits, the Company shall provide such benefits as follows: Without prejudice to any alternative rights to file a claim which may accrue in another jurisdiction, the Company and Association have agreed that the Company will consider all pilots to be eligible to file for Workmen's Compensation Benefits in the State of Illinois, due to the Company's headquarters, which is the pilots' base of employment, being located in Illinois. This provision shall apply to all pilots, whether scheduled in domestic or international operations.

The monetary benefits so paid shall be in addition to any monetary benefits paid pursuant to the provisions of Paragraph 16-A of Section 16 and will be paid to the beneficiaries prescribed by the applicable law as herein provided.

Section 16

Missing Benefits

When any pilot in the service of the Company becomes missing or kidnapped while engaged in operations for the Company, he shall be allowed compensation as set forth in Section 3-B for a period of one (1) year after the date of either of the above or until the date that death is established, whichever first occurs. If, upon expiration of such one (1) year period, any such pilot is still missing or if prior to that time death is established, the Company shall pay or cause to be paid the death benefits provided for in Section 15-A and B, whichever is applicable. Pilots shall maintain and continue to accrue seniority and longevity for pay purposes during the period they are missing.

The monthly compensation allowable under Paragraph 16-A of this Section to a pilot who is missing or kidnapped shall be credited to such pilot on the books of the Company and shall be disbursed by the Company in accordance with written directions from him. The Company shall require each pilot hereafter employed by the Company to execute and deliver to the Company prior to such employment a written direction in the form set forth herein. The Company shall, within thirty (30) days after the signing of this Agreement, notify all pilots of the provisions of this Section of the contract and furnish all pilots a copy of the form hereinafter set forth to be completed by the pilot and filed with the Company. Any payments due to any pilot under this Section which are not covered by a written direction as herein provided shall be held by the Company for such pilot and, in the event of his death, shall be paid to the legal representatives of his estate. The direction referred to shall be in substantially the following form:

"To United Air Lines, Inc.

Date: "You are herein directed to pay all monthly compensation allowable to me under Paragraph A of Section 16 of that certain Agreement between United Air Lines, Inc., and the Air Line Pilots in the service of United Air Lines, Inc., as represented by the Air Line Pilots Association, International, dated as follows:

$ per month

to

(address)

as long as living, and thereafter to

(name)

(address)

as long as living."

"The balance, if any, and any amounts accruing after the death of all persons named in the above designations shall be held for me, or in the event of my death before receipt thereof, shall be paid to the legal representatives of my estate."

"The foregoing direction may be modified from time to time by letter signed by the undersigned and any such modification shall become effective upon receipt of such letter by you." "Payments made by the Company pursuant to this direction shall fully release the Company from the obligation of making any further payment with respect thereto."

(pilot's signature)

A pilot who is imprisoned in a foreign country for an action that is related to his duties for the Company shall be eligible for the compensation set forth in Section 16-A above. In the event a pilot is kidnapped or wrongfully imprisoned while engaged in the service of the Company, the Company, in conjunction with the Association, will diligently work to enlist the active assistance of governments and governmental agencies in an effort to gain the release of the pilot(s).

If a pilot is not returned home within one year, both the Company and Association agree to meet and review the individual circumstances of the case and review applicable benefits to the pilot's family. Contra ct Admin Home Instruction Page

Section 17

Grievances

  Non-Disciplinary Grievances

  Any pilot or group of pilots, including probationary pilots, covered by this Agreement who have a grievance concerning any action of the Company affecting them, except matters involving discipline or discharge, shall have such grievance considered in accordance with the following procedures provided such grievance is filed within one hundred and eighty (180) days after the pilot(s) reasonably would have had knowledge of the facts upon which the grievance is based. This does not preclude claims for adjustment arising out of bookkeeping errors beyond one hundred and eighty (180) days.

    A written request for a hearing setting forth a detailed statement of the known facts out of which the grievance arose and a request for relief shall be filed with his or their Manager/Director of Flight Operations.
    A hearing shall be held within not less than ten (10) days nor more than twenty (20) calendar days after receipt of such written request by the Manager/Director of Flight Operations or his designee and within fifteen (15) calendar days after the close of the hearing of the Manager/Director of Flight Operations or his designee shall announce his decision in writing. All notices of hearings and decisions reached therein shall be in writing to the signator of the grievance, with copies to the grievant(s), to the Legal Department of the Association (staff attorney), the Local Executive Council Chairman, Local Grievance Chairman, MEC Grievance Chairman and the MEC Chairman.
    If an appeal is desired such appeal shall be made in writing to the Senior Vice President-Flight Operations, with a copy to the Manager/Director of Flight Operations provided such appeal is filed within thirty (30) calendar days after the date the decision was received by the grievant(s).
    Such appeal hearing shall be held within fifteen (15) calendar days after the receipt of the written appeal by the Senior Vice President-Flight Operations. Within fifteen (15) calendar days after the close of such appeal hearing, the Senior Vice President-Flight Operations or his designee shall announce his decision in writing to the grievant(s) and furnish a copy to the Legal Department of the Association (staff attorney), the Local Executive Council Chairman, Local Grievance Chairman, MEC Grievance Chairman and the MEC Chairman.

    Further appeal, if made, shall be to the "United Air Lines Pilots' System Board of Adjustment" as provided for in Section 18 of this Agreement, provided such appeal is made within sixty (60) calendar days from the date of receipt by the Legal Department of the Association (staff attorney) of the decision of the Senior Vice President-Flight Operations or his designee, except as provided in 17-A-6 below.
    The sixty (60) day time period for the submission of non-disciplinary grievances to the Pilots' System Board of Adjustment, pursuant to Section 17-A-5 and 18 of the collective bargaining agreement, will be extended for any grievance under review by the UAL-MEC Grievance Review Panel until thirty (30) days after a determination by such panel on submission of such grievance to the System Board or until sixty (60) days after entry of a final judgment (including appeals) in any legal proceedings resulting from a determination not to submit any such grievance to the System Board, whichever occurs later. The Association will advise the Company of a grievance pending before the UAL-MEC Grievance Review Panel within the sixty (60) day time period established under Section 17- A-5 of the agreement and will advise the Company of any legal proceedings within sixty (60) days after commencement. Should the disposition of the case result in a judgment which includes recognition of an accrued liability by the Company, such liability shall not continue to accrue during the period from the date the notice of review was filed until the date the appeal was filed. Furthermore, the members of the System Board of Adjustment (including the neutral in five member Board proceedings) shall not be advised that any such grievance was considered by the UALMEC Grievance Review Panel or of any determination by such panel or of subsequent legal proceedings and shall not consider any such matters in hearing and deciding any such grievance.
    Grievances Filed By The MEC Chairman

  The MEC Chairman or his designee may by written request ask for a review by the Senior Vice President-Flight Operations of any alleged misapplication or misinterpretation of this Agreement which is not at the time the subject of a grievance. The relief sought shall be limited to a change in future application or interpretation of the Agreement. The Senior Vice President-Flight Operations/designee shall have twenty (20) days after receipt of the request for review in which to investigate and issue a decision; unless a hearing is requested by either party, in which case the decision shall be due fifteen (15) days after the hearing. If the decision is not satisfactory, further appeal may be made in writing by the President of the Association to the "United Air Lines Pilots' System Board of Adjustment" as provided for in Section 18 of the Agreement, provided such appeal is made within thirty (30) calendar days from the receipt by the Legal Department of the Association (staff attorney) of the decision of the Senior Vice President-Flight Operations. It is understood such right under this sub-paragraph shall not apply to hypothetical cases or situations.

  Discipline and Discharge
      Before a pilot is disciplined or discharged, such pilot shall be notified in writing by the Company of the precise charge or charges against him. The Letter of Charge shall include the following statement: "A copy of this letter has been sent to the Association. If you desire Association representation, you must contact your local Association representative." Such pilot shall be given at least ten (10) days to secure the presence of witnesses and gather evidence and shall have the right to be represented by counsel, an employee of the Company or his duly accredited Association representative(s). A hearing shall be held by the Manager/ Director of Flight Operations or his designee within fifteen (15) calendar days after the issuance of the charge; unless the pilot, through no fault of his own, did not receive the charge in time to have had the ten (10) days required above; in which case the hearing will be rescheduled, if requested, to provide the required ten (10) days.
      Within fifteen (15) calendar days after the close of the hearing, a decision shall be announced in writing and a copy shall be furnished to the Legal Department of the Association (staff attorney), the Local Executive Council Chairman, Local Grievance Chairman, MEC Grievance Chairman and the MEC Chairman, unless the grievant specifically requests that such copies not be sent.
      During the course of the investigation conducted in accordance with Paragraph 17-B-1 above, the Company may hold the pilot out of service. While held out of service, the pilot shall continue to receive pay until the effective date of the written decision determining the action to be taken. Any extension of time limits granted at the request of the pilot shall be on a without pay basis for the period of the extension. The pilot shall continue to receive full pay and benefits during any extension granted at the request of the Company.
    If the pilot is dissatisfied with any discipline (excluding termination of employment) and desires to appeal, he shall within thirty (30) calendar days after receiving such decision make a written appeal to the Senior Vice President- Flight Operations. If the discipline imposed includes termination of employment, that discipline will be considered to be appealed to the Senior Vice President-Flight Operations, as above, without specific appeal action being required; unless the affected pilot specifically requests that such appeal not be made.
    The Senior Vice President-Flight Operations or his designee shall hear such appeal within fifteen (15) calendar days after receipt of the pilot's written request therefore.
    Within fifteen (15) calendar days after hearing such appeal, the Senior Vice President-Flight Operations or his designee shall announce his decision in writing to the pilot and, unless otherwise requested, furnish a copy to the Legal Department of the Association (staff attorney), the Local Executive Council Chairman, Local Grievance Chairman, MEC Grievance Chairman and the MEC Chairman. If such decision involves termination of employment, that decision shall be copied to the Pilot System Board of Adjustment and shall be considered by the Board as a request to docket the case, on appeal; unless the affected pilot specifically requests that such appeal not be filed.
    Further appeal by the grievant(s), if made, shall be to the "United Air Lines Pilots' System Board of Adjustment" as provided for in Section 18 of this Agreement, provided such appeal is made within sixty (60) days from the date of receipt by the grievant(s) of the decision of the Senior Vice President-Flight Operations or his designee. If the case involved termination of employment, appeal will be automatic, as described in B-4 above.
    Nothing in this Section shall be construed as extending the rights of this Paragraph B to a pilot during his probationary period.
  General
    The time limits set forth in Paragraph 17-A and 17-B of this Section may be extended by mutual agreement of the Company and the grievant or the Association.
    If any decision of the Company under the provisions of this Section is not appealed by the grievant(s) within the time limits prescribed herein for such appeal or any extension mutually agreed upon, the decision of the Company shall be final and binding. If any hearing or decision required of the Company under the provisions of this Section is not provided within the time limits herein, or any extension mutually agreed upon, the grievant(s) shall consider the request denied and may appeal it to the next step of the grievance procedure. Any grievance appealed to the Senior Vice President-Flight Operations may not be remanded to the preceding step without the concurrence of the grievant.
    Nothing in this Section shall be construed to prevent the Company from holding a pilot out of service pending an investigation and hearing and appeal therefrom.
      If, as a result of any hearing or appeals therefrom, a pilot is exonerated, he shall be made whole for any and all pay and benefits and shall, if he has been held out of service, be reinstated without loss of seniority.
      If, as a result of any hearing or appeals therefrom, a pilot is exonerated, all personnel records shall be cleared of the charges.
    When it is mutually agreed that a stenographic report is to be taken of a hearing in whole or in part, the cost will be borne equally by both parties to the dispute. When it is not mutually agreed that a stenographic report of the proceedings be taken and such stenographic record of the hearing is made by either of the parties to the dispute, a copy shall be furnished to the other party to the dispute upon request, provided that the cost of such written record so requested shall be borne equally by both parties to the dispute.
    The filing of all grievances, decisions and appeals thereof and notification in writing shall be accomplished by personal delivery or by depositing such notice in the U. S. Mail, postage prepaid, Certified Mail, addressed to the last known address of the party to whom the notice is being given and shall be deemed as being "filed" on the date of personal delivery or the date of postmark.
    Grievants, witnesses and representatives who are employees of the Company shall receive free transportation over the lines of the Company from the point of residence, duty or assignment to the point of hearing and return to the extent permitted by law. Also, grievants, witnesses and their representatives who are employees may be granted a leave of absence, subject to the needs of the service, and the necessary transportation (NRPS) on the Company line for the purpose of investigating and gathering evidence associated with the grievance to the extent permitted by law.
    When a pilot is chosen to act as representative of or a witness for another pilot, such pilot shall be given leave of absence for a time sufficient to permit him to appear as such representative or witness.
    If more than one (1) management representative is present (including the Flight Manager) at an investigation hearing or conference with a pilot concerning a matter which may result in disciplinary action, such pilot will be advised by the Company of his right to have a representative of his choice present, provided such representative will be available within a reasonable period of time not to exceed twenty-four (24) hours. Further, when a pilot is requested to appear at such investigation hearing or conference, he shall be advised of the nature of the subject to be discussed.
    The Company shall consider any disciplinary action taken against a pilot as cleared from the pilot's record after a two (2) year period of active service (three (3) years in the case of discipline resulting from flying proficiency) from the date of issuance if no further discipline has been imposed during that period. The pilot's record may be cleared earlier, when, in the judgment of the Company, his performance warrants such action.
    A pilot will be furnished a copy of any information which is placed in his personnel file that may be used in the evaluation of his performance and/or employment relationship.
    A pilot or his authorized representative shall have access to all relevant grievance related material at such time as there is an active grievance on file that could result in discipline or discharge.

Section 18

System Board Of Adjustment

In compliance with Section 204, Title II, of the Railway Labor Act, as amended, there is hereby established a System Board of Adjustment, and shall be known as the "United Air Lines Pilots System Board of Adjustment" hereinafter referred to as the "Board." The Board's purpose shall be to adjust and decide disputes which may arise under the terms of the Pilots Agreement when such disputes have been properly submitted to the Board.
  Composition of the Board
    The Board shall consist of four (4) members, two (2) of whom shall be selected and appointed by the Association and two (2) of whom shall be selected and appointed by the Company, and such appointees shall be known as "Board Members." In addition, the Association and the Company shall each designate three (3) alternates, and in the event of the unavailability of a Board Member, the respective party shall designate the alternate to act as a Board Member in place of the absent Board Member.
    The two (2) Board Members appointed by the Company, and the two (2) Board Members appointed by the Association and their alternates shall serve for one year from the date of their appointment, and, thereafter, until their successors have been duly appointed. Vacancies shall be filled in the same manner as is provided herein for the selection and appointment of the original Board Members and the original alternates.
    The Board Members shall select a Chairman and a Vice Chairman, both of whom shall be members of the Board. The term of office of Chairman and Vice Chairman shall be one (1) year. Thereafter, from year to year, the Board shall designate one of its members to act as Chairman and one to act as Vice Chairman for one (1) year terms.
    The office of Chairman shall be filled and held alternately by the Board Member appointed by the Association and by a Board Member appointed by the Company. When a Board Member appointed by the Association is Chairman, a Board Member appointed by the Company shall be Vice Chairman, and vice versa. Subject to the provisions of Paragraph 18-F, the aforesaid Chairman, or, in his absence the Vice Chairman, shall preside at meetings of the Board and at hearings. Both shall have a vote in connection with all actions taken by the Board.
    The Board shall meet twice monthly in the city where the general offices of the Company are maintained, (unless a different place of meeting is agreed upon by the Company and the Association) provided that at such times there are cases filed with the Board for their consideration.
  Jurisdiction of the Board
    The Board shall have jurisdiction over disputes between any employee covered by the Pilots Agreement and the Company growing out of grievances or out of interpretation or application of any of the terms of the Pilots Agreement. The jurisdiction of the Board shall not extend to proposed changes in hours of employment, rates of compensation or working conditions covered by existing agreements between the parties hereto, or as subsequently executed.
    The Board shall consider any dispute properly submitted to it by the President of the Association or by the Senior Vice President-Flight Operations, when such dispute has not been previously settled in accordance with the terms provided for in Section 17.
  Proceedings Before The Board
    All disputes properly submitted to the Board for consideration shall be addressed to the Members of the Board, including all papers and exhibits in connection therewith. Each case submitted shall show:
      Question or questions at issue.
      Statement of facts.
      Position of employee or employees. When desired, joint submissions may be made, but either party may submit the dispute and its position to the Board. No matter shall be considered by the Board which has not first been handled in accordance with the provisions of Section 17 including the rendering of a decision thereon by the Senior Vice President-Flight Operations.
    Upon receipt of notice of the submission of a dispute, the Chairman shall set a date for hearing, which shall be at the time of the next regular meeting of the Board, as provided in Paragraph 18-B-5 of this Section, or, if at least two (2) Board Members consider the matter of sufficient urgency and importance, then at such earlier date and at such place as the Chairman and Vice Chairman shall agree upon, but not more than fifteen (15) days after such request for meeting is made by at least two (2) of said Board Members, and the Chairman shall give the necessary notices in writing of such meeting to the Board Members and to the parties to the dispute.
    Employees covered by this Agreement may be represented at Board hearings by such person or persons as they may choose and designate, and the Company may be represented by such person or persons as it may choose and designate. Evidence may be presented either orally, or in writing, or both.
    On request of any individual Board Member, the Board may, by majority vote, or shall, at the request of the two (2) Board Members appointed either by the Company or the Association, summon any witnesses who are employed by the Company, and who may be deemed necessary by the parties to the dispute, or by either party, or by the Board itself, or by the two (2) Board Members appointed either by the Company or the Association.
    The number of witnesses summoned at any one time shall not be greater than the number which can be spared from the operation without extreme interference with the services of the Company.
    Unless and until the provisions of Paragraph 18-F of this Section become applicable, the Board, composed of two (2) Board Members appointed by the Company and two (2) Board Members appointed by the Association, or their respective alternates, shall be competent to hear the disputes properly submitted to it and to decide said disputes properly submitted to it and to decide said disputes by majority vote. Decisions of the Board so composed shall be final and binding upon the parties hereto and shall be rendered no later than forty-five (45) days after the close of the hearing.
  The Panel of Referees
    The Company and the Association shall, by mutual agreement, establish a panel of potential neutral referees who will serve individually as the neutral and presiding member of the Board when a referee is either required or requested under the provisions of Paragraph 18-F of this Section. The scheduling of these referees shall be by the mutual agreement of the parties.
    At as early a date as practicable after the selection of the panel of referees referred to above, and upon the request of either party, the first named referee shall meet with representatives of the Company and representatives of the Association for the purpose of reviewing and streamlining the System Board procedures which are not contained within this Agreement but have been developed by the Board. The basis for such review and modification shall be simplicity, expedition and fairness. The referee shall be empowered to make the final decision in such review and modification. In any event, when a referee sits as a member of the Board pursuant to Paragraph 18-F of this Section, he shall have the right to modify such procedures for the purpose of that hearing.
    Either the Company or the Association by four (4) month's written notice to the other may, without cause, remove any of the named referees. In such event, the referee so removed shall complete matters, if any, pending before him pursuant to Paragraph 18-F of this Section, and the remaining referee or referees shall serve in the relative order as originally designated. When a referee is removed, pursuant to this Paragraph, the parties shall meet to select a replacement as soon thereafter as practicable.
  Procedure in Event of Deadlock
    Within ten (10) days after the submission of a dispute to the Board pursuant to Paragraph 18-D-1 of this Section, either the Association or the Company may by written notice to the other, state its desire that the dispute be heard by a five (5) member Board consisting of the two (2) Board Members appointed by the Association and two (2) Board Members appointed by the Company, or their respective alternates, and a member of the panel of potential referees established pursuant to Paragraph E of this Section. In such case, the referee shall be selected in accordance with Paragraph 18-E of this Section.
    Where the hearing in a dispute properly submitted to the Board has commenced before the Board, and where the Board is then composed solely of the two (2) Board Members appointed by the Company and the two (2) Board Members appointed by the Association, or their respective alternates, and where the Board is unable by majority vote to decide an issue before it relative to the dispute being heard, the Board shall declare itself deadlocked and it shall select a referee from the panel established pursuant to the subject in the order specified in Paragraph E of this Section. In the event the Board has failed to decide such issue or declare itself deadlocked within forty-five (45) days after the issue has been heard by the Board, then the Board shall be deemed to be deadlocked for the purpose of this Paragraph and shall select a referee as herein provided. The referee so selected shall thereupon join the Board as a member and as the Chairman thereof in the subsequent consideration and disposition of the matter over which the Company and Association Board Members deadlocked and in the subsequent hearing, consideration and disposition of the dispute then being heard.
    When composed of five (5) members as a result of the procedures set forth in Paragraph 18-F-1 or 18-F-2, the Board shall be competent to hear the dispute properly submitted to it and to decide said dispute by majority vote. Decisions of the Board so composed shall be final and binding on the parties and shall be rendered no later than forty-five (45) days after the close of the hearing.
    Where the hearing in a dispute properly submitted to the Board has concluded, and where the Board is then composed solely of the two (2) Board Members appointed by the Company and two (2) Board Members appointed by the Association, or their respective alternates, and where the Board is unable by majority vote to decide the dispute, the Board shall declare itself deadlocked and it shall select a referee from the panel established pursuant to Paragraph 18- E of this Section. In the event the Board has failed to render a decision or declare itself deadlocked within the forty-five (45) day period provided in Paragraph 18-D of this Section, then the Board shall be deemed to be deadlocked for the purpose of this Paragraph and shall select a referee as herein provided. The referee so selected shall thereupon join the Board as a Board Member and as the Chairman thereof in the sub-sequent consideration and disposition of the dispute.
    Within forty-five (45) days after the selection of the referee as provided in the preceding Paragraph, the five (5) member Board shall consider and review the prior record in the dispute, and it may call such witnesses and receive such evidence as it may deem necessary. Either party may make written request to the Board for the privilege of presenting witnesses or documentary evidence, and the Board may in its discretion permit such presentation.
    When composed of five (5) members as a result of the procedure set forth in Paragraph 18-F-4 above, the Board shall be competent to decide said dispute by majority vote. Decisions of the Board so composed shall be final and binding on the parties and shall be rendered no later than forty-five (45) days after the Board has considered and reviewed the prior record in the dispute and/or has received such additional evidence as deemed necessary, whichever is later.

  In the event the Board is unable to comply with the time limits specified in Paragraph 18-D and 18-F above, the Chairman of the Board shall prior to the expiration of forty-five (45) days notify both parties in writing of the reasons the Board is unable to comply with the time limits, and give a date as to when a decision will be rendered.

  General
    The expenses and reasonable compensation of the referees selected as provided herein shall be borne equally by the Company and the Association.
    The time limits specified in this Section may be extended by mutual agreement of the Company and Association.
    Nothing herein shall be construed to limit, restrict or abridge the rights or privileges accorded either to the employees or to the employer, or to their duly accredited representatives, under the provisions of the Railway Labor Act, as amended.
    The Board shall for a minimum period of five (5) years maintain a complete record of all matters submitted to it for its consideration and of all their findings and decisions.
    The Company and the Association will assume the compensation, travel expense and other expenses of the Board Members selected by them.
    Each of the parties hereto will assume the compensation, travel expense and other expenses of the witnesses called or summoned by it. Grievants, witnesses and representatives who are employees of the Company shall receive free transportation (NRPS) over the lines of the Company from the point of residence, duty or assignment to the point at which they must appear as witnesses and return, to the extent permitted by law.
    The Chairman and the Vice Chairman designated pursuant to Paragraph 18-B-4, acting jointly, shall have the authority to incur such other expenses as in their judgment may be deemed necessary for the proper conduct of the business of the Board and such expenses shall be borne one-half by each of the parties hereto. Board Members who are employees of the Company shall be granted necessary leaves of absence for the performance of their duties as Board Members. So far as space is available, Board Members shall be furnished free transportation over the lines of the Company, for purpose of attending meetings of the Board, to the extent permitted by law.
    It is understood and agreed that each and every Board Member shall be free to discharge his duty in an independent manner, without fear that his individual relation with the Company or with the employees may be affected in any manner by any action taken by him in good faith in his capacity as a Board Member.
    The Board shall have the authority for the administration and interpretation of this Section of the Agreement. In the event the Board cannot agree on the administration or interpretation of this Section, they shall refer the matter to the first named referee or his designee.
    In the event a member of the panel of referees is more than thirty (30) days overdue beyond the time limits specified in Paragraph 18-D and 18-F above in the rendering of a decision, he shall not be considered eligible for assignment of additional cases until such decision is rendered (except by mutual agreement between the Company and the Association).

Section 19

Crew Complement

The Company agrees that no United Airlines B-747-400, B- 777, B-767/757, A-320/319, or B737-300/500 shall be operated in scheduled commercial operation, including courtesy, publicity, charter, or ferry flights, unless the minimum crew on such aircraft consists of two (2) pilots from the Pilot's System Seniority List.

Section 20

Allocation, Assignment and Scheduling of Flying

Flight Crew Resources shall be responsible for allocation of hours, assignment to allocation, construction of trip pairings, duty period assignment, assignment to domicile(s) of all trips (including charters) and lines of flying and all known open flying in accordance with the provisions of this Agreement.
      No revision of such pairings, duty period assignment or assignment to domicile(s) of trip(s) may be made unless approved by Flight Crew Resources and discussed with the System Schedule Committee.
      No revision of the manpower requirement levels established in the lines of flying may be made unless approved by Flight Crew Resources and discussed with the System Schedule Committee.
    System Scheduling Committee

  A System Schedule Committee (SSC) shall be composed of four (4) pilot representatives, one of which will be designated as Chairman. These pilots may also be Local Schedule Representatives. Each month the System Schedule Committee members shall meet with the designated Company representatives in order to provide the pilots the opportunity to review and make recommendations to the Company regarding the DSL's, the allocation and assignment of flying and the construction of lines of flying. In addition, a minimum of one (1) scheduling representative from each domicile will be given the opportunity to review the construction of lines of flying and to select the Operating Experience ("OE") lines for that domicile in accordance with the provisions of Section 20-E of the Agreement. Each month, the Company shall propose meeting dates which coincide with the period in the construction of schedules at which time the pilot recommendations can be best considered. Meetings may be on different dates for some or all fleets. Additional meetings may be held by mutual agreement. It is the intent of the parties of this Agreement that this System Scheduling Committee shall provide pilots with the opportunity to consult with and make recommendations to the Company on the allocation of flying, assignment and reduction of flying to pilot domiciles in accordance with the ''equipment to seniority'' concept as outlined below. ''Equipment to seniority'' shall mean that within the limits of flying hours available to a domicile by equipment type, the more senior pilots shall be given the opportunity to fly equipment in the following order: B-747- 400, B-777, B-767/757, A-320/319, and B-737-300/500 , so long as efficient utilization of pilots and stability of pilot employment at the domiciles are achieved and economy of operations and working conditions are not unreasonably affected.

      Pilot Domiciles. The geographical location of a pilot domicile(s) and designation of equipment type to be flown from each domicile(s) shall be determined by the Company after discussions with the System Schedule Committee.
      Allocation of Flying. The "equipment to seniority" concept shall be used considering the seniority of those pilots not holding an assignment in the equipment group as specified in Paragraph 20-A-2 above for which flying is being allocated, or an assignment in a higher paying equipment. The seniority of Captains who could have held an assignment at their domicile in the equipment group as specified in Paragraph 20-A-2 above shall not be considered in the allocation.
      Reduction of Flying. The "equipment to seniority" concept shall be used considering those Captains in the equipment type in which the flying is being reduced independently of other equipment types.
      Assignment or Reassignment of Lines of Flying to Domicile. The "equipment to seniority" concept shall be used considering the available Captains necessary to cover the lines of flying, vacations and a minimum of fourteen per cent (14%) for B-747-400, B-777 and B-767/757 Captains, and twelve percent (12%) for B-737-300/500 and A-320/319 Captains reserve coverage in support of those lines of flying in each equipment type independently of other equipment types.
      In the event unforeseen circumstances arise which would necessitate discussions with the SSC in compliance with the provisions of this Section, the Company will communicate with the SSC via conference call prior to taking any actions.
      All information pertinent to the allocation, assignment, and scheduling of flying shall be provided to the System Schedule Committee on a timely basis. It is understood by the parties that some information may be identified by the Company as "privileged". The SSC and the MEC Officers agree to keep this information confidential until informed otherwise by the Company.
      The Company and the System Schedule Committee shall continue efforts to develop and improve computer programs to provide for more efficient scheduling of pilots. It is agreed and understood that mutual agreement between the Company and the System Schedule Committee must be reached prior to the implementation of any such program.
      When System Schedule Committee Meetings are held, pilot trip drops required will be on a displacement basis.
      In the event unresolved scheduling problems arise, the System Schedule Committee may appeal the matter to the Senior Vice President-Flight Operations.
  Publication of Schedules
    Pilots schedules shall be posted for preferencing as follows:
      Unless agreed to otherwise by the Company and the System Schedule Committee lines of flying will be posted for preferencing for a minimum of seven (7) days.
      Typical reserve lines, showing patterns of days off which comply with Section 5, will be posted for the same period. No reserve lines will be awarded which have not been posted, except for floater reserves, as provided below.
      Preferencing will close not later than the 18th of the month prior to the subject month, unless a later date is established by mutual agreement with the System Schedule Committee. Lineholder awards will be published by the 20th or the end of the 2nd day after closing, whichever is later, and secondary lines and reserve lines will be published by the 24th, or the end of the 6th day after closing, whichever is later.
      All monthly pilot schedules shall be posted for preferencing and awarded by this process, except that modification to the process may be made in exceptional cases by mutual agreement with the System Schedule Committee.
      Unless otherwise agreed to locally, a pilot who fails to express a preference for assignment under the "schedule selection procedure" shall be assigned to the numerically lowest number schedule line (i.e., one is less than six) or reserve day off line, as applicable, which remains unassigned in his status and equipment type after all pilots senior to him have been assigned.
      After completion of the pilot's schedule selection procedure, pilots shall be assigned to a schedule within their status and equipment type in accordance with their seniority subject to Paragraph 6-A of Section 6 of this Agreement. Any pilot may preference a secondary line or reserve assignment for the month.
      In the event changes to the airline's planned flying occur too late to be included in the pilots' schedules and such changes result in the need to modify a pilot's assigned line(s); the Company shall offer the System Schedule Committee the opportunity to consult with and make recommendations regarding the appropriate manner to accomplish the necessary modifications.
    Lines of Flying

Scheduled lines of flying will consist of a trip pairing repeated in sequence unless efficient pilot utilization requires mixing of pairings within a line according to the following guidelines. The line descriptions listed in sub-paragraphs a through d below, are intended to be in order of desirability. It is recognized that it is desirable to build the maximum number of lines in each consecutive step.

      Pure lines (same ID).
      Pure with 1 or 2 fillers of like departure and layovers.
      Pure with 1 or 2 fillers of unlike departure and layovers.
      Homogenization.
        Like departure and layovers.
        Like departure with different layovers.
        Like departure with similar routing and direction.
        Like departure with any routing or direction.
        Departure within 6 hours.
        Departure within 8 hours.
        Departure within 10 hours.
        Departure over 10 hours.
      It is recognized that a planned schedule change during a schedule month will result in increased mixing of pairings in order to maintain a relatively even distribution of flying in each line for the entire month.
      Lines of flying submitted for preferencing shall provide reasonable expectancy of schedule reliability and shall comply with FARs and the provisions of this Agreement and shall be scheduled for not more than eighty-nine (89) pay credit hours for the B-747-400, B-777 and B-767/757 fleets, or ninety-five (95) pay credit hours for the B-737-300/500 and A-320/319 fleets. Lines of flying will not reflect hours after 2400 on the last day of the month, for a trip operating over month end nor the return trips on the first of a month.
      If an individual trip pairing repeated in sequence will not provide the minimum calendar days off specified in Section 5-G-1-d, an additional trip or trips may be substituted in the line to provide such minimum calendar days off.
      All night flying will be built into a minimum number of lines even if this results in some lines being built under guarantee. Pairings with ANF's will not be used to fill non all-night primary lines.
    Secondary Lines

    Flying which remains open after the awarding of the lines of flying, due to the planned absence of the lineholder and/or flying which was not awarded as part of a line, may be combined into secondary lines. Secondary line construction shall take into consideration the schedule criteria preferences submitted by those pilots awarded secondary lines.

    Reserve Lines

    The approximate number of reserve lines needed in each status, fleet and domicile will be posted for preferencing. Available reserve lines shall consist of a pattern of available days on and days off, as specified in Section 5-G-1-e. For  B-747-400, B-777 and B-767/757 reserve pilots, these lines will be constructed with a minimum of twelve (12) days off in any month. For B-737-300/500 and A-320/319 reserve pilots, these lines will be constructed with a minimum of ten (10) days off in a thirty (30) day month and eleven (11) days off in a thirty-one (31) day month.

    Floater Reserve Lines

Floater reserve lines will have no posted day off pattern, but will have the same minimum days off as shown in 20-C-3 above as determined by the Company after awarding the lines and evaluating their coverage requirements. Floater reserve lines will not be posted, but may be preferenced and awarded, as provided in Section 20-D-3.

  Preferencing and Awarding
    During monthly schedule preferencing, a pilot will have the opportunity to indicate to the Company which lines of flying, including secondary lines, and/or reserve lines he desires. He may also indicate his desire to be awarded a floater reserve line. A line of flying or reserve line which is open for a full schedule month due to the planned absence of the initially assigned pilot, will be assigned to the next eligible pilot(s) so preferencing who is available for the full month, as part of the line awarding process. If a pilot preferences secondary lines, he may also indicate which of the schedule characteristics he considers most desirable. A pilot will not be awarded a secondary line if he is not planned to be available for the full month. "Available for the full month" as used herein means a pilot who, at the time monthly line awards are made, is not planned to be absent for any reason except (1) training of under five (5) days; (2) ALPA duty; (3) no more than one weekend (or equivalent) military absence or (4) Company requested absence. Lines of flying open for the month which are not filled by preferencing may be filled in inverse order of seniority by assignment of regular reserve pilots in the status and equipment type involved. A reserve pilot shall not be eligible to be assigned in inverse seniority order unless he is available for the full month, as defined above.
    Preferencing for secondary lines will be accomplished as follows:
      Advertised secondary lines shall be preferenced by specific line number. The seniority of the pilot awarded a secondary line shall determine the order of accommodation in the assignment of specific trips to such line.
      Should the amount of open flying available for secondary lines be sufficient to build more secondary lines than were available for preferencing, such added secondary lines will be awarded to pilots who preferenced unadvertised secondary lines. The "999" preference shall be used only to indicate a desire to be awarded an unadvertised secondary line. A "999" preference must be used along with preferences by number for all advertised secondary lines in order for a pilot to be eligible for assignment to all secondary lines. If an insufficient number of pilots preference these unadvertised secondaries, those pairings will revert to open flying and no pilot will be involuntarily assigned to such added secondary lines.
      Each pilot who preferences a secondary line will be required to submit a list of schedule characteristics which he considers desirable. Secondary lines will be constructed for each pilot awarded a secondary line taking into consideration his prior schedule and the criteria he has submitted. Lines will be constructed and awarded in seniority order. The secondary line bidding and awarding process will be administered with the direct participation of The System Schedule Committee. In the event the parties agree that additional pilots are required to assist in the process, ALPA and the Company will agree to the number of pilots required and the trip drops which will be allowed. Additionally, the Company will maintain administrative control of the process including the allocation of Crew Management Resources.
      A pilot will not be awarded a secondary line if he is not planned to be available for the full month, as defined above.
      Prior to releasing the content of a secondary line to the pilot awarded that line, any assignment revision, necessary to resolve conflicts with his prior month's flying, will be accomplished.
    Floater reserve lines will be available for preferencing and may be awarded up to a maximum of twenty percent (20%) (or six (6) lines, whichever is less) of the reserves in each domicile, equipment and status. Notwithstanding the 20% above, in no case will the Company have less than one (1) floater reserve line in each domicile equipment and status. Those pilots awarded floater reserve lines will have the opportunity to request a day off pattern from the crew desk and where possible their request will be honored. A pilot initially awarded or assigned to a floater line shall not be eligible to be moved up to any other line. A pilot initially assigned to a floater reserve line during the line award process will be ineligible to be involuntarily assigned (junior manned) to another open line unless all of the following conditions are met:
      The open line is a basic line of flying.
      The pilot is available for the entire month, and
      There is an available replacement pilot for the vacated floater line. Such available replacement must also be available for the full month.
    Those pilots not having an awarded line at the completion of the awarding process will be awarded the highest numbered reserve line or lines as necessary in inverse order of seniority.
    Full lines which become available after the completion of the monthly line awarding process may be assigned to reserve pilots according to their monthly preferences and seniority; except that any reserve who desires to remain a reserve may, within forty-eight (48) hours after the completion of the initial awards, advise the Company that he desires to keep his reserve assignment; in which case he shall not be moved up under this provision. To be eligible to be moved up, a pilot must be available for a full month, as defined above.
    If, at any time, a partial line becomes available, such partial line may be offered to reserve pilots who are available for all of the flying, in seniority order. Trips remaining unassigned after following the above procedure will be assigned in accordance with Section 20-H.
    Should a pilot's schedule be published which contains an error which results in a pilot losing flying, he may be given, when the error is discovered, an assignment under Section 20-F-1. The pilot's scheduled pay credit will be the greater of his original line of flying or his new line of flying assigned under this provision.
      If a pilot is awarded a line of flying which requires overwater or INS qualifications and he is not so qualified, he will be assigned the appropriate training so as to be qualified whenever possible, in sufficient time to allow him to fly his first trip sequence which requires such qualification.
      A pilot assigned a reserve line in an equipment type and status and in an equipment domicile which has trip sequences that require overwater or INS qualifications, and he is not so qualified, he will be assigned the appropriate training so as to be qualified whenever possible.
      Once a pilot is qualified, he shall be required to maintain his qualification while holding an assignment in an equipment domicile in which there are schedules which require such qualification. Should the pilot be assigned to an equipment domicile in which there is no scheduled flying which requires such qualifications, he may be required to maintain his overwater qualification. Any pilot who is already qualified may, at his option, retain his qualification even if the Company does not require it.
    A pilot's schedule assignment is an individual assignment. Each pilot will fly his assigned trip sequence unless deviation is permitted or required by the Company or the application of this Agreement.
    Trip segments, round trips or series of trips shall not be split apart from the configuration shown in the Domicile Schedule Letter if so doing increases the manpower requirement unless, the Company deems it necessary to accomplish coverage.
  Operational Experience Lines

Notwithstanding the provisions of Section 6-A-2 and Section 20-B-1-f, initial Captains and initial First Officers will be assigned designated Operating Experience ("OE") lines upon completion of DENTK training. The Local Schedule Committee(s) at the domicile(s) where such lines of flying will be assigned will select these designated "OE" lines each month as part of the schedule preparation process. The "OE" lines may include Initial Operating Experience (IOE) and continue for the balance of the month in which training is completed and for the subsequent month. Such designated "OE" lines for this subsequent month will be assigned in Seniority order. Lineholders preferencing such "OE" Lines will be restricted as follows:

    The designated ''OE'' lines will be appropriately identified by the Local Schedule Committee as to Captain or First Officer ''OE'' lines at the time of posting or preferencing.
    A pilot awarded a designated ''OE'' line of a like status will revert to reserve only on the days he would have flown in that line, not including shaded days, and will not be available for involuntary TDY. The original lineholder may be required to fly such portion of the line not required for OE training. Such pilots will be given as much notice of their reserve assignments as practical, with the understanding that early notice is preferable to strict FIFO compliance. Upon arriving from a trip or returning from days off, the pilot may, at his request, be placed at the top of the FIFO list. Additionally, the following provisions shall apply to those equipment domiciles that have international lines of flying:
      In equipment domiciles that have only international trips, pilots originally assigned to OE lines will be subject to the international rules for reserve assignments.
      In equipment domiciles which have both international and domestic trips, 50% of the OE lines in each pilot status will be identified and advertised as lines in which the originally assigned pilot will not be subject to assignments that are scheduled into his days off per domestic reserve rules. Those pilots originally assigned to the remaining 50% of the OE lines may be subject to assignments as reserves into their schedule days off, as provided under the international reserve rules. The Company will designate the lines at the time of preferencing. If an odd number of OE lines exist, the odd line will be identified as a domestic reserve line for days off consideration. If only one OE line is available for preferencing, it will be identified as international for assignment purposes.
      A pilot who is subject to assignment as a reserve into his scheduled days off (International rules) may designate any block of RDO's in this scheduled line as holy days off (HDO's). This block may be up to a total of six (6) consecutive days off . If the selected block does not contain six (6) HDO's, the pilot may move days from any other block of RDO's in order to bring the total in the designated block to six (6). The RDO's moved must come from the front or back of selected block(s) of RDO's
      A pilot who is subject to assignment as a reserve into scheduled days off (International rules) but who may be removed from only part of the OE line, will still designate a block of six (6) days as HDO's as though he would be on reserve for the entire month. This designation must be made prior to the beginning of the OE month. The pilot will fly the published line trips unless removed, at which point he will pick up the remaining days off sequence in the line.
      The Company will not assign an international trip assignment to an OE reserve that disrupts his RDO unless he is the only reserve available for the assignment.
      If an OE reserve is worked into one or more of his RDO's, he shall have the days off restored in accordance with Section 3-E-7 of the International Supplement.
    At the time of preferencing, a pilot preferencing an "OE" line shall have the opportunity to indicate whether he prefers to fly the line (as opposed to being removed from the line under this provision). Such preference will be taken into consideration in seniority order when "OE" lines are assigned to newly transitioned pilots.
    A Pilot awarded an "OE" line who is removed from all or part of the line will be paid his line value including legal inbounds plus three (3) hours override or ninety-two (92) hours for B-747-400, B-777 and B-767/757 pilots, or ninety-eight (98) hours for B-737-300/500 and A-320/319 pilots, whichever is greater, for relinquishing his line. In the event of a full line move-up only the pilot inconvenienced as per paragraph 20- E-2 above will receive the pay provisions of this paragraph.
    First Officers preferencing a Captain "OE" line and Captains preferencing a First Officer "OE" line must have completed a minimum of seventy-five (75) hours in that assignment to be eligible to be awarded such "OE" lines.
      If a Captain is senior enough to be awarded a primary line of flying through preferencing upon his activation into his initial Captain assignment, and if he does preference and is awarded such a line, that line shall become his "OE" line.
      If a First Officer is senior enough to be awarded a primary line of flying through preferencing upon his activation into his initial First Officer assignment, and if he does preference and is awarded such a line, that line shall become his "OE" line providing that the Captain holding the line has completed a minimum of seventy-five (75) hours in that assignment.
    A pilot who has completed any transition training may, with his concurrence, for the remainder of the month and the next full calendar month, be assigned out of reserve FIFO order open trips with a Captain or First Officer, as appropriate, who has a minimum of seventy-five (75) hours in type.
    Whenever a pilot, who has been removed from his line, is available without disruption to an assignment(s) already given, the Company will attempt to return the pilot to the trip(s) in his original line if the trip(s) is not needed for "OE".
    When a pilot is removed from all or part of his line under this paragraph, the Company will make available to the pilot, until 28 hours prior to the first day of each reserve period, known open flying which is available on those days the pilot converts to reserve status and also flying which becomes open during the pilot's reserve available days. The pilot may pick up such open flying as follows:
      If the pilot desires to pick up open flying which would be scheduled during his current period of work days, or if he is on days off at the time of the transaction and desires to pick up open flying scheduled during his next period of work days, he will be allowed to pick up:
        Any trip that begins on the first day of availability after scheduled days off, or
        Any trip or combination of trips that completely fills all available work days in that period of availability, or
        Any trip that ends on the last day of availability (except that a pilot qualified and available to be assigned under international reserve rules must have OPBCM concurrence), or
        With OPBCM concurrence, a combination of trips, one beginning on the first day of availability and another ending on the last day which together do not fill all available work days. This provision shall not prevent the Company from assigning the pilot a reserve assignment(s) pursuant to paragraph 2 above, on all remaining unassigned reserve work days.
      If the pilot is picking up open flying to place in a period of available work days that are in the future, beyond the periods described above, he may fill those blocks of available work days in any order; however, he must pick up enough open flying to fill all available work days in a selected block.
    The following rules will apply to reserve assignments over month end whenever an OE reserve pilot is involved.
      Such assignments will first be given to regular reserves.
      Such assignments will next be given to eligible OE reserve pilots for whom the assignments will not cause a repair in the subsequent month. (It will remain the pilot's option to exceed the allowable scheduling cap.)
      Such assignments will lastly be given to  eligible OE reserve pilots for whom a repair is required in the subsequent month. The assignment in this case may extend into the subsequent month only for a number of days no greater than the original days of carry over of the last trip scheduled in the original OE line of flying.
    The following rules will apply to pilots assigned OE lines when trip trading with open flying.
      A newly qualified pilot who is assigned an OE line for consolidation of training will not be permitted by OPBCM to trade, pick-up or drop trips in that line.
      The pilot assigned to the "companion" line; i.e. the assigned Captain on a First Officer OE line or the assigned First Officer on a Captain OE line, will not be subject to any special restrictions on their trading, dropping or picking up trips.
      If a pilot awarded an OE line is not removed from his awarded line prior to the beginning of the OE month, he will be permitted to trade, pick up or drop trips only if the changes do not affect the line after the date on which he is planned to be removed from that line. For this purpose, the pilot will be advised by OPBCM of the date that he is planned to be removed from the awarded line, upon his inquiry.
    If, due to unforeseen circumstances, the designated "OE" lines for a month are insufficient for all pilots requiring "OE", those pilots not assigned an "OE" line may be assigned out of reserve FIFO order open trips with a Captain or First Officer, as appropriate, who has a minimum of seventy-five (75) hours in type. Each initial assignment made to reserves under this paragraph will either be (1) a complete published sequence or (2) a portion of a single published sequence or (3) any sequence to which a complete crew is assigned as a unit.

A pilot who has completed transition training and is not senior enough to be awarded a line of flying under paragraph 20-E-6 above, need not be assigned to an "OE" line if he has a known absence and/or the pilot has not completed his IOE on or before the 15th of the month. In either circumstance, the pilot may be assigned trips as described in Paragraph 20-E-12, above.

  Assignment or Reassignment

  Assignment limitations contained in this Paragraph are waivable with pilot concurrence.

    At Home Domicile

    When a pilot assigned to a line of flying, loses at his home domicile a trip sequence or originating portion thereof which appeared in his assigned line of flying due to illegality, being out of position, cancellation, consolidation or equipment substitution, he may be assigned or reassigned by the Company as follows:

      If he is advised of the loss of his assigned flying prior to reporting to the airport for such flying, the Company shall at that time exercise one of the following; except that if the loss of his assigned flying is due to the suspension of United's operations at the domicile the Company shall exercise one of the following within two (2) hours after operations are resumed:
        He may be required to deadhead to any point to connect with the remainder of his scheduled assignment.
        Require him to be telephone available for a period not to exceed four (4) hours for a potential flight assignment; such four (4) hour period shall be subsequent to the legal rest and within the period of the trip sequence which he lost, except that the period may start up to four (4) hours prior to the scheduled departure of the trip lost.
        Give him a flight assignment (possibly including deadheading to accomplish the balance of his assigned trip) which falls within the limitations specified in Section 5-G-1-a-(1); including assignment under Section 8-L-6.
        Any flight assignment given under this Paragraph F-1 including deadheading, cannot be scheduled to depart prior to 1800 or three (3) hours before the pilot's originally scheduled departure, whichever is earlier.
        Require him to report to the airport for a four (4) hour standby assignment and potential flight assignment; such four (4) hour standby assignment to commence at the scheduled departure time of the trip sequence he has lost. Any flight assignment given the pilot during this four (4) hour standby period must fall within the limitations specified in sub-paragraph 20-F- 1-c below, based on his duty time for the standby assignment.
        Relieve him from responsibility for assignment under the provisions of this Paragraph F.
      If he is advised of the loss of his assigned flying after reporting to the airport, the Company shall exercise one of the following within two (2) hours of the time he was advised of the loss of his assigned flying; except that if the loss of his assigned flying is due to the suspension of United's operations at the domicile, the pilot may be released from duty and the Company shall exercise one of the following within two (2) hours after operations are resumed.
        He may be required to deadhead to any point to connect the remainder of his scheduled assignment.
        He may be reassigned other flying within that duty period which falls within the limitations specified in sub-paragraph 1-c below (including deadheading to accomplish the balance of his assigned trip).
        He may be reassigned other flying which falls within the limitations specified in Section 5-G-1-a- (1) after being given a legal rest; including assignment under Section 8-L-6.
        Require him to be telephone available for a period not to exceed four (4) hours for a potential flight assignment; such four (4) hour period shall not commence prior to his receiving a legal rest subsequent to being released from duty.
        Relieve him from responsibility for assignment under the provisions of this Paragraph F.
      Any reassignment given a pilot under the provisions of sub-paragraph 20-F-1-a or 20-F-1-b above must comply with all of the following limitations:
        The pilot's total scheduled on duty period must comply with reassignment provisions of Section 5-G-2-a-(1).
        Any reassignment cannot be scheduled to interfere with the next scheduled calendar day off appearing in the pilot's assigned line of flying.
        If a reassignment produces an additional "layover(s)" at the pilot's domicile during the period of his original assignment, the pilot shall, upon request, be provided a local hotel room.
        If the reassignment given is scheduled to interfere with the outbound portion of the next trip sequence appearing in the pilot's assigned line of flying, the loss of such next trip sequence shall not subject him to reassignment under this Paragraph F, except that the pilot may be positioned to fly a portion of his scheduled trip.
        If the reassignment given was not scheduled to interfere with the outbound portion of his next trip sequence, but if the actual operation does interfere, the loss of such trip sequence shall not subject him to reassignment under this Paragraph F, except that the pilot may be positioned to fly a portion of his scheduled trip.
        If a pilot is assigned a telephone availability or standby period and no assignment is made, the pilot is relieved of responsibility under this Paragraph F-1.
        Once a pilot is reassigned flying as provided in this Paragraph F-1 a subsequent loss of that flying will not subject him to further assignment under this Paragraph 20-F-1, except that the pilot may be required to complete a portion of his original scheduled trip sequence which is operating and for which he is legal.
    Away From Home Domicile

  When a pilot assigned to a line of flying or a reserve assigned a trip pairing loses any portion of an assigned trip pairing beyond the originating segment, he may be reassigned to other known open flying, including deadheading to such flying, provided such trip or trips is scheduled to return him to his home domicile within sixteen (16) hours of his originally scheduled arrival at his home domicile and provided further such assignment does not extend more than eight (8) hours into a pilot's calendar day off. A pilot reassigned other known open flying due to the loss of a portion of his scheduled flying may subsequently be required to complete a portion of his original scheduled trip sequence which is operating and for which he is legal.

      In the event, that due to weather, a pilot cannot return to his domicile at the end of the last scheduled duty period of a trip sequence and is, therefore, required to layover at an airport other than an airport serving his domicile as listed in Section 5-G-1-b-(3); he may subsequently be assigned to any known open flying which will expediently return him to his domicile, notwithstanding the sixteen (16) and eight (8) hour time limits contained in Section 20-F-2 above. In no case, however, will such pilot be reassigned flying which would return him to his domicile more than eighteen (18) hours later than his scheduled return, without his concurrence.
      A pilot who is required to remain at a non-crew domicile location to protect equipment that is unserviceable for mechanical reasons will be assigned to fly the equipment to the location where it is to be utilized. Under this provision, return of the pilot to his domicile must not exceed by more than twenty-four (24) hours the time which his assignment when he left his home domicile was scheduled to return him to his home domicile.
      Notwithstanding sub-paragraph 2-b above, a pilot who has lost all or portion of a trip(s) he was scheduled to fly and is unable to return to his domicile as a result of the cessation of United operations, either at his domicile or at the airport at which he lost his scheduled flying, may, when operations are resumed, be reassigned to other known open flying which will expediently return him to his domicile, otherwise, he may be assigned to deadhead to his domicile.
      Any pilot assigned a charter or ferry trip sequence that requires a subsequent revision may be required to complete the revised itinerary to an on-line station where relief can be provided. Any such revised assignment must be scheduled in accordance with the provisions of Section 5 and must return the pilot to his home domicile within sixteen (16) hours of his originally scheduled arrival time and provided further such assignment does not extend more than eight (8) hours into a pilot's calendar day off.
      If the reassignment given above interferes with the pilot's next scheduled trip sequence, the loss of such next scheduled trip sequence shall not subject him to reassignment under Paragraph 20-F-1-a or 20-F-1-b, except that the pilot may be positioned to fly a portion of his scheduled trip.
    Trip pairings which are scheduled to operate over a month-end from "Month A" into "Month B" may be revised at any time prior to the closing of schedule preferencing for "Month B".  Complete information on these revisions will be made public and will be available at all domiciles so that pilots may consider the effect of the changes when preferencing schedules for the following month. Any month-end pairing revisions which are not available at each domicile prior to 1200 noon (local time) on the day before schedules close must be made under the provisions of Section 20-F-1. (In the event that a month-end pairing becomes involved in a change under Section 20-F-4 below, that change shall not be subject to the provisions of this sub-paragraph, but shall be subject only to the provisions of Section 20-F-4).
    Notwithstanding the provisions of 20-F-1, 20-F-2, and 20-F-3 above, when a trip sequence(s) is (are) cancelled or modified as a result of a change made to the applicable airline system schedule after pilot schedules are posted for preferencing, the schedules may be awarded as posted and the affected pilots may be assigned other flying as follows:
      The changes to lines of flying will be limited to the fewest number of lines consistent with efficient scheduling and those affected pilots will be notified as soon as possible after the changes are made.
      The primary effort will be to assign the revised pairing on the same day(s) the pilot(s) was scheduled to fly. No revised lines may exceed the applicable monthly flight time cap provided in Section 5.
      If a reassignment produces an additional "layovers" at the pilot's domicile during the period of his original assignment, the pilot shall, upon request, be provided a local hotel room.
      A pilot who is assigned a line with fewer duty periods than were contained in his original line may, at the time of initial notification of the revision, be given Section 20-F-1-a-(2) assignments on days he was originally scheduled to fly. The Company will make such assignments available as far in advance as possible.
      Should the schedule change result in a reduction of flying at the domicile equivalent to one line of flying or more, any pilot who loses all of his flying may be assigned a reserve line which will retain the days off he had in his original line. Such reserve shall be put on the FIFO list ahead of all other reserves after each day off and shall be available for assignment during the first assignment period each day.
      The System Schedule Committee shall be afforded the opportunity to consult with and make recommendations on schedule revisions made under the provisions of this Paragraph 20-F-4.
      No more than five percent (5%) of pilot schedules will be subject to reassignment under this provision in any one month. Should an occasion arise which requires revision to more than five percent (5%) of schedules, all reassignments must be made under the provisions of Section 20-F-1.
      Notwithstanding the five percent (5%) limit above, in the event of a major disruption to service outside of the Company's control (such as that created by the 1981 Air Traffic Controller's strike), the Company may revise schedules to the extent necessary to maintain the highest level of service possible. In such event, the Company will work closely with the pilot members of the System Schedule Committee to insure that passenger schedule integrity is maintained without imposing unnecessary disruption on pilots' schedules.
  Open Flying
    Pilots who desire open flying shall advise the Company. The following information will be furnished by the pilot: his status and equipment type, priority rating, days available for open trip(s), as well as the amount of flight time desired. A pilot shall request the Company to remove his name when he no longer desires open flying.
    Open flying being covered will be described by the system crew scheduler at the time of assignment. If such assignment is revised at any time prior to initial scheduled departure of that assignment, the crew scheduler will notify the pilot involved as soon as possible.
    In the assignment of open flying, trips may be combined with other open trips at any location at the time of original assignment.
    An open trip shall be considered to be still open until twenty-eight (28) hours before scheduled departure, or until assigned to a pilot, whichever is later; except that an open trip may be assigned to a PI at any time. An open trip may be assigned at any time during the twenty-eight (28) hour period preceding scheduled departure time, however, it shall be considered desirable to assign such trips as soon as practicable. When there is an open trip scheduled to depart, or be assigned during normal rest hours (in general from 2100-0600 local time), the pilot who will be assigned the trip shall be assigned twelve (12) hours or more prior to its scheduled departure, when possible.
      If, because of irregular operations, an assigned pilot, when away from his home domicile is in position to fly his regularly scheduled trip after it has been assigned as an open trip, he will be entitled to return to that trip, unless he is involved with a conflicting assignment and such assignment cannot be covered by the pilot assigned his scheduled trip.
      Notwithstanding the twenty-eight (28) hour provision of this sub-paragraph G-4, a pilot assigned to fly a schedule who has been on sick leave shall be entitled to fly his scheduled trip only if he advises the crew desk fourteen (14) or more hours prior to the scheduled departure of the trip that he has obtained or plans to obtain his return to work medical release.
    If it becomes apparent that an inbound crew cannot make their connection with time to provide for adequate preparation, a crew may be called for protection of the trip.
      Once a crew has been called for such protection, such crew will fly the protected trip if sufficient time, as outlined below, does not exist. In the event a sufficient time interval has developed to allow the original crew to make their connection, it will be the prerogative of the original crew to fly their scheduled trip, unless a legality problem has been created.
      Every effort will be made to advise the inbound crew of the plan regarding protection. (Note: "Sufficient time" as outlined herein shall mean not less than thirty (30) minutes.)
    Assignment of pilots to trips will be made based on the scheduled or planned departure times of the trips at the time of the assignment. Subsequent changes in departure time of trips will not change assignments unless additional irregularities in crew assignments will result.
    A pilot who is deadheaded to another station to fly a particular trip, included under Section 8-L-6-a of the Pilots' Agreement, will be assigned that trip at the time of leaving his home domicile. A pilot assigned a trip under Section 8-L- 6-b shall be considered assigned upon notification of the assignment.
    A pilot may not be given an assignment as junior man available or as the only reserve available with less than ten hours and forty-five minutes (10:45) free from duty at his home domicile (for B-737-300/500 and A-320/319 pilots, eleven (11) hours and forty-five (45) minutes in case of relief from flight duty before a duty period that contains a flight into any Special Qualification Airport (as designated in the United Airlines Flight Operations Manual), i.e., such as those international airports located in Mexica, Central America or South America); except, a pilot may be given an assignment as junior man available or as the only reserve available as part of a previously scheduled duty period, provided such assignment can be made within the limitations of the previously scheduled duty period. A pilot who is given an assignment as the only reserve available as part of a previously scheduled duty period will not be given a subsequent assignment under the provisions of this sub- paragraph, without his concurrence, and must be given legal rest at his home domicile following the assignment. In the application of this sub-paragraph, a pilot, upon completion of an assignment, will be specifically advised if he is not released from duty and is not commencing a rest period.
    When a trip terminates at other than the scheduled airport serving a metropolitan area (i.e., JFK/EWR/LGA, BWI/ IAD/ DCA, ORD/MDW, SEA/BFI, SFO/SJC/OAK, LAX/ONT/ BUR, MIA/PBI/FLL) and:
      Movement of the equipment to the scheduled airport is expected within three (3) hours of arrival at the alternate or positioning of the equipment at the alternate airport is desired after unloading, the inbound crew will be assigned to accomplish such movement or positioning unless the crew scheduler, knowing that such assignment will cause the inbound crew to be illegal for their turn trip, or illegal for their next assigned trip, can specifically release the inbound crew. Duty time limitations specified in Section 5-G-2-a-(1) shall not be exceeded.
      Movement of the equipment to the scheduled airport is expected beyond three (3) hours of arrival at the alternate airport, the inbound crew will be released as soon as possible after any necessary equipment positioning at the alternate airport and protection for moving the airplane to the scheduled airport will be accomplished in accordance with open trip coverage at the domicile.
    Charter Flying
      Notwithstanding the provisions of Section 20- H, a particular pilot(s) may, on a voluntary basis, be assigned by the Company to a charter in order to comply with the needs and desires of the charterer.
      If a pilot assigned a charter under subparagraph 20-G-10-a above is a lineholder, and if the charter assignment results in a loss of days off below the minimum days off, the number of days needed to restore the minimum days off will be provided in the current month, if possible, or if not possible, in the following month.
  Open Trip Coverage At Domiciles

  All open trips occurring at or assigned to a pilot domicile will be covered in the following order:

    Open flying may be assigned to a pilot who has lost his scheduled flying in accordance with Paragraph 20-F of this Section.
    Open flying will be offered to those pilots who have dropped flying to attend an MEC meeting or a meeting scheduled with the Company which was later cancelled or rescheduled. This provision shall be used to offset billings to the Association for the dropped trip(s) when the pilot is not returned to the trip originally dropped for ALPA business.
    Open flying will be offered to home assigned pilots in the status and equipment type involved who have voluntarily dropped trips for personal reasons or are picking up time for the application of Section 13-A-2, in the following manner:
      The flying will be offered in seniority order to the pilots who request it.
      Such flying will not be offered to a pilot if it will disrupt his assigned schedule for the current or succeeding month or project him over eighty-nine (89) actual hours in the B-747-400, B-777 and B-767/757 fleets, or ninety-five (95) actual hours in the B-737-300/500 and A-320/319 fleets in either month or reduce him below twelve (12) days off in the B-747-400, B-777 and B-767/757 fleets in either month or reduce him below ten (10) days off in the B-737-300/500 and A-320/319 fleets in a thirty (30) day month or eleven (11) days off in a thirty-one (31) day month.
      Open flying will be offered to those pilots who have dropped flying for ALPA duties. Such open flying picked up shall be used to offset billings to the Association.
      Open flying may be offered to Pilot Instructors picking up open flying under the provisions of Letter of Agreement 89-2.
      Open flying will be offered in seniority order to pilots requesting it under this subparagraph.
     Open flying may be offered to home assigned lineholder pilots in the status and equipment type involved who have indicated a desire to volunteer for open flying in order to increase their pay projection. Flying shall be offered in seniority order among those requesting it. Assignment under this provisions shall not project the pilot over eighty-nine (89) actual flight hours in the B-747-400, B-777 and B-767/757 fleets or ninety-five (95) actual flight hours in the B-737-300/500 and A-320/319 fleets in the current or succeeding month nor reduce him below twelve (12) days off in the B-747-400, B-777 and B-767/757 fleets or ten (10) days off in a thirty (30) day month or eleven (11) days off in a thirty-one (31) day month,  in the B-737-300/500 and the A-320/319 fleets.
    Open flying may be offered to flight management personnel who are on the Pilots' System Seniority List. Management flying under this provision shall not be on a displacement basis.
    Open flying may be assigned to a reserve who is on standby basis in accordance with Section 5-G-5 of this Agreement.
    Open flying may be assigned to a visiting reserve pilot, in the status and equipment type involved, who is not assigned to fly a return trip and the assignment is scheduled to return the pilot to his home domicile without exceeding the limitations specified in Paragraph 20-F of this Section. Pilots assigned under Section 8-L-6 may be reassigned under this priority to prevent a double deadhead.
    If the open trip is created because an inbound crew will not connect to their assigned sequence because of delays, illegality or cancellation, coverage of their trip may be provided by assigning it to another crew for whose flying the misconnecting crew is legal. The assignment must also return him to his home domicile within sixteen (16) hours of his originally scheduled arrival time and must not extend more than eight (8) hours into his day off, except with pilot concurrence or as otherwise provided in Paragraph 20-F-2 of this Section.  Following is the order of consideration under this Paragraph:
      Trade with any crew who can accomplish the flying without impact on their remaining scheduled trip sequences.
      Trade with any crew to avoid a delay or further delay in the departure of the open trip, provided reserve coverage would cause a greater delay.
    Open flying will be assigned to home reserve pilots in the status and equipment type involved.
    Open flying may be assigned to a reserve pilot in equipment type and status from another domicile under the provisions of Section 8-L-6.
    Open flying may be assigned to home reserve pilots in the status and equipment type involved who have previously been assigned, if the planned departure time of the open flying being covered is earlier than the planned departure time of the originally assigned trip. In the application of this Paragraph, the reserve pilot who is legal and who is assigned to the latest departure will be moved up and assigned to the unanticipated earlier departure.
    Open flying will be assigned to visiting reserve pilots in the status and equipment type involved who are not assigned to fly a return trip.

      Open flying may be assigned in the following order to pilots at the domicile in the status and equipment type involved who are available and qualified. No pilot will be obligated to accept any flying offered under this provision.
        Trips will be offered in seniority order to pilots who have indicated to OPBCM that they desire to be notified of open flying and:
          Whose schedules will be legal after the trip is assigned, or
          Whose schedules can be made legal after the trip is assigned with a trip drop(s) where the total number of duty periods dropped does not exceed the number of duty periods added by more than one. If there is a choice of trips with an equal number of duty periods that can be dropped to make the line legal, the trip(s) to be dropped will be mutually agreed upon by the pilot and the crew scheduler. If agreement cannot be reached, the offer of open flying will be withdrawn.
        Trips will be offered, in inverse order of seniority, to pilots whose schedules are legal, or can be made legal, in accordance with the provisions of subparagraphs (1)-(a) and (b) above.
        Notwithstanding the provisions of subparagraphs (1)-(a) and (b) above, trips will be offered in seniority order to pilots who have indicated to OPBCM that they desire to be notified of open flying and whose schedules can be made legal after the trip is assigned. If there is a choice of trips that can be dropped to make the line legal, the trip(s) to be dropped will be mutually agreed upon by the pilot and the crew scheduler. If agreement cannot be reached, the offer of open flying will be withdrawn.
        Notwithstanding the provisions of subparagraph 20-H-14-a-(1)-(a) and 20-H-14-a-(1)-(b) above, trips will be offered in inverse order of seniority to pilots whose schedules can be made legal after the trip is assigned.
      The flight pay credit projection of a pilot's line of flying who accepts a trip under this provision will be the value of his line immediately before or immediately following the trip assignment and repair of his line, if any, whichever is greater. Additionally, the pilot's actual projection will be adjusted to reflect the value of his actual hours flown.

    c. A pilot who accepts and actually departs on an assignment under this provision will receive incentive pay in accordance with Section 3-B-7-c of the Agreement.  d. A pilot who is assigned a trip with a planned departure time within nine (9) hours of the planned departure time of the trip to be covered shall not be considered to be available under this provision. If no pilots are available in this category, the assignment will be made to the most junior pilot in the status and equipment type involved regardless of the planned departure time of his next scheduled trip.

    NOTE: A pilot is not available if his monthly projection cannot be reduced below eighty-nine (89) actual hours in the B-747-400, B-777 and B-767/757 fleets or ninety-five (95) actual hours in the B-737-300/500 and A-320/319 fleets (or his projection, if higher) or his monthly minimum days off cannot be restored.

    With pilot concurrence, open flying may be assigned to a pilot who is legal, qualified and in position, or who can be positioned, to accomplish the desired operation in a timely manner.
    Should a lineholder be required to take sick leave for a trip which he has been assigned under the provisions of this Section 20-H, he shall be eligible for paid sick leave for that trip under the same provisions and conditions as if the trip were part of his scheduled line at the time it was awarded.
  Open Trip Coverage At Non-Domiciles

All open trips at non-domiciles will be covered in the following order:

    Open flying may be assigned to a pilot who has lost his scheduled or assigned flight(s), providing such assignment will position him to continue his assigned scheduled sequence of trips or return him to his home domicile within the limitations of Paragraph 20-F-2 of this Section.
    Open flying may be assigned to a pilot at that location or at some other location who was not assigned to fly a return trip, if the assignment is scheduled to return the pilot to his home domicile without exceeding the limitations of Paragraph 20-F-2 of this Section. Home domicile for a Section 8-L-6 assigned pilot is his actual domicile and not the domicile from which the trip sequence was scheduled to originate.
    If the open trip is created because an inbound crew will not connect their assigned sequence because of delays, illegality or cancellation, coverage of their trip may be provided by assigning it to another crew, for whose flying the misconnecting crew is legal. Any assignment under this provision must not interfere with either crew's next scheduled sequence of trips out of their home domicile and must return the pilots involved to their home domicile within sixteen (16) hours of their originally scheduled arrival time and must not extend more than eight (8) hours into a scheduled day off except as provided in Paragraph 20-F-2 of this Section. Following is the order of consideration under this Paragraph:
      Trade with a crew from the same domicile as the misconnecting crew.
      Trade with a crew from some other domicile.
    If time permits deadheading on-line, assign the open trip to a domicile for coverage.
    Assign the open flying to a pilot who can accomplish the operation without any disruption of his assigned flying sequence other than deadheading or rest periods.
    Open flying may be assigned to a pilot who is the only man legal, qualified and in position, or who can be positioned, to accomplish the desired operation. Without pilot concurrence, assignment under this sub-paragraph 6 must not delay the pilot's return to his home domicile more than sixteen (16) hours beyond the time his assignment when he left his home domicile would normally return him to his home domicile or more than eight (8) hours into his next scheduled day off except as provided in Paragraph 20-F-2 of this Section.
  Scheduling of Reserve Crews
    General
      Standby Lists
        Reserves shall be placed on a one (1) day, two (2) day, three (3) day, or four (4) or more day availability list in accordance with the number of days available for reserve assignment remaining before their next scheduled unavailable days.
        A reserve who reports for an assignment but does not fly and is released will be entitled to a legal rest and may at his option remain at the top or revert to the bottom of the appropriate list.
        Reserve crew members will be assigned open flying or standby on a first-in first-out rotation with other reserves in their status and equipment type in the following manner:

        ______________________________________

        Duty Period PeriodsAvilable

        ______________1____2___3______4 or more

        1 X O O O

        2 X X O O

        3 X X X O

        4 or more X X X X

        ______________________________________

        If reserve coverage is available, reserve rotation will be modified to permit a pilot currently assigned as a reserve to be in position to legally fly the initial trip in his awarded line, unless such positioning will cause interruption of a lineholder's schedule or a reserve's time off pattern.
        Provided the pilot receives at least forty-eight (48) hours notice, reserve rotation may be modified to enable a reserve pilot to accomplish an en route check by a check airman. With pilot concurrence, the forty-eight (48) hour notice requirement may be waived.
        Reserve rotation may be modified to allow a reserve pilot assigned under Section 8-L-5 to voluntarily be placed at the top of the appropriate FIFO list upon reporting for his temporary duty assignment and upon returning from any flight assignment during the temporary duty period.
        Notwithstanding the provisions of Paragraph 20-J-1-b-(1) above, when a line reserve fill-in for PC/PT's is required, such fill-in will be selected as follows:
          A reserve will be sent from the same domicile as the rest of the crew, if available, without jeopardizing other coverage. Otherwise, a reserve will be sent from any other domicile where adequate coverage is available, giving consideration to maintaining an equitable distribution among domiciles.
          No reserve will be assigned to more than one (1) fill-in during any single month, unless all other available reserves at that domicile have already received one or more such assignments.
          No reserve will be given more than three (3) fill-in assignments during any consecutive six (6) month period, if the reserve advises the Company of this fact at the time of assignment; unless no other reserve with fewer assignments is available on the system.
      In the event that a reserve pilot deadheads to his home domicile on a trip being flown by another reserve pilot of the same domicile who has the same number of days available, the deadheading pilot shall take his position on the first-in, first-out list ahead of the pilot flying the trip.
        When a pilot returns to reserve assignment from a schedule assignment, he shall, for the purpose of determining his first-in, first-out position, be considered to have arrived exactly at midnight beginning the day when the reserve assignment began and will be available for duty. In the event more than one pilot becomes available for reserve at the same time, their relative position on the first-in, first-out list shall be determined by their arrival time at home after their last flying assignment. In any case, a pilot beginning a reserve assignment will take a position on the appropriate first-in, first-out list behind any continuing reserve who is already positioned.
        A pilot on reserve shall not be required to report for duty to fly or deadhead on a trip which is scheduled to depart from his home domicile prior to 0600 local domicile time on the day following his vacation, leave or training of five (5) days or more. A reserve returning from sick leave will resume his reserve assignment upon release for duty by the Medical Department. A reserve involved in training assignments of four (4) days or less will be available after any required rest periods.
      A reserve will progress normally through the first-in, first-out rotation until he reaches first-up on the appropriate list, at which point he will remain until he reports for a flying assignment or a standby protection assignment or goes on a days-off period. A reserve pilot returning from a days-off, sick leave, training or vacation or a reserve returning from a line assignment or Association business, will enter the appropriate list behind other available reserves already on that list.
      A reserve pilot who has been assigned a trip may be removed at any time prior to three (3) hours before the scheduled departure of the trip for the assignment of a pilot under the provisions of Paragraph 20-F-1.
      A reserve pilot may maintain his position on the first-in, first-out list, or at his option, revert to the bottom of the first-in, first-out list when:
        He is displaced.
        He is a reserve covered by Section 5-G-5- c
    Reserve System Options:

    The following options will be available to a pilot while on reserve status:

    Traditional Option: A reserve who does not contact OPBCM to elect one of the other options available under this Paragraph 2 will be a Traditional reserve. A Traditional reserve will progress normally through the firstin, first-out list until he receives an assignment in accordance with the provisions of sub-paragraph 20-J-1-d above.

      Active Option
        A reserve may volunteer to go to the top of the FIFO list. A reserve who elects this option will be given an assignment just as though he had progressed through the FIFO list in accordance with Paragraph 20- J-1-d above.
        A reserve's position on the FIFO list under this option will be determined by the time the reserve blocked in from his last assignment, i.e., a reserve who blocked in at 1700 will go ahead of a reserve who blocked in at 1800 regardless of when the individual pilots volunteer to go to the top of the FIFO list. This block in time rule (block in time of last flight assignment) also applies to a reserve coming off days off.
        A reserve who volunteers to go to the top of the FIFO list under this provision and who subsequently does not receive an assignment by 2359 of the day before his last day of availability shall revert to the position on the FIFO list he would have been if he had not volunteered to go to the top of the list.
      Aggressive Option: A reserve may volunteer for an assignment on a first-come first-served basis pursuant to the following provisions:
        All flying that is known to be open more than twenty-eight (28) hours before the scheduled departure time of the trip will be available for pick-up between twenty-eight (28) hours and twenty-four (24) hours before the scheduled departure time of the trip.
        Flying that becomes open between twenty-eight (28) hours and twelve (12) hours before the scheduled departure time of the trip will be available for pick-up for a period of four (4) hours after the trip opened up or until twelve (12) hours before scheduled departure time, whichever is earlier.
        Trips that become open as a result of short term sick leave will be available for pick-up as follows:
          The initial trip for which a lineholder places himself on sick leave will be available for pick-up for a period of up to four (4) hours beginning at the time the trip becomes open but ending not later than twelve (12) hours before the scheduled departure time of the trip.
          Any subsequent trip(s) for which the lineholder remains on sick leave will be available for pick-up not earlier than fourteen (14) hours and not later than twelve (12) hours before the scheduled departure time of the trip.
        A reserve may pick up a trip that has the same number of days, or the same number minus one, as the number of days of availability before his next scheduled unavailable days (Silo concept - length of assigned ID must be not less than days of availability minus one). With OPBCM concurrence, a reserve may pick up a trip that is not within his silo.
        A reserve may pick up a trip for which he is projected to be legal while he is flying a current assignment. If he subsequently is projected to become illegal for the trip that he picked up, the trip will be placed back in open flying and will be picked up by or assigned to another pilot in accordance with the provisions of this Paragraph J-2.
        A reserve may, with OPBCM concurrence, move an RDO(s) to pick up a trip.
      Voluntary Short Call Out Option
        A reserve may volunteer to go on a Short Call Out List, on a duty period by duty period basis, for assignment to trips that become open five (5) hours or less before the scheduled departure time of the trip.
        Notwithstanding their relative positions on the FIFO list, a reserve on the Voluntary Short Call Out list will be assigned to a trip that opens up five (5) hours or less before the scheduled departure time of the trip ahead of pilots who have elected the Active or Traditional options.
        A reserve who volunteers to be on the Short Call Out list will remain on that list until midnight of the day on which he volunteered or at the end of his designated rest period, whichever is earlier, at which time he will revert to the Traditional option.
        A reserve will remain in his original position on the FIFO list during the time he is a Short Call Out reserve and after he falls off the Short Call Out list unless he has elected the Active option.

    (5) Notwithstanding the provisions of this subparagraph J-2-d, the Company may assign a trip to a Short Call Out reserve more than five (5) hours before the scheduled departure time of the trip in accordance with the provisions of sub-paragraph 20-J-1-d above.

    Reserve Rest

    Designated rest periods will be determined as follows:

      The company may designate up to four (4) base rest periods per day in each fleet/seat/domicile for monthly preferencing. Reserves will be awarded a base rest period which will continue on a day by day basis unless changed as a result of the application of the provisions of sub-paragraph 20-J-3-b, paragraph 20-J-3-d and paragraph 20-J-3-e below.
      A reserve shall return to his original base rest period following RDOs and other known absences except sick leave where the following provisions shall apply
        Returning from sick leave not requiring a medical clearance - the nine (9) hours immediately preceding the time the reserve calls off sick leave shall be considered to be his designated rest period. If the reserve is not assigned to an ID that day with a scheduled departure time prior to the start of his base rest period then he will return to his base rest period.
        Returning from sick leave requiring a medical clearance - the reserve shall have a default designated rest period from 1800 of the day he received his medical clearance until 0300 of the following day.
      A reserve shall also return to his original base rest period following an assignment unless he receives a subsequent assignment that has a check in time before the beginning of his base rest period. Notwithstanding this provision, however, a pilot may pick up a trip under the provisions of Section 20-J-2-c that has a check in time after the beginning of his base rest period.
      When given a flight assignment the last nine (9) hours in the period following the receipt of the assignment prior to check in time will be the reserve's designated rest period.
      A reserve returning from an assignment may, within four (4) hours after his scheduled arrival time, designate the last nine (9) hours of his contractual rest to be his FAA required rest period for the purpose of being a voluntary short call-out reserve under Section 20-J-2-d following his rest period.
    Reserve Assignments

     Reserves shall be assigned known open flying within two (2) hours from the time the trip becomes "Available for Assignment". If the Company is experiencing irregular operations, as indicated by a Crew Desk tape recorded message, a trip will be assigned within four (4) hours from the time the trip becomes "Available for Assignment". As contained herein, "Available for assignment" is that time following the Aggressive Pick-up window under Paragraph 20-J-2-c-(1), Paragraph 20-J-2-c-(2), and Paragraph 20-J-2-c-(3) above.

      Trips that becomes available for assignment between the hours of 0700 and 2300:
        A trip that becomes available for assignment twenty-four (24) hours before the scheduled departure time of the trip will be assigned at that time.
        A trip that becomes available for assignment between twenty-four (24) hours and twelve (12) hours before the scheduled departure time of the trip will be assigned as soon as it is available.
        A trip that becomes open less than twelve (12) hours before the scheduled departure time of the trip will be assigned as soon as it is known to be open.
      Trips that becomes available for assignment between the hours of 2301 and 0659:
        A trip that becomes available for assignment twenty-four (24) hours before the scheduled departure time of the trip will be assigned at that time but the reserve will not be notified of the assignment until 0700.
        A trip that becomes available for assignment between twenty-four (24) hours and twelve (12) hours before the scheduled departure time of the trip will be assigned twelve (12) hours before the scheduled departure time of the trip or at 0700, whichever is earlier.
        A trip that becomes open less than twelve (12) hours before the scheduled departure time of the trip will be assigned so as to provide the reserve with a reasonable amount of time to report for the trip or at 0700, whichever is earlier, unless waiting to make the assignment would cause an otherwise available reserve to become illegal for the assignment
      In the application of sub-paragraph 20-J-4-a and paragraph 20-J-4-b above the following shall apply:
        Assignments will be made to the first reserve, in first-in, first-out order, who is legal for the assignment notwithstanding the fact that waiting to make the assignment would result in assigning the trip to a reserve who is closer to the top of the list.
        If no reserves are legal for an assignment at the time a trip becomes open or available for assignment (including those reserves on required rest) the Company may wait to make the assignment to a reserve who subsequently will become legal for the assignment.

    d. In all fleets, reserve pilot day off patterns are subject to having three (3) moveable days each month. The Company will have the ability to move an RDO to cover an assignment when there are no other reserves available to cover all of the known open trips for the calendar day within the domicile. When applied, a reserve pilot may be assigned into only the first day off in a period of days off. The infringed-upon day off will be moved to the next scheduled day of availability unless it is otherwise mutually agreed to by the pilot and the crew scheduler to move it to another group of days off elsewhere in the same month. If a day off cannot be restored, it will not be moved. The infringed-upon day off is now subject to an assignment that is longer than one (1) day in duration. A reserve can only be assigned into a day off if that assignment begins on what was an original day of availability.

    The Company will not call a reserve during his designated rest period unless no other reserves are available for the assignment. A reserve will not be required to answer his phone or accept any assignment offered during his designated rest period.
    All non-augmented international flying operated under domestic contract rules, except that flying conducted under Section 5-H of the Agreement, will, for the purposes of the required rest rule, be treated as domestic flying.

    In those domicile/fleets that operate both domestic and augmented international flights, the Company may convert a reserve to a twenty-four (24) hour international standby if that reserve is the only reserve available to cover an anticipated open international trip in his domicile. In this case the reserve will not be assigned to any domestic trips. If an international assignment is not made, and he is no longer the only reserve available, he will be returned to his normal designated rest period.
      A reserve returning on a trip which contains a last segment that is scheduled to arrive at his home domicile between the hours of 0045 and 0600 will not be assigned to another trip the last segment of which is scheduled to arrive between the hours of 0045 and 0600 the following day, without his concurrence.
      Should a pilot be assigned an all-nighter (a segment within the first duty period of a trip pairing that arrives between 0200 and 0600 local domicile time) and said pilot does not receive his original awarded rest period between the time the trip pairing is assigned and check-in of the trip; this pilot will immediately return to his original awarded rest period upon completion of the trip pairing.
    The Company will make known reserves' base and designated rest periods in UNIMATIC and on the VRU. Any change to a reserve's designated rest period will be communicated to the reserve by OPBCM by telephone.

    Section 21

    General

    A pilot shall not be required to pay for the use of any Company equipment used in personnel training required by the Company.

    A single master personnel file shall be maintained on each pilot in the employ of the Company in his Flight Manager's office and shall contain all progress reports, all written orders issued to him affecting a change of station or status, copies of all reports and orders issued concerning his pilot status, all summary records of practice, training and flight checks, and any other supervisory reports involving said pilot. A single training file may be maintained on each pilot at the Denver Training Center and shall contain all records associated with training and flight checks, including grades received on all examinations and instructor evaluations involving said pilot. All orders to pilots assigning them to special duties or to different stations shall be in writing. A pilot's personnel file and training file shall be open on request for inspection by said pilot. Nothing herein shall prevent the Company from maintaining duplicate files.

    Any change or alteration to the pilot uniform must be with the concurrence of the Uniform Committee.

    A convenient booklet containing this Agreement and all associated documents including Letters of Agreement will be furnished to the pilots by the Company no later than ninety (90) days after the signing of this Agreement. Copies of all additional supplemental amendments or agreements, on the same paper size and format as the Basic Agreement, will be furnished to all pilots within forty-five (45) days after signing. The revisions and additions will be numbered and dated for record keeping.

    It is agreed that the pass transportation regulations as established by Company policy, in effect as of May 1, 2003, will apply to pilots and will not be changed or discontinued during the term of this Agreement without first advising the Association the reason therefore and affording the Association an opportunity to confer with the Company. It is further understood that any additional pass entitlements extended to other employees during the term of this Agreement will also be extended to pilots, widows and/or their dependents.
    A pilot who has ten (10) years of service with the Company prior to being permanently grounded will be considered as a retired employee for pass travel privileges.

    If requested by the pilot, a UAL pilot representative of ALPA may be present in the cockpit as an observer on any check other than a routine check.

    With adequate notice, the Company shall honor all requests from the President's Department of the Association for release of MEC members and MEC standing committee members. Other pilots, with adequate notice, will be released for Association business consistent with the needs of the service.

    There shall be no discrimination between employees covered by the Agreement because of race, creed, color, sex or national origin.

              In the event parking facilities are not available for employees at the airport location, the Company will assume the monthly parking charges up to a maximum of thirty-five Dollars ($35.00) per month. This provision does not apply to original or replacement charges for employees for parking decals, stickers, gate keys or similar items. It is understood that a pilot may park his car at either his domicile or some other Company station location, if parking space is available, in which case the Company shall be obligated to assume only the expense of one location.
              If a pilot is scheduled to fly or deadhead from an airport serving his domicile and parking is not provided for his automobile, public facilities may be used and charges will be paid by the Company. Such charges shall be submitted within ten (10) days on the Company expense forms and will be supported by a receipt.

              The Company shall indemnify a pilot or his estate and provide defense against any claims, whether by third parties or by fellow employees, arising out of such pilot's performance of his duties with the Company as a pilot unless such claims arise from the willful misconduct of the pilot.

              The parties agree that the Company will maintain the new cockpit jumpseat policy established June 15, 1989 which provides that the United cockpit jumpseat may be granted to other Part 121 air carrier pilots where a reciprocal cockpit jumpseat agreement is in effect. The Company has sole discretion in establishing reasonable procedures to administer this policy.
              The Company will install a second jumpseat on B- 737-300/500 and B - 757 aircraft when the aircraft go through heavy maintenance.
              Provided seats are available in the cabin, a United Airlines pilot may travel on OMC authority even if the cockpit jumpseat(s) are occupied. The pilot will be boarded in the cabin on OMC authority only after all other stand-by passengers (revenue and non-revenue) have been boarded. In the event the Company implements a policy of service charge- waived employee pass travel, this provision will expire.
              A United Airlines pilot will be allowed to travel on OMC authority and occupy the cockpit jumpseat(s) on a weight restricted flight.
  Mailing of Paychecks
              The Company will mail paychecks in accordance with the following procedures:
                The paychecks will be mailed the day before their due date.
                The paychecks will be mailed to the pilot's UG- 100 address.
                Each pilot may elect four times a year, during a designated sign-up period, to have his paycheck sent to his UG-100 address. Once having selected the mailing option, the service will continue until the pilot requests that it be terminated. If a pilot fails to select paycheck mailing, his check will be sent to his domicile office for pick-up. A pilot may discontinue this check-mailing service at any time by having his Manager notify EXOPZ.
                The Company shall charge a fee of $6.00 per year to cover the cost of this service. The service year shall run from April 1 to March 31.
              In the event the Company incurs additional administrative costs due to increased requests for stop payments, incorrect addresses, etc., the Company may terminate this procedure, after discussion with the Association.

 Contract Admin Home

Section 22

Duration

    This Agreement shall cancel all Agreements, Supplemental Agreements, Amendments, Letters of Understanding and similar related documents executed between the Company and the Air Line Pilots Association prior to the signing of this Agreement with the exception of those listed in sub-paragraph 22-A-2 below and:

    Letters Date Signed

    Letter of Understanding (including Appendix A

    attached) establishing and implementing

    the official integrated seniority list 11/13/62

    Letter of Agreement 6/11/63

    Letter from Mr. C.M. Mason to Mr. C.H. Ruby

    on the Use of the Jump Seat 3/21/68

    Letter from Mr. P.A. Wood to Mr. C.H. Ruby 8/22/70

    Letter from Mr. C.E. Luther to Mr. J.J. O'Donnell

    relating to Airborne Information System 12/01/72

    90-2 Company Date of Birth 12/20/90

    91-21 570 5/09/99

    91-29 Panel of Arbitration Referees 5/09/91

    91-54 Labor Protective Provisions 11/11/91

    91-55 "Class of '85" 12/06/91

    92-4 PAA-Latin America 6/30/92

    Clarification of Section 1-C-3-c 10/26/00

    The following listed Agreements, Supplemental Agreements, Amendments, Letters of Understanding and similar related documents executed between the Company and the Air Line Pilots Association shall remain in effect for the duration of this Agreement as specified in Paragraph D below.

Letters Date Signed

83-3 ALPA-PAC 6/08/83

83-5 Voluntary Contributions - UAL Pilots

Charitable Foundation, Inc. 7/12/83

85-11 Charter Operation 6/15/85

87-1 Resolution of Cockpit Conflicts 8/03/87

87-2 Unimatic Terminal 8/04/87

89-2 Pilot Instructors 11/20/89

90-1 Drug and Alcohol Testing 1/03/90

91-2 International Agreement 5/09/91

91-4 Pacific ETOPS 5/09/91

91-10 Medical/Dental Plan Meet and Discuss 5/09/91

91-13 Future Amendments to Pension Plans 5/09/91

91-15 CRAF 5/09/91

91-16 MAC 5/09/91

91-19 Cessation of Work 5/09/91

91-20 UP-PAC 5/09/91

91-23 CLR Seminar Training 5/09/91

91-27 Dues Check-Off 5/09/91

91-30 MEC Officer Displacement 5/09/91

91-32 Age 59 Bypass 5/09/91

91-33 Agency Shop 5/09/91

91-36 LAX B-737-300 and 757/767

Equipment Domicile 5/09/91

91-39 Company Personnel Policy 5/09/91

91-42 Notice of Pending Furlough 5/09/91

91-45 Definition of Activation Date 11/06/91

92-2 PAA Retiree Medical 5/20/92

92-5 Grievance Mediation 8/12/92

92-7 Reserve Standby Lines 9/21/92

93-2 Trip Trade w/Open Flying 4/29/93

93-4 Non-Disclosure Letter 8/23/93

94-1 Job Security Protection 7/12/94

94-9 Dispute Resolution and Hiring Standards 7/12/94

94-12 Data Recorders 11/01/94

94-17 Month End Absence Rule 11/22/94

95-10 75 Hour FAR 7/24/95

96-1 Schedule Flexibility 2/12/96

96-10 International Training 7/31/96

97-4 Allocation of Flying Protocol 2/24/97

97-8 B-777 Crew Rest 5/2/97

97-9 Open Flying for Flight Management 5/16/97

97-13 FOQA Update 9/24/97

98-1 DENTK Contract Training 1/6/98

98-2 Standards Captain Job Share 1/23/98

98-3 Management Pilot Definition 1/23/98

98-6 Domicile Swap 2/2/98

98-8 Simulator Schedule Protocol 4/30/98

98-13 B-777 Crew Rest Facility 12/18/98

98-14 Honolulu Domicile 12/18/98

99-6 B-747-400 Currency 3/31/99

99-7 LCA Work Rules and Compensation 4/27/99

99-8 Widebody New Hire 4/27/99

99-10 Captain Development Course 8/16/99

99-12 PWM Downtown Hotel 11/15/99

99-13 Crew Meal Expense Clarification 12/10/99

00-1 Natural Disaster Absence Policy 1/7/00

00-6 Professional Standards Letter 5/15/00

00-8 Human Factors LAHSO Simulator Study 6/14/00

00-11 International Medical Study 10/26/00

00-13 New Equipment Formula 10/26/00

00-16 New Uniform 10/26/00

00-17 Life Event 10/26/00

00-20 Scheduling Commitment 10/26/00

00-21 Flights Scheduled in Excess of 16 Hours 10/26/00

00-22 Short-Term Disability 10/26/00

00-23 570 Seniority Date 10/26/00

00-24 Year 2000 Training Commitments 10/26/00

00-25 Trip Trade and Secondary Lines Modification Test 10/26/00

00-26 Electronic Communication 10/26/00

00-27 New Hire OMC Eligibility 11/28/00

00-28 Anchorage Closing 11/28/00

00-29 Navigating Change Workshop 12/00

00-30 Modifications to the Flight Safety Awareness Program 12/14/00

01-1 777 Over 12-Hour Flights 1/5/01

01-2 Chicago Honolulu Augmentation 1/5/01

01-3 Annual Vacation Bidding for Pilots Surplussed Out of a Closing Domicile 1/17/01

01-5 New Hire First Officer 1/21/01

01-7 Domestic Partners 3/1/01

01-10 Vacation Splits for Job Share Management Pilots 3/28/01

01-11 Age 59 Bypass Clarification 5/7/01

01-13 Modifications to Captain Development Course 5/16/01

01-14 777 Crew Rest Accommodations 8/9/01

01-15 Secondary Lines 8/21/01

01-16 Multiple Unserviceable Aircraft 8/21/01

01-17 Order to Fly 8/28/01

01-18 LCA Pilot Line QC Training Compensation 8/28/01

01-19 Surplus Reduction Options 11/01/01

01-20 Polar Operations Committee 12/04/01

01-21 Separated Student Pilots 12/7/01

01-22 SRL Leading to Retirement 12/19/01

02-02 Security/Taser Training 1/23/02

02-04 Check Off for ALPA Furlough Fund 2/20/02

02-05 Bumps for Military Leave 2/28/02

02-06 Sick Leave Changes 4/9/02

02-07 Late Night and All Night Flying 9/23/02

02-08 Assignment of Open Trips to Reserve Pilots 9/23/02

02-10 Scheduling of OE's and Revised Duty Day Limits for LCA's 9/30/02

03-01 Interim Relief Letter of Agreement 1/7/03

03-02 Hotel Accommodations 5/1/03

03-03 Age 60 References 5/1/03

03-04 Revisions to PI Letters of Agreement 5/1/03

03-05 Annual FAR Flight Limits 5/1/03

03-06 US Airways Code Share 5/1/03

03-07 Distribution Agreement 5/1/03

03-08 Reorganization Letter 5/1/03

03-09 Preferential Bidding System 5/1/03

03-10 Block Hour Guarantee 5/1/03

03-11 New Equipment Formula Adjustment 5/1/03

03-12 Low Cost Operation 5/1/03

03-13 Labor Cost Reduction Fairness 5/1/03

03-14 Aggressive Reserve Pick-up Discussion 5/1/03

03-15 Further Events 5/1/03

03-16 Pension and Welfare Benefit Modifications 5/1/03

03-17 Embraer 170 5/1/03

03-18 Board of Directors Seat 5/1/03

Notwithstanding Paragraph A above, the following Letters of Agreement, which address retirement and insurance issues, remain in effect to the extent that each is not modified by one or more of the subsequent Letters listed herein or by this Agreement:

Letters Date Signed

81-3 AS & D Supplemental 8/14/81

82-1 Preexisting Conditions Restrictions 5/27/82

82-2 Pension Plan 06/24/82

83-1 Pension Plan Program Modifications 02/24/83

83-6 Pension Plan Program Modifications 07/12/83

83-7 Pension Plan Modifications 08/01/83

84-2 S & P 500 Index 09/10/84

85-10 Pension Program Modifications 06/15/85

86-2 Pension Agreement 10/16/86

89-1 A & B Plan Amendments per Settlement

of Civil Action Nos. 84C5013 and 85C3755 05/23/89

Letter of Agreement to Revise Certain Aspects of the Pilots' Directed Account Retirement Income Plan 06/02/88

Letter of Agreement to Revise Certain Aspects of the Pilots' Directed Account Retirement Income Plan 02/08/90

91-1 Adoption of the 5th and 6th Amendment to DAP 02/12/91

91-9 Relating to Medical, Dental and Flexible Spending

Account 05/09/91

91-11 Relating to Pension Program Modifications 05/09/91

91-12 Relating to Maximum Qualified Plan Eligible Compensation 05/09/91

92-8 Relating to the Pilot Disability Income Plan 12/21/92

revised 12/17/97

93-1 Relating to Partial Periodic Distribution from

the DAP 03/01/93 revised 03/11/93

94-4 Benefit Calculations 7/12/94 The Employee Stock Ownership Plan ("ESOP") and Related ESOP Documentation Adopted in Connection with the 1994 ESOP Transaction

United Air Lines, Inc. Pilots' Fixed Benefit Retirement

Plan as amended through the 20th Amendment 12/21/95

Relating to Student Pilot Benefits 05/02/97

97-12 Definition of Earnings for Permanently Grounded Pilots 08/12/97 Relating to Retiree Medical Mediation Settlement 10/31/97

99-1 Relating to Medical Coverage for Permanently Grounded Pilots and Eligible Dependents 01/22/99

99-2 Relating to Medical Coverage for Deceased Pilots' Surviving Eligible Dependents 01/22/99 revised, 05/07/99

United Air Lines, Inc. Pilots' Directed Account

Retirement Income Plan as amended and restated

effective as of September 1, 1982, as amended

through the 14th Amendment thereto 9/22/99

The Administrative Employee Waiver 10/28/99

The Payment of ESOP Dividend and Dividend

Equivalents 10/29/99

UAL Corporation Supplemental ESOP as amended

through the 9th Amendment 10/29/99

UAL Corporation ESOP as amended through

the 10th Amendment 4/28/00

Relating to Domestic Partner Benefits 3/01/01

00-18 Relating to Pension Modifications negotiated in the 2000 Agreement

00-19 Relating to Life, Medical and Dental Insurance Modifications negotiated in the 2000 Agreement

01-9 Relating to PDAP Modifications

Relating to after Medicare supplement plan dated 9/16/02

The Agreement shall become effective as of May 1, 2003, except as specifically stated otherwise in the "Pension and Welfare Modifications" letter dated Mat, 1, 2003.

This Agreement shall continue in full force and effect until May 1, 2009 and shall renew itself yearly without change unless written notice of intended change is served in accordance with Section 6, Title I, of the Railway Labor Act by either party at least thirty (30) but not more than two hundred seventy (270) days prior to May 1, 2009 or May 1 of any year thereafter upon written notice of either party thereto.

IN WITNESS WHEREOF, the parties have signed this Agreement this ___ day of ____________, 2003.min Home

n t Table of Contents

of Contents

WITNESS: FOR UNITED AIR LINES, INC.

WITNESS: FOR THE AIR LINE PILOTS IN THE

SERVICE OF UNITED AIR LINES,INC

83-3

Letter 83-3

ALPA-PAC

AGREEMENT

between

UNITED AIR LINES, INC.

and

THE AIR LINE PILOTS

in the service of

UNITED AIR LINES, INC.

as represented by

THE AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

THIS AGREEMENT is made and entered into in accordance with the provisions of the Railway Labor Act, as amended, by and between UNITED AIR LINES, INC. (hereinafter referred to as the "Company") and the AIR LINE PILOTS ASSOCIATION,INTERNATIONAL (hereinafter referred to as the "Association").

W I T N E S S E T H:

It is mutually agreed:

    The Company agrees to deduct a monthly contribution to the Air Line Pilots Association Political Action Committee (referred to herein as "ALPA-PAC") from the pay of each pilot who voluntarily authorizes such contributions on the forms provided for that purpose by ALPA-PAC (referred to herein as "Check-Off Forms").
    The language of those forms shall be as follows:

    TO: United Air Lines, Inc.

    I hereby authorize and direct the Company named above to deduct $_______________of my gross earnings per month and to remit that amount to the Air Line Pilots Association Political Action Committee (ALPA-PAC).

    This authorization is voluntarily made based on my specific understanding that:

    The signing of this authorization card and the making of these voluntary contributions are not conditions of membership in the Union or of employment by my employer;

    Any guideline amount suggested by ALPA-PAC or its representatives is only a suggestion and I may contribute more or less and will not be favored or disadvantaged by the Union for doing so;

    I may refuse to contribute without reprisal;

    and  ALPA-PAC, which is connected with the Air Line Pilots Association, International, use the money it receives solely for making contributions to and expenditures for candidates for federal elected offices.

    This authorization shall remain in full force and effect until revoked in writing by me, pursuant to the provisions of the Agreement between United Air Lines, Inc. and the Air Line Pilots Association, International.

    I further certify that I am either a United States citizen or a foreign national lawfully admitted to the United States for permanent residence as defined by section 101(s) (20) of the Immigration and Nationality Act (8 U.S.C. 1101(s) (20)).

    Name

    File Number

    Signature

    Date

    All Check-Off Forms will be submitted through the Chairman of the Master Executive Council of the Association who will forward the original signed copy to the Payroll Accounting Manager, Executive Offices, Chicago, Illinois. A properly executed Check-Off Form, filed before the 15th of any month, will become effective the 1st of the month following its receipt by the Payroll Section of the Accounting Department, Chicago, Illinois. Illegible or improperly executed forms will be returned to the Chairman of the Master Executive Council of the Association.
    Any notice of revocation as set forth in the Check-Off Form must be in writing, signed by the employee and delivered by certified mail, addressed to the Payroll Accounting Manager, United Air Lines, Inc., P.O. Box 66100, Chicago, Illinois 60666, with a copy to the Chairman of the Master Executive Council as soon as processed through Company payroll procedures. Check-Off Form and notices so received by the Company will be stamp-dated on the date received and will constitute notice to the Company of the date received and not when mailed.
    Deduction of a pilot's contribution shall be made each month provided there is a sufficient balance due the pilot at the time after all other deductions authorized by the pilot or required by law (including money claims of the Company and the Credit Union) have been satisfied. Within a reasonable time after the second regular paycheck issued each month, the Company will remit to ALPA-PAC a check in payment of all contributions collected for that month pursuant to outstanding and unrevoked Check- Off Forms, together with a list of the names of those pilots for whom contributions were deducted and the amount deducted for each such pilot.
    A pilot who has executed a Check-Off Form and (1) who resigns from the Company; (2) who is laid off; or is (3) otherwise terminated from the employ of the Company shall be deemed to have automatically revoked his assignment as of the date of such action and if he (1) is rehired; (2) is recalled; or (3) reemployed, further deductions of ALPA-PAC contributions will be made only upon execution and receipt of another Check-Off Form.
    It will be the Association's responsibility to verify apparent errors in deduction of ALPA-PAC contributions before contacting the Company Payroll Accounting Manager.
    United Air Lines, Inc. shall be held harmless and indemnified by the Association for any claims which may be made by the pilot or pilots by virtue of the wrongful application and misapplication of any of the terms of this Section.
    The Association shall pay the Company the reasonable costs incurred in implementing and maintaining this Section.
    The Association hereby certifies to the Company that:
      No assignment and authorization will be transmitted to the Company hereunder which was obtained by the Association under the twice-yearly solicitation provisions of Section 441b.(b)(4)(B) of Title 2 of the United States Code;
      All funds transmitted to the League hereunder shall be used solely in connection with federal elections. IN WITNESS WHEREOF, the parties have signed this Agreement this 8th day of June, 1983.

IN WITNESS HEREOF, the parties have signed this Agreement this 8th day of June, 1983.

WITNESS: FOR UNITED AIR LINES, INC.

/s/ C. W. Thomson /s/ D. L. Pringle

David L. Pringle

Vice President Industrial Relations

WITNESS: FOR THE AIR LINE PILOTS IN

/s/ R. D. Hall THE SERVICE OF

/s/ J. R. Brace UNITED AIR LINES, INC.

/s/ W. C. Brashear /s/ Henry A. Duffy

/s/ D. A. Clark Henry A. Duffy, President

/s/ H. E. Stepinsky Air Line Pilots Association,

/s/ John P. Ferg International

5

Letter 83-5

Voluntary Contributions UAL Pilots Charitable Foundation, Inc.

AGREEMENT

between

UNITED AIR LINES, INC.

and

THE AIR LINE PILOTS

in the service of

UNITED AIR LINES, INC.

as represented by

THE AIR LINE PILOTS ASSOCIATION,INTERNATIONAL

THIS AGREEMENT is made and entered into in accordance with the provisions of the Railway Labor Act, as amended, by and between UNITED AIR LINES, INC. (hereinafter referred to as the "Company") and the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter referred to as the "Association").

W I T N E S S E T H:

It is mutually agreed:

    During the life of this Pilot Agreement, the Company will deduct from the pay of each pilot the dollar amount authorized by the pilot and such deduction shall constitute a contribution to the United Airlines Pilot's Charitable Foundation, Inc. provided that such pilot voluntarily executes the following agreed upon form which will be prepared and furnished by the Association and will be known as the United Airlines Pilots' Charitable Foundation "Check-Off Form":

    ASSIGNMENT AND AUTHORIZATION FOR VOLUNTARY CONTRIBUTIONS TO THE UNITED AIR LINES PILOTS' CHARITABLE FOUNDATION, INC.

    I, _________________, hereby authorize and direct United Air Lines, Inc. to deduct $________per month of my gross earnings as a contribution to the United Airlines Pilots' Charitable Foundation, Inc. Such amount so deducted is hereby assigned to the United Airlines Pilots' Charitable Foundation, Inc. This assignment and authorization may be revoked by me in writing at any time. A copy of any such revocation will be sent to the Chairman of the Master Executive Council.

    Signature of Employee

    Street Address

    City

    File Number

    Organization (Domicile)

    All Check-Off Forms will be submitted through the Chairman of the Master Executive Council who will forward the original signed copy to the Payroll Accounting Manager, Executive Offices, Chicago, Illinois. A properly executed Check-Off Form, filed before the 15th of the month, will become effective the 1st of the month following its receipt by the Payroll Section of the Accounting Department, Chicago, Illinois. Illegible or improperly executed forms will be returned to the Chairman of the Master Executive Council of the Association.
    Any notice of revocation as set forth in the Check-Off Form must be in writing, signed by the employee, and delivered by certified mail, addressed to the Payroll Accounting Manager, United Air Lines, Inc., P. O. Box 66100, Chicago, Illinois 60666, with a copy to the Chairman of the Master Executive Council as soon as processed through Company payroll procedures. Check-Off Form and notices so received by the Company will be stamp-dated on the date received and will constitute notice to the Company of the date received and not when mailed.
    Deduction of the contributions shall be made from all paychecks issued each month provided there is a sufficient balance due the employee at the time after all other deductions authorized by the employee or required by law (including money claims of the Company and the Credit Union) have been satisfied. Within a reasonable time after the second regular paycheck issued each month, the Company will remit to the United Airlines Pilots' Charitable Foundation, Inc. a check in payment of contributions collected for that month pursuant to outstanding and unrevoked Check-Off Forms.
    An employee who has executed a Check-Off Form and who has been (1) transferred or promoted to a job not covered by the Agreement; (2) who resigns from the Company; (3) who is laid off; or is (4) otherwise terminated from the employ of the Company shall be deemed to have automatically revoked his assignment as of the date of such action and if he (1) transfers back or returns to a job covered by the Agreement; (2) is rehired; (3) is recalled; or (4) reemployed, further deductions of Association dues will be made only upon execution and receipt of another Check-Off Form.
    United Air Lines, Inc. shall be held harmless and indemnified by the Association for any claims which may be made by the employee or employees by virtue of the wrongful application and misapplication of any of the terms of this Agreement.
    This Agreement shall become effective as of the date of signing and shall be subject to changes in the same manner as specified in Section 22 of the Pilots' Employment Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement this 12th day of July, 1983.

WITNESS: FOR UNITED AIR LINES, INC.

/s/ Charles W. Thomson /s/ David L. Pringle

/s/ D. L. Seay David L. Pringle Vice President

/s/ Joseph A. Hertrich Industrial Relations

/s/ G. L. Andrews

/s/ M. L. Gerkin

WITNESS: FOR THE AIR LINE PILOTS IN

/s/ R. D. Hall THE SERVICE OF

/s/ J. R. Brace UNITED AIR LINES, INC.

/s/ W. C. Brashear /s/ Henry A. Duffy

/s/ D. A. Clark Henry A. Duffy, President Air

/s/ H. E. Stepinsky Line

/s/ J. P. Ferg Pilots Association, International

Letter 84-1

Letter 85-11

Charter Operation

SUPPLEMENTAL AGREEMENT

between

UNITED AIR LINES, INC.

and

THE AIR LINE PILOTS

in the service of

UNITED AIR LINES, INC.

as represented by

THE AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

THIS SUPPLEMENTAL AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between UNITED AIR LINES, INC. (hereinafter referred to as the ''Company'') and the AIR LINE PILOTS in the service of UNITED AIR LINES, INC. as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter referred to as the ''Association'').

W I T N E S S E T H:

WHEREAS, the Company and the Association desire to supplement their Pilots' Employment Agreement, June 15, 1985 (hereinafter referred to as the ''Agreement'') by providing certain rates of compensation, rules and working conditions with respect to the Company's Charter Operation.

NOW, THEREFORE, it is understood and agreed that:

  Domestic Charters

  Due to operational and pilot scheduling problems associated with domestic charters, pilots involved in the domestic charter operation shall be scheduled in accordance with the provisions of Section 5 of the Agreement with the exception of Section 5-G-1- a, 5-G-1-f-(4), 5-G-1-f-(5), 5-G-2-a and 5-H-5.

  For scheduling purposes, an on-duty period of thirteen hours and thirty minutes (13:30) will be the maximum.
  Pilots in the actual performance of their assignment will have a maximum onduty period of fifteen (15) hours, which may be exceeded with pilot concurrence.
  The provisions of Paragraphs 1 and 2 above shall apply only to those duty periods which contain a domestic charter segment. A duty period which contains both a domestic charter segment and a regularly scheduled line segment shall be scheduled under the provisions of the Agreement.

  Notwithstanding Paragraph 1 above, the provisions of Section 5-G-1-a-(1)- (b) of the Agreement are applicable to any duty period scheduled under this Supplemental Agreement when such application will provide a greater duty time.
  Notwithstanding Paragraph 5-B-8 of the Agreement, Mainland-Hawaii-Mainland or Hawaii-Mainland-Hawaii charter flights may be scheduled in one (1) duty period under the provisions of Paragraph 5-H-4 of the Agreement.
  In the event a charter flight or combination of flights (e.g., LAX-HNL-LAX) to or from Hawaii and the Mainland exceeds eight (8) hours of flight time in a duty period, the provisions of Letter of Agreement 01-02 (Chicago-Honolulu Augmentation) shall apply.
  International Charters

  All of the provisions of the current pilot Agreement, and specifically Letter 91-2 (International Supplemental Agreement) and 01-1 (777 Over 12 Hour Flights) shall apply, except as modified by this Letter of Agreement.

  Trip sequences which include an international charter segment(s) may be scheduled under the provisions of Paragraph A above at Company option.
  Duty periods composed of deadhead and/or ferry segments only, which immediately precede or follow a duty period containing an international charter segment(s) will be scheduled in accordance with the appropriate provisions of the International Supplemental Agreement.
  Open international charter pairings may be assigned to qualified reserve pilots under the provisions of Section 3-E of the International Supplemental Agreement.
  Should the Company schedule international charter flying in an aircraft type currently used for long range international flying (e.g., B747-400, B-777, B-767), the crew augmentation and rest facilities for the international charter flying will be the same as scheduled flight segments flown under the appropriate provisions of the International Supplemental Agreement.
  Prior to the Company scheduling international or domestic charter flying that requires an augmenting crew member(s) in an aircraft type that has not been previously flown with crew rest accommodations, the parties will apply the provisions of Section 8-B and Section 8-N of the International Supplemental

  Agreement.

  Charter Lines of Flying

Pairings containing international or domestic charter flying may be placed in lines of flying and the line construction provisions of the Agreement will apply.

IN WITNESS WHEREOF, the parties have signed this Supplemental Agreement this 15th day of June, 1985.

WITNESS:

/s/ C. W. Thomson

/s/ J. R. Samolis

/s/ R. Gangwal

/s/ G. L. Andrews

/s/ D. F. Rensvold

FOR UNITED AIR LINES, INC.

/s/ D. L. Pringle

David L. Pringle Vice President

Employee Relations

WITNESS:

/s/ W. C. Brashear

/s/ J. R. Brace

/s/ D. A. Clark

/s/ W. A. Nelson

/s/ H. E. Stepinsky

/s/ R. D. Hall

FOR THE AIR LINE PILOTS IN THE SERVICE OF

UNITED AIR LINES, INC.

/s/ H. A. Duffy

Henry A. Duffy, President

Air Line Pilots Association,

International

Revised as of July 12, 1994.

/s/ John R. Samolis

John R. Samolis

Vice President

Employee Relations

/s/ Roger D. Hall

Roger D. Hall, Chairman

UAL/ALPA Master Executive Council

Further revised as of this 26th day of October, 2000.

/s/ William P. Hobgood

William P. Hobgood

Senior Vice President

People

/s/ F. C. Dubinsky

Captain F. C. Dubinsky

Chairman

UAL/ALPA Master Executive Council

Letter 87-1

Letter 87-1

Resolution of Cockpit Conflicts

UNITED AIRLINES

LETTER OF AGREEMENT

Dear Fellow Pilots:

In the interest of providing the highest standards of professionalism and safety among the pilots of United Airlines...and to insure that all pilots are treated fairly, consistently and effectively...the Company and the Association have agreed to the following procedure for the resolution of cockpit conflicts. United Airlines traditional authority and responsibilities regarding proficiency and air safety shall not in any way be altered by the terms of this letter.

    When a professional standards problem arises, whatever the source, which precipitates a cockpit conflict, and is brought to the attention of the Association by a pilot, the Association will act as follows:
      The individuals involved will be encouraged to discuss the matter privately in a forthright and reasoned manner, in an attempt to settle their dispute.
      Failing this, the local Professional Standards Committee members will elicit both sides of the story, generally by telephone, and counsel both parties at a peer level; (e.g.) a Captain committee member will call a Captain involved, a First Officer committee member will call a First Officer involved, and a Second Officer member will call a Second Officer involved. Again, agreement to resolve the dispute will be sought.
      Should this fail, the pilots involved will be invited to a Local Professional Standards Committee meeting. After each pilot has had the opportunity to present his or her view of the matter, the committee will seek a commitment from the parties to end the conflict and work together in the future constructively and without dissension.
      Should one of the pilots refuse to participate the Association will advise the Company of the conflict and request the Company to encourage all involved parties to attend the Professional Standards Committee meeting.
    When a Professional Standards problem (as defined above) is brought to the attention of the Company in the first instance, at management's discretion, the Company will refer that issue and the parties involved to the Local Professional Standards Committee. Each pilot will be encouraged to attend the committee's meeting to settle their dispute in a reasoned, no-fault manner.

Successful resolution of a problem will produce a committee report to the Company that states the matter is resolved. Lack of successful resolution will produce a report to the Company that the Local Professional Standards Committee is unable to be of assistance. Complete confidentiality regarding the committee's meeting will be maintained and further, the Company agrees not to cite a pilot's involvement with the Professional Standards Committee in any subsequent disciplinary proceeding.

Should successful resolution of a problem not be attained within 30-day time period, the Company will then be free to take whatever action it deems necessary to resolve the issue within the framework of the agreement.

Either party to this agreement reserves the right to cancel it upon giving a 30 days written notice.

Accepted and agreed to this 3rd day of August, 1987.

/s/ L. W. Barry

Lloyd W. Barry

Senior Vice President

Flight Operations

United Airlines, Inc.

/s/ F. C. Dubinsky

F. C. Dubinsky, Chairman

Master Executive Council

Air Line Pilots Association

Letter 87-2

Letter 87-2

Unimatic Terminal

UNITED AIRLINES

August 4, 1987

Captain F. C. Dubinsky, Chairman

UAL/ALPA Master Executive Council

Air Line Pilots Association, International

10700 W. Higgins Road, Suite 200

Rosemont, IL 60018

Dear Captain Dubinsky:

Recent discussion between the parties have resulted in the following understanding:

    United will install a Unimatic terminal with an associated printer in the MEC office for the use of MEC representatives and staff. This terminal will be authorized Mode 41 access and will be used in the same manner and for the same purpose as the "public" pilot sets located at each domicile.
    This terminal is being provided to the UAL-MEC by the Company in recognition of the mutual benefits which it can provide; however it may be removed if the Company concludes that the presence of an Unimatic terminal in the MEC office may compromise United's computer and/or Corporate security or for any other reason may no longer be mutually beneficial.
    The direct cost of operating this terminal will be borne by the Association, however the Company will retain ownership and perform all required maintenance of the equipment.
    It is understood that this agreement shall establish no precedent and will not be cited in the future for any purpose.

If this accurately reflects our understanding, please sign and return two (2) copies of this letter for our files.

Very truly yours,

/s/ S. E. Tallent

Stephen E. Tallent

Special Labor Counsel

Accepted and agreed to this

4th day of August, 1987.

/s/ F. C. Dubinsky

F. C. Dubinsky, Chairman

UAL/ALPA Master Executive Council

Letter 89-2

Letter 89-2

Pilot Instructors

LETTER OF AGREEMENT

between

UNITED AIR LINES, INC.

and

THE AIR LINE PILOTS

in the service of

UNITED AIR LINES, INC.

as represented by

THE AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between UNITED AIR LINES, INC. (hereinafter referred to as the "Company") and the AIR LINE PILOTS in the service of UNITED AIR LINES, INC. as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter referred to as the "Association").

W I T N E S S E T H:

WHEREAS, for the purpose of improving the training environment and the efficiency of operation while maintaining the highest quality training, the training staff organization will be revised and the training related responsibilities will be assigned to the new management position of Standards Captain and the new non-management position of Pilot Instructor, and

WHEREAS, it is the intent of the parties that the position of Training Check Airman (TCA) be phased out and those duties will be assumed by the new positions of Standards Captains and Pilot Instructors, and

WHEREAS, the Association represents the interest of the line pilots who will function as Pilot Instructors,

THEREFORE BE IT RESOLVED, it is mutually agreed:

    The Pilot Instructors will be pilots represented by the Association with line seniority numbers.
      Pilots selected must have the highest qualifications.
      The Association will be advised of and have an opportunity to make recommendations concerning the required qualifications and the selection process.
      A pilot selected to be a Pilot Instructor will be required to complete the following minimum actual line experience which may consist of either First Officer or Second Officer flying, as appropriate:
          Initial PI (new hire pilot):

          The pilot will be required to have 3 months line experience on the airplane on which he will instruct, prior to serving as a PI.

          Initial PI (current line pilot):
    If the pilot will be a PI on the same airplane on which he is serving on the line, no additional line experience is required prior to his serving as a PI.
    If the pilot will be a PI on an airplane different from the airplane on which he is serving on the line, he will be required to have 75 hours (including IOE) on the airplane on which he will instruct, prior to serving as a PI.

    3. Current or former PI:

    If the equipment change for the PI is from a 3-pilot airplane to a 2-pilot glass cockpit airplane and the PI has no previous glass cockpit experience, he will be required to have 75 hours (including IOE) on the airplane on which he will be instructing, prior to serving as a PI on that airplane.
    If the equipment change for the PI is from a 3-pilot airplane to a 2-pilot non-glass cockpit and the Pi has no previous 2-pilot crew experience, he will be required to have 50 hours (including IOE) on the airplane on which he will be instructing, prior to serving as a PI on that airplane.
    If the equipment change for the PI is from a non-international airplane to an international airplane and the PI has no previous international experience, he will be required to have 75 hours (including IOE) on the airplane on which he will be instructing, prior to serving as a PI on that airplane.

    This line of flying under sub-paragraph (1), (2), and (3) above will be in the aircraft in which the individual will be initially instructing. Such flying shall be performed as a reserve (at the Pilot Instructor's request, he may remain number one (1) on the FIFO list) or, should the Company desire the individual to fly specific trips during this three (3) month period, such flying shall be on a displacement basis.

      The Pilot Instructor will perform the following duties and assignments:
          Conduct instruction in the simulator for Captains, First Officers, Second Officers and International Relief Pilots. This instruction will include transition training, Proficiency Check warm-up and requalification training.
          Conduct First Officer certification checks.
          Conduct Second Officer certification checks.
          Conduct BIRC instruction.
      Additionally, a Pilot Instructor may perform the following duties and assignments in his assigned equipment:
    Serve as a fill-in crew member for transition training.
    Serve as a fill-in crew member for Proficiency Check warm-up (2nd day).
    Serve as a fill-in crew member for Proficiency checks when he is the only pilot available.

    4. Perform Ground School instruction as assigned.

    5. Be assigned special projects as needed.

    Pilot Instructors will be required to bid and hold a line assignment in addition to their TK assignment.
      Pilot Instructors will maintain line familiarity in the equipment to which they are assigned as a P.I. through annual open flying on the line as a First Officer for a minimum of 24 duty periods and up to 36 duty periods. Open flying will be offered to Pilot Instructors who request it under Section 20-H-4-b. Additionally, Pilot Instructors may trade into and pick up open trips immediately after all pilots are accommodated as the result of the trip trade monthly rundown. They may not be assigned or pick up additional flying until 1200 on the day prior to departure. Pilot Instructors who request additional flying beyond the open flying maximum, above, may on their scheduled days off be scheduled for unlimited line flying on a displacement basis.
      To effect an efficient policy for Pilot Instructor pick up of open flying that provides for a wide range of experience by flying from various domiciles and minimizes the overuse of the Denver domicile assigned open flying, the following guidelines have been established:
          P.I.'s in conjunction with Crew Management (CM) will to the extent possible be assigned open flying from all domiciles.
          On P.I. work days open flying in Denver may be picked up by P.I.'s on a pro-rata basis as the assigned Denver flying relates to system flying in the fleet. Notwithstanding the above limitation, if there is no Denver pilot in that particular fleet and seat requesting 20-H-3 12 hours or less prior to scheduled departure of an I.D., a P.I. may pick up this open flying as an exception to the proportional limitation.
          P.I. deadheading to and from a domicile will not be considered a duty period as defined by the 36 duty period annual limitation.
          Duty periods which consist entirely of deadheading will not count toward satisfying the minimum 24 duty period requirement.
          Any combination of P.I. duties and flying duties performed within a single duty period must conform to the Section 5-G duty period time limitations. For scheduling purposes, this requirement is not waivable.
    The rate of pay for pilot instructors shall be determined as follows:
      The rate of pay for a pilot in years 1 through 5 of pilot longevity who is permanently assigned as a pilot instructor shall be not less than the 89/95 hour salary for the line assignment which he holds, plus 15%; but not more than the 89 hour salary for B-767/757 First Officer at the 6th year of longevity. The Company may determine that the override percentage for all pilot instructors in years 1 through 5 will be greater than 15%, but in no case will it produce greater earnings than the 89 hour salary for B-767/757 First Officer at the 6th year of longevity.

      A pilot instructor beyond the 5th year of pilot longevity shall be paid the 89/95 hour salary for his line assignment plus 15% or the 89 hour salary for 767/757 First Officer at the 6th year, whichever is less.

      Pilot Instructors shall begin receiving PI pay in accordance with the following:
          Pilots who will be instructing as PIs in the equipment type for which they are currently trained will begin receiving Pilot Instructor pay upon reporting to the Flight Center.
          Pilots who require transition training for the equipment in which they will be instructing will begin receiving PI pay upon beginning their IOE after completing the required transition training, or 45 days after reporting to DENTK, whichever is earlier, provided they successfully complete the training necessary to become a Pilot Instructor.
      When a Pilot Instructor leaves the Flight Center to return to his line of flying assignment his Pilot Instructor pay shall continue until he begins IOE for his line assignment, at which time he shall be paid at the rate associated with his line assignment.
    Pilot Instructor schedules shall have a minimum of twelve (12) calendar days free of duty in a 31 day month and eleven (11) calendar days free of duty in a 30 day month. For trainee/instructor continuity, Pilot Instructors shall be allowed, at their option, to trade their days off; however, in no event shall a Pilot Instructor receive less than eleven (11) actual calendar days free of duty during a 30 day month and twelve (12) calendar days in a thirty-one (31) day month.
    Pilot Instructors will accrue, preference and liquidate vacations as per Section 11 of the Agreement.
    When a pilot transfers from and to his Pilot Instructor assignment he will be entitled to a pilot paid move, in accordance with the provisions of Section 10 of the Agreement, except when the line assignment is DENFO.
    The provisions of Section 1, 2, 4, 6, 7, 8, 11, 12, 13, 14, 15, 16, 17, 18, 19, 21 and 22 of the Agreement shall apply to Pilot Instructors. The provisions of Section 9 shall apply when the Pilot Instructor is functioning as a trainee. The provisions of Section 5 and 20 shall apply during any line flying. All pilot benefits shall apply to Pilot Instructors.
    Vacations

    Vacations for PI's will be bid and awarded according to Section 11 of the Agreement between ALPA and United Airlines. The vacation year PI's is from May 1 to April 30. Newly employed PI's accrue one day of vacation for each full calendar month of continuous employment with the Company during the remainder of the vacation year after the date of their initial employment, provided that the first vacation for PI's initially employed on or after May 1 of any year will not be due or payable except between May 1 and April 30 of the succeeding vacation year. After these provisions have been complied with, a PI will receive sixteen vacation days each year, provided his/her employment has been continuous. Beginning in the vacation year following the year in which a PI completes the continuous service shown below, s/he will be entitled to the following number of vacation days:

    Years of Service Vacation Days

    5 23

    12 30

    20 37

    25 44

    In order to insure that a PI receives a total number of days off in a given month that approximates what a line pilot could expect, the following maximum number of regular days off (RDO's) can be scheduled as part of a vacation period:

    Vacation RDO's in Vacation RDO's in

    Days Vac. Days Vac.

    Period Period

    1 0 16 3

    2 0 17 5

    3 0 18 5

    4 0 19 6

    5 0 20 6

    6 0 21 6

    7 0 22 6

    8 1 23 6

    9 1 24 6

    10 2 25 7

    11 2 26 8

    12 3 27 9

    13 3 28 10

    14 3 29 11

    15 3 30 12

    This maximum number of RDO's which can be assigned to a PI's vacation period applies to all vacation awards, including annual awards, monthly awards, and involuntary assignments.

    In addition, a PI may request specific days off prior to or following a vacation period, up to and including the full allocation of monthly RDO's remaining. The DENTK Scheduling Office will honor that request if at all possible. PI requests will be honored based on line pilot seniority. Annual Preferencing: Vacation bid books are located in the Scheduling Office and are arranged in order of seniority.

    Annual Preferencing: Vacations are awarded in order of seniority within each fleet based on the PI's preference.

    All PI's will be eligible to preference the allocated vacation periods for the following year based on their equipment type as of January 1. If you're entitled to 16 calendar says or more of vacation, you may elect to split your vacation into not more than two periods during the vacation year, provided that no period is less than 10 days. if you elect to split your vacation, you'll need to designate your preference as being for a primary, secondary, or tertiary assignment. You'll be afforded the opportunity to be awarded your primary and secondary vacation periods before and tertiary vacations are awarded.

    Monthly Preferencing: PI's may elect to bid for vacation periods on a monthly basis. Vacations are awarded in seniority order within each Fleet. PI's awarded a vacation will be notified of the award not less than 60 days before the first day of the month in which the vacation period falls. If you don't receive this notice, you won't be required to take this vacation award. Any vacation periods created and available within 60 days of the vacation period will be offered in order of seniority and may be assigned with your concurrence with less than 60 days notice.

    Involuntary Assignments: In the event that there are insufficient preferences submitted for posted vacation periods, involuntary vacations may be assigned in reverse order of seniority. Involuntary assignment vacations shall be for a minimum of ten days or the balance of your vacation credit (if less than ten days). You must be notified of the date of the involuntary assignment at least 60 days before the first day of the month in which the vacation period falls, except that any vacation periods created and available within 60 days of a vacation periods which are not voluntarily accepted may be assigned in reverse order of seniority (provided you're given at least 45 days notice prior to the start of the vacation period).

    Pilot Instructors will receive expense reimbursement according to the provisions of Section 4-E-1 of the Agreement when conducting training assignments at any location other than Denver.
    The parties will be guided by the terms of the PI guidelines, and these guidelines will be changed only by mutual agreement of the parties.
    This Letter of Agreement shall be effective upon signing and shall run concurrently with the current Basic Pilot Agreement.

IN WITNESS WHEREOF, the parties have signed this Letter of Agreement this 20th day of November, 1989.

WITNESS:

/s/ G. L. Andrews

/s/ T. A. McClone

FOR UNITED AIR LINES, INC.

/s/ J. R. Samolis

John R. Samolis

Vice President

Employee Relations

WITNESS:

/s/ T. P. Austin

/s/ C. A. Rine

/s/ L. J. Balestra

/s/ H. E. Stepinsky

FOR THE AIR LINE PILOTS IN THE SERVICE OF

UNITED AIR LINES, INC.

/s/ Henry A. Duffy

Henry A. Duffy, President

Air Line Pilots Association,

International

Revised as of July 12, 1994.

/s/ John R. Samolis

John R. Samolis

Vice President

Employee Relations

/s/ Roger D. Hall

Roger D. Hall, Chairman

UAL/ALPA Master Executive Council

Further revised as of this 26th day of October, 2000.

/s/ William P. Hobgood

William P. Hobgood

Senior Vice President

People

/s/ F.C. Dubinsky

Captain F.C. Dubinsky

Chairman

UAL/ALPA Master Executive Council

Letter 90-1

Letter 90-1

Drug and Alcohol Testing

UNITED AIRLINES

January 3, 1990

Captain F. C. Dubinsky, Chairman

UA/ALPA MAster Executive Council

Air Line Pilots Association, International

10700 West Higgins Road, Suite 200

Rosemont, Illinois 60018

Dear Captain Dubinsky:

As the result of discussions between the parties, it has been agreed that:

When a pilot is required to provide a urine or breath specimen at the conclusion of his assigned trip sequence in order to comply with the Federally mandated random drug testing program, his duty period just completed shall be extended by 15 minutes beyond the duty time provided by the application of Section 5-G of the Agreement or of Section 3-N of the International Supplement, whichever is applicable.

Such duty time credit shall be included in the computation of each pilot's pay credit for that trip sequence; however, this 15 minutes credit shall not preclude a pilot from being tested.

It is understood that the 15 minutes of duty time credit provided above shall constitute full compensation for participation in the drug testing program regardless of variations in the actual amount of time spent by each pilot in accomplishing this procedure.

Sincerely,

/s/ J. R. Samolis

John R. Samolis

Vice President Employee Relations

Accepted and agreed to this 3rd day of January, 1990.

/s/ F. C. Dubinsky

Captain F. C. Dubinsky, Chairman

UA/ALPA Master Executive Council

Revised as of this 26th day of October, 2000.

/s/ William P. Hobgood

William P. Hobgood

Senior Vice President

People

/s/ F.C. Dubinsky

Captain F.C. Dubinsky

Chairman

UAL/ALPA Master Executive Council

Letter 91-2

Letter 91-2

International

PREAMBLE

WHEREAS, the Company and the Association desire to supplement their Pilot Agreement by providing certain rules and working conditions with respect to the Company's international flying to and within the Pacific Basin, Europe and the British Isles, Central and South America and India.

NOW, THEREFORE, it is mutually agreed and understood by and between the parties to this Supplemental Agreement that the rules and working conditions stipulated herein shall be in full force and effect on the Company's international flying to and within the Pacific Basin, Europe, and the British Isles, Mexico, Central and South America and India provided that all provisions of the Agreement, except as specifically modified or excepted by this Supplemental Agreement, shall be applicable also to this flying.

  DEFINITIONS
      International Flight Segments
  International Atlantic flight segment for the purpose of this Supplemental Agreement means (1) any flight segment which is operated between any point in the United States or Canada on the one hand and any point in Europe or the British Isles on the other hand, and (2) any flight segment which is operated between points within Europe and/or the British Isles.
  International Pacific flight segment for the purpose of this Supplemental Agreement means (1) any flight segment which is operated between any point in the United States or Canada on the one hand and any point in the Pacific Basin on the other hand, and (2) any flight segment which is operated between points within the Pacific Basin.
  International Central and South American flight segments for the purpose of this Supplemental Agreement means (1) any flight segment which is operated between any point in the United States or Canada on the one hand and any point in Central America, Mexico and South America on the other hand, and (2) any flight segment which is operated between points within Central America, Mexico and South America.
      An international trip pairing is any trip pairing which contains an international flight segment.

      Basic Crew

      A ''Basic Crew'' on a two (2) pilot aircraft shall consist of a Captain and a First Officer.

      Augmented Crew

      An ''Augmented Crew'' shall consist of a Captain, and (2) First Officers with ATP's and type ratings in the aircraft.

      Double Augmented Crew

      A ''Double Augmented Crew'' shall consist of a Captain and three (3) First Officers with ATP's and type ratings in the aircraft.

      Augmented Trip

      An ''Augmented Trip'' shall mean any trip sequence which includes at least one duty period scheduled with an augmented or double augmented crew.

      Flight Deck Duty

      ''Flight Deck Duty'' shall mean the flight time spent at an FAA required or contractually required operating station in the cockpit, which does not include any time spent in a cockpit observer seat(s) below FL 180.

      Pacific Crossing

      A "Pacific Crossing" is any flight segment across the Pacific Ocean that exceeds eight (8) hours scheduled flight time.

      Atlantic Crossing

      An ''Atlantic Crossing'' is any international flight segment operated across the North Atlantic to or from Europe or the British Isles.

      Pacific Basin

  All current and future route authority, including all of the PAA acquisition, used or unused, served by United Airlines in the Pacific; not to include route authority between mainland United States and Hawaii.

  EXPENSES AND TRANSPORTATION
    Expenses for International flying will be as provided in Section 4-A of the Agreement, except that pilots assigned to International flying shall receive, in addition to the expenses provided for in Section 4-A, twenty-five cents ($0.25) for each hour away from home.
    Transportation of pilots on United Airlines will be booked in Business Class, if available at the time of booking. If Business Class is unavailable, the pilot will be booked in First Class, if available at the time of booking. If both Business Class and First Class are unavailable, Business Class will be overbooked to accommodate the pilot. When a pilot is booked in Business Class, he may be upgraded to First Class at the gate on the day of departure, but only after all revenue/passenger upgrades have been accommodated (e.g. Mileage Plus upgrades).
    Transportation of pilots on any airline other than United Airlines will be booked in Business Class, if available. If Business Class is unavailable, First Class will be booked. If both First and Business Class are unavailable, coach may be booked for any single segment which is scheduled for three (3) hours or more, nonstop. All other offline transportation shall be Coach.
    Upon request, the parties will meet to consider information and recommendations which ALPA may have regarding the suitability of a foreign carrier for deadheading crews.
    The Company will provide ground transportation to layover hotels at all international layover locations. Transportation to and from the hotel will be provided in a full sized air-conditioned vehicle exclusively for cabin and cockpit crew use. Additionally, if the cockpit crew is at the pickup location, transportation will leave no later than thirty (30) minutes after actual arrival of the trip unless a later departure is agreed to. Hotel pickup times will be arranged to have the pilots arrive at the airport in sufficient time to report for duty at their assigned report time. Upon request, the parties will meet to consider information and recommendations which ALPA may have regarding the suitability of ground transportation at specific international layover locations.
    If a room at the scheduled layover hotel is not available within thirty (30) minutes of scheduled check-in time, the affected pilots may seek other accommodations and will be reimbursed by the Company.
    Should isolated cases of unusual expenses be encountered by a pilot which the expense allowance will not normally cover, the Company will reimburse the pilot for such expenses upon receipt of a documented Company expense form.
  HOURS OF SERVICE

Notwithstanding the provisions of Section 5-B-7, 5-B-8, 5-B-9 and 5-B-10, 5-D-4, 5-G- 1-a, 5-G-1-b-(1) and 5-G-1-b-(2), 5-G-1-c-(1), 5-G-1-c-(2), 5-G-1-c-(3), 5-G-1-c-(4) and 5-G-1-c-(5), 5-G-2-a, 5-G-2-b-(1), 5-G-2-b-(2) and 5-G-2-b-(3), 5-G-2-c-(1), 5-G- 2-c-(2) and 5-G-2-c-(5) of the Agreement, the following shall apply to international trip pairings:

    Pacific Operations
    Two Pilot Aircraft, Basic Crew
        Duty time limits of Section 5-G-1-a-(1)-(a) and 5-G-1-a-(1)-(b), 5-G-1-b- (3), 5-G-2-a-(1), 5-G-2-a-(2) and 5-G-2-a-(3) shall apply to all duty periods that do not contain a Pacific crossing.
        Maximum flight time shall not exceed eight (8) hours of scheduled flight time in any single duty period.
    Two Pilot Aircraft, Augmented Crew, Single Segment
        Maximum scheduled duty time shall not exceed thirteen and one half (13 1/2) hours. Actual duty time shall not exceed fifteen and one half (15 1/2) hours.
        Maximum flight time shall not exceed twelve (12) hours of scheduled flight time in any single duty period and no pilot will be required to exceed eight (8) hours flight deck duty in any single duty period.
    Two Pilot Aircraft, Double Augmented Crew Single Segment
        Maximum scheduled duty time shall be seventeen and one half (17 1/2) hours. Actual duty time shall not exceed nineteen and one half (19 1/2) hours.
        Maximum flight time shall not exceed sixteen (16) hours of scheduled flight time in any single duty period and no pilot will be required to exceed eight (8) hours flight deck duty in any single duty period.
    Two Pilot Aircraft, Double Augmented Crew, Two (2) Segments
        Maximum scheduled duty time shall be fifteen and one half (15 1/2) hours. Actual duty time shall not exceed seventeen and one half (17 1/2) hours.
        Maximum flight time shall not exceed twelve and one-half (12 1/2) hours of scheduled flight time in any two (2) flight segment duty periods and no pilot will be required to exceed eight (8) hours flight deck duty in any single duty period.
        In the application of 3-A-4-a and 3-A-4-b above, the first segment must be scheduled to depart between 0800 and 1500 per 3-A-8 below. In the event the Company desires to schedule departures outside this 0800-1500 window, Association concurrence will be required.

    5. The first two (2) duty periods in an international Pacific trip pairing which include international flying shall be based on the pilot's home domicile time. Subsequent duty periods in an International trip pairing shall be based on the local time which is in effect at the point of origin of the duty period. Applicability of duty period length and on-duty credit provisions shall be based on the time which is in effect at the point of origin of the duty period as defined above.

    Atlantic Operations
    Two Pilot Aircraft, Basic Crew
    Maximum duty time.

    Duty time limits of Section 5-G-1-a-(1)-(a) and 5-G-1-a-(1)-(b), 5-G-1-b-(3), 5- G-2-a-(1), 5-G-2-a-(2) and 5-G-2-a-(3) shall apply to all duty periods that do not contain an Atlantic Crossing.

    Maximum flight time

    Eight (8) hours of scheduled flight time shall be the maximum scheduled in any single duty period.

    Two Pilot Aircraft, Augmented or Basic Crew, Single Segment Atlantic Crossing:
    Maximum scheduled duty time shall not exceed thirteen and one half (13 1/2) hours. Actual duty time shall not exceed fifteen and one half (15 1/2) hours.
    The maximum flight time for an Augmented Crew shall not exceed twelve (12) hours of scheduled flight time in any single duty period and no pilot will be required to exceed eight (8) hours flight deck duty in any single duty period.
    The maximum flight time for a Basic Crew shall not exceed eight (8) hours of scheduled flight time in any single duty period
    A pilot may be scheduled, in the final duty period of a trip pairing, to operate a one (1) stop westbound flight scheduled to depart at or after 0800 local time from points in Europe and scheduled to arrive by 1700 local time at a point in North America.
    Notwithstanding the single segment limitation above, a pilot may be scheduled to fly one additional segment in a duty period after an Eastbound Atlantic crossing which is scheduled to depart from his domicile after 0800, provided the scheduled arrival time of that second segment is not later than 2100 home domicile time.
    Two Pilot Aircraft, Double Augmented Crew, Single Segment, Atlantic Crossing
    Maximum duty time

    Fifteen (15) hours scheduled, seventeen (17) hours actual.

    Maximum flight time

    Thirteen and one-half (13 1/2) hours scheduled and no pilot will be required to exceed eight (8) hours of flight deck duty in any single duty period.

    For the purpose of schedule preparation no other flying will be scheduled in a duty period which contains an Atlantic crossing except as provided in Section 3-B-2-c, and 3-B-2-d above. Notwithstanding the segment limitations above, an additional segment may be assigned in the actual operation as a result of diversions due to fuel, mechanical, or weather as long as the assignment conforms to the flight time and duty time limits of the original assignment.
    A pilot shall not be scheduled to fly an Atlantic crossing scheduled in excess of eight (8) hours, in either direction, within sixteen (16) hours of completing such a crossing.
    International Atlantic trip pairings shall not be scheduled in excess of six (6) duty periods nor include more than four (4) Atlantic crossings.
    The first two (2) duty periods in an international Atlantic trip pairing which include international flying shall be based on the pilot's home domicile time. Subsequent duty periods in an international trip pairing shall be based on the local time which is in effect at the point of origin of the duty period. Applicability of duty period length and on-duty credit provisions shall be based on the time which is in effect at the point of origin of the duty period as defined above.
    Central and South America
    Service to and from Central and South America will be scheduled and flown under the provisions of this International Supplemental Agreement whenever the trip pairing contains any segment which exceeds eight hour flight time and/or any segment which operates south of 15 degrees south latitude. All other flying will be done under the basic agreement. Further, all operations conducted to or within Central and/or South America in all series of B-737-300/500, A319/A320 and B-757 aircraft will be conducted exclusively under the terms of the ''basic'' Agreement.
    When operated under this International Supplement, the flight and duty time limitations contained in Section 3-B (ATLANTIC OPERATIONS) of the International Supplement shall be considered applicable to Central and South American operations and all other provisions of the International Supplement currently applicable to Atlantic (or European) operations shall also be considered applicable to Central and South America. No pairing shall operate between cities outside of North, Central and South America; including the Caribbean Islands.
    The term ''Atlantic Crossing'' when applied to South American service as described above, shall be understood to mean any flight segment over eight hours operated between the North American and the South American continents. Further, ''eastbound'' and ''westbound'' shall be understood to mean ''away from the U.S.'' and ''returning toward the U.S.'', respectively. Other references, if any, intended to differentiate between the U.S. and Europe in the International Supplement shall be understood to mean the U.S. and South America in the same context.
    In addition to the provisions of Section 3-M-6 of this International Supplement, upon completion of a trip sequence which includes more than four (4) duty periods, but which does not also include a South American crossing (''an Atlantic Crossing'', as described above), a pilot shall receive a rest at his home domicile of not less than 36 hours. Further, whenever the last segment in a trip sequence is scheduled to originate in one of the following listed cities in South America and terminate at any point in the United States, the pilot will be scheduled to receive no less than twenty (20) hours free from duty upon completion of the sequence: Rio de Janeiro, Brazil; Sao Paulo, Brazil; Montevideo, Uruguay; Buenos Aires, Argentina; Santiago, Chile. With SSC concurrence on a monthly basis, this scheduled twenty (20) hour minimum may be reduced to eighteen (18) hours. (18 hours is to be considered the actual minimum.)
    Notwithstanding the provisions of Section 5-G-1-e-(8), 5-G-2-c-(2) and 20-G-8, upon completion of any trip sequence which operates through Central or South America, all pilots will be scheduled for not less than 14 hours and 45 minutes free from duty. With SSC concurrence on a monthly basis, this scheduled 14 hours and 45 minutes minimum may be reduced to 12 hours and 45 minutes. (12 hours 45 minutes is to be considered the actual minimum.)
    Other Regions

    For new routes or flying to new markets, the crew make-up and duty limits shall be the same as for existing international flying of comparable flight segments. At least ninety (90) days prior to initiating such new flying, representatives of the Company and the Association will meet to resolve operational issues. If the representatives are unable to reach agreement on any operational issue (s), the issue (s) will be referred to the Senior Vice-President of Flight Operations and the MEC Chairman for resolution.

    Reserve Coverage

    The reserve provisions of Section 5 and 20 of the Agreement apply to International reserve assignments unless excepted in this International Supplement. Section 5-G-1-e-(1) and Section 5-G-1-e-(2) are specifically excepted. The following international reserve system options will be available to a pilot on reserve status:

    Traditional Option

    A reserve who does not contact OPBCM to elect one of the other options available under this Paragraph 1 will be a Traditional reserve. A Traditional reserve will progress normally through the first-in first-out list ("FIFO") until he receives an assignment in accordance with the provisions of sub-paragraph 1-a or 1-b below.

    Assign to first available reserve on FIFO who can perform the assignment as scheduled without interference with any scheduled days off.
    If unable to make the assignment under "a" above, assign to the first available reserve on FIFO who requires the fewest number of days off changed. In the application of this provision, assignments may not begin on a scheduled day off.
    Active Option
    A reserve may volunteer to go to the top of the FIFO list. A reserve who elects this option will be given an assignment just as though he had progressed through the FIFO list in accordance with paragraph 3-E-1-a and 3-E-1-b above.
    A reserve's position on the FIFO list under this option will be determined by the time the reserve blocked in from his last assignment, i.e., a reserve who blocked in at 1700 will go ahead of a reserve who blocked in at 1800 regardless of when the individual pilots volunteer to go to the top of the FIFO list. This block in time rule (block in time of last flight assignment) also applies to a reserve coming off days off.
    A reserve who volunteers to go to the top of the FIFO list under this provision and who subsequently does not receive an assignment by 2359 of the day before his last day of availability shall revert to the position on the FIFO list he would have been if he had not volunteered to go to the top of the list.
    Aggressive Option: A reserve may volunteer for an assignment on a first-come first-served basis pursuant to the following provisions:
    All flying that is known to be open more than forty-eight (48) hours before the scheduled departure time of the trip will be available for pick-up between forty-eight (48) hours and forty-four (44) hours before the scheduled departure time of the trip.
    Flying that becomes open between forty-eight (48) hours and twelve (12) hours before the scheduled departure time of the trip will be available for pick-up for a period of four (4) hours after the trip opened up or until twelve (12) hours before scheduled departure time, whichever is earlier.
    Trips that become open as a result of short term sick leave will be available for pick-up as follows:
          The initial trip for which a lineholder places himself on sick leave will be available for pick-up for a period of up to four (4) hours beginning at the time the trip becomes open but ending not later than twelve (12) hours before the scheduled departure time of the trip.
          Any subsequent trip(s) for which the lineholder remains on sick leave will be available for pick-up not earlier than fourteen (14) hours and not later than twelve (12) hours before the scheduled departure time of the trip.
    A reserve may pick up a trip equal to or less than his number of days of availability including Non-Holy Days off before his next scheduled unavailable days. However, the length of the assigned ID must be not less than his total days of availability minus one unless he receives OPBCM concurrence.
    A reserve may pick up a trip for which he is projected to be legal while he is flying a current assignment. If he subsequently is projected to become illegal for the trip that he picked up, the trip will be placed back in open flying and will be picked up by or assigned to another pilot in accordance with the provisions of this Paragraph E.
    Voluntary Short Call Out Option
    A reserve may volunteer to go on a Short Call Out List, on a duty period by duty period basis, for assignment to trips that become open five (5) hours or less before the scheduled departure time of the trip.
    Notwithstanding their relative positions on the FIFO list, a reserve on the Voluntary Short Call Out list will be assigned to a trip that opens up five (5) hours or less before the scheduled departure time of the trip ahead of pilots who have elected the Active or Traditional options.
    A reserve who volunteers to be on the Short Call Out list will remain on that list until midnight of the day on which he volunteered at which time he will revert to the Traditional option.
    A reserve will remain in his original position on the FIFO list during the time he is a Short Call Out reserve and after he falls off the Short Call Out list unless he has elected the Active option.
    Notwithstanding the provisions of this sub-paragraph E-4, the Company may assign a trip to a Short Call Out reserve more than five (5) hours before the scheduled departure time of the trip in accordance with the provisions of subparagraph 3-E-1 above.
    Reserve Assignments

    Reserves shall be assigned known open flying in accordance with the following with the understanding that the term "available for assignment" is that time following the aggressive pick-up window under paragraph 3-E-3.

    Trips that become available for assignment between the hours of 0700 and 2300:
    A trip that becomes available for assignment forty-four (44) hours before the scheduled departure time of the trip will be assigned at that time.
    A trip that becomes available for assignment between forty-four (44) and twelve (12) hours before the scheduled departure time of the trip will be assigned as soon as it is available.
    A trip that becomes open less than twelve (12) hours before the scheduled departure time of the trip will be assigned as soon as it is known to be open.
    Trips that become available for assignment between the hours of 2301 and 0659:
    A trip that becomes available for assignment forty-four (44) hours before the scheduled departure time of the trip will be assigned at that time but the reserve will not be notified of the assignment until 0700.
    A trip that becomes available for assignment between forty-four (44) hours and twelve (12) hours before the scheduled departure time of the trip will be assigned twelve (12) hours before the scheduled departure time of the trip or at 0700, whichever is earlier.
    A trip that becomes open less than twelve (12) hours before the scheduled departure time of the trip will be assigned so as to provide the reserve with a reasonable amount of time to report for the trip or at 0700, whichever is earlier, unless waiting to make the assignment would cause an otherwise available reserve to become illegal for the assignment.
    In the application of sub-paragraphs 3-E-5-a and 3-E-5-b above the following shall apply:
    Assignments will be made to the first reserve, in first-in, first-out order, who is legal for the assignment notwithstanding the fact that waiting to make the assignment would result in assigning the trip to a reserve who is closer to the top of the list.
    If no reserves are legal for an assignment at the time a trip becomes open or available for assignment, the Company may wait to make the assignment to a reserve who subsequently will become legal for the assignment.
    All non-augmented international flying operated under domestic contract rules of the Agreement, will, for the purposes of the required rest rule, be treated as domestic flying.
    Reserve Days Off

    At equipment domiciles where scheduled international flying is assigned, all international reserve lines available for monthly preferencing shall include one period of six (6) consecutive days off which may not be disrupted without pilot concurrence by an assignment made under the provisions of sub-paragraph 3-E-1 above. If in the actual operation, a pilot is worked into one or more of these day(s), such day(s) shall be restored to the pilot in conjunction with the remaining days off and will not be disrupted without his concurrence. In addition to this period of six (6) days off, these international reserve lines will contain either two (2) periods of three (3) days off or three (3) periods of two (2) days off. Except for the one six (6) day off period, all other day off periods may be disrupted only by an international assignment under sub-paragraph 3-E-1 above, or to correct a month end legality problem. When such disruption occurs, the days off lost will be restored in the current month, if possible, but may be restored in the following month, if necessary. Restoration of days off will not be deferred beyond the following month unless further deferral is required due to a conflict with (1) scheduled vacation, (2) training, (3) other schedule unavailability or (4) the inability to restore the days off owed without splitting scheduled trip sequences. Days off will be in minimum groups of two days provided the Company owes the pilot two or more days off. Single days off may be restored or added to the pilot's vacation with his concurrence.

    At domiciles where no international flying is assigned, a reserve will not be assigned an involuntary 8-L-6 assignment to perform international flying at another domicile. When a new international domicile is established, the parties will meet to determine the scheduling process necessary to insure that the pilots who are assigned international flying meet the required qualifications and necessary experience levels.
    In the event the scheduled pilot becomes available after a reserve is assigned and the reserve is no longer needed, the reserve assignment may be canceled. When assigned to cover for a pilot on sick leave, reserves shall call OPBCM within eight (8) hours of departure to verify the assignment.
    When released from duty upon completion of an international assignment, a reserve will receive a minimum of twenty-four (24) hours free from duty unless a greater rest is required by other provisions of this Agreement.
    In those international equipment domiciles that have both scheduled Pacific and Atlantic DSL flying no reserve pilot will be assigned a trip pairing containing an international Pacific flight segment within forty-eight (48) hours of completion of a trip pairing containing an international Atlantic flight segment. No reserve pilot will be assigned a trip pairing containing an international Atlantic flight segment within sixty (60) hours of completion of a trip pairing containing an international Pacific flight segment. No reserve will be assigned or reassigned to fly in the European and Pacific operation in any single trip pairing.
    The Company will not construct lines of flying which contain both one or more international Atlantic flight segments and one or more international Pacific flight segments except where full lines of flying cannot be constructed using exclusively Atlantic or Pacific flying. In the event that both Atlantic and Pacific flying is scheduled in the same line of flying the time between pairings will not be less than sixty (60) hours between a pairing containing an international Atlantic flight segment and a pairing containing an international Pacific flight segment, and seventy-two (72) hours between a pairing containing an international Pacific flight segment and a pairing containing an international Atlantic flight segment.
    The actual duty time limits of Paragraph A & B above may be extended with pilot concurrence.
    On Basic and Augmented Crews, a Captain may be assigned as a First Officer subject to the provisions of paragraph 3-G of the Agreement.
    If an augmenting crew member is required on any flight segment in a duty period, he shall be required on all flight segments in that duty period. If the scheduled flight time between any two (2) stations is such as to require augmentation in one direction, then augmentation at the same level shall be required on that segment when flown in the opposite direction. Notwithstanding, if a flight requires augmentation due only to the application of 3-A-6-d, or 3-B-5-d, the augmenting pilot shall be initially assigned to fly a comparable return flight, but may be reassigned if required by the operation. The augmenting First Officer who is displaced for any reason will not be assigned to another First officer position on the trip from which he was displaced, or any other trip, without his concurrence.
    Fuel Stops

    A fuel stop required for operational reasons on any international trip segment, even though pre-planned on a recurring basis, shall not be considered as a scheduled stop for any reason.

    Should a fuel stop occur on any international segment, all pilots assigned to fly that segment will receive an additional one (1) hour pay in addition to all other compensation provided upon completion of fueling the crew continues flying toward their original destination. Fuel stops will not be planned for less than forty (40) minutes block-to-block. Further, when Dispatch forecasts a fuel stop on any unaugmented Pacific crossing which was initially scheduled in excess of ten and one half (10 1/2) hours flight time, an augmenting crew member will be assigned provided OPBCM receives at least six (6) hours notice.

    All flight time, duty time and segment limitations which are applicable to flying under this Supplemental Agreement shall also apply to deadheading on the same basis as if it were flying. In the actual operation, assignments which include a duty period which consists solely of deadheading shall contain no more than three (3) deadhead segments in that deadhead duty period.
    Monthly Flight Time Limits
    International lines of flying may be constructed which contain up to eighty-nine (89) credit hours (95 actual hours in the B737-300/500 and A320/319 fleets). Additionally, no pilot will be scheduled or reassigned to perform more than 4 Pacific or Atlantic crossings in a single trip pairing, or more than 2 Pacific or Atlantic crossings of more than 10 hours in a single trip pairing. The Local Schedule Committee, with the concurrence of the SSC and the Company, may authorize the construction of lines of flying in any equipment domicile to exceed the applicable monthly schedule limit by up to one (1) hour, provided the extended monthly schedule limit improves the quality of the affected lines. (Should the monthly schedule limits be increased the actual performance limits will be increased by an equal amount).
    A reserve shall be limited to eighty-nine (89) actual flight (95 actual flight hours in the B737-300/500 and A320/319 fleets).
    Legal Rest Minimums
    Duty periods which contain eight (8) or fewer hours of flight time shall provide rest breaks in accordance with Section 5-G-1-c and 5-G-2-c of the Agreement. Further, in the application of this provision, the occurrence of rest breaks of 11:30 or less immediately following duty periods in excess of 12:00 will be limited to one per pairing.
    Duty periods which contain more than eight (8) hours but twelve (12) hours or less of scheduled flight time shall provide at least eighteen (18) hours free from duty. With SSC concurrence on a monthly basis, this scheduled eighteen (18) hour minimum may be reduced to sixteen (16) hours. (16:00 is to be considered an actual minimum).
    Duty periods which contain more than twelve (12) hours of scheduled flight time shall provide at least twenty (20) hours free from duty. With SSC concurrence on a monthly basis, this scheduled twenty (20) hour minimum may be reduced to eighteen (18) hours. (18:00 is to be considered an actual minimum).
    If a trip pairing includes duty periods which are scheduled to contain more than eight (8) hours of actual flight time for a basic crew or more than twelve (12) hours of actual flight time for an augmented crew, there must be scheduled within the pairing a crew layover of at least twenty-four (24) hours, block-to-block, at or before the end of each second long duty period as defined herein.
    In addition to the above, at least sixteen (16) hours free from duty will be scheduled prior to any duty period which is scheduled to contain more than eight (8) hours of flight time or deadhead. With SSC concurrence on a monthly basis, this scheduled sixteen (16) hour minimum may be reduced to fourteen (14) hours. (14:00 is to be considered an actual minimum).
    Upon completion of a trip pairing containing an Atlantic crossing(s) a pilot shall receive a rest at home scheduled for no less than 24 hours (22 hours shall be considered an actual minimum which may be further decreased to 21 hours with pilot concurrence) which shall increase to 36 hours if the trip pairing contains more than two duty periods. Further, after completing a pairing containing a Pacific crossing, a pilot will receive a rest at home of no less than 48 hours, which shall be extended to 72 hours after a trip pairing containing more than 6 duty periods. Additionally, upon completion of a Pacific trip sequence which originates and terminates on the mainland and which includes four (4) or more duty periods, but which does not include a ''Pacific Crossing'', a pilot shall receive a rest at his home domicile of no less than 48 hours, which shall be extended to 72 hours after a trip pairing containing more than six (6) duty periods.
    Pilots flying international trip pairings shall be scheduled for one (1) twenty-four (24) hour period off in each seven (7) twenty-four (24) hour period on duty. This time off, if given at an away from domicile point, shall not count toward minimum days off.
    Report and Debrief Times
    In order to assist in giving longer notice to reserves and to improve schedule integrity, each scheduled pilot shall be required to verify his intention to fly his next scheduled trip by: (1) following the trip verification procedure in CMS, which is accessible through Unimatic terminals and may be available through private PCs via MODEM; or (2) by calling OPBCM on a toll free number provided by the Company. One of these two actions must be accomplished not later than 24 hours before the scheduled departure of each international trip, or upon termination of the pilot's prior trip, if later.
    When the originating segment of a trip sequence is known to be delayed,  the Company will advise the scheduled crew prior to their check in. If such contact is attempted four (4) or more hours before the original scheduled departure (or before the last planned departure time of which the pilot(s) was aware), the pilots on-duty period will not begin until one and one half (1 1/2) hour before the revised departure. Further, if a delay develops within four (4) hours of scheduled departure and the pilot(s) is advised of the planned delay prior to his checking in at the airport, the start of his on duty period may also be adjusted as above. In the application of this provision, OPBCM will maintain alternate phone numbers and will follow all reasonable instructions provided by the pilot to facilitate reaching him.
    Duty time, on a scheduled or actual basis, shall include flight and ground time. A pilot shall be considered to be on duty one and one-half (1 1/2) hour before the scheduled departure of his trip until thirty (30) minutes after the scheduled or actual termination of his trip, whichever is later. If the required reporting time exceeds one and one-half (1 1/2) hours, such time shall be considered as duty time. This paragraph shall not apply in the application of Paragraph 5-G-1-b-(3) of the Agreement. If in the actual operation at certain airport locations the thirty (30) minutes debrief time is continually less than required, the parties agree to meet to discuss increasing the thirty (30) minutes to a more reasonable amount of time. The schedule and actual duty limits specified in 3-A, 3-B, 3-C and 3-D above may be increased up to thirty (30) minutes to accommodate the increased report time under this sub-paragraph when necessary to accommodate the scheduled flight time of the trip in that duty period.

    Minimum Scheduling Provisions and Actual Credit Provisions

    Pilots flying international trip pairings shall be covered by the flight time credit provisions and actual credit provisions of Section 5-G-3 of the Agreement. Section 5- G-3-g of the Agreement shall not apply.

    Construction of International Lines & Pairings
    An international trip pairing ID may contain a domestic segment(s).
    An international line of flying may contain no more than two (2) domestic trip pairings. However, if the total time in the domestic pairings exceeds that of the international pairings, the total line value will be limited to the applicable domestic maximum line value. A domestic line of flying may contain international trip pairings.
    For the purpose of this agreement, the international domicile airports are: SFO, LAX, IAD, JFK, ORD, HNL, MIA and SEA. If in the future, DSL scheduled international flying is assigned to domestic domicile airports other than listed here, those domiciles shall also be considered international domicile airports for the purposes of this paragraph 3-P-3. In the event a pilot is assigned an international pairing which originates at an airport listed in 5-G-1-a-(2) which is not also an international domicile airport listed in this sub-paragraph 3, the Company shall provide round trip transportation at the pilot's option between the international domicile airport and the airport at which the assignment originates.

    4. FIRST OFFICER ON AUGMENTED CREWS

    First Officers in equipment domiciles where flying is scheduled which requires staffing with First Officers who require an ATP and type rating under the provisions of this Supplemental Agreement and First Officers at all B-747-400 domiciles shall be required to have an ATP rating in the equipment to which assigned and will be provided training by the Company as follows:
    Incumbent First Officers shall be provided the training normally required to obtain an ATP rating including, if necessary the training associated with the written portion.
    In a domicile that becomes an International equipment domicile, all First Officers who meet the FAR requirements for an ATP will be provided the required training to fly international trips.
    Notwithstanding the provisions of paragraphs A-1 and 2 above, a pilot will not be denied a B-767 First Officer bid at a domicile where such flying exists because he has insufficient flight time to qualify for an ATP and type rating. Further, during the first eighteen (18) months after the start of international flying requiring an augmented crew at that equipment domicile, a non-rated internationally qualified B-767 First Officer may serve as augmenting pilot until he accumulates sufficient flight time to qualify for an ATP and type rating.

    5. FOREIGN TEMPORARY DUTY ASSIGNMENTS

    The Company may designate TDY assignments at Tokyo, Osaka, Sydney, Auckland, Frankfurt, Paris, London, and Dublin. Prior to the Company implementing any temporary duty assignments in the above locations or at any other mutually agreed to location, the parties will meet to discuss any problems associated with the filling of the vacancies required for the TDY domicile, adequate lodging, expenses, and any other relevant issues.
    Temporary duty assignments will be filled by a preferencing procedure at the domicile(s) designated by the Company. The number of TDY assignments available from each domestic domicile shall be posted prior to preferencing. Volunteers from any domicile may be considered, should insufficient pilots preference at the designated domicile(s).
    Temporary duty assignments will be posted, preferenced and awarded prior to the posting of monthly lines of flying for domestic domiciles. All pilots assigned to a temporary duty domicile shall preference monthly schedules for that temporary domicile.
    Should there be insufficient bidders for the TDY assignment, pilots will be assigned in inverse order of seniority from those pilots at the designated domicile who have spent the fewest number of months in TDY assignments in the last twelve (12) months. Under this provision, no pilot will be involuntarily assigned to a TDY assignment more than two (2) months in any twelve (12) consecutive months, nor will a pilot be involuntarily assigned to a TDY assignment in consecutive months without his concurrence.
    Pilots who have been awarded or involuntarily assigned a temporary duty assignment will have the option to remain at the TDY assignment for an additional one (1) or two (2) months if the assignment is still available.
    Pilots who indicate a desire to remain at the assignment for two (2) months or more will be entitled to:
    Have his spouse and dependents accompany him to the assignment. Dependents eligible for pass travel under this provision will be those dependents eligible for any pass travel as defined under Company policy regulation Series 15-9. Dependents of college age who have limited pass travel eligibility will be eligible for pass travel under this Section.
    Positive space transportation to and from the assignment for his spouse and dependents.
    When the pilot remains at a TDY assignment in excess of two (2) months as defined in Section 2-O, the Company will provide one (1) additional BP-3 transportation for a pilot's spouse and eligible dependents.
    Pilots who have been awarded a TDY assignment will receive expenses as provided in Section 4-E of the Agreement and Section 2-A of this Supplemental Agreement.
    A pilot will be provided suitable hotel accommodations as specified in the Agreement. Additionally, if a pilot qualifies for a spouse and/or dependents to be at the TDY location and he does transport two (2) or more members of his family to the TDY location, he shall be provided, at a cost to him not to exceed the rate paid by the Company, an additional bedroom.
    The following provisions will be applicable to pilots assigned to temporary duty (TDY):
    Pilots volunteering for and being awarded a full month or months of TDY must position themselves to fly the first trip or to be available for the first reserve availability day in their TDY line.
    To accomplish this, lineholders may have to travel to and from the TDY assignment outside of their TDY month on days that have previously been scheduled as vacation days and/or regular days off and Reserves may have to travel on their vacation days. Further, if a lineholder has a trip in the month prior to the initial TDY month that would prevent him from positioning himself for his first scheduled assignment in his TDY line, he shall have his prior month's line repaired in order to provide the necessary time. In that event, he will be "pay protected" in that month if the repair would otherwise reduce his pay in that month. A Reserve who has days off in the prior month that would prevent him from traveling to and from the TDY assignment to be in position for his first TDY assignment will have his days off moved so that the necessary travel day(s) will be reserve work (available) days instead of days off, unless he volunteers to travel on his days off, in which case he shall have all such lost days off restored under the provisions of I- 4, below. Every reasonable effort will be made to comply with the reserve pilot's request regarding the rescheduling of his reserve days off.
    The pilot's travel to and from the TDY assignment shall be subject to the following:
    In order to travel to an initial month's TDY assignment, if the time is not already available in the pilot's schedule, he shall be provided enough time so that he has the opportunity to schedule himself for (1) rest between any duty at his domestic domicile and the departure time of his flight from his domicile to the TDY assignment equal to that required by Section 3-M-1 of this International Supplement, (2) online transportation from his domicile to the TDY assignment and (3) at least 18 hours off between his scheduled arrival at the TDY assignment and his first duty. In satisfying the requirements of this sub paragraph "a" and sub paragraph "b", below, the pilot may be required to travel on a continuous multi-segment itinerary so long as the en route time of these flights is not scheduled to exceed eighteen and one-half (18-1/2) hours. If the pilot schedules himself to arrive at the TDY assignment on a flight that would provide at least 18 hours off; then, in the actual operation, 16 hours off will be the applicable minimum.
    If the time is not already available in the pilot's schedule to travel to his home domicile from the final month of the TDY assignment, he shall have his following month's schedule modified under the month-end conflict provisions of Section 5 of the Agreement in order to have enough time to schedule himself for (1) rest between his last TDY flight assignment and the start of his travel to his home domicile equal to that required by Section 3-M-1 of this International Supplement, (2) online transportation to his domicile from the TDY assignment and (3) at least 36 hours off between his scheduled arrival at his domicile and his first duty at his domicile. If the pilot has scheduled himself to arrive at his domicile on a flight that is scheduled to provide him with at least thirty-six (36) hours off, 24 hours off shall be the minimum requirement in the actual operation prior to any assignment at his home domicile.
    It is understood that the provisions of "I-3-a" and "I-3-b", above, when applied in conjunction with the Company's current passenger timetable, will produce a schedule of rest periods and fight itineraries which may not reflect the actual arrangements that the pilot elects to use; nonetheless these rests and flight itineraries will be used (1) to determine what, if any, adjustments are required to the pilot's line or reserve days off in the months adjoining his TDY assignment and (2) to determine how many, if any, vacation days or regular days off need to be restored under paragraph I-4, below. In determining the number of days lost due to positioning, the departure time of the flight established in "I-3-a", above, and the arrival time of the flight established in "I- 3-b", above, shall be used to define which days have been lost.
    It is further understood that each pilot is required to make his own travel arrangements and is free to travel during any time that is available to him without impacting his schedule, after any adjustments that are required above. If the pilot chooses to travel from or return to a US point other than his domicile, he will be responsible for his own domestic transportation to and from the gateway city.
    The pilot shall be entitled to expense reimbursement for the period of TDY under the provisions of Section 4-E-1 of the Agreement and Section 2-A of this International Supplement, and for the travel time necessary between the pilots domicile and the TDY assignment and any required en route stopover during positioning travel between his domicile and the TDY assignment. Further, if the pilot actually arrives at the TDY assignment early, the Company will reimburse expenses for up to two (2) calendar days prior to his first flight assignment or from the first day of the TDY month, whichever is earlier.
    Restoration of days off and vacation days lost due to positioning will be subject to the following:
    Should the pilot lose a vacation day or days outside his TDY period as a result of positioning himself, the Company will restore the lost vacation day(s) to the pilot.
    If a lineholder pilot loses no more than one day off outside the TDY month due to outbound positioning and/or one day off outside the TDY month due to return positioning, there will be no restoration of that (those) lost day(s) off. Any additional days off lost due to positioning will be restored to the pilot, as described below.
    Lost vacation and regular days off will be added to either the pilot's vacation in the following year or to any remaining subsequent vacation in the current year, at the pilot's option.
    Any restoration of vacation days or regular days off will not entitle the pilot to any additional vacation splits beyond what the pilot was originally entitled to under the provisions of Section 11-B-2-a and 11-G-2-b of the Agreement.
    If a pilot volunteers for the TDY assignment for two or more consecutive months, restoration of any lost vacation days or regular days off will be provided only for those days necessarily lost as a result of positioning immediately prior to the first month of the TDY period and immediately subsequent to the last month of the TDY period.
    The pilot will be required to advise the Company within 48 hours of the publication of any schedule which generates days owed if he has a preference regarding when those days owed will be restored.
    Pilots who are involuntarily assigned to a TDY assignment will not be required to position themselves on either regular days off or on vacation days outside of the month of the TDY, but may do so voluntarily. If they lose vacation days or days off as a result of volunteering, they will be entitled to schedule adjustments and/or to restoration of lost days as provided above for volunteers.

    6. DELHI PROVISIONS

    The following provisions will apply when operating to and from Delhi, India:

    These provisions shall apply only to operations conducted in B-747-400, B-777 and B-767 aircraft. Prior to implementing operations in another equipment type, or to any cities in India except Delhi, the parties will meet to review the experience gained in the operation and reach agreement on any changes, if necessary, to initiate such flying.
    Section 3-B above (Atlantic Operations) shall apply to non-stop London-Delhi operations, except for paragraph 3-B-2-c and 3-B-2-d. "Atlantic Crossing", as it applies to operations conducted under this Section, will mean any operation between London and Delhi. Section 3-D above will apply to all non-stop operations between ORD, JFK, and IAD and Delhi.
    Pilots assigned to a DEL pairing shall receive a period free from duty at the end of each trip pairing consisting of not less than two nights (2300 to 0700) rest at their domicile before being assigned other flying.
    Operations between DEL and HKG are already permitted under the provisions of Section 3-A above (Pacific Operations), which shall continue to apply to the operation of the HKG-LHR and HKG-DEL segments.
    No pilot scheduled into DEL will be scheduled or reassigned to fly or deadhead multiple segments in excess of eleven and one half (11 1/2) time zones away from his home domicile, without his concurrence. (A TDY domicile is considered the pilot's home domicile for the purposes of this paragraph).
    Trip pairings involving operations to DEL scheduled under the provisions of Section 3-B above will be limited to a maximum of 4 duty periods unless the pilot(s) involved agree to an exception.
    No pilot will be scheduled or required to fly or deadhead from or through DEL in a direction away from his domicile, without his concurrence. (A TDY domicile is considered the pilot's domicile for the purposes of this paragraph).
    B767 aircraft scheduled between LHR and DEL will provide a pilot rest seat consisting of a single International First Class seat in the non-smoking section of the First Class cabin.
    When a pilot is required to deadhead (either on or off line) to or from DEL, the pilot will be seated in First Class or Business Class if First Class is not available. In no case will the pilot be required to deadhead in Coach Class. The Association will provide the Company with a list of acceptable airlines for the scheduled deadheading of UAL pilots.
    The layover hotel in Delhi will be selected by the Association from the Hyatt Regency or the Welcomgroup Maurya Sheraton. The Company will not change hotels as a result of a rate increase without providing the Association 60 days notice prior to the change. The parties will begin the process of obtaining another mutually acceptable hotel(s) to serve as an available backup, in the event the current hotel becomes unavailable. A crew lounge will be provided by the hotel for use by United crews. If technologically feasible, a Unimatic terminal will be provided at the hotel within a reasonable period of time and made available to United crews.
    If a room at the scheduled layover hotel is not available within 15 minutes of scheduled check-in time, the affected pilot may seek other accommodations and claim reasonable actual lodgings expense on the regular Company expense account form supported by the hotel receipt as provided in Section 4-B-1-c-(1) of the Agreement.
    In addition to the provisions of Section 2-B-5, transportation to and from the Hotel will be provided by full size air conditioned private vehicle (exclusively for crews) with normal safety equipment and qualified driver. The size of the vehicle will be commensurate with the needs of an International flight crew with luggage.
    The Company will explore the possibility of obtaining a corporate membership at a travelers or expatriate club which specializes in English-speaking membership in Delhi for the purpose of providing pilots on layover with membership services. The Company is committed to providing this service if such services are available and can be acquired at a cost no greater than that paid by other international airlines that provide their crews with such services in Delhi.
    European or North American bottled drinking water meeting U.S. Health Department standards for purity will be made available at the layover hotel to layover crew members in India. Bottled water will also be made available to pilots on flight segments operating to and from DEL.
    Aircraft used on flights to, from, or within India will have a priority lavatory lock system (similar to the 747-400 system) installed within a reasonable period of time.

    Agreement will be reached between UAL Flight Operations management and the MEC Chairman on operational issues associated with India service, including depressurization escape routes and aircraft routings.

    7. GENERAL

    Reassignment under Section 20-F-2 and 20-I must return the pilot to his home domicile for a legal rest within thirty-six (36) hours of his originally scheduled arrival at his home domicile if reassigned while in the Atlantic operation and within forty-eight (48) hours of his originally scheduled arrival at his home domicile if reassigned while in the Pacific operation. If, however, the pilot's duties in his reassignment commence within the last forty-eight (48) hours in an Atlantic assignment or sixty (60) hours in a Pacific assignment prior to his originally scheduled arrival at his domicile, the reassignment as given will not delay his return to domicile for more than forty-eight (48) hours of his originally scheduled arrival at his home domicile if reassigned while in the Atlantic operation and for more than sixty (60) hours of his originally scheduled arrival at his home domicile if reassigned while in the Pacific operation. In the event a pilot is reassigned and his arrival at his domicile will be later than originally scheduled, upon his request, the Company shall notify the pilot's residence or contact number of the delay and expected arrival time.
    The Association will be consulted and their recommendations will be given full consideration whenever a new aircraft type is ordered which requires on-board rest facilities as a result of this agreement or the FAR. The present B-747-400 rest facility is considered to be optimally suited for aircraft operating within the range of the B- 747-400.
    Should a situation arise, either in the country or city served, that could present a concern for the continued safety of the crew or aircraft, then representatives of the Association and the Company will meet immediately to determine the most appropriate action and/or modifications required, including the possibility that additional insurance may be appropriate. In no event will a pilot assigned to United's international operations suffer any reduction to his Company insurance benefits. Additionally, the Company agrees to protect a pilot from any reduction in his personal life insurance benefits which may result from his assignment to international operations at the time of his death up to a maximum of one million dollars of total personal coverage.
    Notwithstanding the provisions of Section 13 and 20 of the Agreement, any lineholder who does not fly a scheduled international trip due to a sick leave absence, is subject to the following:
    Such pilot shall be eligible to restore all or part of his accrued sick leave used for the illness absence on an actual hour for actual hour basis.
    Restoration of sick leave accrual shall be accomplished by picking up open time under the provisions of Section 20-H-5 of the Agreement.
    Pick up under this provision shall be limited to the month in which the absence occurs.
    Lost Luggage

    If a crew member's luggage is lost by the Company while he is assigned an international trip pairing or assigned to an international TDY domicile, then he shall be subject to the policy regarding lost luggage applicable to revenue passengers. An advance of Two Hundred and Fifty Dollars ($250.00) will be made available to a pilot under these circumstances. Such Two Hundred and Fifty Dollars ($250.00) will be returned to the Company if his luggage is recovered.

    While on layover at a foreign location, crew members shall advise the local United Station Operations of their whereabouts, if not residing at the scheduled hotel.
    Should a pilot incur any foreign income tax liability as a result of an involuntary TDY assignment, that liability will be assumed by the Company.
    Line preferencing information will be made available at one or more locations where crews layover who are flying trip pairings of five (5) or more days duration. Schedule preferences will be accepted by telemeter from all such crews who will not return to their domicile before close of preferencing.
    Should government action modify any existing United Airlines route, the parties will meet to discuss the possible need to make modifications to this Supplemental Agreement.
    The Company will consult with the Association Hotel Committee prior to changing any currently approved international layover facility. Whenever changes are contemplated, at the request of the ALPA Hotel Committee Chairman, a representative of Flight Operations will inspect the proposed facility prior to the change taking place.
    The Company will provide the names of English speaking doctors and medical facilities which are available 24 hours. A priority will be placed on finding doctors and facilities which are convenient to the layover hotel and with whom arrangements can be made which will eliminate the possibility that the pilot will be required to provide immediate payment for treatment; including arrangements which would require the pilot to later reimburse the Company for advancing payment on his behalf.
    The Company and the Association will conduct a second joint medical study regarding crew rest. The Company commits that scheduling practices and philosophies no less favorable to the pilots than those in effect January 15, 1991 shall remain in effect pending the results of this second crew rest study.
    Should international scheduling problems occur, the parties will meet to attempt to resolve the problems. Additionally, should the Federal Aviation Administration modify the current FAR's, the parties will meet for the purpose of determining what changes, if any, should be made to this International Supplemental Letter of Agreement to conform with the new regulations.
    Whenever a new aircraft type is ordered which requires an on-board rest facility as a result of this Agreement or the FAR, a joint committee comprised of ALPA and Company representatives will study and review all possible rest facilities currently in use or in development to determine what best meets the needs of United and the pilots. The joint committee will make their recommendation to the MEC Chairman and the Chief Operating Officer for a final resolution.
    DURATION

    This Supplemental Agreement shall become effective upon signing and run concurrently with Section 22 of the Pilot Agreement.

    IN WITNESS WHEREOF, the parties have signed this Supplemental Agreement this 9th day of May, 1991.

    Revised as of July 12, 1994.

    /s/ John R. Samolis

    John R. Samolis

    Vice President

    Employee Relations

    WITNESS:

    /s/ G. L. Andrews

    /s/ T. A. McClone

    /s/ R. W. Rosinia

    FOR UNITED AIR LINES, INC.

    /s/ John R. Samolis

    John R. Samolis

    Vice President

    Employee Relations

    WITNESS:

    /s/ T. P. Austin

    /s/ C. A. Rine

    /s/ L. J. Balestra

    /s/ H. E. Stepinsky

    FOR THE AIR LINE PILOTS IN THE SERVICE OF

    UNITED AIR LINES, INC.

    /s/ J. Randolph Babbitt

    J. Randolph Babbitt, President

    Air Line Pilots Association,

    International

    /s/ Roger D. Hall

    Roger D. Hall, Chairman

    UAL/ALPA Master Executive Council

    Revised as of this 26th day of October, 2000.

    /s/ William P. Hobgood

    William P. Hobgood

    Senior Vice President

    People

    /s/ F.C. Dubinsky

    Captain F.C. Dubinsky

    Chairman

    UAL/ALPA Master Executive Council

    Letter 91-4

    Letter 91-4

    Pacific ETOPS

    UNITED AIRLINES

    May 9, 1991

    Captain J. R. Babbitt, President

    Air Line Pilots Association

    1625 Massachusetts Ave., N.W.

    Washington, D.C. 20036

    Dear Captain Babbitt:

    This will confirm that in the negotiations leading to the 1991 Pilot Agreement, the Company and the United Airlines' Master Executive Council Negotiating Committee agreed that prior to implementing any twin engine ETOPS operations in the Pacific Basin, the parties will meet to review the ETOPS experience gained in the Atlantic Operation and reach agreement on any changes in the International Supplemental Agreement necessary to initiate such flying.

    It was further agreed that should the Company receive any new European route authority during the term of the 1991 agreement which could not be operated under the Atlantic provisions of the International Supplemental Agreement the parties will promptly meet and agree on such changes in the agreement necessary to implement such new service. (Such changes could include, but not be limited to, additional crew augmentation).

    Sincerely,

    /s/ John R. Samolis

    John R. Samolis

    Vice President

    Employee Relations

    Letter 91-10

    Letter 91-10

    Meet and discuss medical/dental plan

    UNITED AIRLINES

    May 9, 1991

    Captain Thomas P. Austin Chairman

    UAL-MEC Negotiating Committee

    Air Line Pilots Association

    6400 Shafer Court, Suite 700

    Rosemont, Illinois 60018

    Dear Pat:

    This letter will confirm the commitments made between the parties during the 1991 negotiations.

    The parties agreed to meet on a quarterly basis to discuss, and make a good faith effort to resolve, any and all problems relative to the medical/dental plan.

    Such discussion could include, but not be limited to, problems with managed health care, and individual claim issues.

    Sincerely,

    /s/ John R. Samolis

    John R. Samolis

    Vice President

    Employee Relations

    Letter 91-13

    Letter 91-13

    Future Pension Amendments

    LETTER OF AGREEMENT

    between

    UNITED AIR LINE PILOTS

    in the service of

    UNITED AIR LINES, INC.

    as represented by

    THE AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

    THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of the Railway Labor Act, as amended, by and between UNITED AIR LINES, INC. (hereafter referred to as the "Company") and the AIR LINE PILOTS in the service of UNITED AIR LINES, INC., as represented by the AIR LINE PILOTS ASSOCIATION INTERNATIONAL (hereinafter referred to as the "Association").

    W I T N E S S E T H:

    WHEREAS, the Company and the Association desire to clarify their respective rights with respect to future amendments to the United Air Lines, Inc. Pilots Fixed Benefit Retirement Income Plan (Fixed Plan), the United Air Lines, Inc. Pilots' Directed Account Retirement Income Plan (Directed Account Plan) and the Welfare Benefit Plans (any of the above may be referred to herein as a "Plan").

    NOW THEREFORE, it is mutually agreed:

    The Company will provide the Association an opportunity to discuss and comment on all proposed amendments to any provision of the Fixed Plan, Directed Account Plan, or a Welfare Benefit Plan at least thirty (30) days prior to implementation. The Company will consider any such comments in good faith. If, after proper notice by the Company, the Association objects to a proposed Plan amendment, the parties retain all their present rights and arguments under the Agreement and Plans concerning the Company's ability to implement such an amendment without approval of the Association.
    Notwithstanding the provisions of 1, above, the Company shall not amend any provision of the Fixed Plan, the Directed Account Plan, or the Welfare Benefit Plans which changes negotiated benefits without the prior written consent of the Association. This provision is without prejudice to any other rights of the Association concerning other amendments to a Plan.
    The Association may submit any dispute concerning any proposed Plan amendment, directly to the System Board or Pension Board, as applicable, within seven (7) days from the date the dispute is known to exist and will be decided within 60 days of submission.

    IN WITNESS WHEREOF, the parties have executed this Letter of Agreement this 9th day of May, 1991.

    WITNESS:

    /s/ G. L. Andrews

    /s/ T. A. McClone

    /s/ R. W. Rosinia

    FOR UNITED AIR LINES, INC.

    /s/ John R. Samolis

    John R. Samolis

    Vice President

    Employee Relations

    WITNESS:

    /s/ T. P. Austin

    /s/ C. A. Rine

    /s/ L. J. Balestra

    /s/ H. E. Stepinsky

    FOR THE AIR LINE PILOTS IN THE SERVICE OF

    UNITED AIR LINES, INC.

    /s/ J. Randolph Babbitt

    J. Randolph Babbitt, President

    Air Line Pilots Association,

    International

    Letter 91-15

    Letter 91-15

    CRAF

    SUPPLEMENTAL AGREEMENT

    between

    UNITED AIR LINES, INC.

    and

    THE AIR LINE PILOTS

    in the service of

    UNITED AIR LINES, INC.

    as represented by

    THE AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

    THIS SUPPLEMENTAL AGREEMENT, is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between UNITED AIR LINES, INC. (hereinafter referred to as the "Company") and THE AIR LINE PILOTS in the service of UNITED AIR LINES, INC., as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter referred to as the "Association").

    W I T N E S S E T H:

    WHEREAS, the Company and the Association desire to supplement their Pilots' Employment Agreement signed May 9, 1991, (hereinafter referred to as the "Agreement") by providing certain rates of compensation, rules and working conditions with respect to the Company's CRAF Operation (Civil Reserve Air Fleet).

    NOW, THEREFORE, it is mutually agreed and understood by and between the parties of this Supplemental Agreement that the rates of compensation, rules and working conditions stipulated herein shall be in full force and effect on the Company's Civil Reserve Air Fleet Operation; provided that all provisions of the Agreement, as herein defined, except as specifically modified or excepted by this Supplemental Agreement, shall be applicable also to the Company's Civil Reserve Air Fleet Operation.

    DEFINITIONS
      The word "Agreement" when used in this Supplemental Agreement means the Agreement between United Air Lines, Inc. and the Air Line Pilots in the service of United Air Lines, Inc., as represented by the Air Line Pilots Association, International, signed August 14, 1981, or as it may be amended or modified.
      The term "CRAF Operation" for the purpose of this Supplemental Agreement means all flight operations conducted in accordance with the agreement between United Air Lines and the Department of Defense but shall not include the Company's certificated service or commercial charter service or any other government operation.
    COMPENSATION
        Rates of Pay
    Pilots while assigned to the CRAF Operation shall be paid in accordance with the applicable rates of pay for the type of equipment flown as provided in Section 3 of the Agreement.
    In addition to the compensation specified in Paragraph A-1 above, pilots shall be paid the rate of Twelve Dollars and Fifty Cents ($12.50) for each hour flown.
        Hourly Pay Computation

    Actual time block-to-block shall be used in computing the override pay as specified in Paragraph A-2 above for flying performed on the CRAF Operation.

    EXPENSES
    Pilots when on a CRAF Operation shall be entitled to expense reimbursement under the provisions of Section 4 of the Agreement. Accommodations provided by the Company, where available, will conform to the minimum standards set forth in Section 4 of the Agreement. In addition to the hourly expenses provided by Section 4-A-1 of the Agreement, pilots in a CRAF operation shall receive an additional $.50 an hour.
    Travel expenses en route for the pilot while commuting to and from the Operation shall be allowed in accordance with this Supplemental Agreement.
    MOVING EXPENSES

    No pilot shall be required to move to the location of the CRAF assignment, unless required by the government. No moving expenses shall be paid until a pilot has completed ninety (90) days from the date of the CRAF vacancy. All moving shall be in accordance with Section 10 of the Agreement.

    FILLING OF VACANCIES

    In anticipation of the emergency nature of the CRAF Operation, the Company shall keep on file a currently effective Preference List which shall include, in order of seniority, all pilots desiring to fly the CRAF Operation. Each pilot on the CRAF Preference List shall indicate whether he is preferencing a Captain vacancy, a First Officer vacancy or a Second Officer vacancy, and equipment type. This List shall be kept up to date by repreferencing on June 1st of every year. Any pilot preferencing a CRAF assignment must be currently status (Captain, First Officer or Second Officer) and equipment type qualified. If the Company commits an entire fleet to the CRAF Agreement, then any vacancies posted for that fleet will be considered as CRAF vacancies also. Any pilot awarded an assignment under these circumstances will be considered as having also been awarded a CRAF assignment. A pilot may remove his name from the CRAF Preference List at any time by giving thirty (30) days written notification to his Flight Manager, except when such pilot holds an assignment in an equipment type which has been totally committed to the CRAF Operation.

    All pilot vacancies on the Company's CRAF Operation shall be filled in accordance with system seniority provided such pilot is status and equipment qualified. In the event there are insufficient bidders, the Company will assign the most junior status and equipment qualified pilot on the system.
    All CRAF vacancies shall be bulletined on a system-wide basis.
    A pilot while assigned to the Company's CRAF Operation shall be permitted to bid on any vacancies. Every reasonable effort shall be made to advise all CRAF pilots of all bulletined vacancies.
    In the event that there is a reduction in the number of personnel on the CRAF Operation, the reduction shall be in the reverse order of seniority in the status and equipment affected at the domicile where the reduction occurs, unless a more senior pilot at such domicile in the status and equipment affected volunteers to return to line flying duty for United Air Lines, Inc. All pilots referred to in this Paragraph shall have the rights specified in Paragraph F below.
    Notwithstanding Paragraph 8-C of Section 8 of the Agreement, a pilot's assignment on the domestic operation shall not be considered as vacated and such assignment shall not be bid or filled for a period of ninety (90) days following the date of the award of his CRAF vacancy. In the event a pilot is relieved of his CRAF assignment during this ninety (90) day period, such pilot shall resume his last previously held domestic assignment.
    A pilot returning to line flying duties on the domestic operation shall have the rights specified in the applicable provisions of Paragraph 8-D, 8-E, 8-G, 8-H, 8-I and 8-K-2 of Section 8 of the Agreement, but shall not be entitled to a Company paid move unless the move is required by the government. In addition, pilots reduced in accordance with Paragraph D above may bump the most junior pilot in any status or equipment at any CRAF domicile provided the pilot so bumping is status and equipment qualified.
    A pilot's initial assignment to the CRAF Operation shall be in accordance with system seniority of those pilots on the Preference List. A pilot's assignment to the Company's CRAF Operation will be effective on the date which appears on the award of such vacancy. Assignment to the CRAF Operation will be made on the basis of the chronological order of the award dates.
    Any pilot assigned or awarded a bid on the CRAF Operation must take up such assignment or bid on the date specified by the Company.
    Notwithstanding the provisions of Paragraph 8-K-2 of Section 8 of the Agreement, a pilot on the domestic operation may not displace a pilot holding a CRAF assignment.
    During the period in which a pilot has been released from his CRAF assignment and pending the exercise of his bumping rights as provided in this Supplemental Agreement, he shall, notwithstanding the provisions of Paragraph 8-K-1 and 8-K-3 of Section 8, take up duties of Captain, First Officer or Second Officer at the United Air Lines, Inc. domicile having his equipment type nearest to his CRAF assignment domicile or his residence.
    A pilot's release from assignment to the Company's CRAF Operation will be effective from the date he is assigned to the domestic operation, which shall be after a reasonable rest period after his last trip of not less than two (2) calendar days. Such rest period shall be exclusive of travel time required to return to the pilot's domicile.
    VACATIONS
    Notwithstanding the provisions of Section 11 of the Agreement, a pilot assigned to the Company's CRAF Operation shall receive three and two-thirds (3-2/3) days vacation credit for each calendar month of service on such operation which shall be cumulative and carried over to the Company's domestic operation and made a part of the regular annual vacation credit due such pilot. In computing vacation accrual, a pilot who was assigned to the Company's CRAF Operation for one-half (1/2) or more of a calendar month will be credited with three and two-thirds (3-2/3) days vacation for that month. In determining the vacation credit of a pilot who was assigned to the CRAF Operation, such days shall be in addition to the prorated vacation credit earned in accordance with Section 11 of the Agreement.
    Vacation periods will be assigned by the Company taking the pilot's preference and seniority into consideration consistent with the needs of the CRAF Operation.

    RETIREMENT BENEFITS

    A pilot assigned to the Company's CRAF Operation will be eligible for continued participation in the United Air Lines, Inc. Pension Plan for pilots. Contributions on behalf of a participant shall be based on his earnings while assigned to the Company's CRAF Operation.

    SECTION 8 DEATH BENEFITS

    In the event of the death of any pilot while assigned to the CRAF Operation or in the event of death of any pilot resulting from injury or disease received while assigned to the CRAF Operation, the Company shall pay or cause to be paid, subject to the conditions of Section 14 of this Supplemental Agreement, $150,000.00 to the beneficiary or beneficiaries in the order and manner named in the last Group Life Insurance certificate issued for such pilot as a Company employee. Such death benefit shall be paid either in a lump sum or in installments, as the respective pilot's may in writing direct. Such benefits shall be in addition to the benefits prescribed in the Company's Group Life Insurance and Group Accident-Sickness Insurance Program as per the Basic Agreement.

    SICKNESS AND INJURY BENEFITS
    A pilot assigned to the Company's CRAF Operation shall receive sickness and injury benefits in the same manner as any pilot as outlined in Section 13 of the Agreement.
    A pilot assigned to the Company's CRAF Operation will be eligible for continued participation and coverage in the Company's Accident and Sickness Program as provided in the Basic Agreement.
    PERMANENT TOTAL DISABILITY

    In lieu of death benefits described in Section 8, in the event of the permanent total disability of a pilot resulting from injury or disease received while assigned to the CRAF Operation, the Company shall pay or cause to be paid, subject to the conditions of Section 14 of this Supplemental Agreement, compensation in the sum of $150,000.00. Such compensation shall be paid either in a lump sum or in installments, as the respective pilots may in writing direct. The loss of, or the loss of use of, both hands, or both arms, or both feet, or both legs, or both eyes, or any two thereof, shall constitute permanent total disability for the purpose of this Section. In all other cases under this Section, permanent total disability shall be determined in accordance with the facts. Such benefit shall be in addition to the benefits prescribed in the Company's Group Life Insurance and Cooperative Group Life and Group Accident-Sickness Insurance Program as per the Basic Agreement.

    INSURANCE AND WELFARE BENEFITS
    Any pilot assigned to fly a CRAF flight shall continue to receive full benefits as provided in each applicable Plan. Further, the war limitation will be waived and benefits will be payable in the event of claims arising out of a declared or undeclared war. Benefits under all plans shall be paid on a per capita basis with no tart rate per accident limit.
    Life Insurance
    Company Paid Life - $80,000
    Supplemental Life up to $330,000 (Pilot Contributor)
    CRAF Life - $150,000
    Accidental Death and Dismemberment (AD&D)
    Company Paid - $4,000
    Company Paid (Pilot) - $35,000
    Supplemental (24 Hour High Limit Contributory) - Up to $300,000.
    A-3 - CRAF Death and Dismemberment - $150,000
    Special Hazards Benefits - $100,000
    Invalidated Life Benefit - $50,000
    Personal Life Insurance Protection - Up to $1,000,000
    Pilots Disability Income Benefit - 55% of Considered Compensation.
    To the extent they are present in the Company's insurance programs, all exclusions and limitations in coverage, such as for job-related injury and criminal acts, are waived for pilots while participating in any operation conducted under the provisions of this Letter. The limitation for self inflicted injury will remain in effect.
    The Company will protect a pilot from any reduction in his personal life insurance benefits which may result from his assignment to international CRAF operations at the time of his death up to a maximum of one million dollars of total personal coverage.
    WORKMEN'S COMPENSATION BENEFITS

    The Workmen's Compensation Benefits provided for pilots by Section 15 of the Agreement shall be provided for all pilots assigned to the Company's CRAF Operation and all amounts paid under such Section shall be in addition to any amounts paid under Section 8 and 10 of this Supplemental Agreement.

    MISSING, INTERNMENT, PRISONER OF WAR - BENEFITS
    Captains, First Officers and Second Officers who while engaged in the CRAF Operation are interned or taken prisoner of war by a foreign government shall be entitled to compensation at the salary as specified in Section 2 of this Supplemental Agreement for the periods during which they are interned or held prisoner of war; provided, however, that in the absence of knowledge on the part of the Company as to whether a pilot is alive or dead, compensation in such amounts will be allowed for a period of twelve (12) months after such Captain, First Officer of Second Officer was last known to the Company to have been interned or held prisoner of war.
    When after such twelve (12) month period it has still not been established whether such pilots are alive or dead, Captains, First Officers and Second Officers shall be allowed compensation at the salary as specified in Section 2 of this Supplemental Agreement from and after such twelve (12) month period until death is established or until there is a sufficient presumption of death to permit payment of the death benefit provided in Section 8.
    In the event such Captain, First Officer or Second Officer is later found to be alive, he shall receive retroactively the difference in pay between the total compensation (including death benefit) paid by the Company under this Section and the monthly amounts which would have been paid under Paragraph A of this Section and such monthly pay shall then be resumed for the duration of internment or imprisonment.
    Captains, First Officers and Second Officers who while engaged in the CRAF Operation become missing and whose whereabouts become unknown shall be allowed compensation at the salary as specified in Section 2 of this Supplemental Agreement for a period of twelve (12) months after disappearance or until such date as death is established, whichever first occurs. If upon the expiration of the twelve (12) month period, any such Captain, First Officer or Second Officer is still missing and his whereabouts is unknown, or if prior to that time his death is established, the Company shall pay the death benefit provided for in Section 8.
    The monthly compensation allowable under this Section to pilots interned, held prisoner of war, or missing shall be credited to such pilot on the books of the Company and shall be disbursed by the Company in accordance with written directions from such pilots. The Company shall cause each pilot hereafter employed in or assigned to its CRAF Operation to execute and deliver to the Company prior to such employment or assignment a written direction in the form set forth in Section 16 of the Agreement.
    Any payments due to any pilots under this Section which are not covered by a written direction as above required shall be held by the Company for such pilot and in the event of his death shall be paid to the legal representative of his estate.
    The monthly compensation allowable under this Section shall be in lieu of all compensation provided for by any law in respect to persons interned, held prisoner of war or missing and shall also be in lieu of all salary, expenses and subsistence during the period in which a pilot is interned, held prisoner of war or missing.
    Pilots shall maintain and continue to accrue seniority and longevity for pay purposes during periods in which they are interned, held prisoner of war or missing.
    GENERAL CONDITIONS
    The provisions for death benefits in Section 8 and for disability benefits in Section 10 and 11 are intended to apply to Captains, First Officers and Second Officers while assigned to the CRAF Operation, as follows:
    When outside the continental United States in connection with or as a result of said operations irrespective of whether they are actually engaged in active duty at the time of death or injury.
    When within the continental United States only if they are actually engaged in the course of employment at the time of death or injury, except that when not actually engaged in the course of employment at the time of death or injury, Captains, First Officers and Second Officers receive the group insurance benefits as per the Basic Agreement.
    The obligation of the Company to make any payment provided for in Section 11 and 12 hereof is subject to the condition that the injury or disease resulting in the permanent total or partial disability shall not have been occasioned solely by his attempted suicide.
    MISCELLANEOUS PROVISIONS
    Rules governing hours of service during the first thirty (30) days of the CRAF Operation shall be those specified in the applicable FAR's. At the termination of the initial thirty (30) day period or as soon as feasible, the hours of service as specified in the Basic Agreement or Supplemental Agreements as applicable.
    Other than as specifically provided in this Supplemental Agreement, the provisions of the Basic Agreement shall apply.
    The assignment of all pilots to this Operation will be in writing to the pilot.
    Pilots will continue to fly any CRAF flight deemed essential to the national defense provided such flights are solely military in nature and carry cargo composed entirely of military requirements even if at the time such military flights are necessary the pilots have withdrawn their air line service for any reason.
    To assure the movement of a particular flight under such circumstances, the Association will require certification by an appropriate Company official designated by the Company that such flight is in accordance with the specifications set forth in Paragraph D above. This certification shall be provided prior to movement of the flight where feasible or, where not feasible, promptly thereafter.
    Pilots who fly such military traffic will not lose any benefits accruing to other pilots which they would otherwise have received upon settlement of an unresolved labor dispute.
    DURATION

    This Supplemental Agreement shall become effective on the date of signing and shall remain in full force and effect and shall run concurrently with the Agreement signed August 14, 1981.

    IN WITNESS WHEREOF, the parties have signed this Supplemental Agreement this 9th day of May, 1991.

    WITNESS:

    /s/ G. L. Andrews

    /s/ T. A. McClone

    /s/ R. W. Rosinia

    FOR UNITED AIR LINES, INC.

    /s/ J. R. Samolis

    John R. Samolis

    Vice President

    Employee Relations

    WITNESS:

    /s/ T. P. Austin

    /s/ C. A. Rine

    /s/ L. J. Balestra

    /s/ H. E. Stepinsky

    FOR THE AIR LINE PILOTS IN THE SERVICE OF

    UNITED AIR LINES, INC.

    /s/ J. Randolph Babbitt

    J. Randolph Babbitt, President

    Air Line Pilots Association, International

    Letter 91-16

    Letter 91-16

    MAC

    MAC SUPPLEMENTAL AGREEMENT

    between

    UNITED AIR LINES, INC.

    and

    THE AIR LINE PILOTS

    in the service of

    UNITED AIR LINES, INC.

    as represented by

    THE AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

    THIS SUPPLEMENTAL AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between UNITED AIR LINES, INC. (hereinafter referred to as the "Company") and the AIR LINE PILOTS in the service of UNITED AIR LINES, INC. as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter referred to as the "Association").

    W I T N E S S E T H:

    WHEREAS, the Company and the Association desire to supplement their Pilots' Employment Agreement, signed May 9, 1991, (hereinafter referred to as the "Agreement") by providing certain rates of compensation, rules and working conditions with respect to the Company's "MAC Operation" (Military Airlift Command).

    NOW, THEREFORE, it is mutually agreed and understood by and between the parties of this Supplemental Agreement that the rates of compensation, rules and working conditions stipulated herein shall be in full force and effect on the Company's Military Airlift Command Operation provided that all provisions of the Agreement, as herein defined, except as specifically modified or excepted by this Supplemental Agreement shall be applicable also to the Company's Military Airlift Command Operation.

    DEFINITIONS
    The word "Agreement" when used in this Supplemental Agreement means the Agreement between United Air Lines, Inc. and the Air Line Pilots in the service of United Air Lines, Inc., as represented by the Air Line Pilots Association, International, signed June 15, 1985 or as it is amended or modified.
    The term "MAC Operation" for the purpose of this Supplemental Agreement means any flights all or part of which are conducted in accordance with any contract made between United Air Lines, Inc. and the Military Airlift Command into a non-conflict area.
    The term "Critical MAC Operation" for the purpose of this Supplemental Agreement means any flights, regardless of the nature of payload transported, all or part of which are conducted in accordance with any contract made between United Air Lines, Inc. and the Military Airlift Command into an area of the world where an armed conflict is occurring or has occurred within the prior thirty (30) days.
    "MAC Operation Base" is the domicile or geographical location to which responsibility is assigned and pilot vacancies are bid for the conduct of the Critical MAC Operations when the level of critical MAC flying is planned to be nine hundred and seventy-five (975) hours or more per month and is planned to exist for sixty (60) days or more.
    MAC FLYING
      Critical MAC flying into non-conflict areas will be done by a domicile where pilots are currently assigned to the equipment used.
    MAC flying of a non-critical nature will be assigned under the applicable provisions of Section 20 of the Pilots Agreement and/or the Charter Supplemental Agreement.
    MAC flying which is defined as "Critical MAC Operations" will be assigned to volunteer pilots from among the pilots assigned a reserve line. Should insufficient pilots volunteer, reserve pilots may be assigned in inverse order of seniority.
      Critical MAC flying, if planned for nine hundred and seventy-five (975) hours per month or more, and if planned to exist for sixty (60) days or more will be flown by a MAC Operation Base as defined in Paragraph 1-D above, provided at least ninety (90) days notice is available to the Company.
    FILLING OF VACANCIES
      Bidding Of Critical MAC Vacancies
    All pilot vacancies on the Company's Critical MAC Operation shall be bulletined at all domiciles as far in advance as possible but not later than thirty (30) days after such vacancy exists. If at the time of advertising a critical MAC vacancy, the Company plans to advertise a domestic vacancy in the same status and equipment type as the critical MAC vacancy and with an advertised effective date the same as or prior to the critical MAC vacancy, the domestic vacancy will be advertised and awarded prior to the awarding of the critical MAC vacancy.
    Vacancy bulletins for critical MAC assignments shall state the number and status of vacancies to be filled; the anticipated effective date of the assignment; the equipment type involved; the Critical MAC Operation Base; the anticipated general area of operation; and a reasonable deadline date, not less than ten (10) days, after which bids will not be considered.
    All critical MAC vacancies shall be filled in accordance with system seniority from among eligible bidders as stipulated in Paragraph F of this Section.
      Eligibility To Be Awarded Critical MAC Vacancies.

    A pilot's eligibility to be awarded a critical MAC vacancy shall be subject to the following conditions:

    He must be currently flying in the status and equipment type of the critical MAC assignment at the time of the closing of the critical MAC vacancy bulletin, or
    He must have been awarded a domestic vacancy in the status and equipment type of the critical MAC vacancy which had an advertised effective date the same as or prior to the advertised effective date of the critical MAC assignment.
      Any pilot assigned to the Critical MAC Operation may bid and be awarded a domestic vacancy under the provisions of the Agreement and shall be considered to have vacated his former domestic assignment at the time the flying for such awarded assignment commences. Such pilot shall not be required to occupy his new domestic assignment until he vacates his critical MAC assignment, unless such new assignment involves a change in status or equipment type in which case he shall be required to occupy such new domicile assignment.
      Whenever a pilot for any reason vacates his critical MAC assignment, he shall return to his current domestic assignment.
      Section 8-K of the Agreement shall not apply to pilots in the Critical MAC Operation in the event of a reduction in the number of assignments on critical MAC. In the event of a reduction of domestic assignments affecting a critical MAC pilot's domestic assignment, Section 8-K shall apply. Notwithstanding Section 8-K, a domestic pilot who loses his assignment shall not be permitted to bump into the Critical MAC Operation.

        A pilot may vacate an assignment on the Critical MAC Operation by giving notice in writing to the Company of his desire to return to his domestic assignment. The Company shall release such pilot as soon as possible but in any event he shall be returned to his domestic assignment on the first day of the calendar month following the completion of sixty (60) days from the date of receipt by the Company of the pilot's request for release.
        A pilot who has vacated his critical MAC assignment under the provisions of sub-paragraph 1 above may not be awarded a critical MAC assignment for a period  of six (6) months following the date of his release from such critical MAC assignment, except that a pilot who has vacated his critical MAC assignment to take up a new domestic assignment involving a change in status, as provided in Section 3-C of this Supplemental Agreement, who is subsequently reduced from such assignment and bumps into critical MAC equipment type shall, notwithstanding said six (6) months restriction, be eligible to bid a critical MAC vacancy.
      When at the request of a pilot the Company adjudges that unusual conditions exist concerning his assignment to the Critical MAC Operation, such pilot shall be allowed to return to his domestic assignment within thirty (30) days of the acknowledgement of the unusual condition.
      Standby Assignments To Critical MAC Operation
        In addition to the number of pilot assignments provided for under the provisions of Paragraph A and B above, the Company shall advertise and award critical MAC standby assignments in each pilot status to the extent necessary to provide adequate coverage of increases in the monthly level of flying on the Critical MAC Operation.
        A pilot who holds a standby assignment shall acquire the necessary overwater and immunization qualification in order to be available for short notice assignment to the Critical MAC Operation. A pilot holding said standby assignment shall continue to serve in his normal assignment in the domestic operation until such time as he is moved into the Critical MAC Operation to alleviate a temporary need contemplated to exist for less than sixty (60) days in the pilot status in which he holds a standby assignment.
        Pilots holding a standby assignment, when needed to fill a temporary requirement shall be assigned to the Critical MAC Operation in order of seniority among those pilots holding standby assignments in each pilot status. Upon termination of the temporary need on the Critical MAC Operation, pilots holding standby assignments shall be released from the Critical MAC Operation in reverse order of seniority and will return to their normal domestic assignment and critical MAC standby assignment.
        Pilots holding a standby assignment who are assigned to the Critical MAC Operation for all or part of the month shall be required to state their preference under the provisions of Section 20-D of the Agreement in their domestic assignment for the following month. If more than one (1) standby pilot is assigned to the Critical MAC Operation for a portion of a given month, such standby pilots shall be assigned available lines of flying in accordance with their seniority and preference after all pilots holding regular critical MAC assignments have been awarded their schedule preference.
        A standby pilot assigned to fly a Critical MAC Operation trip shall, upon completion of his assignment and return to his domicile, be entitled to not less than two (2) calendar days off if his domestic schedule does not provide such calendar days off. If providing such two (2) calendar days off does not provide him with a minimum twelve (12) calendar days off for the month, the additional calendar days off to provide such minimum will be added to the two (2) calendar days off period.
    A critical MAC standby pilot will be considered unavailable for assignment to the Critical MAC Operation trip if such assignment occurs at a time which precludes providing him with the above required minimum twelve (12) days off in the month involved.
        A critical MAC standby pilot may vacate such assignment in the same manner as provided in Section 3-C and 3-G of this Supplemental Agreement.
        A critical MAC standby pilot will vacate such assignment whenever he is activated in a domestic assignment involving a different status or equipment type than that of his critical MAC standby assignment.
      It is mutually agreed that regular and standby vacancies for critical MAC Captains, First Officers and Second Officers shall be posted for bid and award at the Critical MAC Operation Base(s) as designated by the Company. Such bidding and awarding, including the determination of the level of regular critical MAC vacancies, shall be in accordance with the provisions of this Section 3. It is understood that critical MAC standby vacancies may be bid prior to the time that regular vacancies are required to be bid in accordance with Section 3 and that a pilot may hold more than one Critical MAC Operation Base standby vacancy at the same time.
      In the event there is a reduction in the number of critical MAC assignments, the Company shall give not less than thirty (30) days notice to the affected pilots and they shall return to their domestic assignment, in inverse order of seniority.
    COMPENSATION
          In addition to the compensation as provided in Section 3 of the Basic Agreement, any pilot who flies a critical MAC trip will be paid an override of Twelve Dollars and Fifty Cents ($12.50) for each hour flown.
    HOURS OF SERVICE
    Due to the operational problems associated with the MAC Operation, such flights shall be operated in accordance with the applicable provisions of the Charter Supplemental Agreement.
    EXPENSES
    Pilots performing an international MAC assignment will be paid expenses according to Section 4-A of the Agreement, plus an additional $.50 per hour.
    In addition to the expenses provided in A above, pilots on a MAC assignment shall be provided necessary lodging and related ground transportation; or, when not furnished by the Company, will be reimbursed for reasonable, actual expenses incurred for lodging and ground transportation.
    Transportation to and from a pilot's home domicile to the point of departure of the MAC trip shall be furnished by the Company. Transportation over the Company's routes shall be as NRPS or OMC at the pilot's option.
    Transportation of the pilot on any airline other than United will be by First Class accommodations if domestic or Business Class accommodations if international, when available.
    Should isolated cases of unusual expenses be encountered by a pilot which the expense allowance will not normally cover and which were not contemplated by the provisions of this Supplemental Agreement, the Company will reimburse the pilot for such expenses upon receipt of a documented Company expense form.
    In the event a Critical MAC Operation Base is established, travel expenses en route for the pilot while commuting to and from the operation shall be allowed.
    DEATH BENEFITS

    In the event of the death of any pilot while assigned to the MAC Operation or in the event of death of any pilot resulting from injury or disease received while assigned to the MAC Operation, the Company shall pay or cause to be paid, subject to the conditions of Section 10 of this Supplemental Agreement, $150,000 to the beneficiary or beneficiaries in the order and manner named in the last Group Life Insurance certificate issued for such pilot as a Company employee. Such death benefit shall be paid either in a lump sum or in installments, as the respective pilots' may in writing direct. Such benefits shall be in addition to the benefits prescribed in the Company's Group Life Insurance and Group Accident-Sickness Insurance Program.

    INSURANCE AND WELFARE BENEFITS
    Any pilot assigned to fly a MAC flight shall continue to receive full benefits as provided in each applicable Plan. Further, the war limitation will be waived and benefits will be payable in the event of claims arising out of a declared or undeclared war. Benefits under all plans shall be paid on a per capita basis with no aggregate per accident limit.
    Life Insurance
        Company Paid Life - $80,000
        Supplemental Life up to $330,000 (Pilot Contributor)
        MAC Life - $150,000
    Accidental Death and Dismemberment (AD&D)
        Company Paid - $4,000
        Company Paid (Pilot) - $35,000
        Supplemental (24 Hour High Limit Contributory) - Up to $300,000
    MAC Death and Dismemberment - $150,000
    Special Hazards Benefits - $100,000
    Invalidated Life Benefit - $50,000
    Personal Life Insurance Protection - Up to $1,000,000
    Pilots Disability Income Benefit - 55% of Considered Compensation
    To the extent they are present in the Company's insurance programs, all exclusions and limitations in coverage, such as for job-related injury and criminal acts, are waived for pilots while participating in any operation conducted under the provisions of this Letter. the limitation for self inflicted injury will remain in effect.
    The Company will protect a pilot from any reduction in his personal life insurance benefits which may result from his assignment to international MAC operations at the time of his death up to a maximum of one million dollars of total personal coverage.
    In lieu of death benefits described in Section 7 of this Supplemental Agreement, in the event of the permanent total disability of a pilot resulting from injury or disease received while assigned to the MAC Operation, the Company shall pay or cause to be paid, subject to the conditions of Section 10 of this Supplemental Agreement, compensation in the sum of $150,000. Such compensation shall be paid either in a lump sum or in installments, as the respective pilots may in writing direct. The loss of, or the loss of use of, both hands, or both arms, or both feet, or both legs, or both eyes, or any two thereof, shall constitute permanent total disability for the purpose of this Section. In all other cases under this Section, permanent total disability shall be determined in accordance with the facts. Such benefit shall be in addition to the benefits prescribed in the Company's Group Life Insurance and Cooperative Group Life and Group Accident-Sickness Insurance Program.
    MISSING, INTERNMENT, PRISONER OF WAR - BENEFITS
    Captains, First Officers and Second Officers who while engaged in the MAC Operation are interned or taken prisoner of war by a foreign government shall receive compensation at the salary specified in the Basic Agreement for the periods during which they are interned or held prisoner of war; provided, however, that in the absence of knowledge on the part of the Company as to whether a pilot is alive or dead, compensation in such amounts will be allowed for a period of twelve (12) months after such Captain, First Officer or Second Officer was last known to the Company to have been interned or held prisoner of war.
    When after such twelve (12) month period it has still not been established whether such pilots are alive or dead, Captains, First Officers and Second Officers shall be allowed compensation at the salary specified in the Basic Agreement from and after such twelve (12) month period until death is established or until there is a sufficient presumption of death to permit payment of the death benefit provided in Section 7 of this Supplemental Agreement.
    In the event such Captain, First Officer or Second Officer is later found to be alive, he shall receive retroactively the difference in pay between the total compensation (including death benefit) paid by the Company under this Section and the monthly amounts which would have been paid under Paragraph A of this Section and such monthly pay shall then be resumed for the duration of internment or imprisonment.

    Captains, First Officers and Second Officers who while engaged in the MAC Operation become missing and whose whereabouts become unknown shall be allowed compensation at the salary specified in the Basic Agreement for a period of twelve (12) months after disappearance or until such date as death is established, whichever first occurs. If upon the expiration of the twelve (12) month period any such Captain, First Officer or Second Officer is still missing and his whereabouts are unknown, or if prior to that time his death is established, the Company shall pay the death benefit provided for in Section 7 of this Supplemental Agreement.
    The monthly compensation allowable under this Section to pilots interned, held prisoner of war or missing shall be credited to such pilot on the books of the Company and shall be disbursed by the Company in accordance with written directions from such pilots.
    Any payments due to any pilot under this Section which are not covered by a written direction as above required shall be held by the Company for such pilot and in the event of his death shall be paid to the legal representative of his estate.
    The monthly compensation allowable under this Section shall be in lieu of all compensation provided for by any law in respect to persons interned, held prisoner of war or missing and shall also be in lieu of all salary, expenses and subsistence during the period in which a pilot is interned, held prisoner of war or missing.
    Pilots shall maintain and continue to accrue seniority and longevity for pay purposes during periods in which they are interned, held prisoner of war or missing.

    GENERAL CONDITIONS
    The provisions for death benefits in Section 7 and for disability benefits in Section 8 are intended to apply to Captains, First Officers and Second Officers while assigned to the MAC Operation, as follows:
    When outside the continental United States, in connection with or as a result of said operations irrespective of whether they are actually engaged in active duty at the time of death or injury.
    When within the continental United States, only if they are actually engaged in the course of employment at the time of death or injury, except that when not actually engaged in the course of employment at the time of death or injury, Captains, First Officers and Second Officers shall receive the group insurance benefits normally in effect under the Agreement.
    The obligation of the Company to make any payment is subject to the condition that the injury or disease resulting in the permanent total or partial disability shall not have been occasioned solely by his attempted suicide.
    MISCELLANEOUS PROVISIONS
    All provisions of the 1985 Pilot Agreement not specifically amended or excepted by this Supplemental Agreement shall remain in full force and effect and applicable to the Company's MAC Operation.
    In the event the MAC Operation requires passports and inoculations for pilots, any actual necessary expenses shall be borne by the Company. Inoculations will be given at Company designated places.
    Pilots will continue to fly any MAC flight deemed necessary to the national defense provided such flights are solely military in nature and carry cargo composed entirely of military requirements even if at the time such military flights are necessary the pilots have withdrawn their airline service.
    To assure the movement of a particular flight under such circumstances, the Association will require certification by an appropriate Company official designated by the Company that such flight is in accordance with specifications set forth above. This certification shall be provided prior to movement of the flight where feasible or, where not feasible, promptly thereafter.
    Pilots who fly such military traffic will not lose any benefits accruing to other pilots which they would otherwise have received upon settlement of an unresolved labor dispute.
    No pilot shall be required to move to the location of a critical MAC assignment, unless required by the government. Moving expenses will not be authorized until ninety (90) days after the date of the MAC vacancy. All moving shall be in accordance with Section 10 of the Basic Agreement.
    This MAC Supplemental Agreement shall become effective June 15, 1985 and shall run concurrently with the 1985 Pilot Agreement.

IN WITNESS WHEREOF, the parties have signed this Supplemental Agreement this 9th day of May, 1991.

WITNESS:

/s/ G. L. Andrews

/s/ T. A. McClone

/s/ R. W. Rosinia

FOR UNITED AIR LINES, INC.

/s/ J. R. Samolis

John R. Samolis

Vice President

Employee Relations

WITNESS:

/s/ T. P. Austin

/s/ C. A. Rine

/s/ L. J. Balestra

/s/ H. E. Stepinsky

FOR THE AIR LINE PILOTS IN THE

SERVICE OF UNITED AIR LINES,

INC.

/s/ J. Randolph Babbitt

J. Randolph Babbitt, President

Air Line Pilots Association,

International

Letter 91-19

Letter 91-19

Cessation of work

LETTER OF AGREEMENT

between

UNITED AIR LINES, INC.

and THE AIR LINE PILOTS

in the service of

UNITED AIR LINES, INC.

as represented by

THE AIR LINE PILOTS ASSOCIATION,INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between UNITED AIR LINES, INC. (hereinafter referred to as the "Company") and the AIR LINE PILOTS in the service of UNITED AIR LINES, INC. as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter referred to as the "Association").

W I T N E S S E T H:

WHEREAS, there are occasions when the Company is confronted with the cessation of work by other Company employees of indefinite duration, and

WHEREAS, it is to the mutual interest of the parties to discuss and review the alternatives available and problems generated by such cessation of work.

NOW, THEREFORE, it is mutually agreed that:

    The Association will be advised as events develop that could lead to a cessation of work by other employees of the Company.
    The Association will be apprised of the Company's plan of action as it affects pilots in the event of such cessation of work.
    The Company will afford the Association the opportunity to consult with and make recommendations as to any pilot problems associated with such cessation of work, other than those specifically agreed to in the attached Notice.
    This Letter of Agreement shall be effective as of the date of signing and shall run concurrently with the duration of the 1991 Pilot Agreement.

IN WITNESS WHEREOF, the parties have signed this Letter of Agreement this 9th day of May, 1991.

WITNESS:

/s/ G. L. Andrews

/s/ John R. Samolis

/s/ T. A. McClone

/s/ R. W. Rosinia

FOR UNITED AIR LINES, INC.

/s/ John R. Samolis

John R. Samolis

Vice President

Employee Relations

WITNESS:

/s/ T. P. Austin

/s/ C. A. Rine

/s/ L. J/ Balestra

/s/ H. E. Stepinsky

FOR THE AIR LINE PILOTS IN THE

SERVICE OF UNITED AIR LINES,

INC.

/s/ J. Randolph Babbitt

J. Randolph Babbitt, President

Air Line Pilots Association,

International

TO: ALL FLIGHT OFFICERS AFFECTED BY TEMPORARY CESSATION OF WORK

The purpose of this notice is to outline your status with regard to compensation and benefits during this period of work cessation. You will be returned to service as soon as possible after our services have been restored and work becomes available.

If the____________________________strikes, you will be continued on pay status through the___________day after the cessation of work. This period of pay status may be extended if, after discussion with the Association, it is determined that a longer period is operationally necessary. Pilots will be returned to their home domicile or UA station nearest their home at no expense to themselves. Pilots may be required to fly crew ferries to accomplish this requirement. It is understood that a pilot who is not returned to his domicile will continue to be on pay status until he is actually returned to his domicile or on the basis of planned arrival time at this domicile, if the pilot requests to remain at an outer station for personal reasons.

    Address and Telephone Number

    You should be sure your Flight Office has your present address and telephone number and you should keep them advised of any change during this period.

    Company and Classification Seniority

    Your Company seniority, pilot seniority and pilot longevity will continue to accrue.

    Compensation

    Each pilot will be paid the portion of his salary based on the application of Section 3-C-1 and 3-C-2 of the Agreement.

    Bids and Preferencing

    Although the strike may require changes in the planned activations, activations will continue for pilots who are qualified to assume their new assignment and who possess a notice of activation which has not been cancelled. All other pilots will be retained in their equipment, status and domicile assignment as of the date of the cessation of work. For the purpose of line assignment upon resumption of service, the Company shall continue to post schedules, comprised of the Company's planned operation, for pilot preferencing during the period of the strike. Pilots will not be required to cross a picket line in order to preference schedules.

    Vacation Status

    All pilots who were on vacation status at the commencement of the strike will remain on that status through the duration of the scheduled vacation period. Pilots scheduled for a vacation during the work stoppage, will be certified for vacation pay as scheduled. Vacations may not be deferred.

    Sick Leave

    Our sick leave pay policy is to compensate employees for potential lost earnings due to illness during their normal working hours. If you are ill during the cessation of work, you are not entitled to sick leave pay. However, pilots exhausting sick leave prior to permanent grounding will continue to receive the remainder of their accrued sick leave during the cessation of work. Also, continuation of sick leave pay for hardship cases will be considered jointly by the Company and the Association on an individual basis.

    Insurance
    United realizes that your Group Insurance protection will afford you considerable peace of mind during this emergency. Consequently, your Basic Group Life Insurance, Supplemental Contributory Life Insurance, Accidental Death and Dismemberment Insurance, the Accident-Sickness and Dental Plan and the Health Maintenance Organization Plan will remain in effect until:
        Notice of termination of insurance is mailed to you at your last known address.
        You resign or begin permanent active employment with a company other than United.
    The contribution you would have been required to pay to maintain the Supplemental Contributory Life Insurance and 24-Hour Personal Accident Insurance protection will be deducted from your pay following your resumption of active employment.
    Accident-Sickness-Dental Insurance claims can be filed in the normal manner during this emergency.
    In the event you do not wish to have your insurance continued, contact your Flight Office for the form letter which you must complete, sign and return to EXOIN within ten (10) days following the date of the work stoppage.
    Retirement Income Plan

Participation and contributions are discontinued during any period in which no pay is received. Any monthly earnings, at less than full compensation due to the strike, will be excluded from consideration in final earnings for pension or disability benefits under the Fixed Plan. In determining the annual average of the participant's earnings, the denominator shall not include those months for which earnings have been disregarded in accordance with this provision.

    Unemployment Compensation

    You are eligible to apply for unemployment compensation. Eligibility for benefits is determined by the particular State Unemployment Compensation Bureau.

    Credit Union
    Existing Loans

    Employees are expected to continue making loan repayments, unless the Credit Union declares a general suspension of loan repayments. Hardship cases are reviewable on an individual basis.

    Savings

    Withdrawal by mail will be permitted.

    New Loans

    New loans will be considered on an emergency basis only.

    All time periods set forth in Section 6-C, 8, 17 and 18 of the Pilot Agreement will be extended to reflect the period of cessation of work, except as specified in Paragraph 5 above.
    Return To Service

When the cessation of work is over and work again becomes available, your Flight Office or OPBCM will get in touch with you as quickly as possible. All pilots will return to service simultaneously on a date determined by the Company.

We hope for an early resumption of service.

/s/ John R. Samolis

John R. Samolis

Vice President

Employee Relations

Accepted and agreed to this

9th day of May, 1991.

/s/ F. C. Dubinsky

F. C. Dubinsky, Chairman

UA/ALPA Master Executive Council

Letter 91-20

Letter 91-20

UP-PAC

LETTER OF AGREEMENT

between

UNITED AIRLINES, INC.

and THE AIR LINE PILOTS

in the service of

UNITED AIR LINES, INC.

as represented by

THE AIR LINE PILOTS ASSOCIATION,INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of the Railway Labor Act, as amended, by and between UNITED AIR LINDS, INC (hereinafter referred to as the "Company") and the AIR LINE PILOTS in the service of UNITED AIRLINES, INC. as represented by the AIR LINE PILOTS ASSOCIATON INTERNATIONAL (hereinafter referred to as the "Association")

W I T N E S S E T H:

It is mutually agreed:

    The Company agrees to deduct a monthly contribution to the United Pilots Political Action Committee (referred to herein as "UP-PAC") from the pay of each pilot who voluntarily authorizes such contributions on the forms provided for that purpose by UP-PAC (referred to herein as "Check-Off Forms").
    The language of those forms shall be as follows:

    TO: United Air Lines, Inc.

    I hereby authorize and direct the Company named above to deduct $__________ of my gross earnings per month and to remit that amount to the United Pilots Political Action Committee, Air Line Pilots Association (UP-PAC, ALPA).

    This authorization is made based on my specific understanding that:

    The signing of this authorization card and the making of these voluntary contributions are not conditions of membership in the Union or of my employment by my employer;

    Any guideline amount suggested by UP-PAC, ALPA or its representatives is only a suggestion and I may contribute more or less and will not be favored or disadvantaged by the Union for doing so;

    I may refuse to contribute without reprisal; and

    UP-PAC, ALPA, which is connected with the United Pilots Master Executive Council of the Air Line Pilots Association, International, and which is affiliated with the Air Line Pilots Association Political Action Committee, may use the money it receives solely for making contributions to and expenditure for candidates for elected offices and for other political activities at the federal, state, and/or local level consistent with applicable laws relating to such activities.

    This authorization shall remain in full force and effect until revoked in writing by me, pursuant to the provisions of the Agreement between United Air Lines, Inc. and the Air Line Pilots Association, International.

    I further certify that I am either a United States citizen or a foreign national lawfully admitted to the United States for permanent residence as defined by section 101(s) (20) of the Immigration and Nationality Act (8 U.S.C. 1101(s) (20)).

    Name:

    File Number:

    Residence:

    Address:

    Signature:

    Date:

    Authorized by the United Pilots Master Executive Council of the Air Line Pilots Association, International on behalf of a fundraising effort for United Pilots Political Action Committee.

    All Check-Off Forms will be submitted through the Chairman of the Master Executive Council of the Association who will forward the original signed copy to the Payroll Accounting Manager, Executive Offices, Chicago, Illinois. A properly executed Check-Off Form, filed before the 15th of any month, will become effective the 1st of the month following its receipt by the Payroll Section of the Accounting Department, Chicago, Illinois. Illegible or improperly executed forms will be returned to the Chairman of the Master Executive Council of the Association.
    Any notice of revocation as set forth in the Check-Off Form must be in writing, signed by the employee, and delivered by certified mail, addressed to the Payroll Accounting Manager, United Air Lines, Inc., P. O. Box 66100, Chicago, Illinois 60666, with a copy to the Chairman of the Master Executive Council as soon as processed through Company payroll procedures. Check-Off Form and notices so received by the Company will be stamp-dated on the date received and will constitute notice to the Company of the date received and not when mailed.
    Deduction of a pilot's contributions shall be made each month provided there is a sufficient balance due the pilot at the time after all other deductions authorized by the pilot or required by law (including money claims of the Company and the Credit Union) have been satisfied. Within a reasonable time after the second regular paycheck issued each month, the Company will remit to the UP-PAC a check in payment of contributions collected for that month pursuant to outstanding and unrevoked Check- Off Forms, together with a list of the names of those pilots for whom contributions were deducted and the amount deducted for each such pilot.
    A pilot who has executed a Check-Off Form and (1) who resigns from the Company; (2) who is laid off; or is (3) otherwise terminated from the employ of the Company shall be deemed to have automatically revoked his assignment as of the date of such action and if he (1) is rehired; (2) is recalled; or (3) reemployed, further deductions of UP-PAC contributions will be made only upon execution and receipt of another Check- Off Form.
    It will be the Association's responsibility to verify apparent errors in deduction of UP-PAC contributions before contacting the Company Payroll Accounting Manager.
    United Air Lines, Inc. shall be held harmless and indemnified by the Association for any claims which may be made by the pilot or pilots by virtue of the wrongful application and misapplication of any of the terms of this Section. The Company shall also be held harmless and indemnified by the Association for any claims, expenses, and judgments (including reasonable attorney fees) which may arise out of the use of the Company's payroll deduction process for funds transmitted to UP-PAC for making contributions to and expenditures for candidates for state and local offices.
    The Association shall pay the Company the reasonable costs incurred in implementing and maintaining this Section.
    The Association hereby certifies to the Company that:
      No assignment and authorization will be transmitted to the Company hereunder which was obtained by the Association under the twice-yearly solicitation provisions of Section 441b.(b) (4) (B) of Title 2 of the United States Code;
      All funds transmitted to the UP-PAC hereunder shall be used solely inconnection with federal, state and local elections.

IN WITNESS WHEREOF, the parties have signed this Agreement this 9th day of May,1991.

WITNESS:

/s/ G. L. Andrews

/s/ T. A. McClone

/s/ R. W. Rosinia

FOR UNITED AIR LINES, INC.

/s/ John R. Samolis

John R. Samolis

Vice President

Employee Relations

WITNESS:

/s/ T. P. Austin

/s/ C. A. Rine

/s/ L. J. Balestra

/s/ H. E. Stepinsky

FOR THE AIR LINE PILOTS IN THE

SERVICE OF UNITED AIR LINES,

INC.

/s/ J. Randolph Babbitt

J. Randolph Babbitt,

President

Air Line Pilots Association,

International

Letter 91-23

Letter 91-23

CLR

UNITED AIRLINES

May 9, 1991

Captain F. C. Dubinsky, Chairman

UA/ALPA Master Executive Council

Air Line Pilots Association, International

10700 W. Higgins Road, Suite 200

Rosemont, IL 60018

Dear Captain Dubinsky:

Because the Command/Leadership/Resource Management Seminar Training Program is a new concept in the airline industry, it is necessary to have an understanding of the application of some provisions of the Agreement. This Letter of Understanding outlines these provisions and other stipulations as they apply to pilots involved in C/L/R seminar training.

    Compensation - Compensation will be paid in accordance with Section 9 of the Agreement.
    Expenses - Meal expense in accordance with Section 4-A-1 of the Agreement will be paid, minus the actual expense incurred by the Company for meals provided during the training session. Reasonable actual ground transportation expenses will be paid between the airport and the location of the C/L/R seminar training. Lodging will be provided by the Company.
    Duty Day - In order for training to be effective, long duty days are a basic requirement for the C/L/R seminar program. The normal contractual training schedule requirements of the Basic and Supplemental Agreements will not apply. In any event, no duty day shall exceed 14:15 hours except by consent of the participants.
    Assignment to Training - Notification and assignment to seminar training will be prior to pilot schedule preferencing whenever practical, but in no case less than seven (7) days prior to commencement of Command/Leadership/Resource Management Seminar Training. Short notice scheduling will be limited to cases where a previously scheduled pilot has had to cancel his/her training for any reason.
    Completion of Training - Upon completion of C/L/R seminar training, a pilot will be given not less than one (1) calendar day free of all duty at his home domicile, provided he is not scheduled for such time off in his line of flying or as a reserve. The pilot will be given pay and flight time credit for any trip(s) he must drop to provide such calendar day off.
    Alternates for Seminars - Alternates will be scheduled for each seminar. Pilots who are designated as alternates will be scheduled for two seminars, approximately two weeks apart. Designated alternates will stand by for the first of these seminars, and if they are released to return to their domicile, will attend and participate as a scheduled attendee in the second seminar approximately two weeks later. Alternates will be given pay and flight time credit for any trip(s) they must drop for their regularly scheduled seminar and for the preceding seminar for which they are designated as an alternate. Pilots who are scheduled but do not attend, and are replaced by an alternate, will be scheduled approximately two weeks later in the seminar for which the alternate was scheduled as a regular participant
    Modifications to C/L/R Seminar Training - to retain ALPA support for the program, the Company and ALPA must agree on any subsequent modifications.
    Disciplinary Action - No information resulting from a pilot's participation in a C/L/R seminar may be used in any disciplinary action nor may be used in any way to the detriment of any United pilot.
    Record Keeping - No records of pilot performance during C/L/R seminar training will be kept by anyone inside or outside the Company.
    Additional Phases of C/L/R Training - Development of any additional phases of C/L/R training will be with full participation by ALPA representatives and will not be implemented without review by the United MEC, or its Officers.

Sincerely,

/s/ H. A. Langer

Hart A. Langer

Senior Vice President

Flight Operations

Accepted and agreed to this

9th day of May, 1991.

/s/ F. C. Dubinsky

F. C. Dubinsky, Chairman

UA/ALPA Master Executive Council

Letter 91-27

Dues Check-Off

AGREEMENT

between

UNITED AIR LINES, INC.

and

THE AIR LINE PILOTS

in the service of

UNITED AIR LINES, INC.

as represented by

THE AIR LINE PILOTS ASSOCIATION,INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of the Railway Labor Act, as amended, by and between UNITED AIR LINDS, INC (hereinafter referred to as the "Company") and the AIR LINE PILOTS in the service of UNITED AIRLINES, INC. as represented by the AIR LINE PILOTS ASSOCIATON INTERNATIONAL (hereinafter referred to as the "Association")

W I T N E S S E T H:

It is mutually agreed:

    During the life of the 1991 Pilot Agreement, the Company will deduct from the pay of the members of the Association the appropriate amounts described in subparagraph A-1 and A-2 below provided such member of the Association voluntarily executes one of the following agreed upon forms which will be prepared and furnished by the Association as a "Check-Off Form."
    ASSIGNMENT AND AUTHORIZATION FOR VOLUNTARY CHECK-OFF OF ASSOCIATION DUES

    I, , hereby authorize and direct United Air Lines, Inc. to deduct 1.35% of my gross earnings as standard membership dues (or such standard monthly membership dues as may hereafter be established by the Association). Such amount so deducted is hereby assigned to the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL, subject to all the terms and provisions of the applicable collective bargaining agreement. This assignment and authorization may be revoked by me in writing after the expiration of one (1) year from the date hereof, or the time this is signed, whichever occurs sooner. A copy of any such revocation will be sent to the Chairman of the Master Executive Council.

    Signature of Employees

    Street Address

    City

    File Number Domicile

    ASSIGNMENT AND AUTHORIZATION FOR VOLUNTARY CHECK-OFF OF PAST ASSOCIATION DUES OBLIGATIONS

    I,______________________________, hereby authorize and direct United Air Lines, Inc. to deduct $_________ of my monthly gross earnings up to a total dollar amount of $_______, to pay for back dues owed to the Association. Such amount so deducted is hereby assigned to the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL, subject to all the terms and conditions of the Railway Labor Act, as amended, and the provisions of the applicable collective bargaining agreement. This assignment and authorization may be revoked by me in writing after the expiration of one (1) year from the date hereof, or upon the renewable date of the Pilots' Agreement in effect at the time this is signed, whichever occurs sooner. A copy of any such revocation will be sent to the Chairman of the Master Executive Council.

    Signature of Employees

    Street Address

    City

    File Number Domicile

    All Check-Off Forms will be submitted through the Chairman of the Master Executive Council who will forward the original signed copy to the Payroll Accounting Manager, Executive Offices, Chicago, Illinois. A properly executed Check-Off Form, filed before the 15th of any month, will become effective the 1st of the month following its receipt by the Payroll Section of the Accounting Department, Chicago, Illinois. Illegible or improperly executed forms will be returned to the Chairman of the Master Executive Council of the Association.
    Any notice of revocation as set forth in the Check-Off Form must be in writing, signed by the employee and delivered by certified mail, addressed to the Payroll Accounting Manager, United Air Lines, Inc., P. O. Box 66100, Chicago, Illinois 60666, with a copy to the Chairman of the Master Executive Council as soon as processed through Company payroll procedures. Check-Off Form and notices so received by the Company will be stamp-dated on the date received and will constitute notice to the Company of the date received and not when mailed.
    Deduction of total members' total obligations shall be made from all paychecks issued each month provided there is a sufficient balance due the employee at the time after all other deductions authorized by the employee or required by law (including money claims of the Company and the Credit Union) have been satisfied. Within a reasonable time after the second regular paycheck issued each month, the Company will remit to the Association a check in payment of all dues collected for that month pursuant to outstanding and unrevoked Check-Off Forms.
    An employee who has executed a Check-Off Form and who has been (1) transferred or promoted to a job outside of the Flight Operations Division; (2) who resigns from the Company; (3) who is laid off; or is (4) otherwise terminated from the employ of the Company shall be deemed to have automatically revoked his assignment as of the date of such action and if he (1) transfers back or returns to a job covered by the Agreement; (2) is rehired; (3) is recalled; or (4) reemployed, further deductions of Association dues will be made only upon execution and receipt of another Check-Off Form.
    It will be the Association's responsibility to verify apparent errors or back dues owed by an individual Association member before contacting the Company Payroll Accounting Manager or payroll deduction of such missed collections.
    In cases where a deduction is made which duplicates a payment already made to the Association by an employee and where a deduction is not in conformity with the provisions of the Association Constitution and Bylaws, refunds to the employee will be made by the Association.
    United Air Lines, Inc. shall be held harmless and indemnified by the Association for any claims which may be made by the employee or employees by virtue of the wrongful application and misapplication of any of the terms of this Agreement.
    This Agreement shall become effective as of the date of signing and shall be subject to changes in the same manner as specified in Section 22 of the 1991 Pilots' Employment Agreement.
    The terms of this Letter of Agreement 91-27 do not provide for the automatic revocation of the pilot's assignment under such circumstances. The Company will therefore make the appropriate changes to the payroll process that recognize the revocation of the pilot's dues check-off assignment only under the circumstances expressly stated in Letter of Agreement 91-27 Section A-1, Section A-2 and Section E.

IN WITNESS WHEREOF, the parties have signed this Agreement this 9th day of May,1991.

WITNESS:

/s/ G. L. Andrews

/s/ T. A. McClone

/s/ R. W. Rosinia

FOR UNITED AIR LINES, INC.

/s/ J. R. Samolis

John R. Samolis

Vice President

Employee Relations

WITNESS:

/s/ T. P. Austin

/s/ C. A. Rine

/s/ L. J. Balestra

/s/ H. E. Stepinsk

FOR THE AIR LINE PILOTS IN THE

SERVICE OF UNITED AIR LINES,

INC.

/s/ J. Randolph Babbitt

J. Randolph Babbitt, President

Air Line Pilots Association,

International

Revised as of this 26th day of October, 2000.

/s/ William P. Hobgood

William P. Hobgood

Senior Vice President

People

/s/ F.C. Dubinsky

Captain F.C. Dubinsky

Chairman

UAL/ALPA Master Executive Council

Letter 91-30

Letter 91-30

MEC Officer displacement

LETTER OF AGREEMENT

between

UNITED AIRLINES, INC.

and

THE AIR LINE PILOTS

in the service of

UNITED AIRLINES, INC.

as represented by

THE AIR LINE PILOTS ASSOCIATION,INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of the Railway Labor Act, as amended, by and between UNITED AIRLINES,INC. (hereinafter referred to as the "Company") and the AIR LINE PILOTS in the service of UNITED AIRLINES, INC., as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter referred to as the "Association").

W I T N E S S E T H:

NOW, THEREFORE, it is mutually agreed:

    The MEC Officers shall be paid, at the appropriate hourly pay rates, for eighty-nine (89) hours, or ninety-five (95) hours if holding an assignment in B737-300/500 or A320/319 fleets, plus the value of any legal inbound each month during their terms. During such term of office, the Company will not assign specific vacation periods to the Officers with the understanding that it is the responsibility of each MEC Officer to arrange for the vacation time off which he is due. At the beginning of each vacation year, Officers will be provided written notification of their responsibilities under this provision. Upon returning to line flying at the end of his term of office, all vacation due to each Officer in the current and prior vacation years will be considered to have been assigned and taken. Full time National Officers also shall be subject to this vacation procedure.
    The pilot members of the ALPA Negotiating Committee shall be displaced from their scheduled trips when meeting with the Company during the term of this Agreement. During Section 6 negotiations, or during other negotiations that are anticipated to cover a monthly bid period, the pilot members of the Negotiating Committee shall be paid, at the appropriate hourly pay rates, for eighty-nine (89) hours, or ninety-five (95) hours if holding an assignment in B737-300/500 or A320/319 fleets, plus the value of any legal inbound for the duration of those negotiations.
    When required to attend formal meetings with the Company in their capacity as MEC Committee Members, the pilot members of the System Schedule Committee, the Central Air Safety Committee, the Retirement and Insurance Committee, the Hotel Committee (not including hotel inspections) and the Employee Assistance Committee shall be displaced from their schedules in order to attend such meetings.
    Notwithstanding the provisions of Section 20-H, any LEC Officer shall be permitted to trade a trip from his line of flying for any other trip which is in "open flying" in order to make himself available to conduct ALPA business.
    Any LEC Officer may request to be displaced from his trip(s) for the purpose of conducting Association business. His Flight Manager will determine if such displacement(s) is possible, based upon the availability of management pilots who have a need to perform such flying. Trips which are not covered by management pilots on a displacement basis are subject to the existing procedure covering dropped trips for Association business.
    When pilots are removed from schedule at ALPA request, except when displacement is provided by this Letter of Agreement, the Company shall pay each such pilot as if he had performed his scheduled duties and will then bill ALPA for the amount of flight pay associated with those dropped trips, including the actual cost of fringe benefits.
    When a special MEC meeting is held for the purpose of conducting business at the Company's request, the Company will pay all flight pay loss incurred as a result of that meeting.

IN WITNESS WHEREOF, the parties have signed this Letter of Agreement this 9th day of May, 1991.

WITNESS:

/s/ G. L. Andrews

/s/ T. A. McClone

/s/ R. W. Rosinia

FOR UNITED AIR LINES, INC.

/s/ John R. Samolis

John R. Samolis

Vice President

Employee Relations

WITNESS:

/s/ T. P. Austin

/s/ C. A. Rine

/s/ L. J. Balestra

/s/ H. E. Stepinsky

FOR THE AIR LINE PILOTS

IN THE SERVICE OF

UNITED AIR LINES, INC.

/s/ J. Randoplh Babbitt

J. Randolph Babbitt, President

Air Line Pilots Association,

International

Revised as of this 26th day of October, 2000.

/s/ William P. Hobgood

William P. Hobgood

Senior Vice President

People

/s/ F.C. Dubinsky

Captain F.C. Dubinsky

Chairman

UAL/ALPA Master Executive Council

Letter 91-32

Letter 91-32

Age 59 By Pass

SUPPLEMENTAL

LETTER OF AGREEMENT

between

UNITED AIR LINES, INC.

and

THE AIR LINE PILOTS

in the service of

UNITED AIR LINES, INC.

as represented by

THE AIR LINE PILOTS ASSOCIATION,INTERNATIONAL

THIS SUPPLEMENTAL LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between UNITED AIR LINES, INC. (hereinafter referred to as the "Company") and the AIR LINE PILOTS in the service of UNITED AIR LINES, INC. as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter referred to as the "Association").

W I T N E S S E T H:

WHEREAS, the Company and the Association desire to supplement the 1991 Pilot Agreement, dated May 9, 1991, as it relates to the B-747-400, B-747, B777 and DC-10 Captain vacancies;

NOW, THEREFORE, it is mutually agreed and understood as follows:

    Notwithstanding the provisions of Section 8-D, any pilot who is awarded a B-747-400 or B-777 Captain vacancy shall not be assigned to B-747-400, or B-777 transition training (training which, if performed as scheduled, would produce a thirty-six (36) month freeze), if the planned activation date of the vacancy is within one (1) year prior to his normal retirement date.
    Such pilot shall be paid based on B-747-400/B-777 rates of pay from the date he would have assumed the awarded vacancy on a "man-for-man" system-wide seniority basis, until his actual retirement, provided he continues to remain qualified in his regular assignment.
    The period of entitlement for "man-for-man passover" pay to the applicable pilot shall be determined on the awarding of each affected vacancy.

    For Example Age At Planned Entitlement

    Activation Date

    Captain A 59 yrs. 10 mos. 2 months

    Captain B 59 yrs. 6 mos. 4 months

    Captain C 59 yrs. 2 mos. 4 months

    Captain D 58 yrs. 1 mo. Trained

    A pilot receiving Captain pay under the provisions of Paragraph A-1 above, may not bid and be awarded a higher paying Captain vacancy under this provision which has an advertised effective date prior to twelve (12) months following the date he commenced receiving passover pay.
    The fact that a pilot is receiving B-747-400/B-777 pay under the provisions of Paragraph A above, does not prevent him from exercising bidding rights under Section 8-D to other than B-747-400 or B-777 assignments.
    It shall be the responsibility of a pilot who receives an "alternate" vacancy under the provisions of Paragraph A-1 and A-2 above to keep his BIDREQ updated if he wants to be considered for the awarding of subsequent pay-only vacancies.
    Notwithstanding any bid restriction ("freeze") which a pilot may have incurred by the application of paragraph 8-D-6-a resulting from his bidding and being awarded a vacancy that is not subject to the provisions of this letter, the pilot shall not be restricted from bidding and being awarded an assignment for which he will receive bypass pay under the terms of this Letter.
    This Supplemental Letter of Agreement shall continue in full force and effect concurrently with Section 22-C of the Pilot Agreement.

IN WITNESS WHEREOF, the parties have signed this Supplemental Letter of Agreement this 9th day of May, 1991.

Revised as of July 12, 1994.

/s/ John R. Samolis

John R. Samolis

Vice President

Employee Relations

/s/ Roger D. Hall

Roger D. Hall, Chairman

UAL/ALPA Master Executive Council

Revised as of this 26th day of October, 2000.

/s/ William P. Hobgood

William P. Hobgood

Senior Vice President

People

/s/ F.C. Dubinsky

Captain F.C. Dubinsky

Chairman

UAL/ALPA Master Executive Council

WITNESS:

/s/ G. L. Andrews

/s/ T. A. McClone

/s/ R. W. Rosinia

FOR UNITED AIR LINES, INC.

/s/ J. R. Samolis

John R. Samolis

Vice President

Employee Relations

WITNESS:

/s/ T. P. Austin

/s/ C. A. Rine

/s/ L. J. Balestra

/s/ H. E. Stepinsky

FOR THE AIR LINE PILOTS IN THE SERVICE OF

UNITED AIR LINES, INC.

/s/ J. Randolph Babbitt

J. Randolph Babbitt, President

Air Line Pilots Association,

International

Letter 91-33

Letter 91-33

Agency Shop

SUPPLEMENTAL AGREEMENT

between

UNITED AIR LINES, INC.

and

THE AIR LINE PILOTS

in the service of

UNITED AIR LINES, INC.

as represented by

THE AIR LINE PILOTS ASSOCIATION,INTERNATIONAL

THIS SUPPLEMENTAL AGREEMENT is made and entered into in accordance with the Railway Labor Act, as amended, by and between UNITED AIR LINES, INC. (hereinafter referred to as the "Company") and the AIR LINE PILOTS in the service of UNITED AIR LINES, INC. as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter referred to as the "Association").

W I T N E S S E T H:

It is hereby mutually agreed:

    Each pilot of the Company on the United Air Lines Pilots' System Seniority List shall be required, as a condition of employment, beginning sixty (60) days after the completion of his probationary period: (1) to be or become a member of the Association; or (2) to pay to the Association a monthly service charge for the administration of this Agreement and representation of the pilot. Such monthly service charge shall be equal to the Association's regular monthly dues, initiation fee and periodic assessments, including MEC assessments, which would be required to be paid by such pilot if a member; provided that neither membership nor the payment of a service charge shall be required in respect to any such pilot: (a) for whom membership is not available upon the same terms and conditions generally applicable to any other member; or (b) as to whom membership was denied or terminated for any reason other than the failure to tender periodic dues, initiation fees and assessments uniformly required by the Association or the United Air Lines MEC as a condition of acquiring or retaining membership. The Association shall treat members and non-members alike in calculating the amounts due, in establishing the due date of payments and in determining whether a pilot's account is delinquent.

    If any pilot of the Company on the United Air Lines Pilots' System Seniority List who is required under this Agreement to make payment of a service charge, [and/or membership dues, and/or initiation fees, and/or periodic assessments (as defined in Paragraph A)] becomes delinquent in accordance with the Association's Constitution and By-Laws in the making of such payments, the Association shall notify such pilot by Registered Mail, Return Receipt Requested, copy to the Senior Vice President-Human Resources of the Company, his successor or designee, that he is delinquent in the payments specified above, and the total amount of money due and the period for which he is delinquent and that he is subject to discharge as an employee of the Company. Such letter shall also notify the pilot that he must remit the required payment within a period of fifteen (15) days or be discharged. The notice of delinquency required under this Paragraph shall be deemed to be received by the pilot, whether or not it is personally received by him, when mailed by the Treasurer of the Association by Registered Mail, Return Receipt Requested, postage prepaid to the pilot's last known address or to any other address which has been designated by the pilot. It shall be the duty of every pilot covered by this Agreement to notify the Association's Membership Services Department of every change in his home address or of an address where the notice required by this paragraph can be sent and received by the pilot, if the pilot's home address is at any time unacceptable for this purpose.
    If, upon the expiration of the fifteen (15) day period provided in Paragraph B above, the pilot still remains delinquent, the Association shall certify in writing to the Senior Vice President - Human Resources of the Company, his successor or designee, copy to the pilot, both by Registered Mail, Return Receipt Requested, that the pilot has failed to make payment within the grace period allowed and is, therefore, to be discharged. The Senior Vice President - Human Resources, his successor or designee, shall thereupon take proper steps to discharge such pilot from the service of the Company as soon as possible and in any event within twenty-one (21) days after receipt of the notice provided for herein, shall advise the pilot of his termination.
    A protest by a pilot who is to be discharged as the result of an interpretation or application of the provisions of this Agreement shall be subject to the following procedures:
    A pilot who believes that the said provisions have not been properly interpreted or applied as they pertain to him, may submit his request for review in writing within ten (10) days after receipt of the notification from the Senior Vice President - Human Resources, as provided in Paragraph C above. The request must be sent by Registered Mail, Return Receipt Requested, to the Senior Vice President - Human Resources or his designee, who will review the protest and render a decision in writing, not later than ten (10) days following receipt of the protest.
    The Senior Vice President - Human Resources or his designee shall forward his decision to the pilot, with a copy to the Association, both by Registered Mail, Return Receipt Requested. Said decision shall be final and binding on all interested parties, unless appealed as hereinafter provided. If the decision is not satisfactory to either the pilot or the Association, then either may appeal within ten (10) days from the receipt of the decision, by filing a notice of appeal. Such notice shall be sent to the other party and to the Company, by Registered Mail, Return Receipt Requested. Appeal shall be directed to a Neutral Referee who shall be agreed upon by the pilot and the Association within ten (10) days after receipt of the notice of appeal. In the event the parties fail to agree upon a Neutral Referee within the specified period, either the pilot or the Association may request the National Mediation Board to name such Neutral Referee. The hearing before the Neutral Referee shall be held as soon as possible and the decision of the Neutral Referee shall be requested within thirty (30) days after the hearing. The decision of the Neutral Referee shall be final and binding on all parties to the dispute. The fees and charges of such Neutral Referee shall be borne equally by the pilot and the Association.
    During the period a protest is being handled, as herein provided, and until final decision is rendered by the Senior Vice President - Human Resources, his designee or the Neutral Referee, the pilot shall not be discharged from the Company nor lose any seniority rights because of non-compliance with the terms and provisions herein.
    A pilot discharged by the Company under the provisions herein shall be deemed to have been "discharged for cause" within the meaning of the terms and provisions of the Pilot Employment Agreement.
    The Company shall be held harmless and indemnified by the Association for any and all claims, awards or judgments, including court costs, which may result from action by any pilot or pilots by virtue of the wrongful application or misinterpretation of any of the terms of this Agreement.
    It is understood that the requirements of Paragraph A above shall not apply to any pilot during periods of time he holds a management position.
    This Supplemental Agreement shall become effective as of the date of signing and shall be subject to changes in the same manner as specified in Section 22 of the Pilots Employment Agreement.

IN WITNESS WHEREOF, the parties have signed this Supplemental Agreement this 9th day of May, 1991.

WITNESS:

/s/ G. L. Andrews

/s/ T. A. McClone

/s/ R. W. Rosinia

FOR UNITED AIR LINES, INC.

/s/ J. R. Samolis

John R. Samolis

Vice President

Employee Relations

WITNESS:

/s/ T. P. Austin

/s/ C. A. Rine

/s/ L. J. Balestra

/s/ H. E. Stepinsky

FOR THE AIR LINE PILOTS IN THE

SERVICE OF UNITED AIR LINES,

INC.

/s/ J. Randolph Babbitt

J. Randolph Babbitt, President

Air Line Pilots Association, International

Letter 91-36

Letter 91-36

LAX 737-300 and 757/767 domicile

UNITED AIRLINES

May 9, 1991

Captain F. C. Dubinsky, Chairman

UA/ALPA Master Executive Council

Air Line Pilots Association, International

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Captain Dubinsky:

During the current negotiations pursuant to Section 6 of the Railway Labor Act, the parties agreed to execute this Agreement and immediately implement the following provisions in conjunction with the Company announced opening of a new B-737-300 equipment domicile at LAX.

Effective upon the opening of the LAX B-737-300 equipment domicile the SNA and LGB airports shall be considered "airports serving" the LAX domicile only for LAX B- 737-300 pilots. The following stations and times are to be considered as added to Section 5-G-1-b-(3) of the Agreement and shall only be applicable in the scheduling of LAX B-737-300 pilots:

LAX - SNA 2:00

LAX - LGB 1:00

BUR - SNA 2:15

BUR - LGB 1:30

ONT - SNA 2:00

ONT - LGB 2:00

LGB - SNA 1:00

It is further agreed that the provisions of Section 4-D-3 of the Agreement shall apply to LAX B-737-300 pilots scheduled in and out of LGB or SNA.

Additionally, for the scheduling of LAX based B-757/767 and A319/320 pilots the SNA airport shall be considered as an airport "serving" the LAX B-757/767 and A319/320equipment domiciles. The following station and time are to be considered as added to Section 5-G-1-b-(3) of the Agreement and shall be applicable in the scheduling of LAX B-757/767 and A320/319 pilots:

LAX-SNA 2:00

The provisions of Section 4-D-3 of the Agreement shall apply to LAX B-757/767 and A320/319 pilots scheduled into and out of SNA. B-757/767 and A320/319 pilots assigned to domiciles other than LAX shall not be scheduled to cross-town between SNA and L.A. basin airports.

Sincerely,

/s/ J. R. Samolis

John R. Samolis

Vice President

Employee Relations

Accepted and agreed to this

9th day of May, 1991.

/s/ F. C. Dubinsky

Captain F. C. Dubinsky, Chairman

UAL/ALPA Master Executive Council

Revised as of this 26th day of October, 2000.

/s/ William P. Hobgood

William P. Hobgood

Senior Vice President

People

/s/ F.C. Dubinsky

Captain F.C. Dubinsky

Chairman

UAL/ALPA Master Executive Council

Letter 91-39

Letter 91-39

Company Personnel Policies

UNITED AIRLINES

May 9, 1991

Captain T. P. Austin, Chairman

UA/ALPA Negotiating Committee

Air Line Pilots Association, Int'l.

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Captain Austin:

During the negotiations leading to the 1991 Agreement, the Company committed that company personnel policy which affect pilots would not be changed without giving advance notice to the Association and affording them the opportunity to comment.

Further, no change will be made to any Company personnel policy which is contrary to any of the terms of the collective bargaining agreement between the parties.

Sincerely,

/s/ J. R. Samolis

John R. Samolis

Vice President

Employee Relations

Letter 91-42

Letter 91-42

Notice of Pending Furlough

SUPPLEMENTAL

LETTER OF AGREEMENT

between

UNITED AIRLINES, INC.

and

THE AIR LINE PILOTS

in the service of

UNITED AIR LINES, INC.

as represented by

THE AIR LINE PILOTS ASSOCIATION,INTERNATIONAL

THIS SUPPLEMENTAL LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between UNITED AIR LINES, INC. (hereinafter referred to as the "Company") and the AIR LINE PILOTS in the service of UNITED AIR LINES, INC. as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL.

W I T N E S S E T H:

WHEREAS, there are occasions when the Company may find it necessary to implement the provisions of Section 7, Reduction in Personnel, of the Agreement, and

WHEREAS, it is mutually beneficial to discuss creative and mutually advantageous solutions to meet the above circumstances.

NOW, THEREFORE, it is mutually agreed:

    The Association will be advised of a pending furlough.
    The parties will attempt to achieve solutions consistent with the Company's needs and the interest of the pilot group.
    Should these efforts fail to produce results, the provisions of the Agreement shall prevail.

IN WITNESS WHEREOF, the parties have signed this Supplemental Letter of Agreement this 9th day of May, 1991.

WITNESS:

/s/ G. L. Andrews

/s/ T. A. McClone

/s/ R. W. Rosinia

FOR UNITED AIR LINES, INC.

/s/ J. R. Samolis

John R. Samolis

Vice President

Employee Relations

WITNESS:

/s/ T. P. Austin

/s/ C. A. Rine

/s/ L. J. Balestra

/s/ H. E. Stepinsky

FOR THE AIR LINE PILOTS IN THE

SERVICE OF UNITED AIR LINES,

INC.

/s/ J. Randolph Babbitt

J. Randolph Babbitt, President

Air Line Pilots Association,

International

Letter 91-45

Letter 91-45

Definition of Activation Date

UNITED AIRLINES

October 8, 1991

Captain F.C. Dubinsky, Chairman

UAL-ALPA Master Executive Council

Air Line Pilots Association, International

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Rick:

As a result of a recent grievance, the parties were made aware that it would be useful to have a mutually agreed-to definition of the activation date of a pilot who changes equipment and/or status. In discussions between the ALPA and Company Negotiating Committees, it has been agreed that, for all purposes related to the administration of the Collective Bargaining Agreement, a pilot shall be considered activated in his new assignment at the beginning of the first segment of his IOE. It is recognized that the pilot's pay may be changed prior to activation as the result of the application of other provisions of the Agreement.

If the pilot's activation is delayed and he becomes entitled to a bump, his entitlement to bump shall expire if his bump is not received by the Company prior to his first segment of IOE. In the event the pilot does not successfully complete his IOE, his activation shall be cancelled; however any expired bump entitlement will not be reinstated.

Sincerely,

/s/ G. L. Andrews

Gerald L. Andrews

Director of

Employee Relations - Flight

Accepted and agreed to this

6th day of November, 1991.

/s/ F. C. Dubinsky

F. C. Dubinsky, Chairman

UAL/ALPA Master Executive Council

Letter 92-2

PAA Retiree Medical

UNITED AIRLINES

May 14, 1992

Mr. Roger D. Hall

UAL/MEC Chairman

Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Roger:

This is to confirm the agreement reached between United Airlines, Inc. ("United") and the Air Line Pilots Association, International (the "Association") regarding postretirement medical insurance for former Pan American World Airways ("Pan Am") pilots hired in connection with the Pacific and London route acquisitions, including such pilots who have already retired (the "Former Pan Am Pilots").

In lieu of any contrary provisions in the purchase agreements between United and Pan Am or in other agreements between United and the Association, the following rules shall apply to the Former Pan Am Pilots effective as of date of signing.

    Former Pan Am Pilots who have or had ten or more years of active service with United at the time of actual retirement shall be eligible for retiree medical insurance coverage in the same manner as all other United pilots who have also satisfied the normal ten year service requirement, provided that, for the sole purpose of determining the percentage of annual cost to be paid by the retiree, as set forth in Letter 91-1 at paragraph A-2-I, such Former Pan Am Pilots will be deemed to have length of service equal to their combined Pan Am and United active service.
    Former Pan Am Pilots who have or had less than ten years of active service with United at the time of actual retirement shall be eligible to purchase retiree medical insurance coverage at the actual cost of the insurance, as determined by United's average cost of providing the same benefit to other pilots who have satisfied the service requirement.

Kindly indicate your agreement with the foregoing by signing in the space provided below.

Sincerely,

/s/ J. R. Samolis

John R. Samolis

Vice President

Employee Relations

Accepted and agreed to this

20th day of May, 1992.

/s/ R. D. Hall

Roger D. Hall, Chairman

UA/ALPA Master Executive Council

Letter 92-5

Letter 92-5

Grievance Mediation

LETTER OF AGREEMENT

between

UNITED AIR LINES, INC.

and

THE AIR LINE PILOTS

in the service of

UNITED AIR LINES, INC.

as represented by

THE AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between UNITED AIRLINES, INC. (hereinafter referred to as the "Company") and the AIR LINE PILOTS in the service of UNITED AIRLINES, INC., as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter referred to as the "Association").

W I T N E S S E T H:

WHEREAS, there currently exists a substantial backlog of grievances pending a hearing before the Five Member System Board of Adjustment, pursuant to Section 18 of the current Basic Pilot Agreement, and;

WHEREAS, the Association and the Company are desirous of implementing an alternate method of dispute resolution which will afford the parties an opportunity to more expeditiously and efficiently resolve pending grievances;

NOW THEREFORE, it is mutually agreed that voluntary grievance mediation, as an alternate method of dispute resolution, will be established on the following basis:

    The grievance mediation process, hereinafter referred to as the "Mediation Conference" will be scheduled by mutual agreement of parties. The "Mediation Conference" will be scheduled for three consecutive days of a single week.
    The Association of the Company agree that only grievances which have been submitted to the System Board of Adjustment in accordance with Section 18 of the Basic Pilot Agreement, will be scheduled for a Mediation Conference. Grievances will be selected for mediation only on a voluntary and mutual basis between the representatives of both parties.
    The grievant shall have the right to be present at the Mediation Conference. Attendance at the Mediation Conference will be limited to those people actually involved in the Mediation Conference.
    The Company and the Association shall each appoint a principal spokesperson, who may be an attorney, for the Mediation Conference.
    The representative of the parties will, no later than five days prior to the scheduled date of Mediation Conference, present the mediator with a brief written statement of the facts, the issue, and the arguments in support of their position. If such a statement is not presented in written form, it may be presented orally at the beginning of the Mediation Conference. However, such oral statements will be limited to twenty (20) minutes in duration.
    Proceeding before the mediator will be informal in nature and the rules of evidence will not apply. The presentation of evidence will not be limited to that which was presented at the prior stages of the grievance procedure.
    No record of the Mediation Conference will be made. Any written material that is presented to the mediator will be returned to the party presenting that material at the termination of the Mediation Conference.
    The mediator will have the authority to meet separately with either the Association or the Company in the Mediation Conference, but will not have the authority to compel the resolution of the grievance.
    If no settlement is reached during the Mediation Conference, the mediator will provide the parties with an immediate oral advisory decision, unless the Association and the Company mutually agree that no decision will be provided. When rendering an oral advisory decision, the mediator will state the grounds for such decision.
    Grievances settled during a Mediation Conference will not constitute a precedent, unless the Association and the Company otherwise mutually agree; in which case the parties will document the precedents understanding.
    If no settlement is reached during the Mediation Conference, the grievance may be heard by the System Board of Adjustment pursuant to Section 18 of the Basic Pilot Agreement and in the normal course of the System Board's schedule.
    In the event a grievance which has been the subject of a Mediation Conference, is subsequently heard before the System Board of Adjustment, no mediator may serve as the arbitrator. During the System Board proceeding on such a grievance, no reference will be made to the fact that the grievance was the subject of a Mediation Conference; nor will there be any reference to statements made, documents provided, or actions taken by either the mediator or the participants during the course of a Mediation Conference, unless the party offering such statements, documents or actions would have had access or entitlement to them outside of the Mediation Conference.
    The Association and the Company agree to schedule no more than three grievances for Mediation Conference per day. The mediation day will commence at 9:30 a.m. and it is anticipated that each mediation conference will last no more than two and one-half hours.
    The selection of the mediator will be by mutual agreement between parties. The fee and expenses for the mediator and conference facilities will be shared equally by the Association and the Company.
    This Letter of Agreement will become effective as of the date of signing and will remain in full force and effect and shall run concurrently with the Agreement signed May 9, 1991.

IN WITNESSETH WHEREOF, the parties have signed this Letter of Agreement this 12th day of August, 1992.

WITNESS:

/s/ G. L. Andrews

/s/ Richard Rosinia

/s/ Peter R. Davis

FOR UNITED AIR LINES, INC.

/s/ J. R. Samolis

John R. Samolis

Vice President

Employee Relations

WITNESS:

/S/ C. R. Waxlax

/s/ J. S. Smith

/s/ R. D. Hall

/s/ Hal Stepinsky

FOR THE AIR LINE PILOTS IN THE

SERVICE OF UNITED AIR LINES,

INC.

/s/ J. R. Babbitt

J. Randolph Babbitt, President

Air Line Pilots Association,

International

Letter 92-7

Letter 92-7

Reserve Standby Lines

UNITED AIRLINES

Captain Roger D. Hall

UAL-MEC Chairman

Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Roger,

The Company and the Association engaged in a cooperative experiment to find a way to assign field standby assignments more often to the reserve pilots who desired such assignments. The parties have now successfully concluded that experiment and herein agree to the following provisions to formalize the process.

    Reserve standby lines will be identified and posted at the regular preferencing time, showing day on / day off patterns with a minimum of 12 days off (11/10 days off in the A320/319 and B737 300/500 fleets). The number of standby lines will be determined by the Company and may be between zero and a maximum of three for each status, equipment and domicile. The standby lines will not be counted as part of the number of reserve lines referred to in 5-G-1-e.
    Awards to standby lines will be strictly voluntary and will occur after all other preferencing activity. Reserves who are available for the full month will have priority, by seniority, for standby lines. Volunteer reserve pilots with absences will be awarded an unfilled standby reserve line for the period of the month for which they are available. The portion of the standby reserve line for which the reserve is unavailable due to his absence will remain unassigned.
    A scheduled standby assignment will be subject to the provisions of 5-G-5 and shall be treated as a scheduled reserve day for the purpose of absence accounting; specifically:
    Five hours actual time and pay credit will be credited, if no trip is assigned.
    If a standby pilot is assigned a trip, the actual flight time of the completed trip will be credited.
    Five hours (5:00) will be reduced from the pilot's available monthly maximum flight time for each scheduled standby day for which the pilot is absent (sick, vacation, military, etc.)
    Standby times following a day off will start at 16:00 local time. Standby times for the day preceding a scheduled day off will be at 07:00, except if legalities require a later start time. If the pilot cannot start before 12:00, he will be free from duty for that last day.
    Standby reserves can be "converted" to regular reserves if no other reserve is available for an assignment. The Company can make a trip assignment which begins prior to a field standby period with pilot concurrence. The Company has the right to make an assignment which begins later than the scheduled field standby period, if the pilot is contacted prior to reporting for the standby period.
    Fourteen hours will be scheduled between standby assignments. A twelve hour minimum from block in to standby report time will be provided in the actual operation. If one flight assignment makes a pilot illegal for the next scheduled field standby assignment, that next standby time can be delayed to provide a legal rest.
    Up to five days of open flying can be added to each standby line after preferencing on scheduled standby days only. Such assignments will be offered in seniority order, taking into consideration each pilot's available standby days. Preassigned open flying under this paragraph will normally be conducted during the first period of available days in the month and no standby pilot will be required to perform a preassinged trip which departs prior to 16:00 on his first scheduled available day of the month.
    The assignment of open flying under 7, above, and the publication of the field standby times will be completed by the 28th of the prior month. The CMS "DSPREC" display will not indicate times for field standbys until the 28th of the prior month.
    A standby reserve assignment can be converted into an additional day off, provided the Company provides notice to the pilot at or prior to the end of the immediately preceding assignment. At the end of each assignment, each pilot will be obligated to check his "CALREC" display to determine if he has been released from his next standby assignment.
    Regular reserves can continue to be called out at any time for standby assignments, as provided by the Agreement.
    This letter shall run concurrently with Section 22 of the 2003 Pilot Agreement.

Sincerely,

/s/ J. R. Samolis

John R. Samolis

Vice President

Employee Relations

Accepted and agreed to this

21st day of September, 1992.

/s/ R. D. Hall

Roger D. Hall, Chairman

UAL-ALPA Master Executive Council

Letter 93-2

Letter 93-2

Trip Trade with Open Flying

UNITED AIRLINES

Captain Roger D. Hall

UAL-MEC Chairman

Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Roger,

As a result of discussions between the ALPA and Company Negotiating Committees, it has been agreed that a pilot will be permitted to trade trips from his awarded schedule with trips which are in "open flying", as follows:

    A pilot will be permitted to trade a trip(s), for which he is available in his awarded schedule, with a trip(s) from open flying once per month. That single trade transaction can include a single trip or multiple trip pairings from his line, so long as they are contiguous (i.e., include no intervening days off). He may trade that trip or series of "back-to-back" trips from his line with open flying for a single trip or multiple trips.
    A pilot will not be permitted to trade for a trip which would create an illegality in his remaining scheduled line in any month for which the schedule has been awarded. Further, a trade will not be permitted if it projects a pilot above 89/95 actual flight hours (whichever is applicable to him under the Agreement) or above 89/95 pay credit hours, unless he is already projected above 89/95 pay credit hours due to the month-end operation of a legal inbound trip from the prior month. If the pilot is projected for more than 89/95 pay credit hours, he may make a trade which will also project him to that established higher value.
    Automated trades can be processed through any Unimatic terminal or through Unimatic access by home computers. Automated trades will be accepted only for transactions which are outside of the "current period", i.e., for trips which are scheduled to depart more than 28 hours in the future.
    Automated trades will be accepted or rejected by the CMS system at the time the request is made and, if accepted, the pilot will be considered to be on notice that his schedule has been changed and he has accepted responsibility for his revised schedule.
    A pilot will not be permitted to trade out of any trip in his awarded line (1) which is scheduled to depart within the first five days of the schedule month or, (2) which is scheduled to operate during any of the holidays recognized by the Agreement or, (3) which is scheduled to operate during any of the other days which may be "embargoed" by the Company. Embargoes may be declared by the Company for specific days by status, domicile and equipment type and notice of such embargoes will be noted on designated CMS "Display Pages". As coverage availability changes during the operating month, embargo changes may also be made by the Company - both to impose additional embargoes and to lift existing embargoes. None of the restrictions in this paragraph 5 will limit which trips, scheduled on an embargoed day, a pilot will be permitted to trade into.
    A pilot will not be permitted to trade out of any trip in his OE line, nor out of any trip on which he is scheduled for an en route check or for any training.
    A "first come, first served" trip trade process, described in Paragraphs 3 & 4 above will be implemented no later than September 1, 1993. This "first come, first served" system will cease when the "Seniority Concept" trip trade system is implemented.

The Company will, immediately upon MEC ratification of this Agreement, begin the computer programming necessary to implement the ALPA "Seniority Concept". This seniority based trip trade process, described in alternate paragraphs 8 & 9 below, will be implemented no later than February 1, 1994 (at which time paragraph 3 and 4 above, will cease).

8. Trade requests will be processed through any Unimatic terminal or through Unimatic access by home computers. Trades will be accepted only for transactions which affect trips that are scheduled to depart more than 48 hours after the next daily "rundown" is conducted. A pilot will not be permitted to trade out of a trip which is scheduled to depart less than 48 hours after the next daily "rundown" is conducted.

9. a. A "rundown" is the daily process during which trip trades on file are programmatically processed. A "rundown" of trade requests will be conducted daily at a fixed time; currently planned to be 1300 Central Time. All trade requests not awarded will remain in the computer until awarded or removed by the pilot.

b. Trade requests must include the specific I.D.(s) and date(s) the pilot wishes to trade out of. Requests may include any of the following criteria for I.D.(s) the pilot wishes to trade into:

"Any" available I.D. on a specific date.

A specified I.D. on a specific date.

Any legal I.D. on any date.

c. Pilots must use "VERID" within 23 hours after the "rundown" time to confirm knowledge of the trade and to "lock" it in. If a pilot fails to "VERID", the trade will be canceled and that pilot's single trade transaction will be considered used for that month. When a pilot transmits "VERID" the I.D. he is trading out of will immediately be listed in "OPNID". Each pilot who requests a trade will bear full responsibility for knowing his/her schedule.

10. This letter shall become effective for the schedule month of September, 1993. It will remain in effect for the duration of the 1991 Agreement. This letter may be suspended or cancelled with 30 days notice by either party. If this accurately reflects our understanding, please sign and return 2 copies for our files.

Sincerely,

/s/ John R. Samolis

John R. Samolis

Vice President

Employee Relations

Accepted and agreed to this

29th day of April, 1993.

/s/ R. D. Hall

R. D. Hall, Chairman

UAL/ALPA Master Executive Council

Letter 93-4

Letter 93-4

Non-Disclosure Letter

UNITED AIRLINES

August 23, 1993

Captain Roger D. Hall

UAL-MEC Chairman

Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Re: Non-Disclosure Letter

Dear Roger:

By this letter ("Non-Disclosure Letter"), United and ALPA hereby agree that any information provided to ALPA ("Confidential Insider Information"), pursuant to Paragraph 4 (a) of Letter 91-14, shall be treated, for all purposes and at all times, as confidential, and shall not be disclosed or communicated except in accordance with the terms hereof. Said Confidential Insider Information includes, but shall not be limited to, all information regarding plans, schedules, and decisions concerning flying by United or United Express carriers on particular routes, and all economic data or other data which explains, reveals, describes or substantiates any and all such plans, schedules, and decisions.

As a precondition to receiving Confidential Information pursuant to Paragraph 4 (a) of Letter 91-14, a pilot designed by ALPA in accordance with Paragraph 4 (a) of Letter 91-14 (a "Designated Pilot"), shall sign a confidentiality statement in the form attached hereto. A designated Pilot may disclose the Confidential Insider Information only to the elected officers and members of the United Airlines-ALPA Master Executive Council and to legal and financial advisors who need to know the Confidential Insider Information for purposes of providing professional advise to ALPA with respect to the subject of the Confidential Insider Information ("Recipients"); prior to such disclosure, the Recipients shall also be required to sign the confidentiality statement attached hereto. ALPA shall not be required to treat as confidential any information or data which (i) is or becomes generally available to the public other than as a result of disclosure by ALPA or its representatives in violation of this Non-Disclosure Letter, or (ii) was available to ALPA or any of its representatives on a non-confidential basis prior to its disclosure to them by United, or (iii) is or becomes known or available to ALPA or its representatives on a non-confidential basis from a source (other than United) who, insofar as is known to ALPA or its representatives after due inquiry (including to the Senior Vice President - Human Resources at United), is not prohibited from transmitting the information to ALPA or its representatives by a contractual, legal or fiduciary duty.

If ALPA, a Designated Pilot, or any Recipient is served with a subpoena or other process requiring the production or disclosure of Confidential Insider Information, before complying with such subpoena or other process, ALPA, the Designated Pilot, or the Recipient shall immediately notify United of same in writing and permit United a reasonable period of time to intervene and contest disclosure or production.

The duration of this Non-Disclosure Letter shall run concurrently with the 1994 United-ALPA collective bargaining agreement.

Please indicate your agreement with each and every term of this letter by signing in the space provided below.

Sincerely,

/s/ J. R. Samolis

John R. Samolis

Vice President Employee Relations

Accepted and agreed to this

23rd day of August, 1993.

/s/ R. D. Hall

Roger D. Hall,

UAL-MEC Chairman

Air Line Pilots Association, International

Letter 93-4

CONFIDENTIALITY STATEMENT

    I have read and am familiar with the terms of the Non-Disclosure Letter between United and the Air Line Pilots Association, International ("ALPA"), a copy of which is attached hereto and incorporated herein by reference.
    I agreed to be bound by and to comply with all provisions contained in such Non-Disclosure Letter.
    In particular, without limiting the generality of the foregoing, I agree that I shall not disclose Confidential Insider Information to anyone who is not authorized to receive such information by the terms of the Non-Disclosure Letter and who has not himself/herself signed a Confidential Statement.

_______________________

Dated: Signature

____________________________

Print Name

____________________________

Address

____________________________

Telephone

Letter 94-1

Letter 94-1

Job Security Protection

UAL CORP.

UNITED AIRLINES

July 12, 1994

J. Randolph Babbitt, President

Air Line Pilots Association

1625 Massachusetts Avenue, N.W.

Washington, D. C. 20036

Re: Job Security Protection

Dear Captain Babbitt:

We write to confirm the following agreement made between the Air Line Pilots Association, International ("ALPA") and the UAL Corporation ("UAL") and between ALPA and United Air Lines, Inc. ("United") in the negotiations leading to the 2003 ALPA-United collective bargaining agreement (the "Agreement"). Unless otherwise specified, all capitalized terms in this letter are defined in Section 1 of the Agreement.

UAL agrees that it is an Affiliate of United and that it is bound by Section 1 of the Agreement in the same manner as United so that every reference to the "Company" in Section 1 expressly refers to and binds UAL. United and UAL further agree that they will not conclude, facilitate or permit any agreement or arrangement that establishes any Affiliate, other than a Feeder Carrier, that is, Controls or is under the Control of an air carrier unless the Affiliate agrees in writing to be bound by Section 1 of the Agreement in the same manner as UAL and United.

Any disputes among ALPA, United and/or UAL that arise out of grievances or that concern the interpretation or application of this letter or Section 1 of the Agreement will be determined through final and binding arbitration before the ALPA-United System Board of Adjustment pursuant to Section 1-J of the Agreement. UAL expressly agrees to be subject to Section 1-J in all respects.

Very truly yours,

UAL CORP.

/s/ P. G. George

Paul G. George

Senior Vice President

Human Resources

UNITED AIR LINES, INC.

/s/ J. R. Samolis

John P. Samolis

Vice President

Employee Relations

Accepted and agreed to this

12th day of July, 1994.

/s/ J. R. Babbitt

J. Randolph Babbitt, President

Air Line Pilots Association, International

/s/ R. D. Hall

Roger D. Hall, Chairman

UAL/ALPA Master Executive Council

Revised as of this 26th day of October, 2000.

/s/ William P. Hobgood

William P. Hobgood

Senior Vice President

People

/s/ F.C. Dubinsky

Captain F.C. Dubinsky

Chairman

UAL/ALPA Master Executive Council

/s/ Duane Woerth

Duane Woerth

President

Air Line Pilots, International

Letter 94-9

Letter 94-9

Dispute Resolution and Hiring Standards

UNITED AIRLINES

July 12, 1994

J. Randolph Babbitt, President

Air Line Pilots Association

1625 Massachusetts Avenue, N. W.

Washington, D. C. 20036

Dear Captain Babbitt:

I write to confirm the following agreement made between the Air Line Pilots Association, International ("ALPA") and United Air Lines, Inc. ("United") in the negotiations leading to the 1994 ALPA-United collective bargaining agreement (the "Agreement"). Unless otherwise specified, all capitalized terms in this letter are defined in Section 1 of the Agreement.

    Subject to the corporate governance provisions established in the Company's Charter and By-Laws, a process or means will be established that will permit ALPA and the new management to resolve issues creating disharmony between pilots and management on a basis that will not reduce the value of the pilot investment in the 1994 Employee Stock Ownership Transaction.
    Subject to other legal obligations, the Company will make reasonable efforts to fill pilot vacancies with the individuals who satisfy United's hiring standards, who have previously worked for carriers represented by ALPA, and who are no longer working for those carriers for economic reasons such as lay-offs or the shutdown of that carrier.

Very truly yours,

UNITED AIR LINES, INC.

/s/ J. R. Samolis

John R. Samolis

Vice President

Employee Relations

Accepted and agreed to this

12th day of July, 1994.

/s/ J. R. Babbitt

J. Randolph Babbitt, President

Air Line Pilots Association, International

Letter 94-11

Letter 94-12

Flight/Data Recorders

LETTER OF AGREEMENT

between

UNITED AIR LINES, INC.

and

THE AIR LINE PILOTS

in the service of

UNITED AIR LINES, INC.

as represented by

THE AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between UNITED AIR LINES, INC. (hereinafter referred to as "the Company" or "United") and the AIR LINE PILOTS in the service of UNITED AIR LINES, INC. as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter referred to as "the Association" or "ALPA").

W I T N E S S E T H:

WHEREAS technological advancements in the aircraft data collection systems present new problems and concerns for both ALPA and the Company,

NOW, THEREFORE, it is mutually agreed that the 1994 AGREEMENT between UNITED AIR LINES, INC. and THE AIR LINE PILOTS in the service of UNITED AIR LINES, INC. as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL is amended as follows:

   DEFINITIONS:
  "Flight data recorder" shall include any device, equipment or system which transmits and/or records and/or collects in-flight data, whether installed to monitor pilot, aircraft component, or aircraft performance.
  "Cockpit voice recorder" shall include any device, equipment or system which monitors or records a pilot's voice while he is on an aircraft.
  "Information" shall include any data transmitted, recorded or collected by using a flight data recorder, cockpit voice recorder or any other recording device. The term" information" shall further include tapes, transcripts, reports, papers, memos, statements, studies, charts, graphs or any other description, analysis or compilation of data collected by a cockpit voice recorder or flight data recorder
  COCKPIT VOICE RECORDERS
  Cockpit voice recorder information will not be used for any purpose except accident/incident investigation and only in those instances where the legal criteria of an NTSB definable accident/incident have been met.
  No later than twenty-four hours after removal, the Company will notify the flight crew involved or, if unable, an MEC officer that the voice recorder was removed for analysis by the Company, a government agency or other third party.
  The pilot shall be allowed to review a cockpit voice recording removed from his trip which is in the possession of the Company after a formal request has been filed with the Director of Safety and Security.
  Voice recordings which have been removed from the aircraft and transcriptions thereof shall not be retained in an identifiable form for more than seven days unless (1) required by statute, (2) by mutual consent of the parties or (3) an active safety investigation is in progress.
  Only the Senior Vice President Flight Operations, Vice President of Flight Standards and Training, Director of Flight Domicile Operations or, if a pilot, the Director of Corporate Safety and Security may authorize the removal and/or review of the cockpit voice recorder.
  The Company will not provide copies of transcripts or actual cockpit recorder audio recordings to the Association, its members or any third parties, except as required by law or by mutual consent of (1) the Director of Corporate Safety and Security (if a pilot) or the Senior Vice President of Flight Operations, (2) the MEC Chairman and (3) all pilots directly involved in the incident.
  DIGITAL FLIGHT DATA RECORDERS
  Operational data recorded or transmitted during flight operations shall be used strictly (1) for engineering analysis, (2) in conjunction with an accident or incident investigation or (3) as authorized by the Flight Operations Quality Assurance Agreement.
  Digital flight data recorder information may only be collected at the direction of the Senior Vice President of Flight Operations, the Vice President of Flight Standards and Training, the Director of Flight Domicile Operations, the Director of Corporate Safety and Security (if a pilot), or for engineering analysis at the direction of a Vice President of Maintenance or General Manager of Engineering. The authority to authorize the collection of data shall not be delegated.
  The Company will notify the Captain involved or, if he is unavailable, an MEC officer within forty-eight hours, if flight data recorder information has been retrieved from his flight for any reason other than routine engineering analysis or as part of a Flight Operations Quality Assurance Program.
  A pilot, and/or his representative, if desired, shall be allowed to review data retrieved by the Company from his flight unless restricted by statute. The Company shall provide a Flight Safety staff member with appropriate expertise to explain the meaning of the recorded data.
  Flight data information retrieved will not be used in favor of or against a pilot in the grievance process or a system board hearing if the pilot has filed a detailed Flight Safety Awareness Report of the incident within twenty-four hours after the completion of the pilot's ID in which the event occurred and the event was not the result of a deliberate violation of FAR or negligent disregard of Standard Operating Procedure.
  All flight data information retrieved for engineering analysis or investigation will be de-identified or destroyed within seven days unless prohibited by statute, mutual agreement of the parties, or part of a current safety investigation.
  GENERAL
  The Company shall notify the Association within 90 days of the signing of this letter of all known data acquisition and recording devices presently known to be installed in their aircraft and no later than 90 days prior to any future installations.
  Except as required by foreign, federal or state government regulation, neither the Company nor the Association shall release any information derived from flight data or cockpit voice acquisition units to a third party without the express written consent of the other party.
  Information obtained from a flight data recorder or cockpit voice recorder shall not be used for individual Pilot Enroute Checks.
  All protective provisions of this agreement shall apply to all data collection devices installed in Flight Simulators.
  This letter shall become effective and will be applicable to all United aircraft upon tentative agreement by the parties to adopt a mutually agreeable "Flight Operations Quality Assurance Program" developed by the Air Line Pilots Association and the Company. Upon implementation, this letter will run concurrent with the 1994 Agreement

  IN WITNESS WHEREOF, the parties have signed this Agreement this 1st day of November, 1994.

  Revised as of this 26th day of October, 2000.

  /s/ William P. Hobgood

  \William P. Hobgood

  Senior Vice President

  People

  /s/ F.C. Dubinsky

  Captain F.C. Dubinsky

  Chairman

  UAL/ALPA Master Executive Council

  WITNESS:

  /s/ G. L. Andrews

  /s/ Richard Rosinia

  Is/ Joyce Craven

  FOR UNITED AIRLINES, INC.

  /s/ John R. Samolis

  John R. Samolis

  Vice President Labor Relations

  WITNESS:

  /s/ J. Stephen Smith

  /s/ H. E. Stepinsky

  /s/ Harlow B. Osteboe

  FOR THE AIR LINE PILOTS IN THE SERVICE OF

  UNITED AIR LINES, INC.

  /s/ J. R. Babbitt

  J. Randolph Babbitt,

  President Air Line Pilots Association,

  International

  Letter 94-17

  Letter 94-17

  Month End Absence Rule

  UNITED AIRLINES

  Hal Stepinsky

  Contract Administrator

  UAL/MEC

  Air Line Pilots Association

  6400 Shafer Court - Suite 700

  Rosemont, Illinois 60018

  Dear Hal,

  Attached is a document that the parties have agreed accurately explains the November 22, 1994 Letter of Agreement regarding the "Month-End Absence Rule."

  In accordance with our mutual commitment to give wide distribution to this information, it will be included with the Letters of Agreement to be published as an addendum to the current Collective Bargaining Agreement booklet.

  Sincerely,

  /s/ G. L. Andrews

  Gerald L. Andrews

  Director of

  Flight Contract Administration

  Month -End Absence Rule

  Since the 1981 Agreement, the Company has had the right to unilaterally adjust pilot schedules in order to make them legal from month to month. Once this month end adjustment is made, any absence over the month end that develops thereafter is paid on the basis of the adjusted, legal schedules, as they occur in both months. Shortly after this provision became effective with the 1981 Agreement, ALPA and the Company agreed to an interpretation of this provision Intended to deal with concerns both parties had about schedule repairs that might be made under the new provision when the affected pilot was planned to be absent (vacation, training, etc.) at the beginning of a month. In order to avoid having changes occur to an absent pilot's schedule that he couldn't control and might not even have an opportunity to know about (e.g.; in the case of long term sick leave), it was decided that for most planned absences in a pilot's schedule that spanned a month-end or began on the first of a month, the pay for both the old month (month "A") and new month (month "B") would be based entirely on what the pilot's published schedule included in these two months, as awarded, without giving any consideration to the usual effect of month-end carryovers or conflicts - if and when any conflicts existed. This means that the pay for any carry-over trip from month "A" to month "B" is cut off at midnight at month end;  however, all trips at the beginning of month "B" are paid, even if the carry-over trip normally would have been in conflict.

  The basic rule is: If, at the time the Company reconciles month-end schedule conflicts created by carryover trips from the current month (month "A"), a pilot has a known absence either over the upcoming month end or beginning on the first day of the following month (month "B', then the Company will not repair that pilot's month end schedule conflict, if one exists. In this case, the pilot's pay for both months will be based on the pay value of the trips or portions of trips which appear in his awarded schedules as published for both months. All that is necessary for this rule to apply is for there to be a qualifying absence when month-end conflicts are being worked on; when there is, this process always will be followed and the pay will be split at midnight at month end, whether or not the two months' schedules would have been in conflict.

  Some special cases:

    This above general rule also applies when the absence in month "B" does not begin on the very first day of the month, provided the carry-over trip from month "A" projects into the absence.
    It is possible, though rare, for a very long trip at the end of month "A" to satisfy the circumstances described in "a", above, and also to entirely transcend a shorter trip at the beginning of month "B" that does not touch the absence. (E.g., an 8 day trip beginning on the 31st of month "A", a 4 day trip beginning on the 1st of month "B" and a vacation beginning on the 6th of month "B".) In this case, this month-end pay rule continues to apply, however the pilot would be legal, in position and expected to fly the 4 day trip on the 1st.
    Another variation on "a.", above that bears mentioning is created when the carryover trip from month "A" does not project into the absence, but the carryover trip conflicts with a trip at the beginning of month "B" that does project into the absence. (E.g., a 3 day trip beginning on the 31st of month "A", a 4 day trip beginning on the 2nd of month "B" and a vacation beginning on the 5th of month "B".) This is not really a special case; since, in this situation, there is no application of this month-end absence rule because neither of the required conditions is met: There is no absence beginning on the first of month "B" nor does the carry-over trip project into the vacation period. In this case, the carryover trip and the first trip in the pilots line for month "B" require regular month-end repair since the pilot will fly the carryover trip and cannot also get paid for the conflicting trip in month "B" - even though he would not have flown the trip in month "B" because it projects into the absence.
    In the event a pilot is on sick leave at the beginning of an outbound trip at the end of month "A" that qualified him for the application of this "month-end absence rule" due to having a vacation beginning early in month "B" the pay for the outbound portion of any carryover trip that appears in month "A" that projects into the vacation shall be paid as vacation instead of sick leave.
    This "month-end absence" rule will not be applied to pilots whose planned absences are due to an ALPA drop (such as attendance at a System Schedule  Committee meeting) or to a Company business drop (such as a special assignment). For those two types of planned absences only, month-end conflict resolution will take place as if the pilot were expected to perform the month-end flying.

  The Association will co-sponsor the distribution of the above rules, acknowledging ALPA's agreement with this month-end application and, thereafter, both ALPA and the Company will continue to publicize these rules so that pilots with month-end absences will have accurate information about how to preference schedules when they have such absences. The Company will include a reminder with each month's schedule preferencing package to alert pilots to these special month end absence rules.

  EXAMPLES

  "Month-End Absence Rule"

  The following illustrations are intended to provide additional examples of the situations cited in the attached Settlement Letter. The first two examples below illustrate the "normal" application of the "Month-End Absence Rule". Thereafter, the small letters "a" through "e", correspond to the letters which identify each "special case" situation. For some of these situations, more than one example is provided, as noted. (For further reference, all examples in this document are numbered consecutively.)

  Example #1 (Normal application)

  In the above case, the pilot receives no pay for the value of ID "X', but he is paid 2.8 hours per day of vacation on the 1st, 2nd and 3rd of Month "B".

  Month "A"------------------<------------Month "B"-----------------------------------------

  28 29 30 31 1 2 3 4 5 6 7 8

  ID X

  ID Y

  <-------------VACATION---------------------------------

  Example #2 (Normal application)

  Even though the above pilot could have legally flown all of ID "X" on the 30th, 31st, 1st and 2nd (were he not on vacation), the pay works the same as in Example 1; i.e., the "Month-End Absence rule still applies. Specifically, the pilot is not paid for the value of ID "X" and is paid 2.8 hours for each day of vacation. Additionally, the pilot will not be paid for ID "Y" on the 4th, 5th and 6th of Month "B" as it falls within his vacation.

  Month "A"------------------<------------Month "B"-----------------------------------------

  28 29 30 31 1 2 3 4 5 6 7 8

  ID X

  ID Y

  <-------VACATION---------------------

  Example #3 (Special Case "a.")

  Here, again, the "Month-End Absence Rule" applies because the carry-over pairing projects into the absence, even though the absence does not begin on the 1st of Month "B".  The pilot is not paid for either ID, rather, he is paid 2.8 hours per day of vacation.

  Month "A"------------------<------------Month "B"-----------------------------------------

  28 29 30 31 1 2 3 4 5 6 7 8

  ID X

  ID Y

  <------------VACATION------------------

  Example #4 (Variation on Special Case "a.")

  In the above case, the "Month-End Absence Rule" does not apply because the carry- over trip does not protect into the absence. The pilot would fly and be paid for ID "X" since it does not project into his vacation. ID "Y" would be dropped because of a normal month-end conflict with ID "X'. (ID "Y" would not be paid as overlap because, even in a vacation, a pilot cannot be paid for a trip that his schedule shows he wouldn't have been legal to fly.)

  Month "A"------------------<------------Month "B"-----------------------------------------

  28 29 30 31 1 2 3 4 5 6 7 8

  ID X

  ID Y

  <---------VACATION---------------------

  Example #5 (Special Case "b.")

  In the above case, the carryover trip projects into the vacation, which makes it subject to the "Month-End Absence Rule"; that is, ID "X" is dropped and not paid. Also, in this case, the pilot is legal and in position to fly ID "Y" on the 1st of Month "B"

  Month "A"------------------<------------Month "B"-----------------------------------------

  28 29 30 31 1 2 3 4 5 6 7 8

  ID X

  ID Y

  <------VACATION--------------

  Example #6 (Special Case "b.")

  The difference between Example #6 and Example #5 is that, in Example #6, both ID "X" and ID "Y" project into the vacation. In this situation, the "Month-End Absence Rule" applies to I D "X' so that it is not paid, however, ID "Y" is dropped for vacation overlap and is also not paid.

  Month "A"-------------------<------------Month "B"---------------------------------------

  28 29 30 31 1 2 3 4 5 6 7 8

  ID X

  ID Y

  <--------VACATION--------------------

  Example #7 (Special Case "c.")

  In the above case, there is no application of-the "Month-End Absence Rule" because there is no month-end absence nor is there a carry-over trip that protects into an absence. In this situation, a regular month-end conflict exists and is subject to normal repair. The pilot would fly ID "X" and drop ID "Y" due: to the conflict.

  Month "A"-------------<------------Month "B"-------------------

  28 29 30 31 1 2 3 4 5 6 7 8

  ID X

  ID Y

  <-----VACATION---------------

  Example #8 (Special Case "d.")

  The above is another variation on Example #1, showing the effect of two "end-to-end", absences. There is no difference from Example #1 in the amount of pay. There is, however, a difference in accounting, since in this case the pilot will not be paid for ID "X", but he is paid his vacation time and is not charged as sick leave. This is an example of the only new application, which is being implemented as a result of this settlement.

  Month "A"------------------<------------Month "B"----------------------------------------

  28 29 30 31 1 2 3 4 5 6 7 8

  ID X

  ID Y

  Long Term Sick <------------VACATION----------------------------------

  Leave

  Note: If the pilot notifies the Company of his desire to cancel his vacation in advance of monthly preferencing, he may do so and he will be charged sick leave.

  Example #9 (Special Case "e.")

  In the above situation, although there is a month-end absence, this is one of the exceptions to which we have agreed the "Month-End Absence Rule" does not apply. In this case, the lines would be repaired just as if the pilot were expected to fly all trips in both months.

  Month "A"------------------<------------Month "B"----------------------------------------

  28 29 30 31 1 2 3 4 5 6 7 8

  ID X

  ID Y

  <-SSC Meeting-

  Note: In all of the above examples, pilots retain the right to pick-up open flying on days outside of their vacation.

  Letter 94-18

  Letter 95-10

  75 Hour FAR

  UNITED AIRLINES

  Captain Harlow Osteboe, Chairman

  UAL-MEC Air Line Pilots Association

  6400 Shafer Court, Suite 700

  Rosemont, IL 60018

  Dear Harlow,

  The parties have mutually agreed to the following provisions as an addition to Section 20-E of the Agreement in order to accommodate the effect of the new FAR that imposes new limitations on crew composition involving Captains and First Officers who have less than seventy-five (75) flight hours of PIC or SIC time in that equipment type after completing transition training. The following provisions apply only to Captains and First Officers who are not "initial" Captains and First Officers; the provisions of Section 20-E continue to apply to "operating experience" for initial Captains and First Officers.

  Notwithstanding the provisions of Section 6-A-2 and Section 20-B-1-f, Captains and First Officers shall be subject to the following schedule and reserve assignment provisions if, at the time the line or trip assignment is made, the Captain or First Officer has not yet performed seventy-five (75) hours of flying as Pilot in Command or as Second in Command in his current aircraft type.

  If a Captain is senior enough to be awarded a primary line of flying through preferencing upon his activation into his new Captain assignment, and if he does preference and is awarded such a line, that line shall become his "OE" line.
  If a First Officer is senior enough to be awarded a primary line of flying through preferencing upon his activation into a new First Officer assignment, and if he does preference and is awarded such a line, that line shall become his "OE" line providing that the Captain holding the same line has completed seventy-five (75) hours as PIC or SIC in that equipment type at the time the monthly schedule assignment is being made. In the event the First Officers preference would normally result in his being awarded a line with a Captain who has not fulfilled the above seventy five (75) hour requirement, the First Officer will be awarded the next available line, according to his preference, to which the assigned Captain has satisfied the seventy five (75) hour requirement.
  Lineholder Captains and First Officers who have not accumulated seventy-five (75) hours in their current assignment shall not be eligible to trip trade into an assignment which does not comply with the above requirement, nor into an assignment in which the other pilot position is "open".
  If the newly transitioned Captain or First Officer does not have sufficient seniority to be awarded a line of flying under "1.", above, the Captain or First Officer will be awarded the reserve line to which his seniority entitles him.
  Newly transitioned Captains and First Officers who have not accumulated seventy-five (75) hours as PIC or SIC in their current type at the time the assignment is made will not be eligible to be awarded secondary lines.
  A newly transitioned Captain or First Officer who is a reserve and who has not accumulated seventy-five (75) hours in his current equipment type may be bypassed in the FIFO assignment rotation in order to be assigned flying which does not violate the seventy-five (75) hour requirement. Further, such Captain or First Officer may, at his request, be placed at the top of the FIFO list until he has acquired seventy-five (75) hours in his current assignment. Each pilot who requests to be placed at the top of the list will be placed just below all other pilots who previously requested such placement.
  Newly transitioned Captains and First Officers who have not accumulated seventy-five (75) hours in their current equipment type and who do not have a line or reserve assignment for the current month at the time they complete IOE, may be assigned to reserve or to an existing partial line or to a partial line created for them from open flying that does not violate the seventy-five (75) hour requirement. All trip pairings assigned to pilots who have not completed the seventy-five (75) hour requirement must, at the time of assignment, fall into one of the following groups: (1) a complete DSL published sequence, (2) a portion of a single published sequence or (3) any sequence to which a complete crew is assigned as a unit.

  If this accurately reflects our understanding, please sign and return 2 copies for our files.

  Sincerely,

  /s/ John R. Samolis

  John R. Samolis

  Vice President

  Labor Relations

  Accepted and agreed to this 24th day of July, 1995.

  /s/ Harlow B. Osteboe

  Harlow Osteboe, Chairman

  UAL-MEC Air Line Pilots Association

  Letter 96-1

  Letter 96-1

  Schedule Flexibility

  UNITED AIRLINES

  Captain Michael H. Glawe

  UAL-MEC Chairman

  Air Line Pilots Association

  6400 Shafer Court Suite 700

  Rosemont, IL 60018

  Dear Mike,

  As a result of the recommendations that were compiled by the Dependability Task Team, the parties have agreed to consider modifying the Agreement to allow pilots to have greater control over their schedules. Since most of the following modifications require considerable computer support in order to be administered reliably and some of the concepts are untried and intended to be experimental, this Letter of Agreement constitutes a mutual commitment to pursue development of the necessary processes and computer support in order to initiate trials of the concepts listed below and then to implement each provision when the parties agree that appropriate computer support is in place. Once implemented, any or all of these provisions can be discontinued by notice being given to the other party at least 90 days prior to the month in which the provision is to be discontinued.

  Unlimited Trip Trading with Open Flying

  Automated trip trading with open flying will include the following concepts:

  The automated open flying trip trade system will use (1) a single monthly "run down", prior to the beginning of the subject month, during which trades will be awarded based on relative seniority and (2) an ongoing "first come, first served" system; both similar to the current Shuttle system.
  No pilot will be permitted to drop a trip if it reduces the projected value of his line below fifty (50) credit hours, without Company concurrence.
  Rules for establishing blackout and embargo days will be published and available to pilots. It is intended that these two identifiers will be applied and removed on a dynamic basis as coverage circumstances change; as such, it is important that each pilot be aware of the factors that may cause his trading/dropping opportunities to change as time passes.
  New mutually agreed upon rules will be established and published to clearly define the opportunities regarding a trade that touches an embargo day or that departs on a blackout day. These rules will provide greater access than provided by the current Trip Trade Letter (93-2).
  Depending upon the size of the domicile, up to 3% of the credit time in any equipment, status and domicile may be left as open time to facilitate trip trading with open flying.
  A pilot will be permitted to trip trade with or pick up open flying which results in his projection exceeding the applicable actual flight time limit by up to two (2) hours, if the trade involves flying on a blackout or embargo day. Once a pilot becomes projected above the normal monthly flight time limit as a result of this provision, he will not be required to drop a trip or portion of a trip if he later becomes further over projected for any reason, unless he becomes projected more than one hour above the projection he had just prior to the assignment that produced the additional hour.
  A pilot may trip trade with another pilot as long as the resulting trade is legal under the provisions of Section 5.
  Overprojection Protection

  The provisions of Section 5-B-2-a, 5-B-3 and the related provisions of the International Supplement shall be modified as follows:

  If a pilot initially becomes projected over the actual limit applicable to him under Section 5-B-2-a (and related provisions of the International Supplement) and such overprojection is entirely (1) the result of flying a carryover trip from the prior month or (2) the result of his flying trips that did not project him to exceed the applicable limit at the time the assignment was made (including trips assigned under the provisions of Section 20-H or 20-I); then such pilot may, at his discretion, fly the remainder of his schedule without being required to drop any flying in order to comply with the 5-B-2-a limits.
  A pilot may indicate his willingness to fly his complete schedule under this provision even if his projection should exceed the allowable actual monthly flight time due to month-end carryovers or operational increases in flight time. A pilot may make this election at any time including during the line award process, in which case any adjustment made necessary by an inbound carry-over conflict can be repaired up to 91 actual flight hours (97 actual hours for pilots in the A320/319 and B737-300/500 fleets). A pilot may contact OPBCM via phone or computer during the operating month to rescind his willingness to further exceed his actual projection. The Company will then be required to make the appropriate adjustment to prevent the pilot's actual projection from exceeding by more than one hour his actual projection at the time he contacted OPBCM.
  If a pilot initially acquired a high flight time projection under the provisions of "2-a." above, he shall not be required to drop a trip due to further overprojection, except under the conditions described in "1-f", above,
  Make Up of Sick Leave

  The provisions of Section 7-D of the International Supplement (voluntary makeup of sick leave) shall apply to all pilots as follows:

  Such pilot shall be eligible to restore all or part of his accrued sick leave used for the illness absence on an actual hour for actual hour basis.
  Restoration of sick leave accrual shall be accomplished by picking up open time under the provisions of Section 20-H-5 of the Agreement.
  Pick up under this provision shall be limited to the month in which the absence occurs.
  Language Conflicts

  It is understood that, should there be language within the Agreement that appeal to be in conflict with the provisions of this Letter, this Letter shall prevail.

  If this accurately reflects our understanding, please sign and return 2 copies for our files.

  Sincerely,

  /s/ John R. Samolis

  John R. Samolis

  Vice President Labor

  Relations

  Accepted and agreed to this 12th day of February, 1996.

  /s/ Michael H. Glawe

  Michael H. Glawe, Chairman

  UAL-ALPA Master Executive Council

  Revised as of this 26th day of October, 2000.

  /s/ William P. Hobgood

  William P. Hobgood

  Senior Vice President

  People

  /s/ F.C. Dubinsky

  Captain F.C. Dubinsky

  Chairman

  UAL/ALPA Master Executive Council

  Letter 96-10

  Letter 96-10

  International Training

  UNITED AIRLINES

  Captain Michael Glawe, Chairman

  UAL-MEC Air Line Pilots Association

  6400 Shafer Court, Suite 700

  Rosemont, IL 60018-7180

  Dear Michael,

  As a result of the new requirement that some newly trained Captains on equipment that performs international flying be assigned only domestic flying before receiving additional international training, the parties have agreed to the following:

  Any pilot who is awaiting international training and/or who requires domestic flying due to the application of the "International Training Matrix" will be paid the value of his awarded line or the value of the flying he actually performs, whichever is greater.
  In those domiciles where both international and domestic flying are available, a pilot awaiting international training who is awarded a line with international flying in the line will be removed from those international trips and be available to be assigned to domestic flying on the days he was originally scheduled to fly. He will be considered to be at the top of the FIFO list for this provision.
  In those domiciles where no or insufficient domestic flying is scheduled, a pilot requiring domestic flying may, at his option, choose to be sent TDY, if TDY is available at a domestic domicile. Such TDY assignments will be made in seniority order from those pilots who volunteer for TDY. Otherwise, these pilots will be eligible to be assigned individual domestic trip pairing originating from domestic domiciles. Such assignments will be constructed by incorporating legal deadhead segments at the start and end of the pairings; however, these pairings are not subject to the provisions of Section 8-L-6. Pilots eligible for single trip domestic assignments will be considered to be at the top of the FIFO list for this purpose.

  If this accurately reflects our understanding, please sign and return 2 copies for our files.

  Sincerely,

  /s/ John R. Samolis

  John R. Samolis

  Vice President

  Labor Relations

  Accepted and agreed to this 31st day of July, 1996.

  /s/ Michael H. Glawe

  Captain Michael Glawe, Chairman

  UAL-MEC Air Line Pilots Association

  Letter 97-4

  Letter 97-4

  Allocation of Flying Protocol

  UAL-ALPA

  AGREEMENT ON A PROTOCOL

  FOR A CONSULTATIVE PROCESS

  FOR ALLOCATION OF FLYING ISSUES

  BACKGROUND

  The 1963 Pilot Agreement was the first to contain the provision which subsequently caused more System Board disputes between the Company and ALPA than any other provision of the contract. The provision appears in Section 20, titled allocation, assignment and scheduling of flying, and reads:

  It is the intent of the parties to this Agreement that this System Scheduling Committee shall provide pilots with the opportunity to consult with and make recommendations to the Company on the allocation of flying, assignment and reduction of flying to pilot domiciles in accordance with the "equipment to seniority" concept:

  "Equipment to seniority" shall mean that within the limits of flying hours available to a domicile by equipment type, the more senior pilots shall be given the opportunity to fly equipment in the following order:...

  The System Board heard grievances submitted by ALPA alleging the Company was not complying with these provisions in 1967, 1970, 1971, 1973, 1984 and 1993. Each System Board decision, in addition to determining the contractual rights of the parties, stands for the proposition that the Company and ALPA have had significant difficulty determining how to effectively implement ALPA's opportunity to consult with and make recommendations to the Company on the allocation of flying, assignment and reduction of flying to pilot domiciles in accordance with the equipment to seniority concept.

  Each System Board decision permitted the Company to make the final decision on allocation of flying issues. In these disputes, ALPA consistently maintained the Company failed to provide a meaningful opportunity to consult or that the Company failed to comply with the equipment to seniority concept. In making decisions on allocating, assigning and scheduling of flying, the Company maintained that it could modify a literal application of seniority due to various factors, such as:

  HUMAN/CONTRACTUAL FACTORS

  - Relative seniority of the equipment domicile

  - Current equipment domicile size

  - Other equipment types at the domicile

  - Number of pilots with future bids

  - Domicile stability

  - Impact of additional commuters

  ECONOMIC FACTORS

  - Best flown flight time credit

  - FTC with and w/o domicile

  - Impact on other domiciles

  - Efficient line construction

  - Varied ID's EOM conflicts

  - Stability

  - Future of equipment type

  - Training impact - retaining vs. closing base

  - Adequate reserve utilization

  - Administrative costs

  Pursuant to the ESOP established in 1994, the parties adopted a Statement of Principles which defined the basic ESOP expectations of the Company and ALPA. Two of those principles are:

  It shall be our goal to encourage and embrace employee input into the decision making process in order to stimulate a feeling of personal ownership.

  and

  We will recognize and respect the managerial and representational roles and responsibilities of each organization.

  The parties have noted that the allocation of flying provision of the contract and these two Statements of Principle are remarkably consistent with each other.

  The parties also recognize their recent experience with the DC10 equipment domicile closing demonstrates continuing difficulties with implementing the provisions of Section 20-A- 2

  Therefore, the parties desire to establish a protocol which recognizes, respects and implements both the Contract and the Statement of Principles regarding this most vital element of the Company - Pilot relationship, that is, the allocation of flying, assignment and reduction of flying in accordance with the equipment to seniority concept.

  To that end, the Company must recognize its responsibility to give ALPA the opportunity to provide meaningful input to the allocation and assignment of flying process and ALPA must be confident that it has been given a legitimate opportunity to be consulted and to make recommendations before Company decisions are made on allocation of flying issues. The parties believe that ALPA's seat on the Board of Directors, its Officers' regularly scheduled monthly meetings with the CEO and President, and the SSC's participation in the Company's strategic planning process significantly enhance this level of confidence. Accordingly, the following protocol, which is intended to assist the Director of Flight Crew Resources and the System Scheduling Committee, establishes the rights and obligations of each party whenever the Company must extend to ALPA the right to be consulted and to make recommendations on allocation and assignment of flying issues.

  PROTOCOL FOR CONSULTATIVE PROCESS

  The Parties agree that the following subject matters are within the concept of allocation, assignment and scheduling of flying as described in Section 20 of the Pilot Agreement:
  opening new or closing existing domiciles,
  opening new equipment domiciles or closing equipment domiciles, changing the size of domiciles in accordance with standards to be agreed upon.
  When the need for a decision on an above referenced subject is identified, the Director of Flight Crew Resources (the Director) has the responsibility to give ALPA notice that it will be given the opportunity to be consulted and to make recommendations prior to the time the Company makes its decision. The Director will give this notice by issuing to the System Scheduling Committee (SSC) a Notice of Proposed Decision Making (NPDM). The Director has a good faith responsibility to issue the NPDM as soon as possible after the need arises to allow ALPA as much time as possible to respond.
  The NPDM shall contain:
  a statement of the issue the Company needs to decide,
  an estimate of the time frame within which the Company must make a decision, specific information, if any, the Company may require from ALPA, and the date by which ALPA's recommendations are required to be submitted to the Director.
  The NPDM shall be delivered to the System Schedule Committee members by US Mail or by a more expeditious method, such as hand delivered or by FAX, except that it shall also be sent certified mail to the ALPA Master Chairman.
  The SSC will respond to the NPDM by certified mail as quickly as possible given the time frame within which a decision must be made. The response to the Director shall indicate the following:
  whether the SSC wishes to be consulted and given the opportunity to make a recommendation on the issue, and if it does, its initial impression about how and when it wants to address the issue, such as by conference call, at an immediate meeting or at the next SSC meeting, any preliminary information it desires for its preparation and evaluation of the issue prior to discussions with the Company, an initial estimate of the time period the SSC believes will be required before it can make recommendations.
  The Director will provide all requested pertinent information in accordance with Section 20-A-2-f of the Pilot Agreement. If the Director is unable to provide the requested information, the Director will inform ALPA of the reasons therefore.
  When the parties discuss the issue, they will endeavor to identify the options available to them at each stage of the decision making process and whether additional information or time is required to evaluate the options. The parties will consider, evaluate and apply the human, contractual and economic factors applicable to allocation of flying issues as appropriate to each stage of the decision making process. When the SSC is satisfied that the parties have fully explored their reasonable options, the SSC will advise the Director when the SSC will be able to make its recommendations to the Company. The SSC acknowledges that its recommendations must be submitted within the Company's time frame for decision.
  ALPA's internal protocol will identify the process by which the SSC will develop its recommendations before they are submitted to the Company.
  The SSC will submit its recommendation(s) in writing to the Director within the time limits specified in the NPDM, unless the parties have mutually agreed to a different deadline.
  If the SSC is unable to comply with the time limits, it may request additional time from the Director. The Director will advise the SSC whether additional time can be granted, and if not, the reasons therefore. If additional time cannot be granted, the Director will advise the SSC when the decision will be made and when it will be announced.
  Before making his decision, the Director will consider and evaluate the recommendations made by the SSC, if any, and will communicate in writing to the SSC the reasons for accepting or rejecting their recommendations.
  The SSC and the Director will provide feedback to each other on how well the consultative process worked on each issue covered by a NPDM and the improvements, if any, which they believe should be made to the process before the next NPDM is issued.

  The parties agree this 24th day of February, 1997.

  /s/ Michael H. Glawe

  Captain Michael H. Glawe, Chairman

  UAL-MEC Air Line Pilots Association

  /s/ Hart A. Langer

  Hart A. Langer, Senior Vice President

  Flight Operations, United Airlines

  Letter 97-8

  Letter 97-8

  777 Crew Rest

  UNITED AIRLINES

  Captain Michael H. Glawe, Chairman

  UAL-MEC Air Line Pilots Association

  6400 Shafer Court, Suite 700

  Rosemont, IL 60018

  Dear Michael,

  All B-777 aircraft serving international destinations will be re-equipped with the "Genesis" first class seat system. On all B-777 international flights of twelve (12) hours scheduled flight time or less, one such seat will be reserved as a dedicated pilot rest facility. Until the "Genesis" seat installation process is completed, however, ALPA and Company negotiating committees have agreed to the following changes in the B- 777 crew rest policy.

  Seat 1E is the exclusive crew rest seat on all B-777 aircraft, and Seat 1F is to be assigned or occupied only if it is the last available seat in the first class cabin.
  Both Seat 1E and Seat 1F shall be marked with appropriate seat coverings which identify the seats as reserved for crew rest. Additionally, a Customer Service Representative must advise the Captain of the status of Seat 1F at the time of departure and hand the Captain the seat cover if it was necessary to assign Seat 1F.
  A Customer Service Representative will under no circumstances solicit the Captain or other crew members to relinquish Seat 1E.
  Provisions 1 through 3 above shall be incorporated into the Flight Attendant Handbook and the Flight Operations Manual.
  A letter from John Edwardson which discusses provisions 1 through 3 above shall be sent to all Customer Service Representatives.
  The Company agrees it will discuss with the Association all future planned changes to the "Genesis" first class seating configuration prior to their implementation.

  If this accurately reflects our understanding, please sign and return 2 copies for our files.

  Sincerely,

  /s/ Chuck Vanderheiden

  Chuck Vanderheiden

  Director - Labor Relations

  Flight Employees

  Accepted and agreed to this 2nd day of May, 1997.

  /s/ Michael H. Glawe

  Captain Michael Glawe, Chairman

  UAL-MEC Air Line Pilots Association

  Letter 97-9

  Letter 97-9

  Open Flying for Flight Management

  UNITED AIRLINES

  Captain Michael H. Glawe

  UAL-MEC Air Line Pilots Association

  6400 Shafer Court, Suite 700

  Rosemont, IL 60018-7180

  Dear Michael,

  As a result of changes made to the open flying pick-up procedures for line pilots by the "trip-trade with open flying" Letter of Agreement, the parties have agreed to add the following companion changes to the pick up process for flight-qualified management:

  Flight qualified managers may use the "zero trade" provision of the trip trade with open flying process to pick up open flying, with the following limitations:

  The availability of trips which are eligible for pick up by a manager will be limited to those trips that have been placed into open flying as a result of a line pilot having already performed a trade with open flying; except that a manager may pick up any trip that has been listed in open flying and available for pick up for at least 6 hours, or after 12 noon, local domicile time, whichever is later.

  If this accurately reflects our understanding, please sign and return 2 copies for our files.

  Sincerely,

  /s/ Chuck Vanderheiden

  Chuck Vanderheiden

  Director - Labor Relations

  Flight Employees

  Accepted and agreed to this 16th day of May, 1997.

  /s/ Michael H. Glawe

  Michael H. Glawe, Chairman

  UAL-MEC Air Line Pilots Association

  Letter 97-13

  Letter 97-13

  FOQA Update

  LETTER OF AGREEMENT

  between

  UNITED AIR LINES, INC.

  and

  THE AIR LINE PILOTS

  in the service of

  UNITED AIR LINES

  as represented by

  THE AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

  THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title ll of the Railway Labor Act, as amended, by and between UNITED AIR LINES, INC. (hereinafter referred to as "the Company" or "United") and the AIR LINE PILOTS in the service of UNITED AIRLINES, INC. as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter referred to as "the Association" or "ALPA").

  W I T N E S S E T H:

  WHEREAS, it is the intent of the parties to implement a Flight Operations Quality Assurance Program (FOQA) to analyze data for the sole purpose of enhancing safety and efficiency of flight operations,

  WHEREAS, a Flight Operations Quality Assurance Program (FOQA) requires specific pilot protective provisions which are not currently included in the FAR's, and the Company and ALPA agree that the implementation of any Flight Operations Quality Assurance Program (FOQA) will be held in abeyance until the required FAR protective provisions are effective or a waiver to United Air Lines is granted from the FM providing these protective provisions,

  WHEREAS, the parties have successfully implemented a FOQA program per the Letter of Agreement dated November 10, 1994,

  WHEREAS, the Letter of Agreement was subsequently modified by an amendment. Now, therefore, it is mutually agreed that this FOQA Letter of Agreement, incorporating the changes per the Amendment, replace the FOQA Letter of Agreement dated November 10, 1994 contained within the 1994 Agreement between United Air Lines, Inc. and the Air Line Pilots in the service of United Air Lines, Inc. as represented by the Air Line Pilots Association, International is amended as follows:

    DEFINITIONS:
  "FOQA Program" - A program designed to enhance flight safety through controlled analysis of recorded flight data information.
  "Identifying Data" is any data or combination of data which allows collected data to be associated with a specific crew member.
  "Identified Data" is any collected data prior to removal of all identifying data.
  "Flight Data Recorder" is any device, equipment or system which collects, transmits or records in-flight data, whether installed to monitor pilot, aircraft component, or aircraft performance, or as consequence of performance of some other function.
  "Cockpit voice recorder" is any device, equipment or system which monitors or records a pilot's voice while he or she is on an aircraft.
  "Information," is any data transmitted, recorded or collected by use of a flight data recorder, cockpit voice recorder or any other recording device. The term "Information" shall further include tapes, transcripts, reports, papers, memos, statements, studies, charts, graphs or any other description, analysis or compilation of data collected by any such equipment.
  "FOQA Monitoring Team" - A committee of three management pilots appointed by the company: one from Safety, one from Domicile Operation and one from the Flight Center and three ALPA pilots selected by the MEC.
  "Operational Excedence Event"- An event described by recorded data values indicating the aircraft was outside the normal operation envelope.
  "Operational Routine Event"- An event in routine operation of statistical interest such as time into operation when flaps are retracted.
  "Designated Excedence Guidance Team Member" - a designated member of the ALPA Excedence Guidance Team who is conducting a specific event resolution and has the capability, if required, to identify the crew or crew members associated with collected data. This ALPA Excedence Guidance Team member will be the only person capable of identifying the flight crew associated with this collected data.
  "ALPA Excedence Guidance Team" - MEC appointed pilots, designated to analyze operational events, and if necessary, identify, interview, exchange information with and provide guidance to the pilots involved. The Excedence Guidance Team members are the only persons capable of identifying a crew associated with the event.
    FOQA PROGRAM:
  The design, implementation, and operation of a FOQA program shall be by mutual agreement between the Company and the Air Line Pilots' Association. Any variation from the agreed upon FOQA program shall require the mutual agreement of the parties prior to implementation.
  The FOQA Monitoring Team shall oversee the day to day operations of the FOQA Program and establish necessary policies and procedures to ensure compliance with the provisions of this agreement.
  The design of the FOQA program shall ensure the initial confidentiality and ultimate anonymity of individual crew members
  Flight data collected from any recording device installed on a Flight simulator will be an integral part of the FOQA program and be administered by the FOQA program personnel. This data will be considered FOQA data and comply with all the provisions of the FOQA Agreement.
  The letter of Agreement dated 11/11/94, regarding aircraft data collection systems, is incorporated herein by reference.
  Any violation of the requirements of this agreed-upon FOQA program, or the terms herein, shall cause the FOQA program to be held in abeyance until the infraction is resolved to the mutual satisfaction of both parties.
    SCOPE:
  Sufficient de-identified data shall be maintained to fulfill the requirements of the agreed-upon FOQA program. All de-identified data, and analyses of such data, shall be made available to the parties.
  There shall be continual evaluation of excedence values by the parties.
  Any special studies or evaluations require mutual agreement by Company and Association members of the FOQA Monitoring Team.
  Government agencies may be given access to de-identified data on Company property with approval of the FOQA Monitoring team.
    DATA RETENTION:
  Identifying data shall be removed from identified data as soon as possible, but no later than seven (7) days from the date of acquisition of the data by the Company.
  Any employee/agent who has contact with any identified data used in a FOQA program shall be prohibited from divulging any identifying data to any individual other than an ALPA FOQA Monitoring Team member representative except as prescribed by statute or regulation.
    DATA USE:
  The sole contact with any flight crew member associated with a specific excedence event shall be the "ALPA Excedence Guidance team." (See diagram attached)
  Only the specific designated FOQA Excedence Guidance Team member shall be able to identify the individual crew members associated with any specific data. (See amended diagram attached)
  Any notes, memoranda, or other documents used by the designated "ALPA Excedence Guidance Team" in any contact with any flight crew member concerning a specific FOQA event shall be considered "identified data" for purposes of this agreement and shall be "de-identified" in accordance with paragraph D-1 above.
  At a minimum, the FOQA program may be used for evaluation of the following areas:

  Aircraft performance

  Aircraft system performance

  Crew performance

  Company procedures

  Training programs

  Training effectiveness

  Aircraft design

  ATC system

  Airport issues

  Meteorological issues

  Any additional areas of evaluation which the parties may desire to include in the FOQA program must be mutually agreed upon by the Company and the Association prior to implementation.

    DATA USE FOR TRAINING;
  Collected FOQA data may be used to enhance individual training when the Technological capabilities are available. The FOQA Monitoring Team must approve procedures and use of FOQA data for this purpose.
  Collected data may be used by an instructor, Standards Captain or Line Check Airman to enhance the training.
  Collected data used for individualized training must be reviewed at the completion of the training period, either simulator or aircraft, and destroyed after such review.
  Collected data cannot be used to evaluate the individual performance of the Pilot, the Instructor, the Line Check Airman or the Standards Captain.
  Provisions must be incorporated assuring that aircraft or simulator data used to enhance training is incorporated in the de-identified FOQA trend data.
    The pilot representatives involved in the Flight Operations Quality Assurance (FOQA) Program shall be displaced from all or a portion of their scheduled trips in a cost effective manner while functioning in this capacity.

  IN WITNESS WHEREOF, the parties have signed this Agreement this 24th day of September, 1997.

  Revised as of this 26th day of October, 2000.

  /s/ William P. Hobgood

  William P. Hobgood

  Senior Vice President

  People

  /s/ F.C. Dubinsky

  Captain F.C. Dubinsky

  Chairman

  UAL/ALPA Master Executive Council

  WITNESS: FOR UNITED AIR LINES, INC.

  /s/ E.L. Soliday

  E. L. Soliday, Vice President

  Corporate Safety & Security

  WITNESS:

  FOR THE AIR LINE PILOTS IN THE

  SERVICE OF UNITED AIR LINES,INC.

  /s/ J. R. Babbitt

  J. Randolph Babbitt, President

  Air Line Pilots Association,

  International

  FOR THE UNITED AIRLINES

  MASTER EXECUTIVE COUNCIL

  /s/ Michael H. Glawe

  Michael H. Glawe, Chairman UALMEC

  Ratified by the UAL -MEC 10/17/97

  Letter 98-1

  Letter 98-1

  DENTK Contract Training

  UNITED AIRLINES

  January 6, 1998

  Captain Michael Glawe, Chairman

  UAL-MEC Air Line Pilots Association

  6400 Shafer Court, Suite 700

  Rosemont, IL 60018

  Dear Mike:

  The purpose of this letter is to inform you of how the Company will address some specific issues relative to how contract training is conducted and to the use of revenue sharing simulators.

  Contract Training

  There are seven key areas that need to be properly managed: instruction, programs, simulator maintenance, facilities, scheduling, customer service and sales and marketing. The responsibility of each of these areas falls on either Flight Operations, UAL Services (Flight Training Services), or both as set forth below:

  Instruction is the responsibility of Flight Operations "Wet" contract training for aircraft types United operates will be accomplished by Pilot Instructors on the UAL Pilot Seniority List in accordance with the Pilot Instructor Letter of Agreement (89-2) and under virtually identical working conditions.

  Necessary training will be provided to Pilot Instructors when required to conduct non-UAL syllabus programs.

  Program development is the responsibility of Flight Operations with coordination support provided by FTS. Simulator maintenance is the responsibility of Flight Operations.

  Facilities provision and maintenance is the responsibility of Flight Operations.

  Scheduling is the responsibility of Flight Operations. FTS has responsibility for scheduling of contract customers and to demonstrate "operational control" in accordance with FAR Part 142 certification.

  Customer Service is the primary responsibility of FTS, but is also the responsibility of all United personnel who support contract training. FTS must coordinate each customer's entire training experience including: travel, hotel, scheduling, contracts, payment, and changes to training, while accommodating cultural differences and any other special circumstances that may arise.

  Sales and marketing is the responsibility of FTS. It is the responsibility of FTS to sell excess simulator and training capacity for United Airlines.

  Revenue Share Simulators/Flight Training Devices

  The Company is very supportive of the revenue share concept to the extent that it improves our flexibility to provide United pilot training and can generate revenues and profits for United Airlines when excess training capacity is available or sale by United. Therefore, we would like to see its successful implementation by the following:

  Revenue Share simulators and flight training devices will be configured to meet existing UAL standards and maintained to those standards.
  The contract agreement with the revenue share partner states, among other things, that United Airlines can purchase the device at any time from the commencement of the contract and has first right to purchase if the partner elects to remove the simulator.
  United Airlines will purchase a revenue share device when it can be justified in accordance with corporate capital budgeting processes.
  In the event that United's pilot training needs exceed existing United owned or leased simulator capacity, United's pilot group will be given first priority when planning training times in the revenue share simulators.

  Recognizing that this is a new concept, the Company will maintain a collaborative relationship with ALPA in further developing these opportunities.

  Sincerely,

  /s/ Hart A. Langer

  Hart Langer

  Senior Vice President

  Flight Operations

  /s/ Stephan G. Regulinski

  Stephan G. Regulinski

  President

  ServicesLetter 98-2

  Letter 98-2

  Standards Captain Job Share

  UNITED AIRLINES

  Captain Michael Glawe, Chairman

  UAL-MEC Air Line Pilots Association

  6400 Shafer Court, Suite 700

  Rosemont, IL 60018

  Dear Mike:

  The parties have agreed to the establishment of a voluntary Standards Captain Job Share program in which two pilots who hold a Captain bid on the same equipment, in the same domicile, will share the duties of a Standards Captain and a line pilot. ALPA and the Company have jointly defined the procedures to administer this program as described in a letter to Captain Michael Glawe dated January 20, 1998. Additionally, the following provisions will apply to volunteers while participating in this program:

  During the months in which the pilot is functioning in his line assignment, he may volunteer to perform LCA duties if he so desires. There is no implied obligation. if the pilot does volunteer, he will be governed by the provisions of Section 9.
  For the month in which he will be functioning as a line pilot, the Job Share Special Assignment (JS) pilot will participate in the preferencing and awarding process at his domicile in order to have a line and/or reserve assignment.
  ESOP contributions and the allocation of ESOP stock will be governed by the appropriate ESOP documents.
  Month End Conflicts
  Pilots shall have the option to fly their inbound during the first days of special assignment at DENTK. The Company may request the pilot be removed from any portion of the inbound in order to be in position to begin his Standard Captain's duties and he will be pay protected for the portion of the trip in the outbound month. All contractual rest provisions will be applied prior to the pilot beginning his Standard Captain's duties at DENTK.
  Pilots shall have the option to continue the DENTK duties of the JS pilot into the following month, the "line month". The Company may request the pilot be removed from any portion of his initial trip in the following month, if necessary, in order to continue Standard Captain's duties and he will be pay protected for the portion of the trip in the following month. If, as a result of performing Standard Captain activities in the following month, "the line month", the pilot has less days off than originally scheduled in his awarded line, these lost days will be restored to him in a following month in which he is assigned to DENTK or given to him as vacation credit days with his concurrence. All contractual rest provisions will be applied prior to the pilot beginning his line and/or reserve assignment.
  Vacation
  Each volunteer pilot functioning as a Job Share Standards Captain will maintain any annual vacation awarded to him for the 1998/99 vacation year. If the awarded vacation split is scheduled for a month in which the pilot is on special assignment as a Job Share Standards Captain to the Fleet at DENTK, the appropriate vacation day adjustment described in the Letter to Captain Michael Glawe dated January 20, 1998, will be applied. Remaining unawarded vacation may be taken by the Job Share Standards Captain either while functioning on the line or DENTK depending on where he is assigned for the particular month. This monthly vacation will be awarded under Section 11-E of the Pilot Agreement or UAL Series 15 policy as appropriate. The above procedures will apply prospectively to any pilot who enters the Standards Captains Job Share program after the awarding of the annual vacation.
  Beginning with the next full vacation year (1999/2000), volunteer pilots on special assignment functioning as Job Share Standards Captains, will have half of their accrued vacation allocated to be taken while flying their line assignment and the remaining half adjusted, per the Letter to Captain Glawe dated January 20, 1998, to be taken while performing as a Job Share Standards Captain at DENTK. The appropriate provisions of Section 11 of the Pilot Agreement will apply for the bidding and awarding of annual and monthly vacation while the pilot is flying his line assignment at the domicile and UAL. Series 15 policy will apply to the bidding and awarding of both annual and monthly vacation while the pilot is on special assignment as a volunteer Standards Captain at DENTK.

  If this properly represents our understanding, please sign and return (2) copies of this letter for our files.

  Sincerely,

  /s/ Charles H. Vanderheiden

  Charles H. Vanderheiden

  Director Labor Relations, Flight Employees

  Accepted and agreed to this 23rd day of January 1998.

  /s/ Michael H. Glawe

  Captain Michael Glawe, Chairman

  UAL-MEC Air Line Pilots Association

  etter 98-3

  Letter 98-3

  Management Pilot Definition

  UNITED AIRLINES

  Captain Michael Glawe, Chairman

  UAL-MEC Air Line Pilots Association

  6400 Shafer Court, Suite 700

  Rosemont, II 60018

  Re: Standards Captain Job Share Special Assignment Agreement

  Dear Mike:

  This letter will confirm our agreement that during any period when a pilot is in fact functioning for United as a Standards Captain under the terms of Letter of Agreement 98-2, he is, insofar as pay, working conditions, performance of his actual job duties and the responsibilities relating thereto, a management employee. Accordingly, ALPA shall have no representational rights or obligations to any such pilot with respect to any issue relating to that pilot's employment as a Standards Captain. ALPA will continue, of course, to represent any such pilot as to other matters governed by the terms of the Agreement and for all purposes during those periods when the pilot is functioning as a line pilot.

  If this properly represents our understanding, please sign and return (2) copies of this letter for our files.

  Sincerely,

  /s/ Hart A. Langer

  Captain Hart A. Langer

  Senior Vice President

  Flight Operations

  Accepted and agreed to this 23rd day of January 1998.

  /s/ Michael H. Glawe

  Captain Michael Glawe, Chairman

  UAL-MEC Air Line Pilots Association

  Letter 98-6

  Domicile Swap Enhancement

  UNITED AIRLINES

  Captain Michael Glawe, Chairman

  UAL-MEC Air Line Pilots Association

  6400 Shafer Court, Suite 700

  Rosemont, IL 60018-7180

  Dear Michael,

  As it is not the intent of the Company or the Association to limit a pilot to one domicile trade in his probationary year, the parties agree that this letter shall amend and replace Letter of Agreement 91-22.

  Effective February 1, 1998, any pilot in his probationary year, while occupying the assignment which he received upon initial employment as a pilot, shall be eligible to enter into voluntary domicile trades, as follows:

  Any pilot desiring to change domiciles under this provision must locate another eligible pilot at the desired domicile with whom to trade. To be eligible to enter into a domicile trade, both pilots must hold assignments in the same status and equipment that they were initially trained for at DENTK as described above.
  Both pilots involved must approve the trade. All pilots on the Pilot Eligibility Seniority List whose seniority falls between these two pilots have thirty (30) days from posting of the notice to object to such trade. The Association will collect and maintain the necessary records of approvals.
  Upon written notification to the Company by the Association that a trade has been agreed upon, without objection as provided under 2 above, the mutual transfer will be made effective on the first day of the next month for which schedules have not been posted for preferencing.
  Pilots who make domicile changes under this provision will not receive Company paid moves nor be covered by any of the other provisions of Section 10. Such pilots will also accomplish necessary travel on their own time and will not receive Company paid time off for "travel days".
  Bidding restrictions ("freezes") already in place will be unaffected by a domicile trade. A trade will not generate a new freeze nor add to an existing one.
  Any awarded vacation will be unaffected by a domicile trade.
  There will not be a limit on the number of domicile trades, as long as the pilots involved meet all of the requirements of this Letter. If this accurately reflects our understanding, please sign and return 2 copies for our files.

  Sincerely,

  /s/ Charles H. Vanderheiden

  Charles H. Vanderheiden

  Director Labor Relations - Flight

  Employees

  Accepted and agreed to this 2nd day of February 1998.

  /s/ Michael H. Glawe

  Captain Michael Glawe, Chairman

  UAL-MEC Air Line Pilots Association

  Contract Admin Home

  Instruction Page

  Letter 98-8

  Letter 98-8

  Simulator Scheduling Protocol

  UNITED AIRLINES

  April 30, 1998

  United Airlines DENTK Simulator Scheduling Protocol

  The attached Scheduling Protocol document has been developed in a cooperative spirit by representatives of ALPA, Flight Operations, and UAL Services (Flight Training Services). The purpose of this document is to provide a protocol to all trainees (United Airlines and Contract), instructors (United Airlines and Contract), management employees, and customers as to the use and prioritization of assets at the Flight Center.

  It is the intent of all responsible parties to provide a quality training environment for all trainees who come to the Flight Center. To that end, the Scheduling Protocol document contains language which addresses the scheduling of simulators (and other flight training devices), classrooms, and instructors. The document also addresses the use of Revenue Sharing simulators, sale of guarantee simulator times, and prioritization of assets during operational changes.

  This document is intended to be a living document which will be reviewed and modified by mutual agreement to reflect the needs of all trainees who come to the Flight Center. By signing this document each party gives their support to abide by and support the implementation of the scheduling protocols.

  /s/ Michael H. Glawe

  Michael H. Glawe

  Chairman, UAL-MEC Air Line

  Pilots Association

  /s/ Hart A. Langer

  Hart A. Langer

  Sr. Vice-President Flight

  Operations

  /s/ Andy Studdert

  Andrew R Studdert

  Sr. Vice-President Fleet

  DENTK SIMULATOR SCHEDULING PROTOCOL

  Prologue

  The purpose of accurate planning/scheduling for Flight Center activities is to ensure adequate resources are available to accomplish UAL training on the scheduled day as planned. There are three timelines in scheduling training events: Long-range Sale of Guaranteed Simulator Time, Long-range Planning and Scheduling Phase, and the Daily Planning and Scheduling Phase. This Protocol only applies to the current UAL Fleets.

  Chapter 1: Definitions

  C.B.A.: Collective Bargaining Agreement between United Airlines and the Air line Pilots Association.
  Daily Planning and Scheduling Phase: from the 16th of the month prior to the Operational Month throughout the Operational Day.
  Dry Contract Training: Contract Training that is sold only with a Simulator (or FBS).
  FBS: A Fixed Base Simulator which has no motion or visual capability. Also referred to as FMAST or CPT.
  Fleet Captain: Fleet Captain or his designee.
  FTS: Flight Training Services, a business unit of UAL Services which is charged with the sale and marketing of Wet and Dry Contract Training.
  Guaranteed Simulator Time: Simulator (or FBS) time that is sold to an FTS customer (Wet or Dry) that cannot be canceled or changed without incurring a financial cancellation penalty for United Airlines. This guarantee implies day of week or time of day.
  Long-range Planning and Scheduling Phase: any time period prior to the 16th of the month prior to the Operational Month.
  MRI Team: Mutual Resolutions of Issues Team consisting of FTS, UAL Flight Operations, and ALPA participants.
  Nonguaranteed Simulator Time: Simulator (or FBS) time that is sold to an FTS customer (Wet or Dry) that can be canceled or moved any time (except as listed in this Protocol).
  Off Campus Training: Simulator Training that is performed at a non-United Airlines Facility.
  Operational Month: (as defined in Section 2-O of C.B.A.) The Scheduling Month (for example, the Operational Month of February is defined as the 31st January through 1 March).
  Operational Day: For Simulator periods starting at 06:00 on the date till 05:59 Local Time the next day (for example, the Operational Day of the 2nd of March runs from 06:00 the 2nd until 05:59 of the 3rd).
  Overflow Training: All planned training that exceeds available UAL simulator time (approximately 80% of the Planned Capacity) in an Operational Month, in a given Fleet.
  Planned Capacity: Total Simulator Time available for use from 06:00 to 02:00.
  Reserve Buffer: a block of Simulator (or FSS) time in a given Fleet that is allocated in the Long-range Planning and Scheduling Phase to be used during unplanned events.
  Reserve "M" Buffer: Maintenance time from 02:00 to 06:00 that can potentially be used, with Simulator Services, Fleet Captain, Instructor, and FTS crew concurrence, as a Reserve Buffer for FTS activities.
  Revenue Sharing Simulator: a Simulator owned by a Simulator Manufacturer and used at DENTK for increased flexibility, Overflow Training, and additional revenue.
  Simulator Services: A Flight Operations division which performs maintenance for Simulators and FBS's.
  Sold Simulator Time: Simulator (or FBS) time in a given Fleet that has been sold to a FTS customer (Wet or Dry) for the purpose of a planned (new) activity, as compared to recouping lost Simulator time due to maintenance problems, UAL higher priority requirements, and/or FTS crew additional training requirements.
  Surplus Capacity: All Simulator time leftover for sale, after UAL Flight Operations, Maintenance needs, and Reserve Buffers are planned for in the Longrange Planning and Scheduling Phase.
  UAL Simulator: a Simulator owned or leased by UAL Flight Operations.
  Wet Contract Training: Contract Training that is sold with a Simulator (or FBS) and a United Airlines instructor.

  Chapter 2: Sale of Guaranteed Simulator Time

      FTS may guarantee Surplus Capacity simulator time on a day specific basis, with exceptions only to be approved by the Fleet Captain, with the following restrictions:
  Based upon the latest Training Plan supplied by WHQ, historical data, DENTK Scheduling, Fleet planning, arid Simulator Services, the Fleet Captain will determine the total amount of Surplus Capacity in his Fleet. The Fleet Captain, with input from FTS, will determine the amount of simulator time, in that Fleet, that can be sold as Guaranteed Simulator Time.
  In a Fleet with a Revenue Sharing Simulator, the Fleet Captain and FTS, in a collaborative fashion, will determine the amount of simulator time that can be sold as Guaranteed Simulator Time.
      Guaranteed Simulator time can be sold no further out than 90 days from the Operational Day, with the exception to be approved by the Fleet Captain and the MRI Team.
      AFTER UAL scheduling needs in a particular Fleet are met, FTS can schedule Guaranteed Simulator Time for a specific time of day after approximately the 1st of the month prior to the Operational Month. For example: the 1st of March for the Operational Month of April.
      In NO case will the sale of Guaranteed Simulator Time generate the need for UAL pilots in training to go Off Campus for flight training.
      In NO case will the sale of Guaranteed Simulator Time impact the ability for Simulator Services to be able to perform routine and non- routing Simulator Maintenance.

  Chapter 3: Revenue Sharing Simulator Access & Scheduling

  TRIGGER 1: The Revenue Sharing Simulators will be utilized when Overflow Training, in a given Fleet, is projected during an Operational Month. UAI Flight Operations will have first priority in scheduling this Overflow Training into the Revenue Sharing Simulator.
  TRIGGER 2: During the Long-range Planning and Scheduling Phase, if UAL Flight Operations needs are projected to use 25% or more of the 24:00 to 02:00 time slot in an Operational Month in a given Fleet, those incremental UAL crews will then be scheduled into the Revenue Sharing Simulator. Every effort will he made to sell enough simulator time to make this a cost neutral transaction.
  During the Daily Planning and Scheduling Phase, if a Scheduling Disruption occurs, the Revenue Sharing Simulators should be used to accommodate crews according to Chapter 5: Daily Planning and Scheduling Phase of this Protocol
  In NO case will the sale of Revenue Sharing Simulator Time by FTS, generate the need for UAL pilots in training to go Off Campus for flight training.
  United Airlines will purchase all Simulator Time scheduled in a Revenue Sharing Simulator at the agreed upon rate.

  Chapter 4: Long-range Planning and Scheduling Phase

  The purpose of accurate planning is to ensure that United Airlines personnel are given first choice to meet their training and maintenance requirements in accordance with the C.B.A. The Long-range Planning Phase has many key events which require coordination between the Fleets, Simulator Services, Scheduling, and Flight Training Services.

  Priority of scheduling resources (Simulators, flight training devices, classrooms, Learning Center, etc.) for training and Simulator maintenance will be given to all UAL Flight Operations requirements. Classes will be built for all known UAL training requirements including:
  Proficiency Checks
  Initial, Transition, Upgrade, Requalification courses, and other Specialty courses
  Instructor/Evaluator training courses
  Fleet development projects (as determined by the Fleet Captain)
  Simulator maintenance will be scheduled in a manner which best accommodates the needs of the Fleet and Simulator Services, as determined by the Fleet Captain. This need can also include FTS. For example: in order to sell a particular FTS Contract, a simulator might require a modification or update.
  Adequate Reserve Buffers (for UAL Flight Operations, Wet and Dry Contract Training) will be established to provide reasonable unplanned capacity to accommodate schedule disruptions which occur after the Long-range Planning Phase, including the following parameters:
  Unplanned Simulator Maintenance
  Additional training requirements
  Rechecks
  Any other subjective buffers deemed prudent (i.e. weather, holiday etc.) as determined by the Fleet Captain.
  The scheduling for UAL pilots in training for the most desirable time will be as provided in the C.B.A. Section 9-G-9.
  After completion of the Long-range Planning process (UAL Flight Operations training and Maintenance requirements and all Reserve Buffers have been planned) all remaining Surplus Capacity can be released for sale by FTS.
  NO Reserve Buffer time will be sold by FTS without Fleet Captain approval, and then only on a "non-guaranteed" basis.
  NO Reserve "M" Buffer will be sold by FTS without Fleet Captain and Simulator Services approval, and then only on a "non-guaranteed" basis.
  Surplus Capacity that has been released to FTS, but has not been sold, may be reclaimed by Flight Operations, if needed, as determined by the Fleet Captain.

  Chapter 5: Daily Planning and Scheduling Phase

  The purpose of Daily Planning and Scheduling is to administer the Long-range Plan and make adjustments as necessary to minimize disruptions and establish a priority system when disruptions occur.

  Reserve Buffers will be allocated on a priority basis, as needed. The scheduling for UAL pilots in training for the most desirable time will be as provided in the C.B.A. Section 9-G-9.
  NO Reserve Buffer time will be sold by FTS without Fleet Captain approval, and then only on a "non-guaranteed" basis.
  NO Reserve "M" Buffer will be sold by FTS without Fleet Captain and Simulator Services approval, and then only on a "nonguaranteed" basis.
  Once ANY actual Simulator/FBS training session has started (not including the briefing), the training session shall not be canceled and/or delayed substantially without permission from the Instructor involved unless the Fleet Captain, with appropriate coordination, authorizes the interruption (the session will still have to end at its regular scheduled time period, as per priority 7 below).
  In the event that a UAL crew's training period is disrupted and in the judgment of the Instructor involved that training is negatively impacted, then the training event will be rescheduled in its entirety and the period that was disrupted will not count toward the completion of that course.
  If the Reserve "M" Buffer is needed in the Daily Planning and Scheduling Phase, and Simulator Services approval is given, the following priority will be adhered to:
  All priority will be given to moving Dry Contract Training in that time slot.
  If no Dry Contract Training can be moved into the Reserve "M" Buffer, and extra simulator time is still needed, FTS will attempt to delay the Wet Contract Class to the next possible slot, probably the next day.
  If no other alternatives are viable, Wet Contract Training can be moved into the Reserve "M" Buffer, with Instructor and Crew concurrence. The rest and duty requirements for the Pl's associated with these assignments are addressed separately by the Company and ALPA in the Pl Guidelines.
  For the Operational Day during a disruption with no sufficient Reserve Buffers available, the following priority list indicates the highest to the lowest priority. Events A, B, C, and D are expected to complete their full scheduled event, all other events should reduce their Simulator time to get back on schedule. When a training event needs to be canceled or moved, the priority list will be applied in reverse order:
  Any UAL Operational Currency event (i.e. Landing Currency)
  UAL PC's & CQP Day 1, 2, & 3 (Annual Training Events)
  UAL and FTS (Wet or Dry) Transition course check rides, LOE's, and Validations
  UAL Transition training periods within two periods of a Check or LOE, and within one period of a Validation event
  Any UAL Scheduled Training
  Fleet Projects, as determined by the Fleet Captain
  Any Guaranteed FTS Scheduled Events
  Any nonguaranteed FTS previously Scheduled Events
  FTS Events (i.e. sold Reserve Buffer time)
  All other events
  If a UAL and FTS event fall within the same priority category, UAL events will take priority over FTS events.
  The Daily Scheduler must manage the schedule disruptions so as to minimize the effects of that disruption on as few crews as is possible. In the event of a mechanical disruption and/or a Simulator period running over its normally scheduled time, the next scheduled period will normally absorb the overage, as determined by the priority list above, unless the Daily Scheduler, in conjunction with the Fleet Captain, and if possible, the involved Instructors, determines an alternative plan would be more advantageous.

  Chapter 6: General

  Because of the unique nature of the Simulator Scheduling Protocol, the MRI Team will on a monthly basis review, monitor, report, and if necessary, make recommendations and changes in the following areas:
  The sale of Guaranteed Simulator Time.
  The use of the Revenue Sharing Simulators. A periodic study will be performed on the entire Revenue Sharing Simulator concept, including the potential purchase.
  The concept of Reserve Buffers, utilizing such measures as:
  All Planned versus Actually used Reserve Buffer time slots in the previous month
  What kind of activity was scheduled and who used the Reserve Buffers
  A Simulator (or FBS) usage report of the Reserve "M" Buffers. A study will be performed anytime the usage of the Reserve "M" Buffer exceeds 5% per month in a given fleet. The report of this study will include the following:
  Reasons for the high Reserve "M" Buffer usage
  If this is just an anomaly or whether this is an upward trend
  Necessary Reserve Buffer adjustments
  Additional simulator capacity justification
  Other relevant facts, as determined by the MRI Team
  Long-range and Daily Planning and Scheduling Phase.
  Other relevant facts, as determined by the MRI Team.
    In either case, approximately 6 months after the start of the full implementation of the Simulator Scheduling Protocol, all appropriate parties involved will perform a thorough review and publish a report.
    In case of a dispute over access to any UAL Simulator or Device, the Fleet Captain will make the final determination.
    In case of dispute over access to a Revenue Sharing Simulator, the Fleet Captain and FTS, in a collaborative fashion, will make the final determination. In the event no satisfactory resolution can be reached in a timely fashion, the Fleet Captain will make the final determination.
    In keeping with the spirit of cooperation between the Company and ALPA, all current and future matters regarding the DENTK Simulator Scheduling Protocol topic will be resolved in a collaborative fashion.

  Chapter 7: Some examples

  Example (A):

  The Long-range Schedule reflects the following in Simulator 1:

  - FTS Transition Check ride from 06:00 to 10:00

  - UAL PC Day 3 from 10:00 to 14:00

  - UAL PC Day 2 from 14:00 to 18:00

  - UAL Transition Period 3 from 18:00 to 22:00

  - FTS "Dry" Transition Period 8 from 22:00 to 02:00

  The Simulator is running 1 hour late due to mechanical problems. The Schedule will now reflect the minimizing of scheduling disruptions, with no Reserve Buffers available, on the Operational Day:

  - FTS Transition Check ride from 07:00 to 11:00

  - UAL PC Day 3 from 11:00 to 15:00

  - UAL PC Day 2 from 15:00 to 19:00

  - UAL Transition Period 3 from 19:00 to 22:00 (this crew "eats" it) **

  - FTS "Dry" Transition Period 8 from 22:00 to 02:00

  *unless the Daily Scheduler determines it would be more feasible for the UAL crew to continue

  Example (B):

  The Long-range Schedule reflects the following in Simulator 1:

  - FTS Transition Check ride from 06:00 to 10:00

  - UAL PC Day 3 from 10:00 to 14:00

  - UAL Transition Period 6 from 14:00 to 18:00

  - Reserve Buffer from 18:00 to 20:00

  - UAL Transition Period 3 from 20:00 to 00:00

  The Simulator is running 1 hour late due to mechanical problems. The Schedule will now reflect the minimizing of scheduling disruptions, with Reserve Buffers available, on the Operational Day:

  - FTS Transition Check ride from 07:00 to 11:00

  - UAL PC Day 3 from 11:00 to 15:00

  - UAL Transition Period 6 from 15:00 to 19:00 (this crew does not have to eat it)

  - Reserve Buffer from 19:00 to 20:00

  - UAL Transition Period 3 from 20:00 to 00:00

  Example (C):

  The Long-range Schedule reflects the following in Simulator 1:

  - FTS Guaranteed Dry Transition Period 6 from 06:00 to 10:00

  - UAL PC Day 3 from 10:00 to 14:00

  - UAL PC Day 2 from 14:00 to 18:00

  - UAL Transition Period 7 from 18:00 to 22:00

  - FTS Nonguaranteed Transition Period 3 from 22:00 to 02:00

  UAL needs one additional simulator period for a Check ride, and no Reserve Buffer is available:

  - FTS Guaranteed Dry Transition Period 6 from 06:00 to 07:00 **

  - UAL Transition Check ride from 07:00 to 10:00

  - UAL PC Day 3 from 10:00 to 14:00

  - UAL PC Day 2 from 14:00 to 18:00

  - UAL Transition Period 7 from 18:00 to 22:00

  - FTS Nonguaranteed Transition Period 3 from 22:00 to 02:00

  ** If Reserve "M" Buffer available, this FTS simulator period could possibly move up earlier

  Example (D):

  The Long-range Schedule reflects the following in Simulator 1:

  - UAL Transition Period 3 from 06:00 to 10:00

  - UAL Transition Period 8 from 10:00 to 14:00

  - FTS Transition Period 8 from14:00 to 18:00

  - UAL PC Day 1 from 18:00 to 20:00

  - FTS Transition Period 3 from 20:00 to 00:00

  - Maintenance upgrade from 00:00 to 06:00

  UAL Transition Period 8 experiences a mechanical problem and is now 2 hours late. The Schedule will now reflect the minimizing of scheduling disruptions on the Operational Day:

  - UAL Transition Period 3 from 06:00 to 10:00

  - UAL Transition Period 8 from 10:00 to 16:00 FTS

  - Transition Period 8 from 16:00 to 18:00 (this crew "eats" it)

  - UAL PC Day 1 from 18:00 to 20:00 FTS

  - Transition Period 3 from 20:00 to 00:00

  - Maintenance upgrade from 00:00 to 06.00

  Letter 98-13

  777 Crew Rest

  UNITED AIRLINES

  Captain Michael H. Glawe, Chairman

  UAL-MEC Air Line Pilots Association

  6400 Shafer Court, Suite 700

  Rosemont, IL 60018

  Dear Mike:

  The Company has indicated a desire to introduce the B777 model aircraft into the Pacific operation. This strategy will likely prevent market fragmentation and sustain the efficient operation of current routes that no longer support the use of the B747- 400. Additionally, the introduction of the B777-B model aircraft on such routes will provide long-term growth opportunities including increased B747-400 operations into the Pacific. Therefore, to facilitate the Company's operation of Pacific ETOPS flight segments with B777 model aircraft, the parties have agreed to install an ALPA approved rest facility as follows:

  The Company will equip all current and future B777-B model aircraft with a crew bunk facility similar to the B747-400 aircraft. Until the crew bunk facility is installed on B777-B model aircraft, the Genesis seat will serve as the pilot crew rest facility. The Company will retrofit all current B777-B model aircraft with a crew bunk according to the agreed upon schedule, provided all of the variables pertaining to the retrofit occur as planned.
  The Company will retrofit all three class B777-B and B777-A model aircraft with a Genesis seat. The Company will complete the installation of Genesis seats on all B777-B and B777-A model aircraft according to the agreed upon schedules, provided all of the variables pertaining to this retrofit occur as planned. The Company, however, is not obligated to equip B777 model aircraft dedicated to the domestic operation with crew bunks or Genesis seats and these aircraft will not be scheduled nor substituted into the international operation.
  A joint committee comprised of Company and ALPA representatives will monitor the development and installation of the crew bunk facility and the Genesis seat to ensure compliance with this agreement.
  Prior to the installation of the crew bunks on the B777-B model aircraft, the Company may only schedule Pacific ETOPS flight segments with aircraft equipped with the Genesis seat. The Company may, however, substitute a B777 model aircraft equipped without Genesis seats to avoid a cancellation. This substitution provision will remain in effect until March 1, 2000, or until 12 B777 model aircraft are equipped with the Genesis seat, whichever occurs first. Additionally, the Company will provide the Association with documentation indicating the flight segments on which any   substitution was necessary and the reasons for the substitution. Completion of the installation of crew bunks and Genesis seats as set forth above resolves the crew rest issue on the B777 model aircraft utilized in the international operation and, thereafter, the Company may continue to operate such aircraft in accordance with the terms of the Agreement.
  The Company will not operate augmented B767 flying in the Pacific until such aircraft are fitted with an ALPA approved crew rest facility.

  If this accurately reflects our understanding, please sign and return 2 copies for our files.

  Sincerely,

  /s/ William P. Hobgood

  William P. Hobgood

  Sr. Vice President - People

  Accepted and agreed to this 18th day of December, 1998.

  /s/ Michael H. Glawe

  Captain Michael H. Glawe, Chairman

  UAL-MEC Air Line Pilots Association

  Letter 98-14

  Letter 98-14

  HNL Domicile

  LETTER OF AGREEMENT

  between

  UNITED AIRLINES, INC.

  and

  THE AIR LINE PILOTS

  in the service of

  UNITED AIRLINES, INC.

  as represented by

  THE AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

  THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act by and between UNITED AIRLINES, INC. (hereinafter referred to as "United" or the "Company"), and the AIR LINE PILOTS in the service of UNITED AIRLINES, INC. as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter referred to as "ALPA" or the "Association").

  W I T N E S S E T H:

  It is hereby mutually agreed:

    The current Honolulu domicile established during the term of the 1991 Agreement will be limited to the B-747 except that short range equipment such as the B-737 and/or B-727 may also be introduced for inter-island service only. Such inter-island equipment domicile may be established as either a permanent or TDY domicile. The Company will consult with the Association prior to establishing such inter-island Honolulu domicile. Additionally, the Company agrees to use Letter of Agreement 97-4 (Allocation of Flying Protocol) prior to the introduction of any other equipment in the Honolulu domicile.
    As long as the B-747 flying supporting the Honolulu domicile is sufficient to maintain a minimum line level, the domicile will remain open. As the system-wide B-747 flying is reduced due to the phasing out of the equipment, the reduction will be accomplished under the provisions of Section 8 of the Agreement. The Company and the SSC shall monitor the B-747 flying on a monthly basis to assure compliance with this provision.
    In construction of DSL pairings for the Honolulu B-747 equipment domicile, the Company will observe the scheduling philosophies required by Letter 91-7 (Scheduling Practices Letter). All Section 20 scheduling dispute resolution procedures will be available to address any problems associated with these parings, up to and including a review by the Senior Vice-President, Flight Operations.
    A paid move from the Hawaiian Islands to any point in the contiguous 48 states will be available to any pilot who (1) retires (including early or medical retirement) while based in Honolulu and (2) who has an established residence in Hawaii. Notwithstanding the provisions of Section 10-C-3 of the Agreement, this move entitlement shall apply only to a move from the Hawaiian Islands to the Mainland.
    Bid but unfilled vacancies in Honolulu shall not be subject to involuntary assignment under the provisions of Section 8-F of the Agreement, except the Honolulu assignments may be given as initial assignments to newly hired pilots. In the event the Company is unable to fill vacancies at Honolulu, required manpower may be filled through the use of temporary duty under the provisions of Section 8-L of the Agreement. For this purpose and notwithstanding the provisions of Section 8-L-3-b, a pilot may be involuntarily assigned up to 60 days of TDY per year, in addition to any voluntary TDY which he also may have performed. Further, notwithstanding the provisions of Section 8-L-3-c, the normal minimum TDY assignment on Honolulu will be for a full schedule month.
    This Letter of Agreement shall become effective upon signing and run concurrently with Section 22 of the 1994 Pilot Agreement.

The parties have signed this Letter of Agreement this 18th day of December, 1998.

FOR THE AIR LINE PILOTS IN THE SERVICE OF

UNITED AIRLINES, INC. FOR UNITED AIRLINES, INC.

 /s/ Michael H. Glawe,

Chairman

UAL-MEC Air Line Pilots Association

/s/ William P. Hobgood

Senior Vice President

People Division

Letter 99-6

Letter 99-6

B747-400 Currency

UNITED AIRLINES

Captain Michael H. Glawe, Chairman

UAL-MEC Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Captain Glawe:

The Association and the Company have jointly agreed to review the staffing and the currency requirements for augmented flying. This review has been separated into two distinct parts. One discusses temporary modifications to address currency requirements. The other studies various methods of staffing augmented flights.

The following procedures will apply until the staffing study is completed:

The B747-400 crews will, in addition to the PC/CQP, be scheduled for a PT as follows:

The PT will be scheduled in the same manner as a PC/CQP, using a base six (6) months from the PC/CQP base month.

The PT will comply with the PC/CQP scheduling rules of the Agreement.

Travel to and from a PT will be the same as the PC/CQP.

In addition to the present landing currency requirements, all B747-400 first officers will be required to accomplish one (1) landing and take off in the aircraft within 180 consecutive days.

A new training opportunity will be implemented, an Operating Experience Refresher ("OER").

The OER will consist of at least two (2) segments in the aircraft. A minimum of one (1) segment will be flown with the pilot receiving the OER as the pilot flying ("PF").

A check airman will conduct the OER.

The check airman may extend the OER beyond the minimum two (2) legs if necessary.

The Company may assign an OER to a pilot during his last 30 calendar days of availability prior to the expiration of the 180-day landing/takeoff currency limit. During any time other than this last 30 calendar day period, the Company may assign an OER only with pilot concurrence.

Lineholders who are subject to an OER as described in the above paragraph may be assigned up to the actual domestic limits of FAR 121.471.

With pilot concurrence, the OER may be scheduled on days off in conjunction with vacation. If the pilot refuses an OER on his vacation days off, any flying lost due to not qualified status ("NQ") will be pay protected to the 78-hour guarantee.

A first officer requiring an OER may be assigned an open flying ID or displace a first officer in a flying ID.

9-F-3-d will apply to OER's for reserve pilots in the same manner as IOE's.

Over-projection protection contained within Letter of Agreement 96-1 will apply to OER assignments.

Consistent with 3-B-4-c-2, the pilot will be paid his line value or his line value after the OER modification, whichever is greater.

The following modifications will be implemented for the B747-400 schedules.

Commencing with the March 1999 schedule, lines of flying will be constructed to include a combination of flying and non-flying ID's when possible. Specifically, one (1) flying ID will be traded for a non-flying ID provided it has the same schedule legs and pay value.

First officer ID's with all domestic flying may be redistributed to relief pilot lines' whenever possible.

First officers who have repeated two (2) training/checking events within twenty-four (24) months, or first officers with less than 75 hours in the aircraft, will not be permitted to bid a line or be assigned an ID with a captain who has repeated two (2) training/checking events within twenty-four (24) months or a captain with less than 75 hours in the aircraft.

If a first officer is paired with a captain who has not fulfilled the initial requirement of ten (10) landings, OPBCM may provide other flying that would maintain the first officer's landing currency. This modification will require the first officer's concurrence. If the replacement flying is of a lesser value, the first officer will be pay protected for the greater.

With his concurrence, a flight officer that could lapse landing currency may be removed from an ID and assigned other flying to maintain his currency. If the replacement flying is of a lesser value, the flight officer will be pay protected for the greater.

Pilots will be prohibited from trading out of a flying ID when they have exceeded 120 days without an actual landing and take off in the aircraft by freezing the ID. Once a pilot has been assigned an OER, all flying ID's will no longer be frozen. OPBCM may effect the trade, providing the pilot is attempting to trade into another flying ID and allowing the trade will not negatively influence the outcome of the pilot's currency.

The following flight assignment restrictions will apply to the B747-400:

A first officer who is not landing/take off current (180 day currency) in the aircraft can only be given an OER assignment to regain currency.

OPBCM may alter FIFO order to make a flying ID assignment to a captain or first officer who is within 30 days of lapsing currency.

The parties encourage pilots to assist in maintaining currency requirements by exchanging roles within an ID whenever possible.

A "Safety Awareness" program will be scheduled and all pilots will be required to attend a presentation of this program or revert to NQ, non-pay status. This program will be approximately one (1) hour long. The pilot will receive one (1) hour of pay for attending in addition to all other pay for the month. A schedule will be posted of the viewing times available at each domicile and DENTK for the entire presentation period. A pilot may view the Safety Awareness program at any location.

The provisions contained within this Letter will initially apply to the B747-400 fleet but may be expanded to other augmented fleets.

The parties agree to monitor the results of the above provisions and will immediately meet to address any necessary modifications.

The provisions of this Letter will remain in effect until the completion and implementation of the Augmentation Study or December 1, 1999, whichever occurs first, unless both parties agree to an extension.

This Letter of Understanding reflects the changes necessary to comply with the FAA requirements in place for the time period required to complete the Augmentation Study. Provisions contained within this Letter are non-precedent setting and will not be cited by either party in any manner.

If this accurately reflects our understanding, please sign and return two (2) copies for our files.

Sincerely,

/s/ Hart A. Langer

Captain Hart A. Langer

Senior Vice President

Flight Operations

Accepted and agreed to this 31st day of March, 1999.

/s/ Michael H. Glawe

Captain Michael H. Glawe, Chairman

UAL-MEC Air Line Pilots Association

Letter 99-7

LCA Work Rules and Compensation

UNITED AIRLINES

Captain Michael H. Glawe, Chairman

UAL-MEC Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Mike,

The parties have agreed to the following work rules and compensation for those line pilots functioning as Line Check Airmen:

    Line Check Airmen (LCAs) will be limited to no more than ten (10) duty periods per month, unless more periods are necessary to complete an OE. In no event will an LCA exceed 89/95 hours actual. Paragraph 2 (Overprojection Protection) of Letter of Agreement 96-1 will apply to these monthly limitations.
    When a pilot's ID is utilized to Accommodate an OE construction, the following priorities shall be preferred for displacement:
      Complete ID's.
      Turn arounds at the beginning or end of an ID.
      Segments as necessary within an ID.
    An LCA who holds a higher paying bid may be retained by the Company in his current equipment for up to 180 days after his pay is triggered in the new assignment with the LCA's concurrence.
    Initial Operating Experience (IOE) for Captains and First Officers may be conducted by designated Captain Line Check Airmen functioning on their assigned trips. In any month that the Check Airman is utilized in this capacity, he shall receive his normal salary plus a Four Hundred Dollar ($400.00) override to cover up to three (3) duty periods in which he so functions. For each subsequent duty period in such capacity, he shall receive an additional One Hundred Dollar ($100.00) override. In no case will his pay as an LCA be less than nine percent (9%) of his hourly pay for the monthly hours performed as an LCA.
    An LCA will be paid for his highest projection for the month, unless a lower projection results from loss of flying due to operational irregularities or the LCA's actions. In determining the highest projection for the month, the Company will compare the value of any ID performed by the LCA to any ID which might need to be removed due to the LCA work and the greater value will remain in the LCA's projection. This comparison will be performed on an ID by ID basis throughout the month. Additionally, if the ID flown by the LCA contains fewer duty periods than the ID that is required to be dropped, there is no obligation for the LCA to make up the lost duty periods.
    All the required forms necessary for a line pilot to apply for the position of Line Check Airman (LCA) along with the agreed to LCA Guidelines will be available in the Flight Office at each domicile.

If this accurately reflects our understanding, please sign and return two (2) copies for our files.

Sincerely,

/s/ Hart A. Langer

Captain Hart A. Langer

Senior Vice President

Flight Operations

Accepted and agreed to this 27th day of April, 1999.

/s/ Michael H. Glawe

Captain Michael H. Glawe, Chairman

UAL-MEC Air Line Pilots Association

Revised as of this 26th day of October, 2000.

/s/ William P. Hobgood

William P. Hobgood

Senior Vice President

People

/s/ F.C. Dubinsky

Captain F.C. Dubinsky

Chairman

UAL/ALPA Master Executive Council

Letter 99-8

Letter 99-8

Wide-Body New-Hire

UNITED AIRLINES

Captain Michael H. Glawe, Chairman

UAL-MEC Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Captain Glawe:

On March 29, 1999, we discussed our previously unwritten agreement of not assigning new-hire pilots for their initial assignment to wide-body First Officer positions in an international operation. Flight Operations agrees this is a wise approach in helping maintain the highest safety standards in our international operation.

To this end, I am reaffirming my direction to Flight Crew Resources and to the Denver Flight Center to continue this policy and ensure that all new-hire pilots receiving their initial assignment not be assigned to any wide-body First Officer position in an international operation.

If this accurately reflects our discussion and our agreement, please sign and return two (2) copies to me for our files.

Sincerely,

/s/ Hart A. Langer

Captain Hart A. Langer

Senior Vice President

Flight Operations

Accepted and agreed to this 27th day of April, 1999.

/s/ Michael H. Glawe

Captain Michael H. Glawe, Chairman

UAL-MEC Air Line Pilots Association

Letter 99-10

Captain Development Course

UNITED AIRLINES

July 28, 1999

Captain Michael H. Glawe, Chairman

UAL-MEC Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018-7180

Dear Michael,

As a result of discussions between the ALPA and Company Negotiating Committees, the parties have agreed that the following provisions will apply to the recently developed Captain Development Course (CDC):

    Attendance - CDC training is mandatory.
    Compensation - Compensation will be paid in accordance with Section 9 of the Agreement.
    Expenses - Meals, lodging, and ground transportation will be provided by the Company during all CDC seminars. Any other expenses incurred by a pilot will be reimbursed on a reasonable and actual basis.
    Scheduled Classroom Time - In order to enhance the quality of training and to maximize the benefits to the pilot, and notwithstanding the provisions of Section 9-F-2-f of the Agreement, a pilot may be scheduled up to a maximum of eight (8) hours of classroom instruction per day.
    Notification and Assignment to Training - Notification and assignment to seminar training will be made after pilot schedule preferencing but in no case less than fifteen (15) days prior to the start of the CDC seminar training without pilot concurrence. Pilots eligible for assignment to a CDC seminar may request "holy days" in accordance with Section 9-B-1-b of the Agreement (For the purposes of this provision the phrase "...cause him to lose his qualification" shall mean "...cause him to lose the opportunity to be scheduled within the scheduling windows contained in Paragraph 6 of this Letter").
    Scheduling Windows - Scheduling windows for CDC seminars will be as follows:
      Flying the Line Seminar is required prior to initial Captain technical training at DENTK. Before 1/1/00 exceptions to this provision will require approval from the Vice President - Flight Standards and Training. After 1/1/00 exceptions will not be permitted. The Company will make every effort to schedule pilots for Flying the Line as soon as practicable after their final bid awards.
      Command Seminar will be conducted ASAP after "consolidation" as Captain (i.e. 100 hours) but not later than the end of the fourth month after completion of initial Captain OE.
      Home Base will be conducted not earlier than the beginning of the fifth month and not later than the end of the eighth month after completion of initial Captain OE.

7. Initial Captain OE - Report time for initial Captains on the first day of the first OE ID will be two (2) hours prior to scheduled trip departure instead of the normal one (1) hour report time. The scheduled duty time for the first day of the published ID to be used for the initial Captain's first OE ID shall be limited to the Section 5-G-1-a-(1)limitations less one (1) hour.

    Pilot Performance and Conduct - Pilot performance and conduct during attendance at any CDC seminar will not be used as a basis for evaluating or grading the attendee during, or at any time following, the event. Additionally, no information resulting from a pilot's curriculum participation in a CDC seminar may be used in any disciplinary action nor may be used in any way to the detriment of any United pilot.
    Record Keeping - No records of pilot performance during CDC seminar training will be kept by anyone inside or outside the Company.
    Modifications to CDC Seminar Training - To retain ALPA support for the program, the Company and ALPA must agree on any subsequent modifications.
    Additional Phases of CDC Training - Development of any additional phases of CDC training will be with full participation by ALPA representatives and will not be implemented without approval by the United MEC, or its officers.

If the above accurately reflects our understanding, please sign and return three (3) copies for our files.

Sincerely,

/s/ Stephen A. Forte

Captain Stephen A. Forte

Senior Vice President

Flight Operations

Accepted and agreed to this 16th day of August, 1999

/s/ Michael H. Glawe

Captain Michael H. Glawe, Chairman

UAL-MEC Air Line Pilots Association

Letter 99-11

Letter 99-12

PWM Downtown Hotel

UNITED AIRLINES

October 21, 1999

Captain Michael H. Glawe, Chairman

UAI,-MEC Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018-7180

Re: ALPA Case No.: 98-U-MEC-38R/99-4

Dear Mike:

As it is the parties intent to address the lack of a downtown layover hotel in Portland, Maine, the above captioned grievance is settled on the following terms which will be effective upon signing.

    At Company expense, pilots on layovers in Portland, Maine, may secure a taxicab ride to downtown Portland and back to the layover hotel. One such cab ride is approved per pilot per calendar day of the layover.
    The Company will contract with an approved Cab company to provide the above transportation on a voucher system. Vouchers for crew members will be available from the taxi driver.
    This agreement will remain in effect until a suitable Portland downtown layover hotel is secured. Acceptance of this agreement does not prejudice the Association's position with respect to downtown layover hotels. The parties will continue effort to secure a downtown hotel in Portland, Maine.
    This agreement arises from the unique circumstances identified in the grievance. This agreement is non-precedental and will not be cited by either party other than to enforce the terms herein.

If this accurately reflects our understanding, please sign and return original for our files.

Sincerely,

/s/ Ed Del Genio

Ed Del Genio

Director People Services

Flight Operations

Accepted and agreed to this 15th day of November, 1999.

/s/ Michael H. Glawe

Michael H. Glawe, Chairman

UAL-MEC Air Line Pilots Association

Letter 99-13

Letter 99-13

Crew Meal Expense Clarification

UNITED AIRLINES

Captain Michael Glawe, Chairman

UAL-MEC Air Line Pilot's Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Captain Glawe:

The parties agree to modify the November 10, 1999 letter regarding the treatment of meal expenses incurred by pilots in line operations as follows:

    If an on board crew meal is unavailable, reimbursement of reasonable actual expenses associated with obtaining a meal will be paid to the pilot upon submission of a company expense form and receipt.
    If the unavailable crew meal was ALPA requested, the reimbursement will be offset by the meal cost specified in Section 4-A-2 of the Agreement, which will be charged to the pilot. If the pilot obtains no meal, or requests no reimbursement, the meal cost specified in Section 4-A-2 will not be charged to the pilot.
    A meal is "unavailable" if it is not on board the aircraft, incomplete, or spoiled.
    "Unavailable" does not include meals that meet the SPCMEL request but are deemed not appetizing or tasty.
    If this Letter of Understanding accurately reflects our agreement, please sign and return two (2) copies for our files.

Sincerely,

Stephen A. Forte

Captain Stephen A. Forte

Senior Vice President

Flight Operations

Accepted and agreed to this 10th day of December, 1999.

/s/ Michael H. Glawe

Captain Michael Glawe, Chairman

UA/ALPA Master Executive CouncilLetter 99-14

Letter 00-1

Natural Disaster Absence Policy

UNITED AIRLINES

January 7, 2000

Captain F.C. Dubinsky

UAL MEC Chairman

AIR LINE PILOTS ASSOCIATION

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Rick,

The following policy will apply to pilots who are unable to report to work due to a "natural disaster", i.e., weather or other event as determined by the Chief Pilot or Flight Manager.

    Pilots will be placed on a "without pay" (ANP) status for the pairing(s) missed, according to the normal UAL "no work, no pay" policy.
    Pilots holding a line and placed on "without pay" status may make up lost credit time through the trip trade system or requesting to be placed on the 20-H-3 list for assignment to open time.
    For reserve pilots, Chief Pilots or Flight Managers may, with the concurrence of the pilot, move remaining RDO's to cover the absence.
    If there is insufficient time remaining in the month to make up lost credit time or if the pilot so chooses, the pilot may request that his/her Chief Pilot or Flight Manager restore pay up to the original value of the pilot's line from any unassigned future or current vacation due to the pilot, without splitting any covered pairings. Note that using future or current vacation to cover the missed pairing(s) may result in reducing the number of "splits" available to the pilot in that vacation year.

In the event the "natural disaster" prevents a significant number of United employees from reporting to work, the COO will determine whether that time will be treated as paid time off.

Best regards,

/s/ Rick Maloney

Captain Rick Maloney

Managing Director of

Line Operations and

System Chief Pilotr 00-2

Letter 00-6

Professional Standards Letter

UNITED AIRLINES

Captain Frederick C. Dubinsky

UAL-MEC

Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Rick,

        The Association through its Professional Standards Committee has undertake training of its designated representatives, and is committed to ensuring that all designated Professional Standards representatives are trained to competently assist any pilot who asks for help in resolving workplace-related problems with other pilots based on gender and/or minority issues. As with all issues undertaken by Professional Standards, voluntary participation of the affected pilots will be essential to that process. Since the key to their success is rooted in the fact that Professional Standards' efforts are confidential, any pilot who becomes aware of a gender or minority complaint as a result of his or her official role in Professional Standards activities will not be required to report that event to the Company. The goal of Professional Standards in handling these complaints will be to achieve behavior and attitude changes that will eliminate recurrence of the reported problems. No changes will be made to the present Professional Standards operating rules in order to accommodate this new activity.
        When the Company receives a complaint, Flight Operations managers will have the option of initiating an investigation as specified in the Company's harassment/ discrimination policy or of offering the pilot who makes a report the option of first attempting to achieve resolution by taking the matter to ALPA Professional Standards. When offered, the decision to use or not use Professional Standards will be made entirely by the complaining pilot. In no case will the manager make a recommendation to the pilot about which option to choose; however the manager will be free to answer all questions and to explain both processes, to the best of his or her understanding. If the complaining pilot chooses to use Professional Standards, the responding pilot's concurrence will be required before the matter is referred to Professional Standards for resolution. If the complaining pilot chooses not to use Professional Standards, the Company will immediately take action as specified in its harassment/discrimination policy. If a pilot chooses to use Professional Standards, he/she nonetheless may, at any time, report to the Company that he/she is not satisfied with the Professional Standards progress and the Company will immediately initiate an investigation. In the event the pilots decide to use Professional Standards, the referral by the Company will be subject to all of the provisions of Letter of Agreement 87-1. If the Company receives notice that Professional Standards is unable to reach a solution satisfactory to the complaining pilot, the Company will be responsible for taking any and all steps specified in its harassment and discrimination policy in an effort to resolve the problem.
        If, after reporting to the Company a complaint based on gender or minority issues, a pilot then chooses to use Professional Standards, he/she will be required to sign a document saying that he/she received and read this Letter of Agreement, which contains information relevant to his/her decision.
        This agreement shall not be construed to limit, expand or otherwise modify the previous existing statutory responsibilities of either party. The activities that the Association will engage in under the provisions of this Letter are activities that it will conduct on its own behalf and at its discretion, with neither influence nor control by the Company. In no respect will the Association function or serve as an agent of the Company in the handling of these matters.
        The Agreement may be terminated by either party with 30 days advance notice.

Sincerely,

/s/ Stephen A. Forte

Captain Stephen A. Forte

Senior Vice President

Flight Operations

Accepted and agreed to this 15th day of May, 2000

/s/ F.C. Dubinsky

Captain Frederick C. Dubinsky, Chairman

UAL-MEC Air Line Pilots Association00-7

Letter 00-8

Human Factors LAHSO Simulator Study

UNITED AIRLINES

June 12, 2000

Captain Frederick C. Dubinsky, Chairman

UAL-MEC

Air Line Pilots Association

6400 Shafer Court - Suite 700

Rosemont, IL 60018

Re: Memorandum of Understanding - Human Factors Land and Hold Short Operations

Simulator Study (LAHSO Study)

Dear Rick,

Pursuant to our June 7 and 8, 2000 discussions, regarding the above-referenced LAHSO study, the terms and conditions under which pilots will participate in the program are as follows:

    The LAHSO Study will be conducted for the sole purpose of data collection. Therefore, no records, documents or notes produced during or as a result of the LAHSO Study will be placed in any pilot's personnel training record. Any records, documents or notes produced during or as a result of the LAHSO Study will be de-identified. Moreover, no participating pilot (line holders and/or reserve) will be subject to any instruction, checking, discipline, discharge or enforcement action by the company during or as a result of their participation in the LAHSO Study.
    It is agreed that the pilot briefing statement contained on page 19 of the FAA Test Plan, dated June 6, 2000, will suffice as a statement from the FAA that no participating pilot (line holders and/or reserve) will be subject to any instruction, checking, discipline, enforcement action or certificate action by the FAA.
    Participating line pilots will be paid and credited for the full value of any missed trips.
    Available lineholders can be used and if a lineholder volunteers on a day off, he will receive a vacation day for each day of participation.
    Participating reserve pilots will receive a reserve day of pay, presently five (5) hours.
    All participating pilots will be compensated for any and all expenses, lodging and transportation as provided for in Section 4 of the Collective Bargaining Agreement.
    Any and all pertinent company personnel must be appraised of and comply with the provisions of this Memorandum.
    Duty day limits will be in accordance with Section 9 of the pilot agreement.

If this Memorandum accurately and adequately reflects our discussions and agreement then please sign and return two copies to me for our files.

Sincerely,

/s/ Stephen A. Forte

Captain Stephen A. Forte

Senior Vice President

Flight Operations

Accepted and agreed to this 14th day of June, 2000

/s/ F.C. Dubinsky

Captain Frederick C. Dubinsky

Chairman - UALMEC-9

00-11

(International Medical Study)

UNITED AIRLINES

Captain F. C. Dubinsky, Chairman

UAL-MEC

Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Captain Dubinsky:

This is to confirm that during the negotiations which led up to the 2000 Agreement, the Company and the Association agreed to establish a team of doctors composed of a representative of United, ALPA, and a third independent doctor highly qualified in the field of crew rest and fatigue. This team shall be tasked to review and evaluate United's international scheduling practices and to develop recommendations of scheduling principles which recognize and address crew rest and fatigue.

The parties are committed, upon receipt of the final recommendations of the team of doctors, to meet forthwith to negotiate any and all changes in scheduling practices which, in light of the doctors' recommendations and other relevant factors, the parties agree are appropriate.

If this accurately reflects our understanding, please sign and return two (2) copies for our files.

Sincerely,

/s/ William P. Hobgood

William P. Hobgood

Senior Vice President

People

Accepted and agreed to this

26th day of October, 2000

/s/ F.C. Dubinsky

Captain F. C. Dubinsky, Chairman

UAL-MEC Air Line Pilots Association

000000000
0

00-13

(New Equipment Formula)

UNITED AIRLINES

Captain F.C. Dubinsky, Chairman

UAL-MEC

Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Captain Dubinsky:

During the negotiations which led to the 2000 Agreement, the parties agreed to the following provisions pertaining to the introduction of new equipment:

  The provisions of the Agreement apply only to the aircraft types and aircraft series which are currently operated by United or on order by United, which include:

B-747-400	B-757-200
B-747-200	A-320
B-777-200	A-319
DC-10	B-727-200
DC-10F	B-737-500
B-767-300	B-737-300
B-767-200	B-737-200

  In the event United intends to operate any equipment type or series with a speed of .95M or below, and with a UAL certificated maximum takeoff weight (MTW) of less than one million pounds which is not included above, the Association and the Company will begin negotiating rates of pay and working conditions for such new equipment as soon as orders have been placed and delivery dates have been established, or earlier by mutual agreement.
  During these new equipment negotiations, United will be free to bid vacancies, train pilots and prepare, in accordance with the terms of the Agreement, for orderly introduction of the new equipment into service. If the parties are not successful in reaching an agreement by the date United plans to introduce the new equipment, the new equipment will be flown in revenue service under Section 5 of the Agreement or under Section 3 of the International Supplement, whichever is applicable.
  Until final agreement is reached, pilots will fly the new equipment under the following interim hourly rates. The new equipment pay rates will be established as follows:
    If the maximum takeoff weight (MTW) of the new equipment is less than 590,000 pounds, the hourly rate for captains and first officers will be:

(P1 - P0) (MTW-117) / 473 + P0

Where MTW is the maximum takeoff weight (MTW) of the new equipment, P0 is the B-737-200 hourly rate corresponding to the pilot's position and year of longevity, and P1 is the B-777 hourly rate for the pilot's position and year of longevity; provided, however, no pilot who flies a B-737 aircraft not listed above will maintain an hourly rate less than the hourly rate established by the Agreement for B-737-200 aircraft.
      If the MTW of the new equipment is 590,000 pounds or greater, the hourly rate for captains and first officers will be:

(P2 - P1) (MTW-590) / 285 + P1

Where MTW is the maximum takeoff weight (MTW) of the new equipment, P1 is the B-777 hourly rate for the pilot's position and year of longevity, and P2 is the B-747-400 hourly rate for the pilot's position and year of longevity.
      If the new equipment requires a minimum crew of 3 pilots, the hourly new equipment rate for any second officer on that equipment will be equal to the following:

1st year equals 1st year first officer rate for that equipment

Thereafter the second officer rate will be equal to a percentage of the rate for captains on that equipment according to the following:

2nd year	= 32.0 percent of 2nd year captain rate
3rd year	= 42.1 percent of 3rd year captain rate
4th year	= 52.1 percent of 4th year captain rate
5th year	= 53.1 percent of 5th year captain rate
6th year	= 54.0 percent of 6th year captain rate
7th year	= 54.6 percent of 7th year captain rate
8th year	= 54.7 percent of 8th year captain rate
9th year	= 54.8 percent of 9th year captain rate
10th year	= 54.8 percent of 10th year captain rate
11th year	= 54.8 percent of 11th year captain rate
12th year	= 54.8 percent of 12th year captain rate

  In the event, any Company aircraft listed above is re-certified resulting in an increased MTW of 10,000 pounds or more, the appropriate new equipment formula above will be applied to establish new hourly rates for that aircraft. The new rates will become effective the first of the month following the re-certification of the MTW.

If this accurately reflects our understanding, please sign and return two (2) copies for our files.

Sincerely,

/s/ William P. Hobgood

William P. Hobgood

Senior Vice President

People

Accepted and agreed to this

26th day of October, 2000

/s/ F.C. Dubinsky

Captain F. C. Dubinsky, Chairman

UAL-MEC Air Line Pilots Association

or Disputes

00-16

New Uniform

00-16

(New Uniform)

UNITED AIRLINES

October 26, 2000

Captain F. C. Dubinsky, Chairman
UAL-MEC Air Line Pilots Association
6400 Shafer Court Suite 700
Rosemont, IL. 60018

Dear Rick,

This letter will confirm my commitment to provide a new uniform to all United Airlines pilots. The process of coordinating this change in uniform will begin as soon as the vendor is prepared to deliver the new product (approximately 6 months from the date of this letter). Details of this change will be communicated to our pilots as information becomes available.

Sincerely,

/s/ Stephen A. Forte

Stephen A. Forte
Senior Vice-President
Flight Operations
  00-17

Life Event

00-17

(Life Event)

UNITED AIRLINES

October 26, 2000

Captain F.C. Dubinsky, Chairman
UAL-MEC Air Line Pilots Association
6400 Shafer Court Suite 700
Rosemont, IL 60018

Dear Rick,

This shall confirm our commitment to address a pilot's infrequent need to be relieved from flight duty in order to attend what we have termed a "life event" when he cannot secure relief using other provisions of the Agreement or Company Policy. Understanding that we anticipate this procedure to be used for significant personal obligations such as a pilot's own wedding, the wedding of his child, religious right of passage of his child, his child's graduation or other qualitatively similar events, and further understanding that we do not intend it to include his child's ball game, little league pictures, driving his child to camp and other qualitatively similar events, we venture into this agreement knowing ahead of time we will be mutually obliged to exercise reasonable judgement.

The foregoing being our best effort to describe our intent, it is agreed that a pilot who 1) gives the company notice of a life event prior to bidding, 2) tries to bid around it, but is unsuccessful and 3) tries to trade around it but is unsuccessful will be relieved of no more than one trip that conflicts with such life event barring the most extraordinary circumstances.

A pilot whose request is honored will make-up the trip during the current month. If the pilot can demonstrate that making-up the trip is not possible during the month, he may take Authorized No Pay (ANP) or use his unassigned current vacation or his next year's vacation to provide pay for the absence.

A pilot whose request is denied due to extraordinary circumstances shall be entitled to reconsideration of his request by his chief pilot within 48 hours of its denial. If the application of this letter should result in any unforeseen situations which could produce a potential disruption in service, the parties agree to immediately seek to reach a mutual resolution of the problem prior to the Company taking any unilateral action.

Sincerely,

/s/ Stephen A. Forte

Stephen A. Forte
Senior Vice President
Flight Operations

00-18

Pension Modifications

00-20

(Scheduling Commitment)

UNITED AIRLINES

Captain F.C. Dubinsky, Chairman
UA/ALPA Master Executive Council
Air Line Pilots Association
6400 Shafer Court, Suite 700
Rosemont, IL 60018

Re: UAL Pilot Scheduling Philosophy: Continual Improvement

Dear Captain Dubinsky:

This will confirm that, in section 6 negotiations leading up to the 2000 Contract, United and ALPA have committed to the following:

1. An explicit "UAL Pilot scheduling philosophy"

2. System Quality of Work Life (QWL) standards for domestic mainline pilot schedules

3. Enforceable plan for continued improvements in schedules and QWL Standards.

UAL Pilot Scheduling Philosophy - United and ALPA will strive to continually create less fatiguing, more reliable and more productive days of flying. In immediate support of this philosophy, within 60 days of ratification of the 2000 contract. United will implement the following:

          Build night flying to specific standards to address fatigue and quality issues
          Minimize excessive short or long layovers which cause reliability, quality and human factor issues
          Build lines of flying with improved pairing purity and improved days on/off patterns. Demonstrated improvement in days off will be incorporated in these enhancements. These lines recognize seniority with an emphasis on concentrating high quality flying to the maximum number of senior lines.

System Quality of Work Life Standards - The following standards will apply after ratification unless different standards are agreed upon by both the Company and ALPA. These standards are contingent upon the elimination of the two for one rest provisions of the pilot working agreement, and based upon the daily 7 day domestic schedule:

System Average	Standard
Sits 2:15	4.0% Maximum
Duty Periods 12:00	6.0% Maximum

      No less than 55% of turns in the same aircraft (System Average)
      No more than 55% of the lines of flying will have 338 (361 for the A319/320 and B737-300/500 fleets) or more hours Time Away From Base, unless both the SSC and the Company determine this limit has an adverse impact on purity and quality.

Provide contractual trip and duty RIGs in the actual operation so as to create an economic incentive for the Company to minimize Time Away from base as well as providing an economic benefit to the pilot when Time Away From Base becomes higher than scheduled.

Schedules that do not meet these standards will not be published without agreement with ALPA. The techniques used to achieve these standards will be applied across all domestic mainline fleets consistently unless excepted by agreement with the SSC or by external events such as major ATC system disruption, government action affecting a fleet type, concerted labor activity, or a long term disruption of service due to a natural disaster.

The Parties agree to establish a review process that will allow ALPA to appeal any potential violation of the standard set forth in this QWL letter to the Senior Vice President - Flight Operations for prompt resolution. The establishment of this review process does not affect the right of either party to grieve a violation of this QWL letter or any other provision of the Agreement.

Plan for Continual Improvement - The Company and ALPA will sponsor a Joint Committee to monitor and evaluate how well the above standards serve both the pilots and the Company. Additionally, the Joint Committee will continue to explore methods to improve pilot schedules and quality of work life.

      The Joint Committee will convene immediately and will, within two (2) weeks, submit a working plan and schedule to the MEC Chairman and UAL's Chief Operating Officer for their approval. United will assign a full time analyst to this project for a period of at least six (6) months.

The subcommittee will explore additional computer programming and other opportunities to implement changes to modify, improve and maintain schedule quality consistent with a changing airline. Reduction in Time Away from Home will be a high priority of the Committee's study. It will submit written progress reports to the MEC Chairman and UAL's Chief Operating Officer at least once per month.

No less than two weeks prior to the end of the six (6) month period, the subcommittee will submit written recommendations to the MEC Chairman and UAL's Chief Operating Officer for implementation of any such agreed to scheduling improvements and modifications. Upon approval by the MEC Chairman and UAL's Chief operating Officer, the recommendations will be implemented.

To the extent that the subcommittee is unable to reach agreement on any or all recommendations, the MEC Chairman or his designee and UAL's Chief Operating Officer or his designee will convene a face-to-face meeting with the subcommittee to resolve any and all remaining issues.

If this accurately reflects our understanding, please sign and return two (2) copies for our files.

Sincerely,

/s/ Andy Studdert

Andy Studdert

Chief Operating Officer

United Airlines

Accepted and agreed to this
26th day of October, 2000.

/s/ F.C. Dubinsky

Captain F.C. Dubinsky
UAL-MEC Air Line Pilots Association

led in Excess of 16 Hours

00-21

(Flights Scheduled

in Excess of 16 Hours)

UNITED AIRLINES

Captain F.C. Dubinsky, Chairman
UAL-MEC
Air Line Pilots Association
6400 Shafer Court, Suite 700
Rosemont, Illinois 60018

Dear Captain Dubinsky,

This is to confirm that during the negotiations leading to the 2000 Agreement the parties agreed that the Company would be allowed to schedule non-stop flights in excess of sixteen (16) hours in two pilot aircraft under the following conditions:

1. The maximum scheduled duty time shall be two (2) hours more than the scheduled flight time. Actual duty time shall not exceed the scheduled duty time by more than two (2) hours.

2. The crew complement on flights scheduled in excess of sixteen (16) flight hours will be agreed upon by the parties with due consideration given to the recommendations of the "Joint Augmentation Study Committee''.

These rules will apply to non-stop flights in excess of sixteen (16) hours scheduled to geographic regions not specifically addressed in the current International Supplemental Agreement and new markets to geographic regions already addressed.

At least ninety (90) days prior to initiating such new flying, representatives of the Company and the Association will meet to resolve operational issues relevant to the flying. If the representatives are unable to reach agreement on any operational issue(s), the unresolved issue(s) will be referred to the Senior Vice President of Flight Operations and the Master Chairman for resolution.

lf this accurately reflects our agreement. please sign and return two (2) copies for our files.

Sincerely,

/s/ William P. Hobgood

William P. Hobgood

Sr. Vice President - People

Accepted and Agreed to this
26th day of October, 2000

/s/ F.C. Dubinsky

Captain F. C. Dubinsky
UAL-MEC Chairman - Air Line Pilots Association

sability

00-22

(Short-term Disability)

LETTER OF AGREEMENT
between
UNITED AIRLINES, INC.
and
THE AIR LINE PILOTS
in the service of
UNITED AIRLINES, INC.
as represented by
THE AIR LINE PILOTS ASSOCIATION,
INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between UNITED AIR LINES, INC. (hereinafter referred to as the "Company") and the AIR LINE PILOTS in the service of UNITED AIR LINES, INC. as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter referred to as "ALPA" or the "Association")

W I T N E S S E T H:

WHEREAS, the Company and the Association wish to state the Agreement they have reached with respect to Short Term Disability

THEREFORE, it is mutually agreed that the following provisions shall apply in the administration of a Short Term Disability policy:

A pilot who is disabled due to illness, non-occupational injury or pregnancy, but whose disability does not qualify the pilot to receive Pilot Disability Income Benefits, will be eligible for Short Term Disability ("STD") benefits subject to the following:

a. A pilot is eligible for STD from date of hire.

b. Upon exhaustion of the pilot's non-occupational sick leave bank the company will pay the pilot an amount equal to 55% of pay based upon the minimum monthly guarantee for up to a maximum of 90 days. Partial months will be prorated on a calendar day basis (number of days disabled divided by the number of days in the bid month). Such benefit will be considered earnings for the Fixed Benefit Plan but will not be considered earnings for the purpose of any other employee benefit plan including, but not limited to, PDAP and Pilot Disability Benefits.

c. To qualify for the benefit, the pilot must be under a doctor's care for treatment of the condition and the pilot must be medically unable to work. In the case of pregnancy, a pilot who requests STD will be considered medically unable to work during the period of pregnancy and for a period of up to 90 days following the date of delivery.

d. If there are questions regarding the extent to which the pilot is disabled, the Company's Regional Medical Offices will be responsible for reviewing the medical documentation, requesting any additional information deemed appropriate, and approving the request. If there is disagreement between the Company physician and the pilot's physician, the pilot may request Medical Arbitration by a disinterested third party. If the pilot requests medical arbitration, the Company's doctor and the pilot's doctor will mutually agree upon a third physician to examine the pilot. The Medical Department will arrange for the consultation, and the decision of the majority will be binding on the Company and the pilot. The pilot and the Company will each be responsible for one half the fee of the mutually agreed upon examiner. A pilot who initiates medical arbitration will be provided with compensation pursuant to STD. This compensation will be refunded to the Company if the Company prevails in medical arbitration.

e. This benefit is not payable (i) for any illness or injury arising out of or in the course of employment with UA for which the pilot is receiving Worker's Compensation benefits, (ii) after termination of the pilot's employment with United, and (iii) for any disability that begins while a pilot is on an unpaid leave of absence.

f. The STD benefit will be restored upon return to active employment as a line pilot for a period of 12 months which need not be consecutive (active employment is any month in which the pilot receives at least fifty (50) credit hours flight time credit and/or vacation credit).

IN WITNESS WHEREOF, the parties have signed this Letter of Agreement this 26th day of October, 2000.

/s/ William P. Hobgood

William P. Hobgood
Senior Vice President
People

/s/ F.C. Dubinsky

Captain F. C. Dubinsky, Chairman
UA/ALPA Master Executive Council

eniority Dates

00-23

("570" Seniority Dates)

UNITED AIRLINES

September 27, 2000

Captain Frederick C. Dubinsky, Chairman
UAL-MEC Air Line Pilots Association
6400 Shafer Court, Suite 700
Rosemont, IL 60018

Re: Pilot Seniority Dates for ''the 570'' Pilot Group

Dear Captain Dubinsky,

This will confirm the parties agreement to change both the pilot and second officer seniority dates (the classification dates) and the company hire dates for the group of pilots commonly known as ''the 570'' from the date of May 17, 1985 to the date upon which each of these pilots actually commenced training. Those dates occurred during the period commencing on December l 1, 1984 and continuing through May 16, 1985. This change will bring these dates of this group into conformity with the rest of United's pilots. Attached hereto as Exhibit A is a list reflecting the date upon which members of the 570 commenced training, which date will become the new pilot and second officer seniority date and company hire date for each such pilot. The only exception to this is if the pilot's company hire date is earlier than the date displayed, in which case the earlier date will be retained.

The parties further agree that these new dates will affect the contractual rights and benefits of those pilots on a prospective basis only.

If this letter accurately reflects our agreement, please sign and return three (3) copies for our files.

Sincerely,

/s/ Stephen A. Forte

Captain Stephen A. Forte

Senior Vice President/Flight Operations

Accepted and agreed to this
26 day of October, 2000.

/s/ F.C. Dubinsky

Captain F.C. Dubinsky, Chairman
UAL-MEC Air Line Pilots Association

00-24

(Year 2000 Training Commitments)

UNITED AIRLINES

October 26, 2000

Captain F. C. Dubinsky, Chairman
UAL-MEC Airline Pilots Association
6400 Shafer Court, Suite 700
Rosemont, IL 60018-7180

Dear Rick,

During the negotiations leading to the 2000 Agreement, the parties agreed to the following:

- The parties have jointly developed a display page to provide the means for a pilot to request a particular Pilot Instructor or Standards Captain prior to reporting to DENTK. The Company will honor such requests when doing so will not disrupt a Pilot Instructor's or Standards Captain's previously arranged schedule.

- PI's acting as fill-in crew members will participate in PC/CQP/PT's to the same extent as that required of normal line pilots. Additionally, the Company will publish PC/CQP/PT fill-in guidelines in relevant Fleet and Flight Center documents. These fill-in guidelines will be distributed to each PI prior to serving as a fill-in on a checking assignment.

- The parties have jointly developed a handout for type rated First Officers acting as Captains during training and PC/CQP/PT's. These handouts will be distributed to type rated First Officers prior to acting as a Captain during training and PC/CQP/ PT's.

- Probationary pilots taking their nine month PC/CQP will not be graded to different standards than those required to successfully complete the initial transition course.

- With respect to Flight Operations Policy regarding home study prior to DENTK transition study, all transition course curricula are established independent of any home study considerations and, therefore, home study is not required prior to reporting to DENTK. All pilots will be treated fairly and consistently under this policy.

- The parties will jointly develop a display page to provide the means for a pilot to request a hotel room for the night before reporting to DENTK for a PC/CQP. When requested, the Company will provide a hotel room the night before a PC/CQP.

This letter is intended to memorialize the above agreements.

Sincerely,

/s/ Stephen A. Forte

Captain Stephen A. Forte
Senior Vice President - Flight Operations

ines Modification Test

00-25

(Trip Trade and Secondary

Lines Modification Test)

UNITED AIRLINES

October 26, 2000

Captain F. C. Dubinsky, Chairman
UAL-MEC Airline Pilots Association
6400 Shafer Court, Suite 700
Rosemont, IL 60018-7180

Dear Rick,

During the negotiations leading to the 2000 Agreement, the parties agreed to the following:

- The Company will initiate a test to determine the feasibility of completing the "Big Pick" after the awarding and repairs of primary lines. Based upon the results of this test, the appropriate modifications, if any, will be made to Letter of Agreement 96-1.

- The Company will initiate a test to determine the feasibility of posting and awarding or PBS selection of secondary lines.

- Unlimited (first come, first served) active trip trading will open at noon local domicile time. If, after one hundred and twenty (120) days, the SSC reports continued difficulty accessing trip trading then unlimited trip trading will be opened on separate days or additional access to UNIMATIC will be provided.

This letter is intended to memorialize the above agreements.

Sincerely,

/s/ Stephen A. Forte

Captain Stephen A. Forte
Senior Vice President
Flight Operations

00-26

Electronic Communication

00-26

(Electronic Communication)

UNITED AIRLINES

October 26, 2000

Captain F. C. Dubinsky, Chairman
UAL-MEC Airline Pilots Association
6400 Shafer Court, Suite 700
Rosemont, IL 60018-7180

Dear Rick,

During the negotiations leading up to the 2000 Agreement, the parties agreed that the Company will consult with ALPA in the development of a system and procedures for communicating electronically with pilots.

This letter is intended to memorialize that agreement.

Sincerely,

/s/ Stephen A. Forte

Captain Stephen A. Forte
Senior Vice President
Flight Operations

Hire OMC Eligibility

00-27

(New Hire OMC Eligibility)

UNITED AIRLINES

November 28, 2000

Captain F.C. Dubinsky, Chairman

UAL-MEC

AIr LIne PIlots Association

6400 Shafer Court, Suite 700

Rosemont, Illinois 60018

Dear Rick,

This letter is to confirm our recent conversation in which we agreed that upon report to DENTK for initial training a new hire pilot will be eligible to travel OMC as outlined in the Flight Operations Manual. This eligibility remains throughout his/her probationary period and is only discontinued if the pilot's employment is terminated from United Airlines.

/s/ Stephen A. Forte

Stephen A. Forte

Senior Vice President

Flight Operations

Closing

00-28

(Anchorage Closing)

UNITED AIRLINES

December 15, 2000

Captain F.C. Dubinsky, Chairman

UAL-MEC

AIr LIne PIlots Association

6400 Shafer Court, Suite 700

Rosemont, Illinois 60018

Dear Rick:

Due to the closing of the Anchorage domicile, and recognizing the unique geographic circumstances associated with this domicile, a pilot who holds an Anchorage bid and exercises a bump under Section 8-O of the 2000 Agreement ("the Agreement") will be eligible for the following provisions:

      A pilot will be entitled to a paid move under the provisions of Section 10 of the Agreement. However, if the pilot is moving his primary residence from Alaska, the pilot will have up to thirty-six (36) months from the date of activation in his new assignment to complete his household move.
        If a pilot who holds an Anchorage bid never exercised his paid move entitlement as stated in Section 10-A-3-g of the Agreement, the Company will pay to move his household goods from Alaska, even if he bumps back to the domicile at which he was based prior to receiving his Anchorage bid. However, the Company will only pay to move household goods after the pilot has first exhausted the 1000-pound NRSA COMAT limits.
        The three (3) transfer days addressed in Section 10-A-2-a and Section 10-A-3 of the Agreement will be increased to five (5) days.
        A pilot will be eligible for up to four (4) house hunting days to be used consecutively; with the understanding that the Company will only reimburse house hunting expenses for up to four (4) days and three (3) nights.
        An Anchorage pilot covered by this letter, and who maintains his primary residence in Alaska, shall be provided BP-3 NRPS transport between Anchorage and his domicile for each scheduled trip pairing or for each consecutive series of reserve days until the day the pilot completes his household move from Alaska or December 23, 2002, whichever occurs earlier. Provided the pilot has not relocated his primary residence from Alaska prior to December 23, 2002, he will be eligible for BP-7 NRSA transportation between Anchorage and his domicile for each scheduled trip pairing or for each consecutive series of reserve days until the day the pilot completes his household move from Alaska or December 23, 2003, whichever occurs earlier.
        A pilot and his eligible dependents will be entitled to a one-way BP-3 NRPS ticket from Anchorage for the purpose of relocating to a new primary residence.
        If a pilot exercised a paid move entitlement after receiving his Anchorage bid and moved more than 25,000 pounds to Alaska (as reflected in Company records), the pilot will, as a result of exercising his bump, be eligible to move up to the same amount of household goods from his Alaska primary residence to his new residence.
        Should a pilot choose to drive a vehicle from Alaska to his new domicile/residence, the pilot will be eligible for a number of travel days equal to the distance between Anchorage and and the pilots new domicile divided by 400. These travel days must be used consecutively, and the pilot must furnish receipts (e.g. gas, meals, lodging, etc.) to document that he did drive during the travel day period.
        A pilot who maintains his primary residence in Alaska will retain parking privileges at Anchorage International Airport until he completes his household move.
        Until November 22, 2001, a pilot who maintains his primary residence in Anchorage and who travels from Anchorage to Denver for a PC/CQP/PT will be eligible for a travel day immediately prior to and immediately following the training event.
        A pilot will not be scheduled for training over the 2000 Christmas holiday.
        The Company will make every effort to allow a pilot to move a training date for the purpose of avoiding a planned vacation, unless such an action results in a lost training slot or adversely impacts the needs of the operation.
        As a clarification, the provisions of Section 11-E-3 will apply to a pilot's vacation assignments.
        The Company will continue to provide support for ANCFO until the Anchorage domicile is closed.
        Any pilot who bumps from Anchorage as a result of the domicile closing will be entitled to "grandfather" rights back to Anchorage should the Company reopen an Anchorage domicile prior to November 22, 2005. A pilot returning to the Anchorage domicile under this provision will be entitled to activation into the assignment that he has seniority to hold systemwide. A pilot's "grandfather" rights will expire on November 22, 2005, or on the date the Company offers the pilot an Anchorage domicile assignment, if earlier, regardless of whether the pilot accepts or rejects the assignment.
        Except as specifically modified by this letter, the provisions of Section 8 and Section 10 of the Agreement will apply to the Anchorage domicile closing.
        The Company and the Association agree that this letter of agreement encompasses the complete and final entitlement available to pilots bumping from Anchorage as a result of the domicile closing.
        The parties agree that this letter of agreement is entered into on a no precedent basis and will not be used by either party in any similar future situation.

If this accurately reflects our understanding, please sign and return two copies of this letter for our files.

Sincerely,

/s/ Stephen A. Forte

Captain Stephen A. Forte

Senior Vice President

Flight Operations

Accepted and agreed to this

28th day of November, 2000.

/s/ F.C. Dubinsky

Captain F.C. Dubinsky, Chairman

UAL-MEC Air Line Pilots Association

Workshop

00-29

(Navigating Change Workshop)

UNITED AIRLINES/ALPA

December 2000

To all United Pilots,

You may have heard that a committee of four ALPA and four Company appointees has been working for many months on an educational project about minority and gender issues that are relevant to our United pilot group. A letter of Agreement signed by the Association and the Company directed this project. As a result of this joint initiative, some permanent changes will be made, most notably to our instructor training and to our new-hire curriculum.

The initial activity is a seminar called the "Navigating Change Workshop." This workshop is directed to pilots who are in leadership positions: primarily LCA's, DENTK personnel, ALPA officials and Flight Operations management. The purpose of the workshop is to give these leaders enough understanding of diversity related issues to provide relevant and guidance to fellow pilots who have had problems or difficulties working with pilots of a different race, gender or other minority status.

We believe this goal has been achieved. The workshop will provide useful information and techniques to recognize and avoid participating in inappropriate behavior and also to constructively respond to inappropriate behavior should it occur, either as an individual or with ALPA and Company support. It is far more comprehensive than previous efforts to address this subject.

Many of you will not be required to attend the workshop; however, you may be affected by it. We want you to have factual information about what it is. These workshop issues are an easy "lightening rod" for criticism, usually not based on program content, but rather on the point of view of the observer. The joint development committee has succeeded in developing a program based entirely on common sense and maturity -- and it requires only these two values be used when viewing or commenting on its content.

We believe this program will prove to be of great value to all of our pilots.

/s/ Steve Steve Forte Senior Vice President Flight OPerations	/s/ Rick Rick Dubinsky Chairman UAL-MEC

to the Flight Safety Awareness Program

00-30

(Modifications to the FSAP)

UNITED AIRLINES

Captain F.C. Dubinsky, Chairman

UAL-MEC

AIr LIne PIlots Association

6400 Shafer Court, Suite 700

Rosemont, Illinois 60018

Dear Rick:

This letter confirms our agreement concerning the following ancillary issues related to the administration of the Flight Safety Awareness Program (FSAP):

    The ALPA representative on the Event Review Committee (ERC) shall be compensated by United Airlines for all flight pay loss, including all applicable overrides, resulting form the time lost for duties performed for the ERC.
    Any pilot participating in the FSAP who is removed from a schedule shall be compensated by United Airlines for all flight pay loss, provided the pilot continues to participate in the program
    In the event that United Airlines fails to satisfy its obligation under the FSAP to prepare and file a NASA report for an incident reported by a pilot to the FSAP, and a resulting FAA enforcement action over that incident results in the pilot suffering a loss of income, United shall make the pilot whole for all loss of income.
    The steering committee for the FSAP and the Flight Operations Quality Assurance (FOQA) program shall be composed of the same individuals.

If this letter accurately reflects our understanding on the above four points, please sign and return two copies of this letter.

Best regards,

/s/ Stephen A. Forte

Captain Stephen A. Forte

Senior Vice President

Flight Operations

Accepted and agreed to this

14 day of December, 2000.

/s/ F.C. Dubinsky

Captain F.C. Dubinsky, Chairman

UAL-MEC Air Line Pilots Association

of New Contract Provisions

01-01

(777 Over 12-hour Flights)

UNITED AIRLINES

Captain F.C. Dubinsky
UAL-MEC Air Line Pilots Association
6400 Shafer Court, Suite 700
Rosemont, IL 60018

Dear Rick,

As a result of discussions between the parties, it has been agreed that the Company may operate B777 two (2) pilot aircraft on a single segment consisting of a Pacific Crossing of more than twelve (12) and less than sixteen (16) hours.

The crew complement will consist of a Captain and three (3) First Officers who hold an ATP certificate with a type rating in the operating aircraft.

The duty time limitations of Section 3-A and Section 3-N-3 and the legal rest minimums of Section 3-M of the International Agreement shall apply.

The designated pilot rest facility will be as follows:

B777 (with First class Suite)	2 First Class Suites (3A and 3J)
B777 (with the cockpit crew bunk and no First Class Suite)	Crew Bunk Facility and 2 Business class seats (Left bulkhead window and aisle)
The Company may not substitute any other B777 aircraft to accomplish this flying which does not have the required rest facility outlined above.
The new overhead bunk facility once available from Boeing will be installed during each aircraft's heavy maintenance visit.

Flight Operations will work with the Onboard Division to seek opportunities to minimize flight attendant activity in the area of door 1L during periods of pilot crew rest. Should these arrangements prove unsatisfactory, either ALPA or the Company may terminate this agreement with sixty (60) days notice prior to the awarding of pilot monthly schedules in the B777 domicile in which the scheduled flying described above is assigned.

If this accurately reflects our understanding, please sign and return two copies for our files.

Sincerely,

/s/ Stephen A. Forte

Captain Stephen A. Forte

Senior Vice President

Flight Operations

Accepted and agreed to this

5th day of January, 2001.

F.C. Dubinsky

F.C. Dubinsky, Chairman

UAL-ALPA MAster Executive Council

01-02

(Chicago Honolulu Augmentation)

UNITED AIRLINES

Captain F.C. Dubinsky
UAL-MEC Air Line Pilots Association
6400 Shafer Court, Suite 700
Rosemont, IL 60018

Dear Rick,

As a result of discussions between the parties, it has been agreed that the Company may operate on a scheduled or substituted basis B747-400 and/or B777 two (2) pilot aircraft on a single segment scheduled for more than eight (8) hours in the Chicago Honolulu Market.

The crew complement will consist of a Captain and two (2) First Officers who hold an ATP certificate with a type rating in the operating aircraft.

The flight will be the only segment scheduled in the duty period. The duty period will not be scheduled for more than 13 1/2 hours and the pilot will not be required to remain on duty in excess of 15 1/2 hours. With his concurrence, he may remain on duty up to a maximum of sixteen (16) hours. The pilots shall have at least 18 hours scheduled free from duty with sixteen (16) hours considered to be actual minimum. With the concurrence of the SSC, the scheduled eighteen (18) hour minimum may be reduced to sixteen (16) hours.

The designated pilot rest facility will be as follows:

B747-400	Crew Bunk Facility
B777 (with the First Class Suite)	1 First Class Suite (3A or 3J)
B777 (with the cockpit crew bunk and no First Class Suite)	Crew Bunk Facility and 1 Business Class Seat (Left Bulkhead aisle)
The Business Class Seat will be for the exclusive use of the crew and the seat next to this seat will be assigned or occupied only if it is the last available seat in the Business class cabin.
The Company may not substitute an aircraft to accomplish this flying that does not have the required rest facilities outlined above.

Flight Operations will work with the Onboard Division to seek opportunities to minimize flight attendant activity in the area of door 1L during periods of pilot crew rest. Should these arrangements prove unsatisfactory, either ALPA or the Company may terminate this agreement with 60 days notice prior to the awarding of pilot monthly schedules in the equipment domicile in which the scheduled flying described above is assigned.

If this accurately reflects our understanding, please sign and return two copies for our files.

Sincerely,

/s/ Stephen A. Forte

Captain Stephen A. Forte

Senior Vice President

Flight Operations

Accepted and agreed to this

5th day of January, 2001.

F.C. Dubinsky

F.C. Dubinsky, Chairman

UAL-ALPA MAster Executive Council

Surplussed out of a Closing Domicile

01-04

(Annual Vacation Bidding for Pilots

Surplussed Out of a Closing Domicile)

UNITED AIRLINES

Captain F. C. Dubinsky, Chairman

UAL-MEC Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Rick,

Notwithstanding the provisions of Section 11-D of the Agreement, the parties have agreed that pilots surplussed as a result of an equipment domicile closing who are awarded a bump but are not on the domicile roster at their new assignment as of January 1, will be permitted to bid their annual vacation during the annual vacation bidding period at their bump assignment.

Since this change was agreed to prior to the publication of the 2000 pilot Agreement, this amendment will be incorporated into the body of the Agreement and this letter will be referenced in Section 22.

If this accurately reflects our understanding, please sign and return two copies of this letter for our files.

Sincerely,

/s/ Stephen A. Forte

Captain Stephen A. Forte

Senior Vice President

Flight Operations

Accepted and agreed to this

17th day of January, 2001

/s/ F.C. Dubinsky

Captain F. C. Dubinsky, Chairman

UAL-MEC Air Line Pilots Association

01-5ew Hire First Officer

01-05

(New Hire First Officer)

UNITED AIRLINES

January 12, 2001

Captain F.C. Dubinsky, Chairman

UAL-MEC

6400 Shafer Court, Suite 700

Rosemont, Illinois 60018

Dear Captain Dubinsky,

On March 29, 1995, the parties agreed to not assign new-hire pilots for their initial assignment to wide-body First Officer positions in an international operation. After discussions with ALPA regarding this agreement, the parties have agreed to modify this restriction in Letter 99-8. (Wide-Body First Officer) to the following extent to allow a new hire to be initially assigned to a B-757/767 First Officer position under the following conditions:

          The new-hire pilot will be assigned to domestic flying until he has performed a minimum of 250 actual hours of flying.
          The new-hire pilot will not be awarded a lateral to another international B-757/767 domicile until he has completed the required 250 actual hours of domestic flying.

If this adequately reflects our discussion and our agreement, please sign and return two (2) copies to me for our files.

Sincerely,

/s/ Stephen A. Forte

Captain Stephen A. Forte

Senior Vice President

Flight Operations

Accepted and agreed to this

21st day of January, 2001.

/s/ F.C. Dubinsky

Captain F.C. Dubinsky, Chairman

UAL-MEC Air Line Pilots Association

01-06

(UAL Pilot Uniform Program 2001)

UNITED AIRLINES / AIR LINE PILOTS ASSOCIATION

January 2001

Subject: United Airlines Pilot Uniform Program 2001

Dear United Pilot,

ALPA and Flight Operations are pleased to announce, in conjunction with the implementation of Contract 2000, the first new pilot uniform at United Airlines in fourteen years. This new uniform program represents the culmination of years of work and advocacy by your Uniform Committee with the full support of Flight Operations and incorporates the suggestions that you, the line pilot, made during a system wide Uniform Survey conducted by ALPA a few years ago. The survey results indicated that the pilot group only wanted minor, but important modifications to our current uniform. The end result is a sharp new uniform that has been endorsed by both United Airlines and ALPA.

The new uniform consists of a dark navy sharkskin material that will replace the tropical material. The new color brings out a regal look that compliments our gold braid, and the new material is more wrinkle and wear resistant. The heavier Serge material will be carried in our new color and be available later as an optional material, but will not be part of the new issue. The wings and hat emblem are of the same design, but will come with a tarnish-resistant, brushed antique finish. The new overcoat is double breasted, dark navy, made of wool-gabardine, and comes with a removable Thinsulate lining. The tie is the same design as our current tie, but in a darker navy color to match the rest of the uniform. All currently approved styles of accessories listed in the FOM, such as shirts, shoes and suitcases, will be approved for use with the new uniform.

Every pilot will receive the following: 1) one jacket and two pairs of trousers 2) one hat with emblem 3) one tie 4) one set of epaulets 5) one overcoat 6) one small and one large set of wings.

There will be a separate letter that will describe a detailed time schedule and processing information regarding Uniform 2001. You will be permitted to wear your new uniform as soon as you receive it. New hires should show up on the line with it first, early 2001, while current line pilots will be fitted from February through March 2001 and start to receive their new uniforms in April 2001. M&H Uniforms anticipates having everyone outfitted by April 2002. Please, do not mix the old uniform items with the new uniform items.

We believe you will be pleased with the new look as it represents your attainment of the epitome of professionalism in the airline industry. Wear it properly and proudly!

/s/ Steve	/s/ F.C. Dubinsky
Captain Steve Forte Sr. Vice President - Flight Operations	Captain Rick Dubinsky Chairman, UAL MEC

01-7

Domestic Partner Benefits

01-07

(Domestic Partner Benefits)

UNITED AIRLINES

Captain F. C. Dubinsky

Chairman, UAL-Master Executive Council

Air Line Pilots Association

6400 Shafer Court Suite 700

Rosemont, IL 60018

Re: Domestic Partner Benefits

Dear Captain Dubinsky,

This letter is intended to set forth the agreement between United Airlines and the Association with respect to the benefits to be provided to or in respect of pilots' Domestic Partners.

          Effective May 1, 2001, pilots will be eligible to enroll their Domestic Partner as a dependent in the following benefit plans which are subject to the Employee Retirement Income Security Act of 1974 (ERISA):

A. Medical and Dental Plan (for active and retired pilots) including HMOs and DHMOs where not prohibited by state or local law,

B. COBRA continuation coverage under the Medical and Dental Plans (including HMOs and DHMOs where not prohibited by state or local law) in the event of a pilot's death or termination of employment only,

C. 24-Hour Accidental Death and Dismemberment Plan,

D. Group Variable Universal Life (for active and retired pilots),

E. Company Paid LIfe (for active pilots and retired pilots),

F. Preretirement Survivor Benefit under the Pilots' Fixed Benefit, and Retirement Income plan if the pilot elects such coverage.
          Effective May 1, 2000, the Family and Medical Leave Policy applicable to pilots based in san Francisco will be amended to include a pilot's same-sex or opposite sex Domestic Partner as a spouse for purposes of the Policy.
          The Company will amend each retirement and welfare benefit plan in which a pilot participates, and the Family and Medical Leave Policy, as necessary, to reflect the provision of benefits to or in respect of a Domestic Partner of a pilot in accordance with the terms of this letter.
          For purposes of this letter, a Domestic Partner is an individual

A. who is the same sex as the pilot, in the case of the ERISA-covered plans listed in Paragraph 1 above,

B. for whom the pilot has submitted proof of domestic partnership acceptable to the company, and

C. provided the domestic partnership has not been terminated.
        Proof of a domestic partnership may be made by providing the Company with a copy of the registration of domestic partnership with a governmental authority or by submitting an affidavit of a domestic partnership to the Company. The affidavit of domestic partnership will demonstrate that the pilot and his or her domestic partner meet the following requirements:

A. Both are at least age 18 and considered to be of legal age in their state of residence.

B. Share joint responsibility for financial and personal welfare, and can provide proof of at least two of the following:

i. Jointly held mortgage or lease on their primary residence.

ii. Joint checking account to which the pilot's paycheck is directly deposited and a jointly held credit account.

iii. Designation of the pilot's domestic partner as a substantial beneficiary on the pilot's life insurance and retirement plans in which the pilot participates, to the extent permitted by law.

iv. Designation of the pilot's domestic partner as a substantial beneficiary under the pilot's will to the extent permitted by law.

v. Execution of a durable power of attorney in favor of the pilot's domestic partner over at least 50% of the pilot's assets.

vi. Execution of a durable power of attorney in favor of the pilot's domestic partner over the pilot's health care.

C. Formally reside in the same principal household.

D. Share a committed, intimate relationship and continue that indefinitely, and have no similar relationship with any other person.

E. Not be related by blood to a degree of kinship that prevents marriage between the pilot and his or her domestic partner under the laws of the state of their residence.

F. Not be married to any other person.

G. In the case of a same-sex domestic partner, the state where the pilot and his or her domestic partner live does not recognize as valid a marriage between the pilot and his or her domestic partner.
      Income will be imputed to the pilot for any domestic partner benefits elected by the pilot as required by federal or state law.
      This letter shall become effective as of May 1, 2000, and remain effective concurrent with the collective bargaining agreement in effect May 1, 2000, including and status quo period under the Railway Labor Act. Thereafter, this letter shall remain in effect concurrent with the collective bargaining agreement in effect on the date this letter is signed, including any status quo period under the Railway Labor Act.

IN WITNESS WHEREOF, the parties have signed this Letter of Agreement this 1st day of March, 2001.

Very truly yours,

UNITED AIRLINES, INC.

/s/ William P. Hobgood

Senior Vice President - People

/s/ Duane E. Woerth

Duane E. Woerth, President

Air Line Pilots Association, International

/s/ F.C. Dubinsky

Frederick C. Dubinsky, Chairman

UAL-ALPA Master Executive Council

Training

01-10

(Vacation Splits for

Job Share Mgmt Pilots)

UNITED AIRLINES

March 28, 2001

Hal Stepinsky

UAL-MEC Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Hal,

This letter will confirm our recent conversation regarding the company's new Flight Operations Duty Manager and Flight Manager job share program. The same provisions outlined in Letter of Agreement 98-2 and 98-3 will apply to this program.

A point of clarification regarding paragraph 5-b of the Standard Captain Letter of Agreement 98-2 is that a pilot with 30 days of accrued vacation will be allowed to split these days by bidding 16 days (under the provisions of Section 11 ) while flying their line assistant and the other 14 days while performing his management position (Standard Captain, Flight Operations duty Manager) adjusted per the January 20, 1998, letter to Captain Glawe.

Sincerely,

/s/ Chuck Vanderheiden

Director

Contract Administration

01-11

Age 59-Bypass Clarification

01-11

(Age 59-Bypass Clarification)

UNITED AIRLINES

May 2, 2001

Captain F. C. Dubinsky, Chairman

UAL-MEC Air Line Pilots Association

6400 Shafer Court Suite 700

Rosemont, IL 60018

Dear Rick,

This letter confirms the understanding reached by the parties during discussions in conjunction with the finalization of contract language for the 2000 Pilot Agreement regarding a pilot's eligibility to receive Age 59 Bypass Pay as provided in Letter 91-32. A pilot who is under a bid restriction preventing him from being awarded a Captain vacancy for the aircraft specified in Letter 91-32 will also be ineligible to receive an Age 59 Bypass Pay Award associated with such equipment.

This application will become effective immediately and will apply to all future Age 59 Bypass vacancies posted for bid subsequent to the date of this letter.

If this accurately reflects our understanding, please sign and return two (2) copies for our files.

Sincerely,

/s/ Stephen A. Forte

Stephen A. Forte

Senior Vice-President

Flight Operations

Accepted and Agreed to this

7th day of May, 2001

/s/ F.C. Dubinsky

Captain F. C. Dubinsky, Chairman

UAL-MEC Air Line Pilots Association

01-12

HMO Physical Expense Reimbursement

Modifications to Captain Development Course

01-13

(Modififications to CDC)

UNITED AIRLINES

May 14, 2001

Captain F.C. Dubinsky, Chairman

UAL-MEC Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018-7180

Dear Rick,

As a result of discussions between ALPA and Company Representatives, in accordance with Letter 99-10, Paragraph 10., the parties have agreed that the following modifications will apply to the Captain Development Course (CDC):

  Attendance - A standard methodology will be developed to ensure that pilot attendance is being properly credited.
  The Command Seminar portion of the Captain Development Course may be reduced from four (4) to three (3) days.
  The ALPA portion of the Command Seminar will not be reduced in length or diminished in any fashion.
  The "Home Base" portion of the Captain Development Course may be reduced from one and one-half (1-1/2) to one (1) day.

If this accurately reflects our understanding, please sign and return two (2) copies for our files.

Sincerely,

/s/ Stephen A. Forte

Captain Stephen A. Forte

Senior Vice President

Flight Operations

Accepted and agreed to this

16th day of May, 2001

/s/ F.C. Dubinsky

Captain F.C. Dubinsky, Chairman

UAL-MEC Air Line Pilots Association

01-14

B777 Pilot Crew Rest Accommodations

01-14

B777 Pilot Crew Rest Accommodations)

UNITED AIRLINES

August 8, 2001

Captain F. C. Dubinsky, Chairman

UAL-MEC Air Line Pilots Association

6400 Shafer Court Suite 700

Rosemont, IL 60018

Dear Rick,

This letter will confirm our agreement regarding pilot crew rest accommodations on flights between the United States and either Europe, South America or the Pacific that operate using B777 aircraft configured with a main deck crew bunk facility.

Specifically, the parties agree that for any scheduled flight in excess of eight (8) hours to either Europe, South America or the Pacific using B777 aircraft configured with a main deck crew bunk, one Business Class seat will also be available for the crew. Additionally, these rest accommodations will also apply to flights scheduled for less that eight (8) hours between the United States and Europe that operate B777 aircraft configured with a main deck crew bunk, provided the flight requires an augmented crew.

If this accurately reflects our understanding, please sign and return two (2) copies for our files.

Sincerely,

/s/ Stephen A. Forte

Stephen A. Forte

Senior Vice-President

Flight Operations

Accepted and Agreed to this

9th day of August, 2001

/s/ F.C. Dubinsky

Captain F. C. Dubinsky, Chairman

UAL-MEC Air Line Pilots Association

01-15

Secondary Lines

01-15

(Secondary Lines)

UNITED AIRLINES

August 10, 2001

Hal Stepinsky

UAL-MEC Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Hal,

This letter confirms our understanding concerning the application of Section 20-D-2 when the Company does not have sufficient open flying available to build all of the advertised secondary lines and subsequently more open flying becomes available, such open flying will be used to complete the advertised secondary lines prior to the Company creating any unadvertised (999) secondary line(s). In addition, any pilot who was initially awarded a secondary line and subsequently receives a reserve line, may within forty-eight (48) hours after the completion of the initial awards, advise the Company that he desires to keep his reserve line.

Sincerely,

/s/ Chuck Vanderheiden

Director

Contract Administration

Accepted and agreed to this

21st day of August, 2001

/s/ Hal Stepinsky

Hal Stepinsky

UAL-MEC Air Line Pilots Association

01-16

Multiple Unserviceable Aircraft

01-16

(Multiple Unserviceable Aircraft)

UNITED AIRLINES

August 2, 2001

Hal Stepinsky

UAL-MEC Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Hal,

This letter will confirm our recent discussion regarding the application of Section 20-F-2-b when the Company experiences multiple aircraft that have become unserviceable for mechanical reasons at a non-crew domicile location. It is agreed between the parties that the Company may reassign the pilots affected by the unserviceable aircraft to another available aircraft for which they are legal and qualified to operate. This clarification is to further protect schedule integrity and to minimize the time in which pilots are delayed in departing the non- crew domicile location.

Sincerely,

/s/ Chuck Vanderheiden

Chuck Vanderheiden

Director Contract Administration

Accepted and agreed to this

21st day of August, 2001

/s/ Hal Stepinsky

Hal Stepinsky

UAL-MEC Air Line Pilots Association

01-17

(Order to Fly)

UNITED AIRLINES

June 5, 2001

Captain F. C. Dubinsky, Chairman

UAL-MEC Air Line Pilots Association

6400 Shafer Court Suite 700

Rosemont, IL 60018

Re:ALPA Grievance No. 2001-U-33-01R

Dear Rick,

In full and final settlement of ALPA Case Number 2001-U-33-01R the parties agree to the following:

When a pilot receives an assignment from the Company that, in the opinion of the pilot, would violate the Collective Bargaining Agreement or is otherwise improper, the pilot may:

  Request that the assignment be reviewed by a management pilot prior to acceptance of the assignment; and
  Request that the management pilot issue an order to the pilot to comply with the assignment.

After reviewing the assignment, the management pilot will:

1. Advise the pilot that the assignment is either proper or improper; and

2. If requested by the pilot, issue an order to the pilot to comply with any assignment that in the opinion of the management pilot is not in violation of the CBA and is otherwise considered to be a proper assignment.

3. After issuing an order to comply with an assignment, the management pilot will cause the order to be reflected in the audit trail of the assignment along with the issuer's initials.

If the management pilot elects not to issue an order to the pilot, the pilot may decline the assignment, and shall be held harmless for such declination.

Notwithstanding the terms set forth in this letter, the parties agree that it does not constitute any form of agreement or waiver, by either party, as to the interpretation or application of the Kahn decision in System Board No. 71-18.

If this accurately reflects our understanding, please sign and return an original for our files.

Sincerely,

/s/ Stephen A. Forte

Captain Stephen A. Forte

Senior Vice President

Flight Operations

Accepted and agreed to this

28th day of August, 2001

/s/ F.C. Dubinsky

Captain F. C. Dubinsky, Chairman

UAL-MEC Air Line Pilots Association

01-18

LCA-I Pilots Line QC Training Compensation

01-18

LCA-l Pilots Line QC Training

Compensation)

UNITED AIRLINES

August 1, 2001

Captain F. C. Dubinsky

UAL-MEC Chairman

6400 Shafer Court Suite 700

Rosemont, IL 60018

Dear Rick,

In compliance with Section 9-K of the ALPA Collective Bargaining Agreement, this letter will confirm the parties agreement regarding compensation for all LCA-I pilots who attend the one (1) day Line QC training.

Lineholders will either receive a paid trip drop or a vacation day credit, whichever is appropriate for the day(s) in which he attends the course. Reserves will be assigned on a reserve day of availability and his allowable monthly flight time will be reduced by four hours and ten minutes (4:10) for the day(s) missed as shown in his assigned reserve line.

If this accurately reflects our understanding, please sign and return two (2) copies for our files.

Sincerely,

/s/ Stephen A. Forte

Stephen A. Forte

Senior Vice-President

Flight Operations

Accepted and agreed to this

28th day of August, 2001

/s/ F.C. Dubinsky

Captain F.C. Dubinsky, Chairman

UAL-MEC

Air Line Pilots Association

01-19

Surplus Reduction
Options

01-19

(Surplus Reduction Options)

LETTER OF AGREEMENT

between

UNITED AIR LINES, INC.

and the

AIR LINE PILOTS

in the service of

UNITED AIR LINES, INC.

as represented by

AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

This Letter of Agreement is made and entered into in accordance with the provisions of Title II of the Railway Labor Act as amended, by and between United Air Lines, Inc., (hereinafter referred to as "United" or the "Company") and the Air Line Pilots in the service of United Air Lines, Inc., as represented by the Air Line Pilots Association, International (hereinafter referred to as "ALPA").

WHEREAS, in the aftermath of terrorist attacks on the U.S. on September 11, 2001, there has been a substantial impact on the airline industry in much of the world, including United, and

WHEREAS, the resultant reduction in flying at United has created a surplus of pilots, and

WHEREAS, United management and ALPA have discussed a variety of mutually beneficial ways to reduce the negative impact of this surplus, and

WHEREAS, those discussions have, to date, identified three programs to be made available for, on a voluntary basis, United pilots commencing for the December 2001 flying month,

NOW THEREFORE BE IT RESOLVED, the undersigned parties do hereby agree as follows:

I. Special Voluntary Leave of Absence

Eligibility: Special Voluntary Leaves of Absence will be offered only to pilots who have not been issued a notice of furlough.

Duration and Preferencing: Pilots must notify the Company of their intention to participate in this Special Voluntary Leave Program at least 2 days prior to the December schedule awards. When submitting their notification, the pilot must indicate the duration of the leave requested (permitted leave duration will range from 3 months to 24 months in 3- month increments).

The Company reserves the right to determine the number of Special Voluntary Leaves of Absence, if any, within each seat, fleet and domicile. The Company will award leaves in seniority order within each seat, fleet, domicile, and leave duration.

When a surplus no longer exists in a fleet, seat and domicile, the Company will be permitted to cancel leaves to meet the need in that fleet, seat and domicile in the following order: Volunteers will be solicited among all pilots on leave in that fleet, seat and domicile. If there are an insufficient number of volunteers, the Company will cancel the leaves of the required number of pilots beginning with the pilots with the least amount of time remaining on their leave in reverse seniority order in that fleet, seat and domicile.

Cancellation: The Company may cancel a pilot's Special Voluntary Leave of Absence with no less than 21 days advance notice, but in any case no less than 5 days prior to the closing of the monthly schedule preferencing process for the following month.

A pilot may cancel a Special Voluntary Leave of Absence only with Company concurrence.

Vacancy Awards and

Return to Work: A pilot awarded a Special Voluntary Leave of Absence will be subject to the provisions of the Agreement regarding the awarding of vacancies, displacements and furloughs and the following provisions shall apply:

a. The Company may cancel a Special Voluntary Leave of Absence prior to the scheduled completion date when a pilot bids and is awarded a vacancy in a new fleet and/or seat.

b. If a pilot bids and is awarded a vacancy in a new fleet and/or seat, he will be scheduled for training in accordance with the Agreement and his Special Voluntary Leave of Absence will terminate on the day before he begins transition training.

c. If a pilot bids and is awarded a lateral vacancy bid, his vacancy bid will be activated in accordance with the Agreement and his Special Voluntary Leave of Absence will terminate on the day before he is activated into the lateral bid award.

d. If, at the scheduled completion of a Special Voluntary Leave of Absence, a pilot returning from the leave will require training, the Company may contact the pilot and, with his concurrence, may cancel his Special Voluntary Leave of Absence earlier than previously scheduled so that he can begin training for his assignment.

e. If, while on a Special Voluntary Leave of Absence a pilot is furloughed, the Company will terminate his Special Voluntary Leave of Absence on the day before the effective date of his furlough.

Travel Privileges: While on a Special Voluntary Leave of Absence, the pilot and his eligibles will continue to have online travel privileges with United Airlines and on United Express no less than such benefits are extended to other employees on leaves of absence.

Employee Benefits: Company sponsored medical, dental, life insurance and PDI will be the same as for an active employee.

Retirement: A pilot on Special Voluntary Leave of Absence will continue to receive participation for A-Plan calculations for the entire duration of his leave. Any month of reduced or zero earnings during the leave will be disregarded from final average earnings calculations, but the final average earnings period will remain at 36 months.

The Company will not make any B-Plan contributions during the term of this leave. A pilot cannot take any B- Plan distributions during this leave unless the pilot terminates his employment with United, is furloughed or qualifies for a hardship withdrawal as defined by IRS rules and the B-Plan.

Seniority & Accruals: Time spent on Special Voluntary Leave of Absence will be treated the same as that of an active pilot for purposes of seniority, longevity for pay, vacation credit but not accrual, and A-Plan pension participation.

Vacation: A pilot on Special Voluntary Leave of Absence is entitled to participate in the annual vacation bidding process; however, the pilot may not bid for and he will not be awarded an annual or monthly vacation that would take place during the period of the leave. If a pilot awarded a Special Voluntary Leave of Absence has a current year vacation award scheduled during the leave and the term of the leave does not run through the end of the current vacation year, the pilot may cancel the assigned vacation. Should the pilot choose not to cancel the assigned vacation, or should the term of the leave run through the end of the vacation year, the Company will pay the pilot for the vacation prior to the commencement of the leave.

A pilot returning from a Special Voluntary Leave of Absence may indicate a preference to defer his remaining unused vacation into the following vacation year under the provisions of Section 11-F. If a pilot returning from a Special Voluntary Leave of Absence chooses not to defer his unused vacation and the Company is unable to assign the vacation, the Company will pay the pilot for the unused vacation in April of the current vacation year.

All vacation paid out under the terms of this paragraph will be paid based upon the minimum monthly guarantee on a pro rata daily basis.

Unemployment

Compensation: The Company will not contest any award of state unemployment compensation made to a pilot awarded a Special Voluntary Leave Of Absence during the term of the leave.

Monthly Preferencing: A pilot who is awarded a Special Voluntary Leave of Absence under this program may not bid for any monthly schedules during the period of the leave.

Sick Leave: A pilot who participates in this Special Voluntary Leave of Absence program shall not be eligible to use any sick leave during the period of the leave, nor will he accrue any sick leave during the term of the Special Voluntary Leave of Absence.

II. Surplus Reduction Leading to Retirement

Eligibility: All pilots who are eligible to retire and eligible to commence monthly benefits under the A- Plan on or before July 1, 2002, and who are currently holding assignments in a fleet and status where surpluses are declared.

Election: A pilot must make his desire known to the Company by November 25, 2001. The Company reserves the right to limit the number of Surplus Reduction assignments within any fleet and seat. The Company will award such Surplus Reduction assignments in seniority order within each fleet and seat.

An election to participate in the Surplus Reduction Leading to Retirement Program is irrevocable by the pilot on the 10th calendar day after the Company's receipt of the pilot's election. A pilot may revoke his election to retire prior to the tenth calendar day after the Company's receipt of the pilot's election.

Duration: Participation in this Surplus Reduction Program will commence on January 1, 2002 and will continue until the pilot's separation date on or before June 30, 2002.

Pay and Benefits: Pilots will receive pay subject to applicable longevity increases, at their applicable hourly rate in effect on the date they receive the Surplus Reduction award. Such pilots shall receive 60 hours of pay for each month of participation in the program, and shall receive all accruals and benefits, except PDI for each such month. Such pilots shall have no flying or availability obligations in any month of participation in the program.

Sick Leave: A pilot who participates in this Program shall not be eligible to use any sick leave.

Retirement: A pilot receiving pay under this Surplus Reduction Program will continue to receive participation for A-Plan calculations. For purposes of final average earnings calculations, any month in which a pilot participates in this Surplus Reduction Program will be disregarded and, if any of the disregarded months would otherwise have been in the participant's 36-month final earnings period, then his final earnings period will be equal to 36 minus the number of disregarded months.

The A-Plan benefit of a pilot who retires under this Surplus Reduction program prior to age 60 will be adjusted for early retirement.

Seniority: A pilot receiving pay under this Surplus Reduction Program will continue to accrue seniority and longevity.

Inbound Time: A pilot with an ID that carries inbound time into the surplus reduction month shall receive 60 hours of pay for the surplus reduction month. Notwithstanding any trip trade restrictions, a pilot will, if possible, be allowed to trip trade his inbound trip. If the pilot is unable to trade he may request and he may be awarded ANP for the inbound trip. If, however the pilot is unable to trip trade out of his inbound trip, and the Company is unable to grant the ANP request, the Company will notify the pilot at least 24 hours (48 hours for an international ID) prior to the departure of the ID that contains the inbound flight(s) that he will be required to fly the ID. The pilot then will fly the ID that contains the inbound flight(s) and he will be paid for the inbound portion of the ID in addition to the 60 hours of pay. A pilot on reserve will be unavailable for any inbound trip, unless, due to the needs of the service, he is given an assignment that operates into the next month. Under this circumstance, the reserve pilot will be paid for the inbound portion of the ID in addition to the 60 hours of pay.

Active Pilot Status: A pilot receiving pay under this Surplus Reduction Program will be treated as an active pilot for all purposes.

III. Surplus Reduction at Lesser Guarantee

Eligibility: All Pilots who are currently holding assignments in a fleet, status and domicile where surpluses are declared are eligible for the month, except those with scheduled vacation, transition training, required training consolidation (transitional, initial or extended monitoring), or other leaves of absence.

A pilot in his base or grace month who is awarded a Surplus Reduction Line will be obligated to take his PC/ PT and will be credited with vacation credit days in accordance with Section 9-C-2-c.

Preferencing: The Company reserves the right to determine the number of surplus reduction assignments, if any, within any fleet, seat and domicile. The Company will post available surplus reduction assignments, and pilots will then be able to bid on these assignments. Any surplus reduction assignments that go unfilled will be cancelled.

Pay and Benefits: Pilots will receive pay at their applicable hourly rate in effect on the date that they receive a Surplus Reduction award. Such pilots shall receive 60 hours of pay for each month of participation in the program, and shall receive all accruals and benefits for each such month. Such pilots shall have no flying or availability obligations in any month of participation in the program.

Sick Leave: A pilot awarded a Surplus Reduction assignment will not be eligible to use sick leave during that month.

Inbound Time: A pilot with an ID that carries inbound time into the surplus reduction month shall receive 60 hours of pay for the surplus reduction month. At the time the pilot notifies the Company of his interest in the Surplus Reduction program, he may request ANP for the trip pairing that contains the inbound flight(s). If, however, the Company is unable to grant the ANP request, the Company will notify the pilot at least 5 days prior to the commencement of the ID that contains the inbound flight(s). The pilot will then fly the ID that contains the inbound flight(s) and he will be paid for the inbound portion of the ID in addition to the 60 hours of pay. A pilot on reserve will be unavailable for any inbound trip into any month in which he participates in this program, unless, due to the needs of the service, he is given an assignment that operates into the next month. Under this circumstance, the reserve pilot will be paid for the inbound portion of the ID in addition to the 60 hours of pay.

Retirement: A pilot receiving pay under this Surplus Reduction Program will continue to receive participation for A-Plan calculations. For purposes of final average earnings calculations, any month in which a pilot participates in this Surplus Reduction Program will be disregarded and, if any of the disregarded months would otherwise have been in the participant's 36-month final earnings period, his final earnings period will be equal to 36 minus the number of disregarded months.

Duration: The Company may post monthly surplus reduction assignments for a period of one year from the date this letter is signed or until declared surpluses are eliminated, whichever is longer.

This Letter of Agreement will take effect upon its execution and will remain in effect concurrent with the Agreement or as otherwise provided herein.

IN WITNESS WHEREOF, the parties have signed this Agreement this 1st day of November, 2001.

WITNESS: /s/ Charles H. Vanderheiden /s/ Ed Del Genio /s/ Thomas M. Sullivan	FOR UNITED AIR LINES, INC. /s/ William P. Hobgood Senior Vice President People
WITNESS: /s/ Larry D. Schulte /s/ Wendy J. Morse /s/ Brian J. Graver /s/ Tim D. Brown

FOR THE AIR LINE PILOTS IN THE SERVICE OF UNITED AIR LINES, INC.

/s/ Duane E. Woerth

Duane E. Woerth, President

Air Line Pilots Association, International

/s/ F.C. Dubinsky

F.C. Dubinsky, Chairman

UAL-MEC

lar Operations Committee

01-20

(Polar Operations Committee)

UNITED AIRLINES

December 4, 2001

Captain F. C. Dubinsky, Chairman

UAL-MEC

Air Line Pilots Association

Suite 700

6400 Shafer Road

Rosemont, IL 60018

Dear Rick,

As a result of the "Gang of Six" meeting held at WHQ last week, the Company would like to begin polar operations using line crews on December 17, 2001. You are already well aware of the time and fuel savings polar routes offer United. As a result of discussions held last week, I would like to review our commitment.

  Beginning 12/17/01, a "Polar Desk" will be opened in the weather center and filled on the day shift. The desk will initially provide the following support:

a) Monitor all polar activity and issue solar alerts.

b) Provide specialized weather monitoring which will include ETOPS support and to have current ETOPS TAFs available whenever necessary.

c) Provide specialized "cold temp" forecasts for flight planning.

d) Begin the process of monitoring and forecasting turbulence in these operating areas.

We also will make every effort to get the funding approved for a specialized "turbulence desk."

  We have secured in our budget for 2002 the funds for a NOTAM server.
  We will continue to use the route planning and exclusion process designed by Gene Cameron.
  We will emphasize the need to follow our policy requiring the use of the division checklist for flights diverting into stations or locations where there is no United presence.
  We agree to continue our relationship with Aerocontrol and to consult with ALPA prior to making any change.

Should you have any questions, please feel free to call.

Best regards,

/s/ Steve

Steve Forte

cc: Rick Maloney

Craig Eldridge

Chuck Vanderheiden

Garry Hinds

Student Pilots

01-21

(Separated Student Pilots)

UNITED AIRLINES

November 26, 2001

Captain F. C. Dubinsky

UAL-MEC Chairman

Air Line Pilots Association

6400 Shafer Court, Suite #700

Rosemont, IL 60018

Dear Captain Dubinsky:

As you know, on October 1, 2001, the Managing Director of Flight Standards and Training notified each of the student pilots that due to the recent events their training would be stopped. In his letter to each student, Brad Thomann stated, "...consistent with these plans, permanent employment separations will commence..." Although the student pilots employment will be separated, the student pilots will keep their seniority number, be recalled in seniority order and will continue to accrue seniority during the period of separation, however these rights are contingent upon the student pilots successfully completing their training.

If the above accurately reflects your understanding, please indicate your concurrence by signing below and returning one copy to this office.

Sincerely,

/s/ Steven A. Forte

Captain Stephen Forte

Sr. V. P. Flight Operations

United Airlines, Inc.

Accepted and agreed this

7th day of December 2001.

/s/ F.C. Dubinsky

F. C. Dubinsky

UAL-MEC Chairman

Reduction Leading to Retirement Program

01-22

(Surplus Reduction Leading to Retirement)

UNITED AIRLINES

December 19, 2001

Captain F.C. Dubinsky, Chairman

UAL-MEC

Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Captain Dubinsky:

Based upon the positive response to the Surplus Reduction Leading to Retirement program, the Parties have agreed to make the program available once again according to the following terms:

Eligibility: All pilots who are eligible to retire and eligible to commence monthly benefits under the A- Plan on or before September 1, 2002.

Election: A pilot must make his desire known to Company by January 10, 2002. The Company reserves the right to limit the number of Surplus Reduction assignments within any fleet, seat and domicile. The Company will award such Surplus Reduction assignments in seniority order within each fleet, seat and domicile.

An election to participate in the Surplus Reduction Leading to Retirement Program is irrevocable by the pilot on the 10th calendar day after the Company's receipt of the pilot's election. A pilot may revoke his election to retire prior to the tenth calendar day after the Company's receipt of the pilot's election.

Duration: Participation in this Surplus Reduction Program will commence on March 2, 2002 and will continue until the pilot's separation date on or before August 29, 2002.

Pay and Benefits: Pilots will receive pay subject to applicable longevity increases, at their applicable hourly rate in effect on the date they receive the Surplus Reduction award. Such pilots shall receive 60 hours of pay for each month of participation in the program, and shall receive all accruals and benefits, except PDI for each such month. Such pilots shall have no flying or availability obligations in any month of participation in the program.

Sick Leave: A pilot who participates in this Program shall not be eligible to use any sick leave.

Retirement: A pilot receiving pay under this Surplus Reduction Program will continue to receive participation for A-Plan calculations. For purposes of final average earnings calculations, any month in which a pilot participates in this Surplus Reduction Program will be disregarded and, if any of the disregarded months would otherwise have been in the participant's 36-month final earnings period, then his final earnings period will be equal to 36 minus the number of disregarded months.

The A-Plan benefit of a pilot who retires under this Surplus Reduction program prior to age 60 will be adjusted for early retirement.

Seniority: A pilot receiving pay under this Program will continue to accrue seniority and longevity.

Inbound Time: A pilot with an ID that carries inbound time into the surplus reduction month shall receive 60 hours of pay for the surplus reduction month. Notwithstanding any trip trade restrictions a pilot will, if possible, be allowed to trip trade his inbound trip. If the pilot is unable to trade he may request and he may be awarded ANP for the inbound trip. If, however the pilot is unable to trip trade out of his inbound trip, and the Company is unable to grant the ANP request, the Company will notify the pilot at least 24 hours (48 hours for an international ID) prior to the departure of the ID that contains the inbound flight(s) that he will be required to fly the ID. The pilot then will fly the ID that contains the inbound flight(s) and he will be paid for the inbound portion of the ID in addition to the 60 hours of pay. A pilot on reserve will be unavailable for any inbound trip, unless, due to the needs of the service, he is given an assignment that operates into the next month. Under this circumstance, the reserve pilot will be paid for the inbound portion of the ID in addition to the 60 hours of pay.

Active Pilot Status: A pilot receiving pay under this Surplus Reduction Program will be treated as an active pilot for all purposes.

If this accurately reflects our understanding, please sign and return two copies of this letter for our files.

Sincerely,

/s/ William P. Hobgood

William P. Hobgood

Senior Vice President

Human Resources

Accepted and agreed to this

19th day of December, 2001.

/s/ F.C. Dubinsky

Captain F. C. Dubinsky, Chairman

UAL-MEC Air Line Pilots Association

02-1

Extended Military Leave

Security/ Taser Training

02-02

(Security/Taser Training)

UNITED AIRLINES

Captain Paul Whiteford, Chairman

UAL-MEC Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018

January 16, 2002

January 23, 2002

Dear Paul,

In compliance with Section 9-K of the ALPA Collective Bargaining Agreement, the parties agree to the following scheduling procedures and compensation for the one (1) day Security/ Taser training, which is planned to begin during the month of February 2002.

Lineholders will be assigned on a day off and will receive one (1) vacation training credit day as compensation.

Reserves will be assigned on a reserve day of availability and his allowable monthly flight time will be reduced by five (5) hours for the day missed as shown in his assigned reserve line.

If this accurately reflects our understanding, please sign and return two (2) copies for our files.

Sincerely,

/s/ Stephen A. Forte

Captain Stephen A. Forte

Senior Vice President, Flight Operations

Accepted and agreed this

23rd day of January 2002.

/s/ Paul Whiteford

Captain Paul Whiteford, Chairman

UAL-MEC Air Line Pilots Association

02-3

Grandfather Rights - B767 and A320 Captains

02-04

(Check Off for ALPA-FF)

LETTER OF AGREEMENT
between
UNITED AIRLINES, INC.
and
THE AIR LINE PILOTS
in the service of
UNITED AIRLINES, INC.
as represented by
THE AIR LINE PILOTS ASSOCIATION,
INTERNATIONAL

THIS AGREEMENT is made and entered into in accordance with the provisions of the Railway Labor Act, as amended, by and between UNITED AIR LINES, INC. (hereinafter referred to as the "Company") and the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter referred to as the "Association").

W I T N E S S E T H:

WHEREAS, the Company has suffered a loss in passenger demand; and

WHEREAS, this loss in demand has resulted in the reduction in capacity; and

WHEREAS, the reduction in capacity has lead to the furlough of pilots;

THEREFORE, it is mutually agreed as follows:

  The Company agrees to deduct ____ per month from the gross earnings of each pilot who authorizes such contributions on the Check-Off forms provided for that purpose and contribute this amount to the Air Line Pilots Association Furlough Fund (referred to herein as Furlough Fund "ALPA-FF").
  The language of those forms shall be as follows:

TO: United Air Lines, Inc.

I hereby authorize and direct the Company to deduct ____ of my gross earnings per month and to remit that amount to the Air Line Pilots Association Furlough Fund (ALPA-FF).

This authorization is made based on my specific understanding that:

ALPA will use the money it receives from this fund solely for making payment of furloughed pilot health insurance premiums.

This authorization shall remain in full force and effect until the earlier of (1) revocation in writing by me, or (2) the recall of all UAL pilots who are on furlough, or by resolution of the UAL-MEC to terminate the assessment.

Name ________________________________

File Number ___________________________

Signature _____________________________

Date _________________________________

  All Check-Off Forms will be submitted through the Chairman of the Master Executive Council of the Association who will forward the original signed copy to the Payroll Accounting Manager, Executive Offices, Chicago, Illinois. A properly executed Check-Off Form, filed before the 15th of any month, will become effective the 1st of the month following its receipt by the Payroll Section of the Accounting Department, Chicago, Illinois. Illegible or improperly executed forms will be returned to the Chairman of the Master Executive Council of the Association.
  Any notice of revocation as set forth in the Check-Off Form must be in writing, signed by the employee and delivered by certified mail, addressed to the Payroll Accounting Manager, United Air Lines, Inc., P.O. Box 66100, Chicago, Illinois 60666, with a copy to the Chairman of the Master Executive Council as soon as processed through Company payroll procedures. Check-Off Form and notices so received by the Company will be stamp-dated on the date received and will constitute notice to the Company of the date received and not when mailed.
  Deduction of a pilot's contribution shall be made each month provided there is a sufficient balance due the pilot at the time after all other deductions authorized by the pilot or required by law (including money claims of the Company and the Credit Union) have been satisfied. Within a reasonable time after the second regular paycheck issued each month, the Company will remit to ALPA-FF a check in payment of all contributions collected or that month pursuant to outstanding and unrevoked Check-Off Forms, together with a list of the names of those pilots for whom contributions were deducted and the amount deducted for each such pilot.
  A pilot who has executed a Check-Off Form and (1) who resigns from the Company; (2) who is furloughed; or is (3) otherwise terminated from the employ of the Company shall be deemed to have automatically revoked his assignment as of the date of such action and if he (1) is rehired; (2) is recalled; or (3) reemployed, further deductions of ALPA-FF contributions will be made only upon execution and receipt of another Check-Off Form.
  It will be the Association's responsibility to verify apparent errors in deduction of ALPA-FF contributions before contacting the Company Payroll Accounting Manager.
  United Air Lines, Inc. shall be held harmless and indemnified by the Association for any claims which may be made by the pilot or pilots by virtue of the wrongful application and misapplication of any of the terms of this Section.

This Agreement shall become effective as of ____________________ and shall remain in full force and effect concurrent with the duration of the basic Agreement as specified in Section 22.

IN WITNESS WHEREOF, the parties have signed this Agreement this 20th day of February 2002.

WITNESS: ________________________ ________________________ ________________________	FOR UNITED AIR LINES, INC. /s/ Peter B. Kain Peter B. Kain Vice President Labor Relations
WITNESS: ________________________ ________________________ ________________________

FOR THE AIR LINES PILOTS IN THE

SERVICE OF UNITED AIR LINES, INC.

/s/ Duane E. Woerth

Duane E. Woerth, President

Air Line Pilots Association, International

/s/ Paul R. Whiteford

Paul R. Whiteford, Chairman

UAL-MEC

eave

02-05

(Bumps for Military Leave)

UNITED AIRLINES

Captain Paul R. Whiteford, Chairman

UAL-MEC Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Re: Military Leave bumping

Dear Captain Whiteford,

In applying the provisions of Section 8-K to pilots who are on a military leave of absence, it is agreed that such pilots may not be available to exercise their bumping rights in a timely manner, as prescribed in Section 8-K-1. Therefore, whenever a pilot who is on a military leave of absence is displaced and is unavailable due to his military commitment, the Company will automatically bump that pilot to the highest paying position that his seniority would entitle him. When this pilot returns to active duty with the Company, he will be permitted to exercise another bump to any assignment that his seniority entitles him.

If this accurately reflects our understanding, please sign and return two (2) copies for our files.

Sincerely,

/s/ Stephen A. Forte

Captain Stephen A. Forte

Senior Vice President

Flight Operations

Accepted and agreed to this

28th day of March, 2002

/s/ Paul R. Whiteford

Captain Paul R. Whiteford, Chairman

UAL-MEC Air Line Pilots Association

Charges for Reserve Pilots

02-06

(Sick Leave Charges for Reserve Pilots)

UNITED AIRLINES

Captain Paul R. Whiteford, Chairman

UAL-MEC Air Line Pilots Association

6400 Shafer Court Suite 700

Rosemont, IL 60018

Re: Calling Off Sick Leave

Dear Captain Whiteford,

In applying the provisions of Section 13-A-3-b to a reserve who is on his first day of availability following an RDO, it is understood that a reserve who is on sick leave and who is notifying the Company prior to twelve (12) noon local time that he is coming off sick leave, will be advised by the Crew Desk at the time of the call that he has an assignment or that he needs to be available for duty for the balance of that day. If he is issued an assignment or is required to be available, he will not be charged sick leave for that day.

Additionally, a reserve will be permitted to notify the Company that he is coming off of sick leave at a designated time later that day and he will be available for his next day of reserve availability. When a reserve gives the Company this notice, he will be removed from the sick list at that time and will be permitted to volunteer for an assignment as an aggressive/active reserve in accordance with Section 20-J-2. In this situation, the reserve will be charged with one day of sick leave.

If this accurately reflects your understanding, please sign and return two (2) copies for our files.

Sincerely,

/s/ Stephen A. Forte

Captain Stephen A. Forte

Senior Vice-President

Flight Operations

Accepted and Agreed to this

9th day of April, 2002

/s/ Paul R. Whiteford

Captain Paul R. Whiteford, Chairman

UAL-MEC Air Line Pilots Association

02-07

(Late Night and All Night Flying)

UNITED AIRLINES

Captain Paul R. Whiteford

Chairman, UAL-MEC

Air Line Pilots Association

6400 Shafer Court, Suite #700

Rosemont, IL 60018

Dear Paul:

In the discussions between the parties concerning the interpretation and application of reserve rules, the parties have agreed to the following application of Section 5-G-1-f, Late Night and All Night Flying:

  The Company will apply Section 5-G-1-f rules to operational pairings except that notwithstanding Section 5-G-1-f-(3), a reserve pilot will not be required to have 16:45 free from duty prior to an all night flight if it is the first segment of an ID. A reserve may be assigned a trip which contains an ANF in the initial duty period as long as the only duty the reserve has performed in the sixteen hours and forty-five minutes (16:45) prior to the required report time for the duty period containing the ANF is reserve telephone availability and the reserve has received his required FAA designated rest.
  An ANF can be covered by a reserve who has been assigned a field stand-by assignment provided he has received at least sixteen hours and forty-five minutes (16:45) free from all duty prior to reporting for the field stand-by assignment and the ANF flight assignment conforms with all the applicable 5-G-1 duty limits.

This Agreement will be effective as of September 30, 2002, and shall remain in full force and effect concurrent with the duration of the basic Agreement.

If this accurately reflects our understanding, please sign and return two (2) copies for our files:

Sincerely,

/s/ Peter B. Kain

Peter B. Kain

Vice President - Labor Relations

Accepted and agreed to

this 23rd day of September 2002

/s/ Paul R. Whiteford

Captain Paul Whiteford Chairman

UAL-MEC Air Line Pilots Association

of Open Trips to Reserve Pilots

02-08

(Assignment of Open Trips

to Reserve Pilots)

UNITED AIRLINES

Captain Paul Whiteford, Chairman

UAL-MEC Air Line Pilots Association

6400 Shafer Court, Suite #700

Rosemont, IL 60018

Dear Paul:

In the discussions between the parties concerning the interpretation and application of reserve rules, the parties have agreed to the following rules as they apply to the assignment of open trips to reserve pilots.

  The Crew Desk is committed to assigning open trips as expeditiously as possible. A trip will be assigned within 2 hours from the time that the trip becomes "Available for Assignment" as defined in Section 20-J-4.
  If the Company is experiencing irregular operations, as indicated by a Crew Desk tape recorded message, a trip will be assigned within 4 hours from the time the trip becomes "Available for Assignment." The crew desk tape recorded messages will be domicile specific.
  When making a trip assignment during the 2/4 hour assignment window, the Crew Desk will call all phone numbers available on the pilot's PSN1 page. If personal contact is not established with the pilot, the Crew Desk will leave a message at each number called where a message can be left. This message will include the time called, the assignment, the time of departure, and the pilot will be instructed to call the Crew Desk. The Crew Desk will then place the assignment into the pilot's CMS calendar, and the pilot will be obligated to contact the Crew Desk, electronically or by phone, as soon as possible, but not less than 12 hours prior to departure. If the Crew Desk does not receive confirmation from the pilot 12 hours before departure, the Crew Desk will attempt to contact the pilot again. If personal contact is not established at that time, the Crew Desk will place a code in the pilot's calendar which allows the scheduler to move to the next available reserve and the Crew Desk will also send a meter to the pilot's flight office indicating the unavailability of the pilot. The next available reserve will be contacted and will be provided a reasonable period of time in which to respond. If the pilot does not have a means to leave a phone message, the same process as described above will apply.
  If a reserve is on rest during the assignment window and his rest will end no later than eight hours (six for irregular operations) after the close of the assignment window, but he is otherwise legal and available for the assignment; the Company may assign the trip to the reserve by placing the assignment in the pilot's CMS calendar. In such case the Crew Desk will, within 30 minutes after completion of the reserve's rest period, personally notify the reserve by calling all phone numbers available on the pilot's PSN1 page. If personal contact is not established with the pilot, the Crew Desk will leave a message at each number called where a message can be left. This message will include the time called, the assignment, the time of departure, and the pilot will be instructed to call the Crew Desk. If the Crew Desk does not receive confirmation from the pilot 12 hours before departure, the Crew Desk will attempt to contact the pilot again. If personal contact is not established at that time, the Crew Desk will place a code in the pilot's calendar which allows the scheduler to move to the next available reserve and the Crew Desk will also send a meter to the pilot's flight office indicating the unavailability of the pilot. The next available reserve will be contacted and will be provided a reasonable period of time in which to respond.
  The Company must assign a trip during the 2/4 hour assignment window to a reserve who is legal and available in the silo equal to the length of the ID or the silo equal to the length of the ID plus I day. If the Company is unable to assign a trip as provided herein, then it may use the other provisions of the contract to cover the trip.
  A reserve pilot coming from days off, or following a day of availability in which the reserve did not receive an assignment, or other known absences may be assigned a trip for which the pilot is scheduled to report prior to or during his base rest period, provided he is given a newly established FAA (9 hour) rest period, if needed. A reserve pilot coming from days off who is in his base rest period will not be contacted for an assignment unless he is the only reserve available.
  A pilot who returns from an assignment during his base rest period will remain available for a subsequent assignment provided he receives his contractual and FAA required rest.
  In addition to the provisions of Section 20-J-2-c and Letter of Agreement 91-2, Section 3-E-3, a reserve may aggressively pick up any pairing not yet assigned by the Crew Desk for which he is legal and available. A pairing will be considered unavailable for aggressive pick up once it has been placed in a reserve pilot's CMS calendar.
  Reserve Pilots on RDOs

a. The Company will develop a program whereby a reserve can indicate whether he wants to be contacted on his RDO. The Crew Desk will not call any pilot who has indicated that he does not want to be contacted on an RDO.

b. A pilot who is contacted on an RDO will be under no obligation to accept an assignment. However, the Crew Desk need not contact a reserve pilot more than once on thc same RDO if he has refused an earlier assignment.

c. A pilot who calls the Crew Desk on an RDO may be offered an assignment, but he has no obligation to accept the assignment.

  The Company will establish computer programming so that if a reserve pilot's month A base rest extends into the first day of month B, the reserve will be considered on designated rest during each base rest period. The provisions of Section 20-J-5 will apply to the base rest periods.
  The parties have jointly developed a Reserve Rule Manual which will be used for the implementation and administration of the provisions in this Letter and Section 20-J-5 of the Agreement. This manual may only be modified with mutual agreement of the parties.

This Agreement will be effective as of September 30, 2002, and shall remain in full force and effect concurrent with duration of the basic Agreement.

If this accurately reflects our understanding, please sign and return two (2) copies for our files:

Sincerely,

/s/ Peter B. Kain

Peter B. Kain

Vice President - Labor Relations

Accepted and agreed to

this 23rd day of September 2002

/s/ Paul R. Whiteford

Captain Paul Whiteford, Chairman

UAL-MEC Air Line Pilots Association

of OE's and the Revised Duty Day Limits of LCA's

02-10

(Scheduling of OE's and the

Revised Duty Day Limits of LCA's)

UNITED AIRLINES

Captain Paul R. Whiteford, Chairman,

UAL-MEC Air Line Pilots Association

6400 Shafer Court, Suite #700

Rosemont, IL 60018

Dear Paul,

This letter will confirm our agreement regarding the scheduling of OE's and the revised duty day limits of all LCA's. Specifically we agree to the following:

To ensure consistency, quality and compliance of the new FAR Whitlow rule, all newly trained pilots and LCA's will be scheduled to report for duty no more than one (1) hour prior to the contractually required report times referenced in Section 5-G-1-b and N3 of Letter of Agreement 91-2 on the first duty period of an OE pairing.

The Company will first attempt to schedule a pilot for OE on an ID where the initial duty time is scheduled for not more than 13 hours per day, including the debrief.

In the event that this additional duty time results in a duty day of more than thirteen (13) hours, for a duty period starting between 0600-1329 on the first day of the OE, the Company may schedule to a maximum duty day of fourteen (14) hours without SSC concurrence.

Additionally, the Company will provide a hotel room to the student and the LCA if the OE trip is scheduled to start before 0900 and LCA and the student agree to do the debriefing the evening prior to the start of the OE trip.

This Agreement will be effective as of execution and shall remain in full force and effect concurrent with Section 22, Duration of the basic Agreement.

If this accurately reflects our understanding, please sign two (2) copies for our files

Sincerely,

/s/ Steve Forte

Captain Stephen A. Forte

Senior Vice President

Flight Operations

Accepted and agreed to this

30th day of September 2002

/s/ Paul R. Whiteford

Captain Paul R. Whiteford, Chairman

UAL-MEC Air Line Pilots Association

Code Share

nterim Relief Letter of Agreement

03-01

(interim Relief Letter of Agreement)

LETTER OF AGREEMENT
between
UAL CORPORATION,
UNITED AIR LINES, INC.
and
THE AIR LINE PILOTS
in the service of
UNITED AIR LINES, INC.
as represented by
THE AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the Railway Labor Act by and between UAL Corp. (hereinafter referred to as "UAL"), UNITED AIR LINES, INC. (hereinafter referred to as the "Company") and the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter referred to as "ALPA" or the "Association").

WHEREAS UAL, the Company and the Association have reached agreement concerning pilot participation in consensual economic relief for the Company (the "Interim Relief Letter of Agreement"), pending negotiations for permanent relief under §1113(c),

THEREFORE the parties to this Letter of Agreement hereby agree as follows:

  The United-ALPA 2000 Collective Bargaining Agreement (the "Agreement") shall be amended to provide the following compensation changes retroactive to January 1, 2003 :

a. The base hourly pay increases in Section 3-B-2 scheduled for May 1, 2003 shall not go into effect; and

b. 29% reduction of the international override payment incentive in Section 3-B-1-d; and

c. 29% reduction of the incentive pay for late night flying in Section 3-B-7-a; and

d. 29% reduction in the base hourly rates of pay in Section 3-B.
  All benefits under the United Airlines Pilot Defined Benefit Pension Plan shall be calculated and paid on the basis of Book Rates (the rates that would apply in the absence of this Interim Agreement). All other benefits under the Pilot Agreement, including the Company's contribution to the United Airlines Pilot Directed Account Plan (the "PDAP"), shall be calculated and paid on the basis of actual rates.
  The Company will withdraw its Conditional §1113(c) Motion, filed December 27, 2002, and will not refile such motion prior to March 15, 2003, provided:

a. The ALPA -United pilot membership ratifies this Interim Relief Letter of Agreement no later than January 8, 2003; and

b. The memberships of the remaining United union groups (AFA, IAM 141, IAM 141M, TWU and PAFCA) either:

(i) ratify their corresponding Interim Relief Letter of Agreements (attached as Exhibits) no later than January 8, 2003; or

(ii) the court orders §1113(e) interim relief against that union(s) upon the Company's motion on the concessionary terms contained therein no later than January 10, 2003.

  If the conditions of paragraph 3 are not met by January 10, 2003, then ALPA agrees that the Company may proceed forthwith with its §1113(c) motion and, in particular, shall not object to the Company's filing a memorandum of law and other supporting material at that juncture.
  This Interim Relief Letter of Agreement shall not be cited by either party as evidence of the propriety of ALPA's proportion of the Company's §1113(c) request or the Association's response to such request.
  This Interim Relief Letter of Agreement is intended to ensure at least $100 million of "headroom" under the EBITDAR covenants through May 1, 2003. Should the Company have more than $100 million of "headroom" as of April 30, 2003, this fact shall be given full consideration in negotiations and shall be a factor to be taken into account by the Court in any §1113(c) proceeding.
  The parties expressly agree and acknowledge that this Interim Relief Letter of Agreement is in no way an assumption by the Debtors of the Agreement and the Company denies that the unions or employees have any claims for damages resulting from this Interim Relief Letter of Agreement. To the extent that the Association or any employee is nonetheless found to have any such claim, the parties agree that their joint position is that such claim would be a pre-petition and unsecured claim, and this Interim Relief Letter of Agreement in no way converts any such claim into an administrative claim. The Association agrees that it will neither assert, support, nor solicit any assertion in any proceeding before the Bankruptcy Court or any other tribunal that any claims allegedly arising from this Interim Relief Letter of Agreement constitute administrative claims under Sections 503, 507 or any other section of the Bankruptcy Code.
  This Interim Relief Letter of Agreement shall become effective upon its execution and shall become null and void in its entirety on the earlier of (i) a failure to meet the conditions in paragraph 3 above; (ii) a ruling on the Company's §1113(c) Motion as it pertains to the Association; (iii) a final and binding consensual agreement between the Company and the Association in lieu of a ruling on the Company's §1113(c) Motion; or (iv) May 31, 2003, provided that the delay in a ruling on the Company's §1113(c) Motion beyond May 1, 2003 is not attributable to a delay by the Company in filing its §1113(c) Motion after March 15, 2003.

IN WITNESS WHEREOF, the parties have signed this Letter of Agreement this 7th day of January, 2003.

WITNESS: /s/ Charles H. Vanderheiden /s/ Dave Laubhan	FOR UNITED AIR LINES, INC. /s/ Peter B. Kain Peter B. Kain Vice President - Labor Relations
FOR UAL CORPORATION /s/ Glenn F. Tilton Glenn F. Tilton Chairman, President and Chief Executive Officer
WITNESS:	FOR THE AIR LINE PILOTS ASSOCIATION, INTERNATIONAL /s/ Duane Woerth Duane Woerth, President
/s/ Paul Whiteford Paul Whiteford, Chairman United Master Executive Council

03-02

(Hotel Accommodations)

May 1, 2003

Captain Paul R. Whiteford, Chairman

UAL-MEC Air Line Pilots Association

6400 Shafer Court, Suite #700

Rosemont, IL 60018

Dear Paul:

In discussions leading to the 2003 Agreement, the parties recognize that notwithstanding the changes made to Section 5-G-1-c and 5-G-2-c of the Agreement requiring downtown layovers; the parties may by mutual agreement between the ALPA Hotel Committee and the Company provide hotel accommodations at locations other than at the field (i.e., suburban or downtown) for layovers of 14 hours to 19:59 hours block to block.

This agreement will become effective upon execution by the parties and will remain in effect concurrent with the Basic Agreement.

If this accurately reflects our understanding, please sign and return two (2) copies for our files.

Sincerely,

Peter B. Kain

Vice President-Labor Relations

Accepted and agreed to this

day of May 2003

Captain Paul R. Whiteford, Chairman

UAL-MEC Air Line Pilots Association
03-03

(Age 60 References)

May 1, 2003

Captain Paul R. Whiteford, Chairman

UAL-MEC Air Line Pilots Association

6400 Shafer Court, Suite #700

Rosemont, IL 60018

Dear Paul:

In discussions leading up to the 2003 Agreement, the parties recognized that the Company does not intend to operate any aircraft in the future that would require a Second Officer. Therefore, it is agreed that all references to "Second Officers" and "Over Age 60 Pilots" will be deleted from the 2003 Agreement. This Agreement is without prejudice to any pending grievance related to and is inadmissible in any proceeding concerning the treatment of over age 60 pilots covered by that grievance.

If this letter accurately reflects our agreement, please sign and return three (3) copies for our files.

Sincerely,

Peter B. Kain

Vice President - Labor Relations

Accepted and agreed to this

day of May 2003

Captain Paul R. Whiteford, Chairman

UAL-MEC Air Line Pilots Association
03-04

(Revisions to PI Letter of Agreement)

Captain Paul R. Whiteford, Chairman

UAL - MEC

Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Captain Whiteford:

This is to confirm that during the negotiations that led to the 2003 Pilot Agreement, the Company and the Association agreed to discuss potential revisions to Letter of Agreement 89-2 and Letter of Agreement 98-8 to permit greater flexibility for trainees and customers as to the use and prioritization of DENTK assets. To this end, the parties also agreed to modify the above-mentioned letters to provide for greater Pilot Instructor productivity and scheduling flexibility. Additionally, the Company has agreed to consult with the Association regarding the development of a program for Pilot Instructors to work on days off to perform contract training. Finally, the parties have agreed to discuss and modify, as necessary, Paragraph 10 of Letter 89-2 to determine the appropriate number of RDO's which may be scheduled in a Pilot Instructor's awarded vacation. In light of these agreements, the parties are committed to meet forthwith to discuss and negotiate any and all changes in scheduling, vacations and other practices which the parties agree are appropriate.

If this accurately reflects our understanding, please sign and return two (2) copies for our files.

Sincerely,

Peter B. Kain

Vice President- Labor Relations

Accepted and agreed to this

_____ day of April, 2003

______________________________

Captain Paul R. Whiteford, Chairman

UAL - MEC Air Line Pilots Association
03-05

(Annual FAR Flight Limits)

Captain Paul R. Whiteford, Chairman

UAL - MEC

Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Captain Whiteford:

In the discussions leading to the 2003 Pilot Agreement, the parties recognized the potential for pilots to reach the annual allowable FAR flight time (1000 hours) prior to the end of the year due to the increased monthly maximums of 89/95 hours. The parties are committed to meet and jointly develop a process to resolve this issue.

If this accurately reflects our understanding, please sign and return two (2) copies for our files.

Sincerely,

Peter B. Kain

Vice President- Labor Relations

Accepted and agreed to this

_____ day of April, 2003

______________________________

Captain Paul R. Whiteford, Chairman

UAL - MEC Air Line Pilots Association
03-06

US Airways Code Share

LETTER OF AGREEMENT

between

UAL CORPORATION,

UNITED AIR LINES, INC.

and

THE AIR LINE PILOTS

in the service of

UNITED AIR LINES, INC.

as represented by

THE AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the Railway Labor Act by and between UAL CORPORATION ("UAL"), UNITED AIR LINES, INC. (hereinafter referred to as the "Company") and the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter referred to as "ALPA" or the "Association").

WHEREAS the Company has a code share and marketing relationship with US Airways, Inc. ("US Airways") and US Airways Express carriers (including without limitation the carriers listed on Schedule 1 to this Letter of Agreement) ("USX Carriers") that operate under the US Airways designator code (the "US Code"), or successors to US Airways or USX Carriers, each pursuant to the terms of the commercial agreements between the Company and US Airways listed in Schedule 2 to this Letter of Agreement and future agreements between the Company and USX Carriers (collectively, the "Code Share Agreements");

THEREFORE the parties to this Letter of Agreement hereby agree as follows:

    Enabling Agreement Notwithstanding changes to Section 1 of the 2003 collective bargaining agreement between the Company and the Association (the "Pilot Agreement"), the parties desire to extend certain terms of Letter 02-11 as restated herein.
    System Flying The Company shall measure and report the total number of mainline available seat miles ("ASMs") scheduled to be operated by US Airways each month under the UA Code. The Company shall not permit the number of mainline ASMs scheduled to be operated by US Airways under the UA Code to exceed 41% of the mainline ASMs operated by the Company in any rolling twelve-month period.

    Domestic Flying

      The Company may permit US Airways to operate domestic, mainline flights under the UA Code other than point-to-point flights between (i) any of IAD, ORD, DEN, SFO or LAX and (ii) any of the Company's Key Cities or Gateway Cities as defined in Section 1-K of the Pilot Agreement (currently IAD, ORD, DEN, SFO, LAX, MIA, LGA, EWR, JFK, DCA, BOS and SEA).

      The Company shall measure and report the total number of ASMs scheduled to be operated by US Airways and USX Carriers each month under the UA Code between (i) any of PIT, PHL or CLT and (ii) any of the Company's Key Cities or Gateway Cities. The Company shall not permit the aggregate number of mainline ASMs scheduled to be operated by the Company on such routes to fall below 16.85% of the aggregate number of ASMs scheduled to be operated by US Airways and the USX Carriers under the UA Code on such routes in any rolling twelve-month period.
    International Flying

      The Company shall only permit US Airways or the USX Carriers to operate the following international flights under the UA Code:

        any flights that begin or end in PIT, PHL or CLT; and

        any flights on Latin American Routes (i.e., routes to or from the continental United States and any of Mexico, Central America or the Caribbean Islands (including the US Virgin Islands and Puerto Rico)) that begin or end in BOS, DCA or LGA and any USX Carrier flights on Latin American Routes that begin or end in MIA.
      The Company shall measure and report the total number of mainline ASMs scheduled to be operated by US Airways under the UA Code each month on Transatlantic Routes (i.e., routes between North America and Europe). The Company shall not permit the number of mainline ASMs scheduled to be operated by US Airways under the UA Code on Transatlantic Routes to exceed 42% of the mainline ASMs scheduled to be operated by the Company on Transatlantic Routes in any rolling twelve-month period.

      The Company shall measure and report the total number of mainline ASMs scheduled to be operated by US Airways under the UA Code each month on Latin American and Transatlantic Routes. The Company shall not permit the number of mainline ASMs scheduled to be operated by US Airways under the UA Code on Latin American Routes to exceed 12.97% of the mainline ASMs scheduled to be operated by the Company on Latin American and Transatlantic Routes in any rolling twelve-month period.
    USX Flying

      The Company shall only permit the UA Code to be used on the following USX Carrier flights:

        any flights to or from PIT, PHL or CLT provided that any such flights that stop at DEN, LAX, SFO,ORD or IAD shall be point-to-point flights from PIT, PHL or CLT and shall not be operated on jet aircraft with a maximum certificated seating capacity in excess of 70 seats;

        flights to or from BOS or MIA provided that such flights may not be operated on jet aircraft with a maximum certificated seating capacity in excess of 70 seats, and none of such flights stop at IAD, ORD, DEN, SFO or LAX;

        flights to or from LGA, EWR and JFK (collectively, "NYC") provided that (x) such flights may not be operated on jet aircraft operated with a maximum certificated seating capacity in excess of 70 seats, and no such flights stop at IAD, ORD, DEN, SFO or LAX, and (y) the Company shall not permit the number of ASMs operated by US Airways and USX Carriers to or from NYC under the UA Code to exceed 28.1% of the ASMs operated by the Company to or from NYC; and

        flights to or from DCA and BWI provided that (x) such flights may not be operated on jet aircraft operated with a maximum certificated seating capacity in excess of 70 seats, and no such flights stop at IAD, ORD, DEN, SFO or LAX, and (y) the Company shall not permit the number of ASMs operated by US Airways and USX Carriers to or from IAD, DCA and BWI (collectively "WAS") under the UA Code to exceed 21.1% of the ASMs operated by the Company to or from WAS.
      The Company shall hold each USX Carrier that operates flights under the UA Code to the same safety, operational performance and passenger service standards imposed on United Express carriers (including the annual safety audits of such USX Carriers performed by the Company).
    Reciprocal Code Share Arrangements

      The Company shall make commercially reasonable efforts to place the US Code on all of the ASMs operated by the Company within twelve (12) months of the effective date of this Letter of Agreement (the "Phase-In Period"), except to the extent the Company (i) fails to receive required government approval for code sharing on flights despite its best and continuing efforts to obtain such approval; or (ii) is prohibited by the collective bargaining agreement(s) between the Company, US Airways and/or USX Carriers and any of their unions in effect as of the effective date of this Letter of Agreement and (iii) the airport facility, airport authority, or other physical restrictions on airport locations make such implementation impossible or unreasonably expensive in relation to the benefit of the code share at such location.

      If, after the conclusion of the Phase-In Period, the Company fails to place the US Code on 100% (minus the exclusions provided for in paragraph 6.a above) of the Company ASMs, in any scheduling month, then, for the next scheduling month, the Company shall limit the number of US Airways ASMs operated with the UA Code to a percentage of US Airways ASMs calculated as 105% minus [100% *(A-B) / A], where A is the number of UA ASMs that should have been operated under the US Code and B is the number of UA ASMs actually operated under the US Code. For example, if the Company was required to operate 16 billion ASMs under the US Code in a given month but only operated 14 billion under the US Code during the month, the Company would be required to limit the UA Code to 92.5% of US Airways ASMs -[105% minus (100%*(16-14)/16]. For the purposes of all calculations in this paragraph, all ASMs for both carriers will be net of exclusions in paragraph 6.a. above.
    Block Space Arrangements The Company will not enter into any block space arrangements (i.e., the advance purchase or reservation of blocks of seats on other carriers for resale by the Company) with US Airways or any USX Carrier.

    Pro Rate Arrangements The Company shall not engage in any form of revenue sharing, profit sharing, margin sharing, or fee-for-departure arrangements with US Airways or USX Carriers for passengers carried on US Airways or USX Carrier flights other than the form of standard interline remuneration arrangements described in the Code Share Agreements in Schedule 2 to this Letter of Agreement. In addition, without the prior written consent of the Association, the Company shall not adopt any amendment or revision to the Code Share Agreements or any other agreement with US Airways that materially changes the proration of interline revenue between the Company and US Airways under the Code Share Agreements in a way that provides economic benefits to the Company from passengers carried on flights operated by US Airways or USX Carriers under the UA Code.
    Equity Arrangements The Company and its Affiliates (as defined in Section 1-K of the Pilot Agreement) will not purchase or acquire any equity securities, debt securities or other capital securities of US Airways or any Affiliate of US Airways (other than the receipt of securities of US Airways or any Affiliate of US Airways in settlement of bona fide bankruptcy claims (excluding any purchased claims) of the Company or any Affiliate of the Company).

    Separate Marketing Identity; Transactions The Company may conduct joint marketing efforts with US Airways and USX Carriers in support of the Code Share Agreements (including the use of trade names, promotional materials, logos and marks that reflect the code share) but the Company shall nonetheless maintain a primary, separate operating, corporate and marketing identity (including an independent name, trade name, logo, aircraft livery, trademark, livery and service marks). Neither the Company nor any Company Affiliate shall transfer any of the Company's aircraft (owned, lease or under option), international routes, or international route authorities to US Airways or any Affiliate of US Airways.

    Labor Disputes The Company shall not permit US Airways or any USX Carrier to operate any flight under the UA Code at any time during a lawful strike by the Company's pilots. The Company shall not operate any flight under the US Code during a lawful strike by the pilots of US Airways.

12. Information Sharing The Company shall provide monthly information concerning the Code Share Agreements to the Related Carrier Review Committee under the terms and conditions described in Section 1-K of the Pilot Agreement.

13. Dispute Resolution Disputes under this Letter of Agreement shall be resolved in accordance with Section 1-J of the Pilot Agreement; provided that Company shall be permitted to cure, and shall cure, a breach of Paragraphs 3, 4, 5 and 6 of this Letter of Agreement on the earlier of (i) 30 days after such breach or (ii) the next published schedule change in the Official Airline Guide for which the Company has not yet transmitted its schedule to the OAG.

14. Duration This Letter of Agreement shall become effective upon its execution and shall run concurrently with the Pilot Agreement as described in Section 22-D of the Pilot Agreement (as Section 22-D is itself amended by the 2003 Restructuring Agreement); provided, however, that paragraph 11 of this Letter Agreement (Labor Disputes) shall remain in full force and effect unless and until revised in a future written agreement between the Company and the Association irrespective of whether the Company's pilots are engaged in a lawful primary strike under the Railway Labor Act, and the Company hereby waives any claim, right or privilege to change, breach or disregard paragraph 11 under the Railway Labor Act or otherwise; and

Notwithstanding the foregoing, the Company may elect to terminate this Letter of Agreement if (i) the Company decides to no longer apply the UA Code to flights operated by US Airways and USX Carriers, or (ii) the Code Share Agreements are terminated. If this Letter of Agreement is terminated pursuant to this paragraph, it shall become null and void and shall no longer run concurrently with the Pilot Agreement.

IN WITNESS WHEREOF, the parties have signed this Letter of Agreement this __ day of _________, 2003.

WITNESS: WITNESS:

FOR UNITED AIR LINES, INC.

Peter B. Kain

Vice President - Labor Relations

FOR UAL CORPORATION

Glenn F. Tilton

Chief Executive Officer

FOR THE AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

Duane Woerth, President

Captain Paul R. Whiteford, Chairman

United Master Executive Council

SCHEDULE 1

Air Midwest Airlines, Inc.

Allegheny Airlines, Inc.

CCAIR, Inc.

Chautauqua Airlines, Inc.

Colgan Air, Inc.

Mesa Airlines, Inc.

Mid-Atlantic Airlines, Inc.

Midway Airlines, Inc.

Piedmont Airlines, Inc.

PSA Airlines, Inc.

Republic Airlines, Inc

Shuttle America, Inc.

Trans States Airlines, Inc.

SCHEDULE 2

Code Share and Regulatory Cooperation Agreement
United Mileage Plus and US Airways Carrier Participation Agreement
US Airways Dividend Miles Program and United Air Lines Carrier Participation Agreement
Star Alliance Participation Agreement
Passenger Prorate Agreement
United Air Lines, Inc. and US Airways, Inc. Reciprocal Airport Lounge Agreement

03-07

(Distribution Agreement)

Captain Paul Whiteford, Chairman

UAL-MEC

Air Line Pilots Association, International

6400 Shafer Court, Suite 700 Rosemont IL 60102

Dear Captain Whiteford:

In the discussions leading to the 2003 pilot collective bargaining agreement (the "2003 Agreement"), UAL Corporation ("UAL"), United Airlines, Inc. (the "Company") and the Air Line Pilots Association, International ("ALPA"), hereby agree as follows (the "Distribution Agreement"):

1. UAL, the Company, and ALPA are committed to the principle that the pilot group should receive equity, securities, and/or other consideration under a plan of reorganization in an amount that fairly reflects the value of the pilot contribution to the reorganization of UAL and the Company.

2. In consideration for the pilot contributions given in connection with the consensual Section 1113 Restructuring Agreement reached between UAL, the Company, and ALPA effective May 1, 2003 (the "2003 Restructuring Agreement"), which modifies the parties' 2000 collective bargaining agreement ("2000 Agreement") and resolves numerous union grievances concerning the administration of the 2000 Agreement, any plan of reorganization proposed or supported by UAL and the Company as proposed and/or amended from time to time (the "Plan"), shall provide that, upon the effective date of such Plan, the pilot group will receive a percentage distribution of the equity, securities and/or other consideration provided to general unsecured creditors under the Plan (the "Distribution") calculated by the following formula:

A/(A+B), where:

A is the dollar value of 30 months of average cost reductions under the 2003 Restructuring Agreement as reasonably measured under the March 6, 2003, Labor Model 1.1a (the "ALPA Amount"); and

B is the total amount of all other allowed prepetition general unsecured claims against the Debtors (UAL and its 27 debtor subsidiaries).

3. In addition, any Plan proposed or supported by UAL and/or the Company will provide the pilot group with at least 43.5% (subject to review of the pilot portion of the total agreed-upon labor cost savings from the 2003 Restructuring Agreement through April 30, 2009) of the common equity, securities and/or other consideration provided to all Company employees under the Plan in connection with employee cost reductions (the "Allocation").

4. If, for any reason, a confirmed plan of reorganization in UAL or the Company's Chapter 11 cases does not provide for both the Distribution and the Allocation, then ALPA on behalf of the United pilots will be entitled to a stipulated and allowed nonpriority prepetition general unsecured claim equal to 110% of the ALPA Amount (the "Alternative Distribution"). This Distribution Agreement in no way converts any such claim into an administrative claim or any other claim with priority superior to a prepetition general unsecured claim. ALPA agrees that it will neither assert, support, nor solicit any assertion in any proceeding before the Bankruptcy Court or any other tribunal that any claims allegedly arising from this Distribution Agreement constitute administrative claims (or any other claims with priority superior to a prepetition general unsecured claim) under Sections 503, 507 or any other Section of the Bankruptcy Code.

5. Prior to the effective date of the Plan, ALPA will provide the Company with a reasonable allocation of the Distribution or the Alternative Distribution as applicable (which allocation will distribute all of the Distribution or the Alternative Distribution to the United pilots.

6. The equities, securities and other consideration provided for, received and to be received under this Distribution Agreement and the other consideration provided for, received and to be received under this Restructuring Agreement, will be the sole and exclusive remedy for ALPA for a claim arising under the bankruptcy code with respect to the modifications made to the 2000 pilot agreement by this Restructuring Agreement.

IN WITNESS WHEREOF, the parties have signed this Letter of Agreement this __ day of _________, 2003.

WITNESS: WITNESS:

FOR UNITED AIR LINES, INC.

Peter B. Kain

Vice President - Labor Relations

FOR UAL CORPORATION

Glenn F. Tilton

Chief Executive Officer

FOR THE AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

Duane Woerth, President

Captain Paul R. Whiteford, Chairman

United Master Executive Council

03-08

(Reorganization Letter)

Captain Paul Whiteford, Chairman

UAL-MEC Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Captain Whiteford:

In the discussions leading to the 2003 pilot collective bargaining agreement (the "2003 Agreement"), United Airlines, Inc., UAL Corp., and the Air Line Pilots Association, International, agreed to the following treatment of one aspect of the bankruptcy proceedings of UAL Corp. and United Airlines (the "Bankruptcy Proceedings") under Section 1 of the 2003 Agreement. Unless otherwise defined in this letter, the capitalized terms in this letter are defined in Section 1-K of the 2003 Agreement.

1. Pursuant to this Letter, the definition of Affiliate for purposes of Section 1 of the 2003 Agreement shall not include an Entity (a) that pursuant to a transaction approved in the Company's bankruptcy case currently pending in the United States Bankruptcy Court for the Northern District of Illinois (Case No. 02-B-48191) (including without limitation pursuant to a plan of reorganization or transaction pursuant to Section 363 of the Bankruptcy Code), obtains Control (or the right to obtain Control) in the Company or the reorganized Company; (b) is the Company's only realistic and viable investor in order to emerge from bankruptcy; and (c) would otherwise be an Affiliate under the terms of Section 1-K because it is an airline or has an airline Affiliate (the "Bankruptcy Investor").

2. This exception to the definition of Affiliate shall not apply if the Bankruptcy Investor is or becomes a Successor as defined in paragraph 1-D-1 of the 2003 Agreement.

3. If the Company's and the Bankruptcy Investor's airline operations are merged, the Company and the Bankruptcy Investor will offer the United Pilots the rights specified in paragraphs 1-D-3 and 1-D-5 of the 2003 Agreement.

IN WITNESS WHEREOF, the parties have signed this Letter of Agreement this __ day of _________, 2003.

WITNESS: WITNESS:

FOR UNITED AIR LINES, INC.

Peter B. Kain

Vice President - Labor Relations

FOR UAL CORPORATION

Glenn F. Tilton

Chief Executive Officer

FOR THE AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

Duane Woerth, President

Captain Paul R. Whiteford, Chairman

United Master Executive Council

03-09

(Preferential Bidding System)

LETTER OF AGREEMENT

between

UNITED AIRLINES, INC.

and

THE AIR LINE PILOTS

In the service of

UNITED AIRLIENS, INC.

As represented by

THE AIR LINE PILOTS ASSOCIATION,

INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between UNITED AIR LINES, INC. (hereinafter referred to as the "Company") and the AIR LINE PILOTS in the service of UNITED AIR LINES, INC. as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter referred to as "ALPA" or the "Association").

WITNESSETH:

The Company and ALPA agree to a Preferential Bidding System (PBS) under the following conditions:

1. The Company will use the AD OPT or a similar mutually agreed upon product. The Company will not make any changes to this system unless mutually agreed upon.

2. Upon implementation of the PBS Section 11-E-2-c will be modified to provide that the notice period for involuntary vacations will be reduced from 45 days to 30 days, provided further that such notice will be given prior to after schedule preferencing for the month in which the vacation falls.

3. The Detailed Requirements Document (DRD) previously used for the United Shuttle will be the basis for the new product with the following modifications:

a. The value of all absences other than sick leave will be paid at 2.8 hours per day before monthly preferencing and actual value after monthly preferencing.

b. The weekend off patterns specified in Section 5-G-1-e-(1), will be restricted so the number of reserves required for each day of the bid month will not exceed 80% during line construction.

c. Edited to remove references to the united Shuttle and make consistent with other provisions of the contract.

4. A Joint Implementation Team (JIT) consisting of representatives from ALPA, the Company and the vendor will be created. This team will determine what changes need to be made to the DRD including (but not limited to) what additional criteria need to be added to the system for preferencing. It is anticipated this team will meet as needed during the implementation period. After implementation is complete the team will meet on an as needed basis to review the system.

5. Training and Implementation of the PBS will be consistent with the following:

a. Consistent with a "Train the Trainer" approach, pilots on the SSC and pilots in the domicile will be trained to train other pilots on the system. In addition, the SSC and the JIT will attend the planner's training. When training and meetings are held, trip drops, if necessary, will be on a displacement basis.

b. The JIT will determine the appropriate level of training required. Training may be accomplished at the pilot's domicile or DENTK. Self-study will be available at the pilot's option. Pilots will receive one vacation day credit provided the training occurs on a day off and is accomplished at a domicile or DENTK.

c. Parallel testing of the system will occur before implementation. The JIT will monitor the progress of this parallel testing and to determine if additional testing is needed prior to implementation.

d. Trained instructors will be available in each domicile during the testing period to facilitate the phase in period of the PBS. In addition, the Company will establish a mechanism for handling pilot questions.

e. Consistent with the needs of the Company phase in of the PBS will be on a seat, fleet and domicile basis.

f. The parties agree that the above provisions will not unnecessarily delay the implementation of the PBS.

6. This Agreement will become effective May 1, 2003 and will remain in full force and effect concurrent with the duration of the Basic Agreement this day of 2003.

WITNESS: FOR UNITED AIRLINES, INC.

Glenn F. Tilton

Chairman, President & CEO

WITNESS: FOR THE AIR LINE PILOTS IN THE SERVICE OF UNITED AIR LINES, INC.

Duane E. Woerth, President

Air Line Pilots Association, International

Paul R. Whiteford

Chairman, UAL-MEC

03-10

(Block Hour Guarantee)

May 1, 2003

Captain Paul R. Whiteford, Chairman

UAL-MEC Air Line Pilots Association

6400 Shafer Court, Suite #700

Rosemont, IL 60018

Dear Paul:

In the negotiations leading to the 2003 Agreement, the parties agreed upon the Company's exit from bankruptcy they would meet to jointly determine the appropriate number of block hours to be applied to Section 1-F-1 Block Hours Guarantee. This determination will be based on the Company's bankruptcy exit plan with a reasonable cushion.

If this accurately reflects our understanding, please sign and return three (3) copies for our files.

Sincerely,

Peter B. Kain

Vice President-Labor Relations

Accepted and agreed to this

day of May 2003

Captain Paul R. Whiteford, Chairman

UAL-MEC Air Line Pilots Association
03-11

(New Equipment Formula Adjustment)

Captain Paul R. Whiteford, Chairman

UAL - MEC

Air Line Pilots Association

6400 Shafer Court, Suite 700

Rosemont, IL 60018

Dear Captain Whiteford:

The parties recognize that the changes agreed to in Section 3 and throughout the 2003 Agreement may have an impact on some of the provisions contained in Letter 00-13 (New Equipment Formula). As such, the parties are committed to meet and negotiate any and all changes to Letter 00-13 which the parties agree are appropriate.

If this accurately reflects our understanding, please sign and return two (2) copies for our files.

Sincerely,

Peter B. Kain

Vice President- Labor Relations

Accepted and agreed to this

_____ day of April, 2003

______________________________

Captain Paul R. Whiteford, Chairman

UAL - MEC Air Line Pilots Association
03-12

(Low Cost Operation)

LETTER OF AGREEMENT

between

UAL Corporation

and

THE AIR LINE PILOTS

in the service of

UNITED AIR LINES, INC.

As represented by

THE AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the Railway Labor Act by and between UAL Corporation ("UAL"), United Air Lines, Inc. ("Company") and the Air Line Pilots Association, International ("ALPA" or the "Association").

This letter memorializes the parties' agreement with respect to aircraft, rates of pay and work rules that permit the Company and UAL to more effectively compete against both low cost carriers and other network carriers. The definitions set forth herein shall be applicable to the basic 2003 Agreement ("2003 Agreement") as well as this Letter of Agreement. Unless provided otherwise, the terms of the 2003 Agreement shall apply.

    Definitions.

a. "Low Cost Operation" or "LCO" means the Company's use of the LCO Fleet and the LCO Fleet Work Rules.
      "LCO Fleet" means current aircraft in, and future deliveries of aircraft to, the B737-300/500 and A319/320 fleets and/or future deliveries of other aircraft types of no greater maximum certificated seating capacity than the maximum certificated seating capacity of the A320. (Wherever pay and work rules are referenced in the 2003 Agreement for the B737-300/500 and A319/320 fleets, such rates and work rules will apply to other aircraft types permitted by this paragraph b).
      "LCO Fleet Pay" means the pay set forth in the 2003 Agreement as applying to the LCO Fleet

d. LCO Fleet Work Rules means work rules that are set forth in the basic 2003 Agreement as applying to the LCO Fleet.

2. The LCO Product Design. Except as provided herein and in the 2003 Agreement, the Company and UAL are unrestricted in their discretion as to how to design and execute an LCO, including how many aircraft within the LCO Fleet to use at any point in time under a separate brand or brands and which markets to serve under that brand or those brands.

3. Use of the Term Low Cost Operation. Low Cost Operation and LCO are terms of the 2003 Agreement and are not intended to restrict in any way, the Company or UAL's ability to brand a low cost product.

4. LCO Flying. Regardless of the Company and UAL's design of the LCO, United Pilots on the United Pilots' seniority list will perform all the flying in or for the LCO under the terms and conditions of the 2003 Agreement.

5. Optional Separate Subsidiary. Should the Company or UAL establish a separate majority-owned subsidiary of the Company or UAL to house the LCO, such subsidiary will remain a majority-owned subsidiary of the Company or UAL, as applicable, for so long as it continues as a corporation. All pilots flying in or for the LCO and all supervisors of such pilots will continue to be solely Company pilots operating under the Company's air carrier certificate. Nothing in this paragraph limits or restricts in any way the Company's or UAL's right in their sole discretion, to establish any other subsidiary at the Company or at UAL except an LCO subsidiary which remains covered by the first two sentences of this paragraph.

6, Air Carrier Certificate. Should the Company or UAL secure a separate air carrier certificate for the subsidiary described in paragraph 5 above, all pilots flying in or for the LCO and all supervisors of such pilots will continue to operate solely as Company employees under the Company's air carrier certificate.

7. Ongoing Cooperation. It is the parties intention to work together to identify and resolve any on-going issues with respect to maintaining the competitiveness of the LCO.

8. Successorship and Transfer Rights. Successorship and transfer rights associated with the LCO shall be governed by Sections1-D and 1-E of the 2003 Agreement.

IN WITNESS WHEREOF, the parties have signed this Letter of Agreement this __ day of _________, 2003.

WITNESS: WITNESS:

FOR UNITED AIR LINES, INC.

Peter B. Kain

Vice President - Labor Relations

FOR UAL CORPORATION

Glenn F. Tilton

Chief Executive Officer

FOR THE AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

Duane Woerth, President

Captain Paul R. Whiteford, Chairman

United Master Executive Council

03-13

(Labor Cost Reduction Fairness)

May 1, 2003

Captain Paul R. Whiteford, Chairman

UAL-MEC Air Line Pilots Association

6400 Shafer Court, Suite #700

Rosemont, IL 60018

Dear Paul:

During the negotiations which led to the 2003 Agreement, the parties agree that if other employee groups do not meet the Company's targets for labor cost savings as specified in the Company's Section 1113(c) motion to the same extent as ALPA (whether by agreement or as a result of 1113(c) terms), then the changes made to the 2000 ALPA United collective bargaining agreement by this Restructuring Agreement will be adjusted to the extent necessary to reduce the pilots' contribution to the same percentage of commitment as the average percentage of commitment of the other employee groups, including salaried and management employees. Further, if the pilots receive a "me too"adjustment under Attachment E and are also entitled to a "fairness" adjustment under the preceding sentence, then the value of the "me too" adjustment shall be credited in the calculation of the "fairness" adjustment.

If this letter accurately reflects our agreement, please sign and return three (3) copies for our files.

Sincerely,

__________________

Pete Kain

Vice-President - Labor

Accepted and agreed to this

_______ day of May 2003.

_____________________________

Captain Paul R. Whiteford, Chairman

UAL-MEC Air Line Pilots Association
03-14

(Aggressive Reserve Pick-up Discussion)

May 1, 2003

Captain Paul R. Whiteford, Chairman

UAL-MEC Air Line Pilots Association

6400 Shafer Court, Suite #700

Rosemont, IL 60018

Dear Paul:

During the negotiations which led to the 2003 Agreement, the parties agreed to meet and discuss modifying the current Aggressive Option for reserve pick up along the lines of the conditional aggressive reserve pick up incorporated in the Economic Recovery Plan II.

If this letter accurately reflects our agreement, please sign and return three (3) copies for our files.

Sincerely,

_____________________

Peter B. Kain

Vice President - Labor

Accepted and agreed to this

______ day of May 2003

_________________________________

Captain Paul R. Whiteford, Chairman

UAL-MEC Air Line Pilots Association

03-15

(Further Events)

May 1, 2003

Captain Paul R. Whiteford, Chairman

UAL-MEC Air Line Pilots Association

6400 Shafer Court, Suite #700

Rosemont, Il 60018

Dear Paul:

During the negotiations which led to the 2003 Agreement, the parties agreed in concept to negotiate under the following principles with respect to any further revisions to the pilot collective bargaining agreement in connection with hostilities in Iraq: (i) any such revision swill take the form of temporary wage rate reductions for all employee and management groups in connection with the Company's attempt to secure government assistance and relaxation of lending covenants and (ii), if ALPA and the Company agree on such revisions, the value of the revisions will be paid to the pilots out of profits subsequent to the Company's emergence from Chapter 11. Specific terms and conditions will be developed in connection with negotiations of such revisions.

If this letter accurately reflects our agreement, please sign and return three (3) copies for our files.

Sincerely,

__________________

Pete Kain

Vice-President - Labor

Accepted and agreed to this

_______day of May 2003

_____________________________

Captain Paul R. Whiteford, Chairman

UAL-MEC Air Line Pilots Association

5-1-03
03-16

Pension and Welfare Benefit Modifications

LETTER OF AGREEMENT

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between UNITED AIR LINES, INC. (hereinafter referred to as the "Company") and the AIR LINE PILOTS in the service of UNITED AIR LINES, INC. as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter referred to as "ALPA" or the "Association")

W I T N E S S E T H:

WHEREAS, the Company and the Association wish to state the Agreement they have reached with respect to the pilots' retirement and welfare benefit programs;

THEREFORE, it is mutually agreed that the following changes will apply to pilots who, on May 1, 2003, are active (including paid leave), receiving Pilot Disability Income benefits, furloughed, on medical leave of absence, on military leave or on other approved leave.

A. General.

1. Effective Date. Unless otherwise specified in this Letter of Agreement, the Effective Date of the modifications set forth in this Letter of Agreement is May 1, 2003.

2. Benefits Remain Unchanged Unless Specified. Unless otherwise specified in this Letter of Agreement, all terms of the retirement and welfare benefit plans applicable to pilots, and their dependents and survivors, and the rights and duties of the Company and ALPA with respect to such plans, as in effect prior to the Effective Date, shall remain in full force and effect on and after the Effective Date.

3. Plan Amendments. The United Airlines Pilot Defined Benefit Pension Plan, the United Airlines Pilot Directed Account Plan, the United Airlines Medical and Dental Plan, the United Airlines Retiree Medical Plan, the Pilot Disability Income Plan, and the retiree life insurance plan will be amended to reflect the modifications provided in this Letter of Agreement.

B. A-Plan Modifications.

The following modifications apply to the United Airlines Pilot Defined Benefit Pension Plan (the "A-Plan"), with respect to both the qualified and nonqualified portions of the A-Plan, effective June 1, 2003:

1. Reduced Multiplier. The multiplier used to determine the accrued benefit under the A-Plan is 1.35%.

2. Cap on Years of Participation. Years of Participation under the A-Plan are capped at 30.

3. Earnings.

. a. Actual Pay Rates. Effective for compensation received in calendar months after May 2003 (after April 2003, for management pilots and pilot instructors), a pilot's Earnings under the A-Plan are based on actual pay rates (not "book rates").

b. Vacation Bank Payoff. Earnings eligible for the A-Plan's special rule regarding vacation bank payoff substitution will be determined at actual rates of pay for pilots who retire on or after May 1, 2003.

c. Annual Performance Incentive Program. Payments made pursuant to the Annual Performance Incentive Program (PIP) will be includable as Earnings under the A-Plan, as follows:

(i) In equal amounts to each month of participation credited to the participant for the calendar year in which such PIP payment is payable (without regard to the any salary deferral election the participant makes with respect to such PIP payment).

(ii) If the participant has no month of participation in such calendar year, the PIP payment will be allocated to a single month of participation which shall be deemed to exist in such calendar year; provided, that such deemed month of participation will not be an additional month of participation for the purpose of determining years of participation and will be used solely for the purposes of determining the participant's earnings period, final average earnings, final earnings period, and final average eligible earnings. In the case of a pilot who has retired and whose benefits from the A-Plan have already started, if crediting of the PIP payment under the preceding sentence and adding such month of earnings at the end of the participant's final average earnings period results in an increase to the pilot's A-Plan benefit, the benefit will be increased prospectively. The pilot will receive a lump sum from the A-Plan to reflect the amount of the increase, if any, for benefits that have already been received; and if the pilot had taken the PLSA as a lump sum, he will receive an additional amount representing the retroactive increase to his PLSA.

4. Protected Benefit. The amount of a participant's accrued benefit under the A-Plan determined on or after June 1, 2003 will never be less than the amount of his accrued benefit determined as of May 31, 2003. As soon as practicable after May 31, 2003, the Company will make available to participants the amount of their protected accrued benefit as of May 31, 2003.

C. Pilots Directed Account Plan Modifications.

The following modifications apply to the United Airlines Pilot Directed Account Plan (the "PDAP"), with respect to both the qualified and nonqualified portions of the PDAP, effective June 1, 2003:

1. Company Contribution. Effective for earnings received on or after June 1, 2003, the Company's contribution to the PDAP is reduced from 11% to 9%.

2. Participant After-Tax Contributions. The Company will resume allowing participants to make after-tax contributions to the PDAP as soon as administratively feasible.

D. Open Enrollment for Medical and Dental Coverage.

The Company will conduct a special Open Enrollment for medical and dental benefits, with participant elections to be effective July 1, 2003. (Such Open Enrollment will not apply to pilots who retired before July 1, 2003, and their dependents and survivors.)

E. Medical Plan Modifications (Pilots Not Retired As of June 30, 2003, and Their Eligible Dependents and Survivors).

1. Election. During the special Open Enrollment to be effective July 1, 2003, and during each Open Enrollment thereafter, a pilot or survivor eligible for medical coverage may make an election, on behalf of himself and his eligible dependents, regarding medical coverage. The pilot or survivor may elect to be covered for medical benefits under either the Medical Preferred Provider Option ("Medical PPO") or an applicable Health Maintenance Organization ("HMO"), or he may elect not to be covered for medical benefits. A pilot or survivor who is eligible to make an election during the Open Enrollment to be effective July 1, 2003, but who fails to make an election, will be deemed to have elected medical coverage for himself and all his eligible dependents as reflected on the Company's Insurance Department benefits records. Such enrollment will be in either the Medical PPO, or if enrolled in an HMO, in the same HMO, if such HMO is still available. If such HMO is not available, coverage will be defaulted to the Medical PPO. A pilot or survivor who first becomes eligible to make an election after the special Open Enrollment to be effective July 1, 2003 (or who again becomes eligible to make an election after returning to active service following a lapse in eligibility), but who fails to make an election, will be deemed to have waived coverage for himself and his eligible dependents. A pilot or survivor who fails to make an election during any succeeding Open Enrollment will be deemed to have elected to continue the election previously in effect.

2. Monthly Contributions Required. A pilot or survivor electing to be covered for medical benefits will be required to make a monthly contribution for such coverage. Required monthly contributions will be governed by the following:

a. The required contribution for each month of coverage under the Medical PPO will be based on a 4-tier structure (1 Adult, 2 Adults, 1 Adult + Child(ren), and 2 Adults + Child(ren)).

b. For July through December 2003, the required contribution for each month of coverage under the Medical PPO is equal to the following:

2003
Coverage Tier	Total Monthly Cost of Coverage	Required Monthly Contribution (20% of Total Monthly Cost)
1 Adult	$252.38	$50.48
2 Adults	$529.99	$106.00
1 Adult + Child(ren)	$479.51	$95.90
2 Adults + Child(ren)	$757.13	$151.43

c. For each calendar year after 2003, the required contribution for each month of coverage under the Medical PPO is equal to 20% of the total projected cost of the Medical PPO for such calendar year, for the coverage tier elected; provided, however, that any increase from one calendar year to the next will not exceed 7% of the prior year's contribution, rounded to the nearest penny. The total projected costs of the Medical PPO for any calendar year will be determined based on data for all Company active employees and pre-Medicare retirees. (Total projected costs of the Medical PPO will be determined in the same manner as for Pre-Medicare retirees, pursuant to Section K.3.d. below.)

d. The contribution for each month of coverage under an HMO is equal to the total monthly cost of the HMO minus the amount of the Company's contribution that would apply for such coverage tier for such month of coverage under the Medical PPO.

3. Medical Benefits.

a. The PPO incentive check is discontinued.

b. Coverage for FAA physicals is discontinued.

c. Right of Reimbursement. The Medical PPO plan will have a right of reimbursement when the plan has paid the expenses of a plan participant and the plan participant later recovers any amount from a third party who is responsible for the illness or injury. The plan's recovery is the first dollar paid in the judgement or settlement and is limited to the amount of the award or the amount paid by the plan, whichever is smaller.

4. Medical PPO Network. In-network providers under the Medical PPO will be the providers in the Claim Administrator's network, which is currently BlueCross BlueShield's Blue Card PPO network. All other providers are considered out-of-network under the Medical PPO.

5. In-Network Benefits under Medical PPO. In-network benefits under the Medical PPO will be governed by the following:

a. Annual deductibles: $250 single/$500 family. There is only one set of deductibles applicable to both in-network and out-of-network expenses. Covered expenses incurred both in-network and out-of-network apply toward meeting the applicable deductible. The family deductible is reached when covered family members have, in the aggregate, paid an amount equal to the family deductible, but in no event may one person satisfy more than the individual deductible amount. The three-month deductible carry-over provision is eliminated. During calendar year 2003, amounts applied toward meeting the deductibles under the Traditional Medical Plan prior to July 1, 2003 will apply toward meeting the deductibles under the Medical PPO on and after July 1, 2003.

b. Co-insurance: After meeting the deductible, 80% of covered expenses is paid by the Medical PPO and 20% is paid by the employee, except as provided in Section E.5.e. below.

c. Annual out-of-pocket limits: $1,500 single, $3,000 family. There is only one set of annual out-of-pocket limits applicable to both in-network and out-of-network expenses. Covered expenses incurred both in-network and out-of-network apply toward meeting the applicable out-of-pocket limit. During calendar year 2003, amounts applied toward meeting the out-of-pocket limits under the Traditional Medical Plan prior to July 1, 2003 will apply toward meeting the out-of-pocket limits under the Medical PPO on and after July 1, 2003.

d. Outpatient mental health and substance abuse treatment:

(i) Co-insurance: 80% of covered expenses is paid by the Medical PPO and 20% is paid by the employee.

(ii) Employee's co-insurance share does not apply toward the out-of-pocket limits.

e. Non-certified hospital confinement.

(i) Co-insurance: 50% of covered expenses is paid by the Medical PPO.

(ii) Employee's co-insurance share does not apply toward the out-of-pocket limits.

f. Pre-Admission Tests, Second and Third Surgical Opinions: Covered the same as any other treatment.

g. Expenses for annual cervical cytology (pelvic exam, pap smear and associated lab and diagnostic services) are subject to satisfaction of the deductible.

h. Expenses for an annual PSA test for men age 50 and over are subject to satisfaction of the deductible.

i. Covered expenses under the Wellness Program are limited as described in Attachment A, titled Wellness Program.

6. Out-of-Network Benefits under Medical PPO. Out-of-network benefits under the Medical PPO will be governed by to the following:

a. Annual deductibles: $250 single/$500 family. (See rules in Section E.5.a. above.)

b. Co-insurance: After meeting the deductible, 60% of covered expenses is paid by the Medical PPO and the remainder is paid by the employee, except as provided in Sections E.6.d. and E.6.f. below.

c. Annual out-of-pocket limits: $1,500 single, $3,000 family. (See rules of Section E.5.c. above.)

d. Outpatient mental health and substance abuse treatment:

(i) Co-insurance: 50% of covered expenses is paid by the Medical PPO and remainder is paid by employee.

(ii) Employee's co-insurance share does not apply toward the out-of-pocket limits.

e. Inpatient mental health and substance abuse treatment: Covered the same as any other illness, except coverage is limited to 30 days per calendar year per person.

f. Non-certified hospital confinement.

(i) Co-insurance: 50% of covered expenses is paid by the Medical PPO and the remainder is paid by the employee.

(ii) Employee's co-insurance share does not apply toward the out-of-pocket limits.

g. Covered Expenses for all services will be limited to the amount determined to be Reasonable and Customary.

h. Pre-Admission Tests, Second and Third Surgical Opinions: Covered the same as any other treatment.

i. Limit on lifetime benefits: $500,000, for covered expenses incurred on or after May 1, 2003.

7. Certain Out-of-Network Expenses Considered as In-Network. Under the Medical PPO, covered expenses incurred out-of-network will be considered and paid as in-network expenses in the following situations:

a. Covered individuals who receive covered treatment will receive in-network benefits for those expenses if, within 30 driving miles of their home (including a temporary residence), there is no in-network specialist or in-network primary care physician or in-network hospital as applicable to the treatment in question.

b. Treatment in the event of an emergency.

c. Treatment received outside the United States.

8. Prescription Drugs under Medical PPO.

a. Expenses for prescriptions drugs filled at retail are , subject to the deductibles and co-insurance applicable to in-network expenses.

b. Mail delivery of prescription drugs is available for maintenance drugs and is mandatory for certain maintenance drugs after prescriptions have been filled three times at retail.

c. Mail delivery prescription drugs are not subject to deductibles or co-insurance, but do require employee co-payments. These employee co-payments do not apply toward the deductible or out-of-pocket limits. For July through December 2003, the employee co-payments for mail delivery prescription drugs are:

$15 for generic medication for up to a 90-day supply, and

$45 for brand name medication for up to a 90-day supply.

For each calendar year after 2003, the employee co-payments will increase annually at the same rate as the total projected cost of the mail delivery prescription drug program increases; provided, however, that any increase in the employee co-payments for any year will not exceed 7% of the prior year's co-payment, rounded to the nearest dollar. The total projected cost of the mail delivery prescription drug program for any calendar year will be determined based on data for all Company active employees and pre-Medicare retirees. The Company will establish a reasonable methodology to determine the total projected cost of the mail delivery prescription drug program and will provide that methodology to ALPA. By September 1, 2003 and September 1 of each year thereafter, the Company will determine the total projected costs for the following calendar year, pursuant to the established methodology, and will provide to ALPA the data upon which such determination is based.

d. The prescription drug program will be subject to strong management to ensure consistency with medical necessity and generally accepted practice. In cases where alternative therapies, dosage changes or similar recommendations are made, the individual's physician will have the right to reject those recommendations made pursuant to the strong management program. Determinations about medical necessity, clinically appropriate use of a drug, and similar determinations are not subject to rejection by the individual's physician, however such physician may avail himself of the appeal process established by Medco Health, or its successor. Such appeal will be reviewed and a decision made within 48 hours of receipt by Medco Health of the appeal.

9. Transition Period under Medical PPO.

a. If an individual is receiving treatment prior to July 1, 2003 from an out-of-network provider, for one of the following, then such treatment provided during the Transition Period (as defined below) will be considered and paid as if provided by an in-network provider under the Medical PPO: pregnancy; surgery scheduled before July 1, 2003 to be performed on or after July 1, 2003 but before December 31, 2003; inpatient treatment in a hospital; dialysis; chemotherapy; treatment as a follow-up to an accident or injury occurring before July 1, 2003; terminal illness; or follow-up to a surgery performed before July 1, 2003.

b. The Transition Period begins July 1, 2003 and ends December 31, 2003, except as provided in Sections E.9.c. and E.9.d. below.

c. The Transition Period for a pregnancy begins July 1, 2003 and continues for the lesser of:

(i) nine months, or

(ii) the period of the pregnancy (to include the period until discharge from the hospital after termination of the pregnancy, and to include the period during which the woman is treated for complications from the pregnancy).

d. The Transition Period for an infant born of a woman whose pregnancy is covered by the Transition Period in Section E.9.c. above continues until the infant is discharged from the hospital.

F. Dental Plan Modifications

1. Election. During the special Open Enrollment to be effective July 1, 2003, and during each Open Enrollment thereafter, a pilot eligible for dental coverage may make an election, on behalf of himself and his eligible dependents, regarding dental coverage. The pilot may elect to be covered for dental benefits under either the Traditional Dental Plan or an applicable Dental Health Maintenance Organization ("DHMO"), or he may elect not to be covered for dental benefits. A pilot who is eligible to make an election during the Open Enrollment to be effective July 1, 2003, but who fails to make an election, will be deemed to have elected dental coverage for himself and all his eligible dependents as reflected on the Company's Insurance Department benefits records. Such enrollment will be in either the Traditional Dental Plan or, if enrolled, in the same DHMO, if such DHMO is still available. If such DHMO is not available, coverage will be defaulted to the Traditional Dental Plan. A pilot who first becomes eligible to make an election after the Open Enrollment to be effective July 1, 2003 (or who again becomes eligible to make an election after returning to active service following a lapse in eligibility), but who fails to make an election, will be deemed to have waived coverage for dental benefits for himself and his eligible dependents. A pilot who fails to make an election during any succeeding Open Enrollment will be deemed to have elected to continue the election previously in effect.

2. Monthly Contributions Required. A pilot or survivor electing to be covered for dental benefits will be required to make a monthly contribution for such coverage. Required monthly contributions will be governed by the following:

a. The required contribution for each month of coverage under the Traditional Dental Plan will be based on a 4-tier structure (1 Adult, 2 Adults, 1 Adult + Child(ren), and 2 Adults + Child(ren)).

b. For July through December 2003, the required contribution for each month of coverage under the Traditional Dental Plan is equal to the following:

2003
Coverage Tier	Total Monthly Cost of Coverage	Required Monthly Contribution (20% Total Monthly Cost)
1 Adult	$33.41	$6.68
2 Adults	$70.15	$14.03
1 Adult + Child(ren)	$73.51	$14.70
2 Adults + Child(ren)	$110.25	$22.05

c. For each calendar year after 2003, the contribution for each month of coverage under the Traditional Dental Plan is equal to 20% of the total projected cost of the Traditional Dental Plan for such calendar year, for the coverage tier elected; provided, however, that any increase from one calendar year to the next will not exceed 7% of the prior year's contribution, rounded to the nearest penny. The total projected costs of the Traditional Dental Plan for any calendar year will be determined based on data for all Company active employees. The Company will establish a reasonable methodology to determine the total projected costs of the Traditional Dental Plan and will provide that methodology to ALPA. By September 1, 2003 and September 1 of each year thereafter, the Company will determine the total projected costs for the following calendar year, pursuant to the established methodology, and will provide to ALPA the data upon which such determination is based.

d. The contribution for each month of coverage under a DHMO is equal to the total monthly cost of the DHMO minus the amount of the Company's contribution that would apply for such coverage tier for such month of coverage under the Traditional Dental Plan.

G. Modifications Applicable to Both Medical and Dental Coverage.

1. Procedure for Paying Required Contributions.

a. For individuals on the Company's payroll, the required contributions for medical and dental coverage will be paid by payroll deduction on a pre-tax basis. Such pre-tax payments are in addition to the amounts, if any, that the employee elects to defer to a Health Care Flexible Spending Account under the Flexible Spending Program.

b. For individuals not on the Company's active payroll (such as pilots on PDI, furlough, military leave or unpaid leave, retirees and survivors) or pilots on the active payroll but are on ANP or otherwise do not have a sufficient paycheck from which take the payroll deduction, the required employee contributions will be paid on an after-tax basis.

2. Maintenance of Benefits. The Medical PPO and the Traditional Dental Plan will apply Maintenance of Benefits for employees with other group coverage rather than Coordination of Benefits.

3. Deadline to Submit Claims. Claims for Covered Expenses must be submitted for payment and received by the Claims Administrator within 12 months from the date the charges are incurred.

4. Eligible Dependent. The definition of eligible Dependents remains unchanged, with the following clarification. To add a new Dependent (including a newborn), delete a Dependent, or to make any other changes involving Dependents, the pilot (or survivor) must notify the Company or its designee within 30 days of the event allowing the change (otherwise, changes regarding Dependents may be made only during an Open Enrollment).

5. Illness Leave of Absence. Medical and Dental coverage will continue for pilots on an unpaid illness leave of absence on the same basis as for active pilots and at the same cost as for active pilots for a period of up to 36 months.

H. Improvements to Other Employees' Medical or Dental Benefits During Term of Agreement.

If, during the term of this Agreement, the Company agrees to improvements (for any employee group (union or non-union)) in the terms, other than employee contributions, of the medical or dental coverage as described in this Letter of Agreement, such improvements will also be provided to active pilots and to pilots retiring on or after July 1, 2003.

I. Survivor Benefits Upon Death of Active Pilot or Pilot on PDI.

If either an active pilot or a pilot on PDI dies after May 1, 2003, with 10 or more years of service, while eligible and enrolled for medical coverage (other than COBRA), the pilot's eligible dependent survivors will receive continued medical benefits. Medical benefits are provided on the same basis as for active employees and at the same cost as for active employees until the survivor is eligible for post-Medicare retiree medical benefits. The eligible dependent survivors of an active pilot or a pilot on PDI with fewer than 10 years of service on the date of his death may continue active medical coverage on the same basis and at the same cost as for active employees through the end of the third calendar month following the pilot's death. The eligible dependent survivors of an active pilot or a pilot on PDI, regardless of the number years of service on the date of his death, may continue active dental coverage on the same basis and at the same cost as for active employees through the end of the third calendar month following the pilot's death. For these purposes, a pilot's "years of service" is equal to the period from the pilot's company seniority date through date of death.

J. Pilot Disability Income Plan.

The Pilot Disability Income ("PDI") Plan remains unchanged except as follows:

1. Duration of PDI Payments. The current definition of disability will apply for the first 72 months of disability, and thereafter the definition will provide that the pilot is eligible if unable to work in any occupation for which the pilot is reasonably qualified by training or education and experience, and which produces an annual income, from an employer whose place of employment is within the local economy of the pilot's residence, no less than 75% of the pilot's pay upon which the disability benefit was based.

2. Offsets. PDI payments are offset by the following:

a. Family Social Security benefit attributable to the pilot's employment.

b. Workers' Compensation income benefits.

c. State disability benefits.

d. Benefits actually received from the A-Plan. In the case of A-Plan benefits, the offset will be the amount of the benefit actually paid in the optional form of benefit elected by the pilot; provided, however, in the case of a pilot who elected distribution of the Partial Lump Sum Amount (PLSA), the offset will be the amount of the benefit that would have actually been paid in the optional form of benefit elected by the pilot, determined as if the pilot had not elected distribution of the PLSA.

e. The amount of the monthly benefit which would be payable from the PDAP if he had elected to receive his benefits from such Plan in the form of a monthly annuity whether or not the pilot elects to receive his PDAP benefits in an annuity form.

3. Grandfather Provision. The modifications to the PDI Plan described above shall not apply to any pilot who, on April 30, 2003, either is receiving PDI benefits or has incurred a disability with respect to which PDI benefits subsequently become payable.

K. Retiree Medical Plan Modifications - Pilots Retiring On or After July 1, 2003.

The following modifications are effective for pilots who retire on or after July 1, 2003, and their dependents and survivors.

1. Eligibility. A pilot (and his dependents and survivors) will be eligible for retiree medical benefits if the pilot, at retirement, meets the following:

a. Age 50 or older with at least 10 years of service, or

      On May 1, 2003 was age 50 or older with at least 5 years of service, and retires from active status, illness leave of absence or from PDI.

For these purposes, a pilot's "years of service" is equal to the period from company seniority date through retirement date (to include the entire period during which the pilot receives PDI benefits).

2. Pre-Medicare Medical Plan Benefits. When first eligible, and during any subsequent Open Enrollment, a retired pilot or survivor may elect from among the same options as are available to active pilots (effective July 1, 2003, the Medical PPO, any available HMO, or no coverage). Coverage will not be offered again once coverage has been waived or has ceased due to nonpayment of the required monthly contribution.

3. Monthly Contribution for Pre-Medicare Coverage. A retired pilot or survivor electing to be covered for Pre-Medicare medical benefits will be required to make a monthly contribution for such coverage. Required monthly contributions will be governed by the following:

a. The required contribution for each month of coverage under the Medical PPO will be based on a 4-tier structure (1 Adult, 2 Adults, 1 Adult + Child(ren), and 2 Adults + Child(ren)).

b. The required contribution for each month of coverage under the Medical PPO is equal to a percentage of the total projected costs of the Medical PPO, based on the pilot's years of service (as defined in Section K.1. above), as follows:

Years of Service	Percentage of Cost
Fewer than 20	80%
20 through 24	60%
25 and over	40%

c. For July through December 2003, the total costs of the Medical PPO (to which the applicable percentage from Section K.3.b. above is applied) are equal to the following:

2003
Coverage Tier	Total Monthly Cost
1 Adult	$252.38
2 Adults	$529.99
1 Adult + Child(ren)	$479.51
2 Adults + Child(ren)	$757.13

d. For each calendar year after 2003, the required contribution for each month of coverage under the Medical PPO is equal to the applicable percentage (from Section K.3.b. above) of the total projected cost of the Medical PPO for such calendar year, for the coverage tier elected. There is no limit on increases to the monthly contribution, although co-payments for mail order drugs are limited as provided for active pilots. The total projected costs of the Medical PPO for any calendar year will be determined based on data for all Company active employees and pre-Medicare retirees. The Company will establish a reasonable methodology to determine the total projected costs of the Medical PPO, which methodology will be consistent with the methodology presently used to determine the projected costs of current retired pilots' Pre-Medicare medical coverage; any changes to that methodology will be subject to ALPA's review and will be approved by ALPA if the changes are reasonable. Provided, however, the Company may, without ALPA's approval, choose to use a look back period of fewer than 60 months, but not less than 24 months once the Company has at least 24 months of experience data for the Medical PPO. By September 1, 2003 and September 1 of each year thereafter, the Company will determine the total projected costs for the following calendar year, pursuant to the established methodology, and will provide to ALPA the data upon which such determination is based.

e. The contribution for each month of coverage under an HMO is equal to the total monthly cost of the HMO minus the amount of the Company's contribution that would apply for such coverage tier for such month of coverage under the Medical PPO.

4. Post-Medicare Retiree Medical Plan Benefits. When first eligible, and during any subsequent Open Enrollment, a retired pilot or survivor may elect from among one or more supplemental plans to Medicare offered by the Company. Coverage will not be offered again once coverage has been waived or has ceased due to nonpayment of the required monthly contribution.

5. Monthly Contribution for Post-Medicare Coverage. Eligible individuals must pay a monthly contribution for the cost of Post-Medicare coverage. The monthly contribution is equal to the total projected cost of such Post-Medicare Plan coverage for the calendar year, per person, minus a Company contribution equal to $90 per month per person covered. The total projected costs of the Post-Medicare options for any calendar year will be determined based on data for all Company Post-Medicare retirees. The Company will establish a reasonable methodology to determine the total projected costs of the Post-Medicare options, which methodology will be consistent with the methodology presently used to determine the projected costs of current retired pilots' Post-Medicare coverage; any changes to that methodology will be subject to ALPA's review and will be approved by ALPA if the changes are reasonable. Provided, however, the Company may, without ALPA's approval, choose to use a look back period of fewer than 60 months, but not less than 24 months once the Company has at least 24 months of experience data for the Post-Medicare coverage plan(s). By September 1, 2003 and September 1 of each year thereafter, the Company will determine the total projected costs for the following calendar year, pursuant to the established methodology, and will provide to ALPA the data upon which such determination is based.

L. Retiree Life Benefits - Pilots Retiring On or After July 1, 2003.

The following modifications are effective for pilots who retire on or after July 1, 2003.

1. Eligibility. A pilot will be eligible for retiree life benefits if the pilot, at retirement, meets the following:

a. Age 50 or older with at least 10 years of service, or

b. On May 1, 2003 was age 50 or older with at least 5 years of service, and

c. retires from active status, illness leave of absence or from PDI.

For these purposes, a pilot's "years of service" is equal to the period from company seniority date through retirement date (to include the entire period during which the pilot receives PDI benefits).

2. Amount of Benefit. Upon the retired pilot's death, the pilot's beneficiary(ies) will be paid $10,000.

IN WITNESS WHEREOF, the parties have signed this Letter of Agreement this --- day of ----, 2003.

WITNESS: /	FOR UNITED AIR LINES, INC. Peter B. Kain Vice President - Labor Relations
FOR UAL CORPORATION Glenn F. Tilton Chairman, President and Chief Executive Officer
WITNESS:	FOR THE AIR LINE PILOTS ASSOCIATION, INTERNATIONAL Duane Woerth, President
Paul Whiteford, Chairman United Master Executive Council

Attachment A to Letter 03-16: Pension and Welfare Benefit Modifications

WELLNESS PROGRAM

Preventive Health Care and Immunization Guide for Children Birth - 18 Years

Preventive Services	Birth to 1 Year	1 thru 4 Years	5 thru 12 Years	13 thru 18 Years
Schedule of Office Preventive Visits	- Within first 2 weeks - 2 months - 4 months - Between 6-9 months	- 15 months - 2 years - Once between 3-4 years	- 5 years - Once between 7-9 years - 12 years	- Once between 13 - 18 years
Components of Preventive Visits

- Physical & medical history
- Height & weight
- Head circumference
- Ocular prophylaxis (typically given at birth)
- Hemoglobin blood test
- Preventive health counseling and education
- Dental health
- Subjective assessment of
vision and hearing
- Developmental screening
- Injury prevention

- Physical & medical history
- Height & weight
- Preventive health Counseling and education
- Dental health
- Vision screen 3-4 years
- Subjective assessment of hearing
- Developmental screening
- Blood pressure
- Injury prevention

			- Physical & medical history - Height & weight - Preventive health counseling and education - Dental health - Vision screen - Hearing screen - Blood pressure - Injury prevention	- Physical & medical history - Height & weight - Preventive health counseling and education - Dental health - Blood pressure - Injury prevention

Preventive Visits for children from birth to age 18 do not include tests and lab work ordered by the physician except for a hemoglobin blood test (CPT Code 85022) for children from birth to age 1 as shown above. The covered expense for Preventive Visits is the Reasonable and Customary charge for the following CPT Codes and includes the components shown above.

Age Birth to 1 99381 or 99391

1 thru 5 99382 or 99392

5 thru 12 99383 or 99393

l2 thru 17 99384 or 99394

18 99385 or 99395

Preventive Health Care and Immunization Guide for Children Birth - 18 Years - continued

Vaccine	Birth	2 months	4 months	6 months	12 months	15 thru 18 months	4 thru 6 years	12 thru 16 years
DtaP (Diphtheria, Tetanus, Acellular Pertussis) CPT Code 90700, 90721, or 90723 (all except 12 to 16)		X	X	X		X	X	Adult Td (Tetanus, Diphtheria) X CPT Code 90718
OPV (Oral Polio Vaccine) CPT Code 90712		X	X	6 to 15 months X			X
Hib (Haemophlus influenza b) CPT Code 90645,90646,90647, or 90648		X	X	X		12 to 15 months X
MMR (Measles, Mumps, Rubella) CPT Code 90707 or 90710						12 to 15 months X		Booster between 11th to 12th year X
Varicella (Chicken Pox) CPT Code 90716						12 to 18 months X		Booster between 11th to 12th year X
HV (Hepatitis B) CPT Code 90740, 90743, or 90744	X	2 to 4 months X		6 to 18 months X				X

Preventive Health Care Guide for Adults

Preventive Services	Ages 19 thru 49	Ages 50 thru 54	Ages 55 and Over
Adult physical examination **	Every 5 years	Every 2 years	1 per calendar year
Blood pressure check CPT Codes 99201 or 99211	Every 2 years	Every 2 years	1 per calendar year
Blood cholesterol (Total and HDL) CPT Code 83715, 83718 or 82465	Every 5 years	Every 2 years	1 per calendar year
Complete Blood Count (CBC) CPT Code 85025	Every 5 years	Every 2 years	1 per calendar year
Chemistry Panel CPT Code 80048	Every 5 years	Every 2 years	1 per calendar year
Hemoccult CPT Code 82270		Every year beginning at age 50	Every year
Flexible sigmoidoscopy or colonoscopy CPT Code 45330 or 45830		Every 5 years beginning at age 50	Every 5 years
Vision Screening CPT Code 99173			Every 1-2 years beginning at age 75
Tetanus-diphtheria (Td)vaccine CPT Code 90471, 90472, or 90718	Every 10 years	Every 10 years	Every 10 years
Influenza vaccine CPT Code 90657, 58, 59 or 60			1 per calendar year
Pneumococcal vaccine CPT Code 90732			Once after age 65
Rubella CPT Code 86762 or 90706	Once in lifetime	Once in lifetime	Once in lifetime

** Adult Physical Exam does not include tests and lab work ordered by the physician unless the test or lab work is specifically listed above. The covered expense for an Adult Physical Exam is the Reasonable and Customary charge for the following CPT Codes and includes the customary services performed by a Physician in an adult physical examination, including but not limited to assessment and history and vision screening.

Ages 18 to 39 99385 or 99395

40 to 64 99386 or 99396

65 plus 99387 or 99397
03-17

(Embraer 170)

Captain Paul R. Whiteford, Chairman

UAL-MEC Air Line Pilots Association

6400 Shafer Court, Suite #700

Rosemont, IL 60018

Dear Paul,

In discussions leading up to the 2003 Agreement, the parties agreed that the Embraer 170, certificated to a maximum seating of seventy-eight (78), with a maximum gross takeoff weight of less than eighty-two thousand one hundred (82,100) pounds would be an exception to definition #22 of Section1 of the 2003 Agreement.  The Company further commits that should one or more of our Feeder Carrier partners select this aircraft for operation, it will not be configured for operation with more than seventy (70) seats.

If this letter accurately reflects our agreement, please sign and return two (2) copies for our file.

                                                                        Sincerely,

                                                                        Peter B. Kain

                                                                        Vice President Labor Relations

Accepted and agreed to the

_____ day of May 2003

______________________

Captain Paul R. Whiteford, Chairman

UAL-MEC Air Line Pilots Association
03-18

(Board of Directors Seat)

May1, 2003

Captain Paul R. Whiteford, Chairman

UAL-MEC Air Line Association

6400 Shafer Court, Suite #700

Rosemont, IL 60018

Dear Paul,

In discussions leading up to the 2003-2009 Agreement, the parties agreed that the ALPA United Airlines Master Executive Council ("UAL-MEC") will be entitled to designate a member (a "Pilot Director") to the UAL Corporation Board of Directors. This letter of agreement confirms that the provisions of Article Fourth, Part VII of the Restated Certificate of Incorporation of UAL Corporation (As Restated on April 16, 2003) (the "Restated Certificate") which provides for a Pilot Director on the UAL Board of Directors satisfy the requirements of the preceding sentence. The parties also agree that any and all provisions of the certificate of incorporation of UAL Corporation immediately following UAL Corporation's exit from Chapter 11 (the "Emergence Certificate") will provide for the right to designate a Pilot Director on the same terms as Article Fourth, Part VII of the Restated Certificate, except that the Emergence Certificate shall provide that an "ALPA Termination Date" shall occur if any ALPA collective bargaining agreement does not provide for the UAL-MEC's appointment of a Pilot Director.

Nothing in this letter shall be construed to limit the UAL-MEC in establishing its own procedures for the designation, removal and replacement of the Pilot Director without the consent of any other party to the extent permitted by law.

This letter of agreement will become effective upon execution and will remain in effect concurrently with the 2003-2009 Agreement.

If this letter accurately reflects our agreement, please sign and return two (2) copies for our file.

Sincerely,

Glenn F. Tilton

Chairman, President and

Chief Executive Officer

UAL Corporation and United Air Lines, Inc.

Accepted and agreed this

_______ day of May 2003

___________________________

Captain Paul R. Whiteford, Chairman

UAL-MEC Air Line Pilots Association

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